                                 Exhibit 10(b)

                     Annual Report to shareholders for 2002


See attachment.

Note: the Annual Report to Shareholders for 2002, consisting of the Management Report and the Financial Statements and Analysis, is furnished to the Securities and Exchange Commission for information only and is not filed except for such specific portions that are expressly incorporated by reference in this report on Form 20-F.

[PICTURE]

The world's entire production of small-signal transistors and power transistors (120 billion pieces) can be contained on one 300 mm semiconductor wafer.

[PICTURE]

In Philips' R&D labs more than 20 inventions are made every day.

[PICTURE]

Philips has developed a technology that makes it possible to 'paint' a display on any carrier.

[PICTURE]

Philips generates more than 10 patents every day.

'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995
This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items (including, but not limited to, cost savings), in particular the outlook paragraph of the 'Report on the performance of the Philips Group' in this 'Management Report' booklet. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, levels of consumer and business spending in major economies, changes in consumer tastes and preferences, changes in law, the performance of the financial markets, pension costs, the levels of marketing and promotional expenditures by Philips and its competitors, raw materials and employee costs, changes in future exchange and interest rates (in particular changes in the euro and the US dollar can materially affect results), changes in tax rates and future business combinations, acquisitions or dispositions and the rate of technological changes.

Market share estimates contained in this report are based on outside sources such as specialized research institutes, industry and dealer panels, etc. in combination with management estimates. Rankings are based on sales unless otherwise stated.

 CONTENTS

 2     Graphs

 3     Financial highlights

 4     Message from the President

10     Profile 2003

22     Lighting

24     Consumer Electronics

26     Domestic Appliances and Personal Care

27     Components

28     Semiconductors

30     Medical Systems

32     Technology & Design

35     Report on the performance of the Philips Group
56     Board of Management
57     Group Management Committee
58     Supervisory Board
59     Supervisory Board Report

       Selected Financial Information
65     Introduction
65     Auditors' Report
65     Accounting policies
66     Condensed statements of income of the Philips Group
67     Condensed balance sheets of the Philips Group
68     Condensed statements of cash flows of the Philips Group
69     Condensed statements of changes in stockholders' equity
       of the Philips Group
70     The Philips Group in the last nine years

72 Shareholder information/Payment of distribution to shareholders/Important dates

This Management Report and the separate booklet entitled 'Financial Statements and Analysis' together comprise the full Annual Report for the year 2002 of Koninklijke Philips Electronics N.V. ('Royal Philips Electronics'). This Management Report comprises a summary of the Operating and Financial Review and Prospects entitled 'Report on the Performance of the Philips Group'. The selected financial information included in this Management Report is derived from the Philips Group's full annual financial statements including notes. The Financial Statements and Analysis booklet also contains additional financial information and further statutory and other information. For a full understanding of the results of the Group and the state of affairs, both booklets should be consulted.

GRAPHS

[SALES]

[GRAPH CHART]

[NET INCOME (LOSS)]

[GRAPH CHART]

[NET DEBT TO GROUP EQUITY]

[GRAPH CHART]

[INCOME (LOSS) FROM OPERATIONS]

[GRAPH CHART]

[CASH FLOWS FROM OPERATING ACTIVITIES]

[GRAPH CHART]

[EMPLOYEES]

[GRAPH CHART]

FINANCIAL HIGHLIGHTS

all amounts in millions of euros unless otherwise stated

                                                           2002         2001
Sales                                                     31,820        32,339

Income (loss) from operations                                420        (1,395)
As a % of sales                                              1.3          (4.3)
As a % of net operating capital (RONA)                       3.2          (9.3)

Net income (loss)                                         (3,206)       (2,475)
Per common share - basic                                   (2.51)        (1.94)
                 - diluted                                 (2.51)        (1.94)

Dividend paid per common share in euros
(related to prior financial year)                           0.36          0.36

Cash flows before financing activities                     1,980        (3,316)

Stockholders' equity                                      13,919        19,160
Per common share                                           10.91         15.04

Net debt:group equity                                      27:73         26:74

Employees                                                170,087       188,643

Excluding special items*:
   Income (loss) from operations                             460          (160)
   As a % of sales                                           1.4          (0.5)
   As a % of net operating capital (RONA)                    3.5          (1.1)

   Net income (loss)                                         208          (779)

Philips has applied US GAAP in its reporting from January 1, 2002 onwards. Previous periods have been restated accordingly.

* Special items relate to income and expenses resulting from business operations, which, because of their nature, are disclosed separately to give a better understanding of the underlying result for the period. Special items include items such as restructuring and impairment charges, acquisition-related charges and gains and losses on the disposal of businesses or participations and real estate. However, the reader should note that net income excluding special items is not a measure of financial performance as defined by US GAAP or Dutch GAAP.

MESSAGE FROM THE PRESIDENT

         Dear shareholder,

         Philips had to contend with a very difficult operating environment in 2002. Nevertheless, we made definite advances in most areas of our business that we can control - by simplifying our organization and driving down costs, improving the quality and cycle time of our operational processes, lowering inventories and reducing debt.

         With sales virtually flat, this has resulted in income from operations of EUR 420 million and a very strong operational cash flow of over EUR
         2.2 billion. Our net income, however, was heavily impacted by non-cash impairment charges of over EUR 3.2 billion that we took in respect of securities (Vivendi Universal) and equity investments (LG.Philips Displays and Atos Origin).

         Looking at our individual businesses, our consumer and professional divisions did particularly well. Domestic Appliances and Personal Care
         (DAP) achieved good growth and record profits, demonstrating innovative marketing and product leadership. We also delivered on our promise to tackle the problems at Consumer Electronics by intensifying our customer and market focus. We are encouraged by the progress that has been made in the United States, where the actions to establish Philips as a premium brand are beginning to show early signs of success, while in Europe we were able to regain the No. 1 position in the industry.

         Despite tough market conditions, Lighting outpaced the competition, maintaining strong margins through continued innovation and customer focus. Medical Systems implemented a demanding integration plan and is well positioned for growth following a number of new product introductions.

         Weaknesses persisted in our Components and Semiconductors divisions, requiring us to take drastic measures. We dissolved Components and repositioned its respective businesses, changing the business model to improve profitability. At Semiconductors, while maintaining the focus on product innovation, we addressed the unaffordably high cost structure with a number of measures, including the planned closure of the Albuquerque facility at the end of 2003.

                                                      [PICTURE OF THE PRESIDENT]

         Our drive for change is based upon a management framework that comprises five key elements - financial strength, portfolio management, organizational effectiveness, customer intimacy and product & technology momentum. I will now review our progress in each of these areas for you.

         FINANCIAL STRENGTH
         To achieve our longer-term objectives we are committed to maintaining a strong balance sheet. In the course of 2002 we reduced our net debt by EUR 1,725 million while maintaining a debt-to-invested-capital ratio of better than 30:70, despite heavy impairment and restructuring charges. Debt reduction will continue to be high on our agenda for 2003 as we value the access we have to the capital markets and will do everything within our power to safeguard it.

         PORTFOLIO MANAGEMENT
         In 2002 we made significant progress in bringing our portfolio in line with our ambitions, in terms of market share, profitability and growth potential.

         We are well on track with our divestment program. Of the low-growth low-return businesses earmarked by us, 16 have been divested. In 2002 we also carried out a comprehensive review of our Components division. This led to the dissolution of the division and a restructuring program to bring Philips Optical Storage back to profitability. The new organizational structure, which became effective on January 1, 2003, will streamline innovation and create more value through alignment of related businesses previously grouped in different divisions.

         At Semiconductors, despite very difficult market conditions, we have continued to invest in innovation and R&D to drive future growth, and in 2002 we made a few add-on acquisitions to strengthen our product portfolio. We also concluded a landmark partnership with STMicroelectronics, Motorola and TSMC to develop 300 mm technology through a joint venture in Crolles (France).

         We strengthened our patent and licensing position in the field of Digital Rights Management (DRM) by acquiring Intertrust together with Sony and other investors.

         BUILDING A MORE EFFECTIVE ORGANIZATION

         A key element of our drive to create a better, simpler, faster and more cost-effective organization is our program Transforming into One Philips (TOP). It is designed to streamline our business support functions by standardizing processes and introducing a shared way of working in the areas of IT, HRM, Finance and Purchasing.

         In 2002 this approach enabled us to reduce overhead costs by EUR 257 million. We intend to increase our total savings to EUR 1 billion by the end of 2003; this figure will include the post-merger integration savings at Medical Systems and the savings delivered by other initiatives to reduce indirect costs.

         TOP is not just a method of cost control. It is our vehicle for fundamental and lasting change in the way we operate this company - a simpler organization, with greater transparency and clearly defined accountabilities. The move to shared services means that the businesses will be able to focus on the real value drivers - technology, design and marketing - which will enhance our ability to innovate. With the successful implementation of TOP, we will have a `plug and play' support infrastructure, allowing new businesses to be launched quickly and easily.

         CUSTOMER INTIMACY AND PRODUCT & TECHNOLOGY MOMENTUM - THE DRIVERS OF GROWTH

         We made good progress in making our organization leaner and more agile. However, that is not enough. Real business successes come from getting close to our customers and understanding what they want. Here too we can report a number of successes in 2002.

         In March we signed a 5-year USD 5 billion global strategic alliance with Dell, making us a preferred partner for the supply of computer peripherals to Dell.

                                                             [PICTURE] [PICTURE]

         In May our Lighting division won an exclusive 5-year contract for the supply of lamps to Home Depot, the world's largest home-improvement retailer. We were able to capture this deal - which has made Philips the only branded light bulb supplier to Home Depot - by demonstrating an understanding of both Home Depot's requirements and the needs of the consumer.

         Our focus on customer requirements also resulted in a series of important technological design wins in 2002: many of the world's top electronics brands are now using Philips Semiconductors' Nexperia platform, and our Mobile Display Systems business realized major color-screen design wins for handsets produced by some of the world's leading mobile phone manufacturers.

         In September we launched, together with Nike, a range of stunning portable sports audio products, underscoring how the impact of customer-focused technology can be maximized through co-branding and co-marketing.

         The launch of the new Sonicare toothbrush, our fastest-growing product, provides a further illustration of what can be achieved by combining customer insight and product and technology innovation.

         The successful introduction of the DVD+RW and the PixelPlus TV range shows that we understand what customers value, and that such an understanding can lead to strong market share gains.

         THE WAY FORWARD - ONE COMPANY, ONE BRAND, ONE CULTURE
         In 2002 we devoted considerable energy to establishing our vision of who we are and where we're going. Besides the portfolio adjustments and cost-base reductions outlined above, this involved strengthening the Philips brand and taking tougher steps to create a single, unified company.

         Early in the year, we identified our mission as being to enhance the quality of life for all our customers by providing them with meaningful technological innovations at the right time. In the deepest sense, we see our business as technology for people. In doing so, we are focusing on the application areas of lighting, entertainment, communication, personal care and healthcare, leveraging our core competencies in digital technologies, specifically displays, optical storage, wireless connectivity and digital video.

         And in 'ambient intelligence'- the application of interconnected, anticipatory and responsive technologies distributed throughout the home, the workplace, etc. - we saw the context for an effective, meaningful convergence of these technologies and at the same time the driving force for Philips as one company.

         Working together for a common goal is also a question of personal commitment. That's why we are placing strong emphasis on our company values: Delight customers, Deliver on commitments, Develop people and Depend on each other. 'Living' these values will form a significant part of employee performance appraisals in our new People Performance Management system. This has already been applied in the appraisal process for the top 1,000 managers within the Company and is now being cascaded down, so that the system is fully embedded in the organization by the end of 2003.

         LOOKING AHEAD

         In all these ways, we are moving to establish the basis for long-term margin expansion and growth - work that will continue in 2003.

         Given the uncertain outlook for the economy we are directing our efforts primarily towards cash flow generation and economic profit.

         For the year 2003 our agenda is to:

-        complete the TOP program

-        achieve the cost-saving target of EUR 1 billion

- restore Semiconductors to profitability by lowering the break-even point

- bring Consumer Electronics in the USA to full profitability from the fourth quarter onward

-        move Medical Systems forward to achieve 14% EBITA in 2004

-        make Philips a truly market-driven company.

         Consistent with our Long-Term Incentive Plan, we are targeting, with these initiatives, a Total Shareholder Return (TSR) that is in the top quintile of our defined peer group of 24 companies.

         In conclusion, I would like to thank you, our shareholders, for the confidence you have continued to show in the Company. I would also like to express my thanks to all our employees throughout the world for their efforts over the past year. Also on behalf of my colleagues on the Board of Management, I can assure you that we are committed to delivering solid financial performance and continued product and market leadership in the years to come.

         /s/ Gerard Kleisterlee
         -----------------------
         Gerard Kleisterlee, President

[PICTURE]

[PICTURE]

LIGHTING

-        Lamps

-        Luminaires

-        Lighting Electronics

-        Automotive & Special Lighting

[PICTURE]

CONSUMER ELECTRONICS

-        CE (TV, audio, VCR, DVD, monitors,
         GSM, set-top boxes, remote control systems, etc.)

-        Licenses

[PICTURE]

DOMESTIC APPLIANCES AND PERSONAL CARE

-        Shaving & Beauty

-        Oral Healthcare

-        Food & Beverage

-        Home Environment Care

[PICTURE]

We want to be perceived as an innovative company that truly enhances the quality of life - a company that conducts business in a responsible and sustainable manner, with delighted customers, motivated employees and satisfied shareholders.

 For over 100 years, since its founding as a manufacturer of incandescent lamps and other electrical products in 1891, Philips has been leading the way, setting new standards and pushing technology to new heights. Throughout the 20th century Philips continued to improve people's lives with pioneering innovations, e.g. in the fields of television, medical X-ray, transistors, integrated circuits and optical technology. And today, in the digital era, we are committed to building upon this heritage to make things better for people all over the world.

 Few companies touch as many lives, in as many different ways, as we do. True to our heritage, we will use our understanding of how people experience technology to provide them with innovations that enrich their lives at home, at work and on the move. Driven on by a shared understanding of the Philips brand and what it stands for, we will harness the passion and capability for innovation across the company by empowering our employees, encouraging cooperation and fostering value-adding relationships with our suppliers.

 In 2002 we embarked a comprehensive change program - TOP, Transforming into One Philips - with the aim of building a better, simpler, faster and more cost-effective organization. A company of many parts acting as one. TOP is all about designing and implementing new ways of working together and sharing resources, e.g. by standardizing many services (IT, Purchasing, HRM, Finance). Besides the obvious financial benefits that this delivers, it allows business managements to concentrate their energies fully on the real value drivers - innovation, technology, design, marketing - and to foster the spirit of collaboration required to unlock the full potential of the Philips brand.

[PICTURE]

SEMICONDUCTORS

-        MultiMarket Semiconductors

-        Digital Consumer Systems

-        Display Solutions

-        Mainstream Consumer Systems

-        Mobile Communications

-        Networking

-        Identification

-        Mobile Display Systems

[PICTURE]

MEDICAL SYSTEMS

-        X-ray Equipment

-        Computed Tomography

-        Magnetic Resonance

-        Ultrasound

-        Nuclear Medicine

-        Imaging IT

-        Cardiac and Monitoring Systems

[PICTURE]

TECHNOLOGY & DESIGN

-        Philips Research

-        Intellectual Property & Standards

-        Centre for Industrial Technology

-        Philips Design

-        Corporate Investments

-        Optical Storage

[PICTURE]

As we turn to face the challenges that lie ahead, it is also important to celebrate the successes we achieved in 2002.

[PICTURE]

MILESTONE CONTRACT
In 2002 Philips Lighting secured the biggest deal in its history: a long-term contract to be the exclusive supplier of branded lighting products to the US-based company Home Depot, the world's leading home-improvement retailer. This alliance illustrates how Philips Lighting's focus on marketing, innovation and delivery reliability is creating new opportunities with its leading global customers.

RECOGNITION FOR SUSTAINED CONTRIBUTION
Further underlining our achievements in the TV domain, Philips received the prestigious Technological/Engineering Emmy Award for its 'lifelong contribution' to the development and commercialization of widescreen television.

EXCELLENCE IN DESIGN
In 2002 Philips Design received no fewer than 45 prestigious international awards, from, among others, iF (International Forum Design), the American CES 2002, the Hong Kong Designers Association and the Singapore Designers Association.

NEXPERIA
Philips Semiconductors' Nexperia Multimedia Solutions provide reconfigurable and re-usable solutions for full digital television. Indeed, three of the world's top five TV makers use Nexperia solutions in their digital TV products. Furthermore, over 70% of the world's DVD+RW recorders made in 2002 contained a Philips Nexperia solution.

TOP RATINGS
In October 2002, market outlook reports issued by MD Buyline, an independent healthcare research company, gave top standings to our Medical Systems division. Setting an unprecedented record, Philips received the highest ratings in 15 out of 26 categories among eight medical technology companies, ranking number one in every modality that it offers. In December 2002, Medical Systems grabbed top honors for `overall service performance' in eight different categories in IMV Limited's annual Service Track Imaging survey, the first company ever to do so for such a wide array of medical technology disciplines.

EXCELLENCE IN CUSTOMER SERVICE
Philips Advance, our Lighting Electronics business in North America, has been recognized as Supplier of the Year by three of North America's leading electrical distributor partners. Grainger, the leading supplier of maintenance, repair and operating products, presented Advance with their prestigious CFQ1 Award in July, as well as their elite Supplier of the Year award. In September, Advance was presented with the 2001-2002 Supplier of the Year award by Affiliated Distributors, the largest network of independent electrical and industrial product distributors in North America. Then in October, it was recognized as Supplier of the Year by IMARK, North America's second-largest consortium of electrical distributors.

SETTING THE STANDARD
With its proprietary PixelPlus technology Philips has set a new industry standard in TV picture quality. Impressive image-processing improvements have been achieved, bringing incredible sharpness, detail and depth to the TV picture. In recognition of this, the European Imaging and Sound Association
(EISA) named our PixelPlus TV set 32PW9527 European Television of the Year 2002-2003. Our DVD Recorder DVDR890 also won an EISA Award.

[PICTURE]

[PICTURE]

HOMELAB
In April 2002, Philips opened the HomeLab, a fully functional home built to help Philips researchers to better understand people's need for and use of technology, and to test Ambient Intelligence prototypes - interconnected, anticipatory and responsive technologies that make home/work life more convenient, efficient and enjoyable.

[PICTURE]

People interact with technology practically every second, often without even realizing. By appreciating how these interactions take place, we can enhance our customers' experience of them.

[PICTURE]

iPRONTO - REDESIGNING CONTROL OF THE DIGITAL HOME
Enabling users to control home theater components, lighting, home networks, climate control and other IR/RF/Ethernet applications, the iPronto is set to revolutionize the connected digital home. Featuring a high-resolution LCD touch-screen, a customizable user interface and exterior hard buttons, the iPronto allows consumers to control their entire home at the touch of a button from anywhere in the building. Its upgradability allows users to personalize the interface with their own designs, icons down-loaded from the Internet, etc.

[PICTURE]

VITAL TECHNOLOGY
In 2002 Philips received FDA clearance for its HeartStart Home Defibrillator for the treatment of sudden cardiac arrest. Published studies show that over 70% of arrests happen in the home and the majority of those are witnessed. The HeartStart - recognized as a Best Product of 2002 by Business Week/USA Today - offers unrivaled ease of use for in-home responders with a range of abilities, a potentially significant gap in time between device training and first use, and a possibly stress-compounding emotional connection to the victim.

[PICTURE]

Our brand - the result of more than 100 years' investment in research and design, in technology, creativity and marketing - is what defines Philips as a company.

[PICTURE]

[PICTURE]

WHO WE ARE
The year 2002 saw the completion and roll-out of our Brand Foundation, the culmination of a long and exhaustive process of defining exactly what the Philips brand stands for, thus revitalizing our brand focus. To ensure a consistent, shared understanding of this brand focus, we disseminated the Philips Brand Book throughout the company. Besides articulating the underlying ethos of the Brand Foundation, the Brand Book also provides guidelines to be followed when giving expression to the Philips brand, for instance via sponsorship.

[PICTURE]

HEART FOR SPORTS
The Philips brand is reaching out to new audiences in a broad range of settings. For example under the Heart for Sports program, student athletes can undergo free heart screening by doctors using a Philips OptiGo hand-carried ultrasound system. Advance detection of potential problems helps to give every sports event a happy ending.

[PICTURE]

LIVING TECHNOLOGY
The 'living technology' advertising campaign for Philips' semiconductor solutions is based on the premise that Philips improves the lives of consumers through the deployment of technology. Technology that is constantly evolving and growing with the needs of those consumers. The 'living technology' advertisements hold out the promise that the flexibility, innovation, future-proofness and speed-to-market offered by our semiconductor solutions will enable our customers to secure a competitive edge and grow their business.

[PICTURE]

[PICTURE]

WINNING ALLIANCE WITH NIKE
In March 2002 Philips and Nike announced a strategic alliance to merge their athletic and digital technology expertise to develop innovative audio/video sports products that create a richer, more motivating environment for physical activity. Both Nike and Philips bring unique strengths to the venture. The first range of Nike-Philips digital audio products, featuring solid-state MP3, MP3-CD and FM radio, was introduced in September 2002.

[PICTURE]

We have invested aggressively in marketing competence to achieve market leadership in key growth areas, capitalizing on the company's extensive portfolio of innovative technologies and bringing products to the market that capture the consumer's imagination.

[PICTURE]

SUCCESSFUL TURNAROUND
The turnaround of Consumer Electronics' business in the key US market is proceeding with success, thanks to our intensified focus on product innovation and customer intimacy coupled with stronger brand and channel management. In 2002 this approach paid off with 142% sales growth in up-market retailers and 55% year-on-year growth in the branded TV segment. We also secured placement for our DVD Recorder in over 4,000 retail selling floors, both cases reflecting the successful development of Philips as a premium brand.

[PICTURE]

DIE ANOTHER DAY
The new James Bond film Die Another Day featured prominently in the advertising and promotional campaigns for Sensotec, the new Philishave electric shaver with Personal Comfort Control.

[PICTURE]

We are nurturing a spirit of passion and commitment to make change happen.

[PICTURE]

[PICTURE]

WINNING COMBINATION
Liquid Crystal on Silicon (LCoS) technology is an essential element of future display devices, offering sublime picture quality - natural-looking colors and crystal-clear definition - in sleek designs at lower cost. The development of LCoS has been a cross-divisional effort involving Research, UHP Special Lighting, Semiconductors, the LCoS group, Creative Display Solutions and Consumer Electronics. With Philips holding all the basic patents, LCoS is a supreme example of how the businesses can work together to create a complete product, taking advantage of their unique - combined - ability to cover the entire value chain.

[PICTURE]

TEAM BUILDING
Through multicultural, multidisciplinary teams, Philips Medical Systems focuses on serving the needs of its customers worldwide. A host of projects are well under way to integrate the acquired companies into the organization, creating one effective team, facilitating cultural change and sharing best practices.

[PICTURE]

HUMAN EXPERIENCES
In 2002, Philips Design presented the results of a European Commission research project called Multiple Intimate Media Environments (MiME), which was carried out together with Xerox Research Centre and Nottingham University. MiME focuses on the relationship between computer technology and people's experience of their 'intimate media' - the things they use to store items that have personal meaning or value, such as photos, souvenirs and diaries. As computers move into every aspect of personal life, MiME proposes that instead of allowing intimate media to disappear into the computer, artefacts and systems should be designed to promote human experiences around the collection, storage and sharing of intimate media.

LIGHTING

Philips Lighting is No. 1 in the global lighting market. The division consists of four lines of business - Lamps, Luminaires, Lighting Electronics and Automotive & Special Lighting. Across Europe, North America, Latin America and Asia Pacific, Philips Lighting employs some 47,000 people.

Our ambition is to achieve profitable growth in developing markets, in key accounts with leading global customers, in innovative new application segments and in our existing markets. Innovation, marketing excellence and customer service - specifically delivery reliability - are the three cornerstones of our business as it moves forward. Focusing on these areas at the same time as pursuing a policy of continuous improvement and strict control of costs and assets will confirm our leadership position as a pace-setter in the lighting industry.

[PICTURE]

COLORFUL ENHANCEMENT
To enable people to see buildings in all their beauty without disturbing the atmosphere for those inside, Philips Lighting has created LEDline, a new concept to enhance the texture of walls with colored LEDs.

HUMANIZING LIGHTING
At Philips we are constantly asking ourselves how lighting can do more for people in their daily lives. How can it create the right atmosphere at home, in shops, offices, etc? How can it be used to have a positive effect on their moods and feelings? On their productivity? These questions are at the heart of our new consumer communication approach launched in 2002, which involves talking to consumers and developing an understanding of their needs and desires. This dialogue has prompted a shift in accent from selling lighting to selling visual emotion. Such 'humanization' of lighting reinforces the strength of our brand and, for our customers, enhances our value as a partner.

GROUND-BREAKING DEAL
In 2002 we announced the biggest deal in the history of Philips Lighting:a long-term contract to be the exclusive supplier of branded lighting products to Home Depot, the US company that is the world's leading home-improvement retailer. This alliance exemplifies how Philips Lighting's focus on marketing, innovation and delivery reliability is opening up new opportunities with its leading global customers.

ON THE RIGHT ROAD
People expect cars to have ever-higher levels of quality, reliability and design. Philips' HiPerVision car lamps represent a clear response to this trend. HiPerVision lamps last the lifetime of the car, use less energy, are recyclable and small, and offer greater design freedom. That's why major car producers like Mercedes, Audi, Volkswagen and Opel are already using this technology in some of their cars. HiPerVision - a new lighting concept developed by Philips using picture-tube technology to achieve an excellent sealing of the bulb - is ideal on the road when one needs to be seen.

[PICTURE]

DYNAMIC LIGHT AND COLOR
Light-emitting diodes (LEDs) offer enormous potential for existing and new applications requiring dynamics in light level and color. Their small size, long life, instant response, increasingly powerful light output, durability and semiconductor-based nature set them apart from other lamp technologies. The Luxeon V LED has made it possible to create special color effects in shops, offices and the home. Luxeon technology provides a colorwash alternative that combines high light output with long lamp life, energy savings and other benefits of solid-state lighting. Luxeon V generates a record-shattering 120 lumens of light from a single emitter - by far the highest-power LED on the market. Philips Lighting, along with LumiLeds Lighting (our joint venture with Agilent Technologies), is spearheading this development.

THE POWER OF COOPERATION
Virtually every aspect of life is being impacted by computers offering ever-rising performance levels at lower cost thanks to increasingly complex ICs. Further progress in IC technology is heavily dependent on new projection methods to etch the finest details onto silicon. EUV (extreme ultraviolet), a radiation with a wavelength at around 13 nm, is the technology widely expected to revolutionize semiconductor lithography from about 2007.

In this area, collaboration is the key to achieving technological breakthroughs and bringing innovations to market in time. At the cutting edge of projection technology, Philips Lighting is combining its century-long experience in lighting innovation with the expertise of the Fraunhofer Institute in Germany and Philips Research's unique knowledge of light-giving plasma technology. In less than 15 months the output power of the EUV lamp was increased by a factor of nearly 20, and at the end of 2002 the company shipped the first prototype to its major customer and partner, ASML, clearly demonstrating how much can be achieved by working together.

                                                                       [PICTURE]

NATURAL RHYTHM OF DAYLIGHT
Recreating the natural rhythm of daylight can subtly enhance the atmosphere in a shop or office, putting people more at ease. Such dynamic light ambience is reality with Carpe Diem, Philips' spectacular new luminaire concept based on TL5 fluorescent lamps and digital electronic controls.

CONSUMER ELECTRONICS

As a true top-three global player, Philips Consumer Electronics offers products designed to bring consumers the benefits of the latest digital technologies at any time and any place:at home, at work or on the move. The product range encompasses:widescreen and Flat TV; optical disc products including DVD recorders and Super Audio CD; digital television systems and Internet-connected devices including audio systems; other audio products such as portable audio products, mini and micro audio systems; PC peripherals such as PC monitors and DVD+RW data drives; and personal communication products including cellular phones and DECT phones. Philips Consumer Electronics has some 20,000 employees worldwide.

Digital Networks spearheads Philips' involvement in the emerging world of convergent digital content delivery, transforming the way we access television and the Internet at home or on the move. This business is creating the technologies to fulfill the promise of digital broadband via set-top boxes for consumers and end-to-end standards-based software solutions with which content providers and operators can create and deliver digital services.

Building upon Philips' world-leading technology competences in display, storage and connectivity, Philips Consumer Electronics contributes to the Philips brand experience by enhancing consumers' everyday lives through innovative top-class products. Our aim is to be 'the brand people think of first' when it comes to digital entertainment, communication and information. Philips Consumer Electronics plans to achieve this ambition by focusing on the strength of the Philips brand, maintaining category leadership in display, storage and connectivity, managing costs and maximizing asset productivity.

In display, our leadership is based on creating the best picture quality and a natural viewing experience with flat, slim and wide displays. Storage means high-capacity, low-cost, robust storage solutions that allow consumers to easily store and access content, including high-quality video, audio, pictures and data. Connectivity enables the consumer to interact intuitively - anytime, anywhere - with wireless devices.

The pace at which the consumer electronics market is shifting from analog to digital is picking up fast. Digital products currently represent around 30% of the audio/video market and will increase to about 60% in 2005. Our strategy is to pro-actively manage the transition of our product portfolio from analog to digital and to shift even faster than the market. Examples include our outstanding LCD monitors and our range of DVD recorders, which we extended in 2002, bringing DVD recording within the reach of a broader, mass market audience.

[PICTURE]

DIGITAL DELIGHTS
Philips' new LX8000SA DVD/SACD Digital Home Entertainment System has an integrated DVD player and 6-channel digital sound receiver for movie playback with superb digital picture and sound quality. In addition, it also features playback of Super Audio CD discs - the latest evolution of the CD that takes a significant step forward in sound quality.

OPERATIONAL ADVANCES
In 2002 we further improved our operating performance. In our industry we are among the leaders in 'asset-light' performance. We are continuously minimizing the assets needed for our business through optimized supply chain management, an ODM business philosophy and outsourcing. In addition, we continue to optimize our manufacturing base, as evidenced by the divestment of our Contract Manufacturing Services group.

US IMPROVEMENT PROGRAM
A key area of attention is the performance of our US business, and an extensive turnaround program is being deployed. Enhancing our product offering and increasing our visibility in high-tier retail shops are key elements of this program. The new management team also decided to split the Philips brand from Magnavox, with Philips targeting the high-value consumer segments and Magnavox focusing on consumers looking for a value-for-money proposition. Significant steps have already been made in the Flat TV category, where surveys show spontaneous awareness of the Philips brand has gone up considerably. Also, our US field sales force has been expanded and upskilled. And in order to improve our supply chain management, we have outsourced our warehousing and all transportation to US retail customers from cross-border operations in Mexico.

[PICTURE]

THE WORLD IS YOURS
With the introduction of new Internet-enabled products such as the MC-i200 Streamium micro hi-fi system, Philips is opening up an exciting new chapter in home entertainment, offering ultra-convenient access to online content.

THE CONSUMER EXPERIENCE

Consumers are not interested in products as such, but rather in the experiences they deliver. Accordingly, we have adapted our business strategy to the concept of the 'Consumer Experience', comprising three domains - Home Entertainment, Personal Expression and Productivity. The first two are totally consumer-focused, while the third covers a broad range of professional, semi-professional, small-office and business-to-business applications.

HOME ENTERTAINMENT - CUSTOMIZED SOLUTIONS FOR THE HOME
The Home Entertainment experience targets consumers who desire customized and intuitive solutions for their homes, allowing them to enjoy watching and listening to their preferred choice of digital audio and video content. Our solutions offer these consumers the ideal combination of convenience, excitement and design.

[PICTURE]

A WHOLE NEW WAY TO LISTEN
The design and performance innovations of Nike have been combined with the technology and research of Philips to create the first of a new generation of portable audio - FM, CD and MP3 players built specifically for runners and riders. Wearable, skip-free, sport ready.

PERSONAL EXPRESSION - ENJOYING DIGITAL AUDIO/VIDEO ANYWHERE
The Personal Expression experience is based on giving consumers - predominantly young people, who have a natural affinity with today's Internet-centric lifestyle - the freedom to enjoy the digital audio and video content of their choice, wherever they go.

PRODUCTIVITY - MAKING PROFESSIONALS MORE EFFICIENT
The Productivity experience focuses on delivering solutions that enable professionals - at home or at work - to do their jobs more effectively, more efficiently and more enjoyably. These include solutions for capturing information, storing and displaying it and making it easy to access, distribute and use, both for individual viewing and group presentations.

DOMESTIC APPLIANCES AND PERSONAL CARE

Philips Domestic Appliances and Personal Care is engaged in developing, manufacturing and marketing innovative appliances in the fields of male shaving and grooming, oral healthcare, female beauty, food and beverage preparation, garment care and floorcare. The division has just above 8,700 employees.

Philips Domestic Appliances and Personal Care (DAP) holds market leadership positions through its portfolio of power brands in the personal care markets (Philishave worldwide, Norelco and Sonicare in the USA) and a strong Philips brand position in the domestic appliance markets, especially in Europe, Latin America and Asia Pacific.

In 2002 we not only outpaced market growth and posted improved results quarter by quarter, we also achieved an all-time high as a division in terms of sales, profitability and No. 1 and 2 market positions. We continued our efforts to drive down costs through cycle-time reduction, industrial relocation (to low-wage countries and/or to limit currency exposure) and asset/inventory management (diversity reduction). Further efficiencies were realized through headcount reduction (e.g. in our Latin America organization) and streamlining of the back offices in our Male Shaving & Grooming and Oral Healthcare sales organizations in the USA.

[PICTURE]

SONICARE TOOTHBRUSH

INNOVATIVE PARTNERSHIPS, DELIGHTED CUSTOMERS
Marketing is a top priority for DAP, and the division is continuing to strengthen this discipline, for instance through cooperation with major fast-moving consumer goods (FMCG) companies. We are creating unique, branded consumer value propositions by capability line-ups with best-of-breed FMCG companies. In 2002 we continued to build upon our successful co-branding/marketing initiatives, such as our Cool Skin shaver featuring Nivea additives and the Senseo coffee maker, the latter developed in partnership with Sara Lee|DE. Senseo represents a new and breakthrough consumable concept for the traditional coffee segment. The current success and potential of Senseo as a creator of value indicates yet again the importance of real innovations and effective marketing partnerships. Such partnerships enable us to capitalize on our differentiating capabilities (e.g. consumer insights, product design, branding, application know-how, global market presence). In addition, they provide access to new retail channels, industries and geographies. Consequently, we are aligning our business model with the dynamics and economics of FMCG manufacturers and the retail industry.

TECHNOLOGY MAKING THE DIFFERENCE
At DAP we are constantly striving to improve our products through a combined effort in consumer intelligence and technology. New shaving technologies have led to substantial improvements to the core functionality of male shavers and female depilation products. And advanced surface treatments and coatings - for our shavers and irons, for instance - make for a much more pleasant and enjoyable user experience.

Through our acquisition of Optiva Corporation (Sonicare) in 2000, DAP has captured the industrial scale and differentiating sonic technology that will enable it to become an end-game player in the oral healthcare industry. Particularly encouraging results were posted in the USA and the UK in 2002.

[PICTURE]

SENSOTEC
The new Philishave electric shaver with Personal Comfort Control for unsurpassed skin comfort and an extremely close shave was introduced in September 2002.

[PICTURE]

WIN-WIN
The year 2002 saw the next chapter in the success story that is the Senseo coffee maker, the breakthrough concept for the traditional coffee segment that we developed in partnership with Sara Lee|DE. Such co-branding/marketing initiatives enable the partners to capitalize on each other's distinctive capabilities and offer consumers an exciting new proposition.

COMPONENTS

Until year-end 2002 Philips Components was a major provider of integral digital electronic solutions in the areas of displays, optical storage and connectivity. With a global customer base covering the computing, consumer electronics, telecommunications and automotive industries, it produced:modules for optical storage in CD and DVD formats; mobile display systems for use in cellular phones and other handheld devices; wireless connectivity modules; speaker systems, tuners, remote control systems, multimedia projectors and digital display systems (LCD TV, etc. ). In 2002 Philips Components employed some 13,000 persons.

COMPONENTS DIVISION DISSOLVED
As part of our ongoing portfolio management program to strengthen our focus on digital technologies, downscale our involvement in more mature analog businesses and reduce complexity, we carried out a comprehensive review of our Components division in the course of 2002. This review resulted in measures to simplify the structure of our electronics activities and reduce costs, leading to the dissolution of the Components division and a restructuring program to bring Philips Optical Storage back to profitability.

NEW CONFIGURATION
The new configuration, which became effective on January 1, 2003, will streamline innovation and create more value through alignment of related businesses previously grouped in different divisions. Our telecom speaker activity has been combined with Mobile Display Systems and moved to Philips Semiconductors, offering customers a single source for complete and integrated solutions for the telecom and Personal Digital Assistant (PDA) markets. Similarly, certain digital display and audio/video wireless connectivity activities, including the Pronto remote controls group, have moved to Consumer Electronics. Again, this move is designed to reduce organizational complexity and duplication, and maximize synergies both for branded and OEM solutions. A stand-alone activity, New Displays Business Development, has been formed in order to strengthen our focus on new high-growth display opportunities, including the Liquid Crystal on Silicon (LCoS) and PolyLED technologies.

RESTRUCTURING OF OPTICAL STORAGE
For Optical Storage, a comprehensive restructuring program is being carried out to bring the activity back to profitability. The major part of the restructuring will see the PC-related (Data) business line concentrated in Taiwan. The R&D group in Eindhoven will be strengthened to concentrate on pre-development. The concentration of our data activities in Taiwan and our collaboration with BenQ will enhance Philips' focus on DVD+RW development. The turnaround in Data will be accelerated by focusing on the more profitable, high-growth segment of DVD+RW drives. By strengthening its position in DVD+RW applications and new or emerging standards, Philips will remain a leading player in the OEM and aftermarket optical storage industry with a solid basis for sustained profitability.

The consumer and automotive businesses of Philips Optical Storage are profitable and developing according to plan. The consumer line is a leader in the audio/video market and supplies drives for applications including DVD Recorders (based on the DVD+RW standard) and games consoles (Microsoft's Xbox). The Automotive line is a leader in its industry and growing significantly, mainly due to the switch from tapes to CDs and DVDs and the increasing application of navigation systems in cars.

WIRELESS SOLUTIONS MERGER
The wireless connectivity module activities of Components will be transferred to the new joint venture with Accton Technology Corporation of Taiwan, in which Philips will hold a 48% share. This joint venture was announced on January 8, 2003 and the deal is expected to be closed in the second quarter of 2003. The joint venture will provide innovative wireless connectivity (802.11) products for design-in (OEM) to, for example, the consumer electronics, enterprise, PC and mobile phone industries. The new company will address the increasing market requirements for advanced, easy-to-use and cost-effective wireless connectivity solutions based on state-of-the-art technology in Wi-Fi (802.11), Bluetooth(TM) and other industry standards.

As of 2003, the results of Optical Storage, the New Displays Business Development group and the businesses that are transferred to Philips Corporate Investments will be reported under Miscellaneous.

SEMICONDUCTORS
Philips Semiconductors is one of the world's top ten semiconductor manufacturers and a major supplier of innovative silicon solutions for consumer markets. These solutions are designed to grow and evolve as the applications develop. The division's multimarket approach maximizes the application scope for our leading-edge products. Philips Semiconductors has over 31,000 employees and operates in more than 50 countries.

Philips Semiconductors envisions a world in which our lives are enhanced by technology that gives us anytime/anywhere access to information, entertainment and services. Philips Semiconductors' mission is to become the leading provider of semiconductor solutions for connected consumer applications. A cornerstone of the strategy for achieving this goal is to become the partner of choice for leading customers and content and service providers in these markets. 2002 was a very difficult year, with the deepest and longest recession that the semiconductor industry has seen in its fifty-year existence. Our 2002 revenues were down on 2001, but in line with the general market developments. In response to this situation we made significant cost savings during 2002, including announcing the closure of our plant in Albuquerque, New Mexico, USA. However, despite these adverse conditions we made progress on a number of fronts. Our focus on customer intimacy resulted in a series of important design wins, and many of the world's leading electronics brands are now using our Nexperia Multimedia Solutions platform. We continue to invest in innovation to drive growth and to move towards a more flexible cost structure in order to lower the structural break-even point.

[PICTURE]

WINNING CUSTOMERS, WINNING PHILIPS
In 2002 the combination of our cutting-edge platform-based solutions and our focus on leading customers started to take effect, with significant design wins putting us in a good position to capitalize on the long-awaited upturn in the world's electronics market.

NEXPERIA - LIVING TECHNOLOGY
Our Nexperia Multimedia Solutions provide customers with reconfigurable and re-usable solutions for full digital television. Indeed, three of the world's top five TV makers apply our Nexperia solutions in their digital TV products. Over 70% of the world's DVD+RW recorders made in 2002 contained a Philips Nexperia solution. Philips expects that over the next five to seven years a significant proportion of the installed TV base in Europe and the US will be replaced by new integrated digital TVs, and Philips Semiconductors is uniquely positioned to take advantage of this new market. Over 60% of all TVs sold in 2002 contained a Philips Semiconductors product.

In 2002 we strengthened our position in the mobile phone market. By the end of 2003 we expect that one in every ten mobile phones made in the world will have a Philips Nexperia system solution inside. This system solution enables mobile phone makers to bring new mobile phone designs to market quickly. Our system solutions are ready for all the new mobile phone technologies that will come onto the market in 2003 and 2004 (GPRS, G2.5,G3,etc.).

                                                                       [PICTURE]

GETTING CLOSER
Our customer intimacy program has reinforced our relationship with key players in the computing market. We are a leading provider of semiconductors to the major producer of LCD monitors and have won important customer-specific designs for a key printer manufacturer. Our customer-specific products are also used in many PDAs, and Intel has chosen our power management system for their latest motherboard designs.

During 2002, one of the world's leading clothing chains selected our identification chip for incorporation in their garments. At first they will use the chip for tracking throughout their manufacturing and logistics chain, and then as a security device in shops. In the longer term it can also be used as part of their customer relationship management.

TECHNOLOGY BREAKTHROUGHS
Philips continues to develop leading solutions for the wireless and wired connectivity markets. Our acquisition of Systemonic will increase our ability to hold leading positions in the 802.11 standard for wireless connectivity, and we will be the first company to release silicon for the new ZigBee standard. Philips maintained its leadership in Bluetooth(TM) by delivering over 10 million units of low-power, low-cost system solutions targeting voice and data applications. During 2002 we jointly announced with Sony a new standard for secure Near-Field Communication (NFC). Near-Field Communication allows the transfer of any kind of data between NFC-enabled devices such as mobile phones, digital cameras, PDAs and PCs over a distance of up to twenty centimeters. NFC will deliver speeds fast enough to transfer high-quality images in a secure and seamless way. This will enable the development of several new markets, including electronic toys, and easy uploading of music and software from main players to portable machines.

Philips is in the forefront of new technologies for semiconductors. With our partners Motorola and STMicroelectronics, our wafer fab in Crolles, France, will start producing leading-edge 120 nm wafers for a number of new products in 2003. The 90 nm development is proceeding very well, and we expect to commence pilot production by the end of 2003. In January 2003 we demonstrated a world first - functional memory cells in 65 nm technology. These new technologies will lead to lower-power, higher-speed and smaller-area semiconductors, which are needed for the next generation of mobile phones, PDAs and other portable devices.

FRAMEWORK IN PLACE
Philips Semiconductors has winning technologies, in winning products, with winning customers throughout the world. Building upon our advanced silicon processes, design gains and customer intimacy, we are determined to deliver operating profitability by gaining sales and market share and by lowering costs.

MEDICAL SYSTEMS
With approximately 31,000 employees and a presence in more than 100 countries worldwide, Philips Medical Systems holds global No. 1 or 2 positions in most of the markets it serves. The product range includes best-in-class technologies in X-ray, ultrasound, magnetic resonance, computed tomography, nuclear medicine, positron emission tomography, patient monitoring, clinical information management and resuscitation products, as well as a comprehensive range of customer support services.

Advancing its mission to become the industry leader in meeting the changing needs of healthcare providers worldwide, Philips Medical Systems took significant steps in 2002 to strengthen its position in its key markets. This included an accelerated program of product innovations that have reinforced our technology leadership in imaging, patient monitoring and IT. Major steps were also taken to execute the program integrating the division's recently acquired market- and technology-leading companies to form a strong, harmonized market presence and an effective, competitive organization. The result is a significant increase in the reach of the Philips brand to important target audiences, for example with a 50% installed base in US hospitals in the critical care area.

[PICTURE]

HOLDING THE HEART IN YOUR HANDS
The SONOS 7500 Live 3D Echo ultrasound system provides real-time images of the heart and the complex interactions between its valves, chambers and vessels with such clarity and detail that is has been described as similar to "holding the heart in your hands".

[PICTURE]

CONTINUING SERIES OF INNOVATIONS
The pursuit of clinical excellence is the driver behind a continuing series of innovations in imaging technology and clinical information system applications. These enhance both diagnostic capabilities and clinical efficiency. For example, the Intellivue Patient Monitoring System gives physicians instant access to all relevant patient information and diagnostic images at the patient's bedside. Intellivue can help speed up treatment decisions and enhance the quality of care by using web-based technology that provides vital information to clinicians at the moment they need it most.

In the area of cardiac imaging, Philips' latest technology innovation, Live 3D Echo, is revolutionizing echocardiography. Never before have clinicians been able to view three-dimensional ultrasound images of the beating heart in real time. Offering amazing clarity and detail, this powerful new tool enables clinicians to observe complex interactions between valves, chambers and vessels in 3D, as they happen. Live 3D will transform echocardiography by providing more complete information to enhance and speed clinical decision-making.

And in the field of computed tomography, Philips was the first manufacturer to obtain clearance from the US Food & Drug Administration (FDA) for sale of its latest 16-slice CT scanner, the Mx8000 IDT. With its thinner image 'slices', this new scanner allows physicians to see details that have never before been visible, such as narrow arteries or tiny lesions. This capability brings the promise of earlier and more precise diagnosis of a wide range of conditions, including cardiac disease, cancer, stroke and trauma.

                                                                       [PICTURE]

TECHNOLOGY FOR LOWER COSTS AND GREATER EFFECTIVENESS
The commitment to clinical excellence also manifests itself in the drive to enable healthcare providers to reduce their operating costs, while at the same time improving patient treatment and outcomes. This includes applying technology to allow earlier diagnosis, reducing the need for more costly treatment at a later stage, as well as developing ways to make treatment more effective, e.g.through virtual real-time monitoring of the efficacy of medication.

Key to the efficient and effective use of technology is the management of clinical information. In 2002, Philips Medical Systems introduced Vequion, Philips' family of clinical IT products, systems, solutions and services. Among its customer benefits is the provision of a single user interface with the system regardless of location - from the imaging modality exam room to the physician's office or the nurse's station and across all of Philips' imaging modalities. Vequion supports 'smart' applications that can be tailored to individual users or departments, and uses IT standards that connect seamlessly to legacy systems. This translates into less training time, less installation time, faster diagnoses and faster treatment solutions.

PARTNERSHIPS DRIVING PRODUCTS AND SERVICES FORWARD
Partnerships are a key factor in driving product development and enhanced clinical services. In 2002, Philips and Rabobank Group subsidiary De Lage Landen International set up a joint venture to provide financing in the United States for the full range of diagnostic imaging equipment produced by Philips Medical Systems. The new venture, a fully consolidated subsidiary of De Lage Landen (which owns 60%), is called Philips Medical Capital. The joint venture will increase Philips' ability to provide financial services, including asset management, to its customers, further strengthening its overall position in the market.

Philips Medical Systems is also working in partnership with key academic institutions to accelerate the transformation of new scientific discoveries into cutting-edge clinical imaging systems. With Washington University in St. Louis, Missouri, Philips is using so-called 'targeted nanoparticles' that attach to specific parts of the body to detect the very early stage of a disease. For example, using MR, ultrasound or nuclear imaging techniques, the aim is to visualize inflamed arteries that are the cause of a heart attack or stroke. Or to detect cancer at an early stage, when it can be treated using the same nanoparticles that can carry therapeutic drugs or genes directly to the right part of the body.

DEDICATED CUSTOMER FOCUS
At the core of all the division's technological and market developments is the passion and dedication of our employees and their visible commitment to build a single, strong, multidisciplinary Philips Medical Systems team with an overriding focus on serving customers' needs - and ultimately making a difference to people's lives. Illustrating the success of this approach, MD Buyline - an independent US research company that advises healthcare providers on buying and implementation decisions for medical technology - ranked Philips number one in 15 out of 26 product categories.

TECHNOLOGY & Design

Founded in 1914, Philips Research is one of the world's major private research organizations, with main laboratories in the Netherlands, the United
Kingdom, Germany, the United States and China, together employing some 2,500 people.

Philips plays a leading role in shaping the world of digital electronics by bringing meaningful technological innovations to people. Many of these innovations have their roots in the laboratories of Philips Research. Creating value and growth by generating new technologies for the various Philips businesses is the main focus of Philips Research. Drawing upon our deep and broad technology foundation, scientists at Philips Research are constantly striving to break down the barriers between technology and application domains in order to achieve the synergies that will lead to new product concepts and new business.

At Philips Research, scientists from a wide range of disciplines and backgrounds work together, influencing and broadening each other's views, thus enabling the Philips businesses to reap the benefits of diversity, cross-fertilization of ideas and synergy. To give just one example of the diversity of our organizational fabric, more than 50% of all new employees at Philips Research in the Netherlands are recruited from abroad.

[PICTURE]

PAINTING A DISPLAY
In the May 2002 issue of Nature, scientists from Philips Research described the fabrication of liquid-crystal displays (LCDs) by simple coating techniques, comparable to painting. This makes displays cheaper and thinner and provides considerable design freedom. The displays can be made on a wide variety of substrates, including plastic, enabling for example large, paintable displays on walls or flexible displays integrated in clothing.

TINY GIANT
Having invented the Compact Disc, Philips continues to spearhead the efforts to take optical recording forward to increased storage densities, higher recording speeds and new applications. In 2002, Philips demonstrated a prototype of its Small Form Factor Optical (SFFO) Storage solution, which is suitable for portable applications such as notebooks, PDAs, mobile phones and digital cameras. SFFO technology will meet the extra storage demands placed on such devices by audio, video, gaming, imaging and data content. Using blue-laser technology, up to 1 gigabyte of data can be stored on a 3 cm optical disc, more than 1.4 times the storage capacity of a CD-ROM.

FRUITFUL COOPERATION
Almost immediately after the discovery of light-emitting polymers in 1990, Philips Research began investigating the possibility of using these materials in display devices. Encouraging results led to the opening of a pilot factory for polymer organic light-emitting displays (PolyLEDs) by Philips Components in 1998. Since then, Research and the businesses have cooperated closely on the optimization of materials, manufacturing and assembly and on the design of modules and driver ICs. In 2002, Philips became the first supplier to start shipping volume quantities of PolyLED modules. Meanwhile, Research is focusing on technologies for next-generation PolyLED devices, including full-color displays made by inkjet printing.

[PICTURE]

Philips Design is dedicated to creating value by delivering innovative and meaningful solutions that humanize technology. With 450 employees active in 12 locations around the world, Philips Design serves all Philips' businesses and a select portfolio of external customers.

Philips Design's key objectives are to provide best-in-class, sustainable design leadership, to offer competitive services to the Philips businesses, and to be the custodian of Philips' brand identity design. Its proprietary High Design process has made it an industry leader. This human-focused approach is based upon in-depth research into people - their behavior, their relationship with technology, socio-cultural dynamics, evolving lifestyles worldwide - and upon applying the results of that research to the innovation process, thus fostering cross-business and cross-company synergies and, wherever possible, opening up new business opportunities for Philips.

[PICTURE] [PICTURE] [PICTURE]

CONSISTENTLY USER-FRIENDLY
As Philips Medical Systems' product portfolio expanded, so did the number of different user interfaces. Philips Design helped the division to develop a generic interface that enhances ease of use, communicates a consistent 'look and feel' across product lines and facilitates efficient re-use.

Intellectual Property & Standards (IP&S), formed on January 1, 2002 through the merger of Corporate Intellectual Property and System Standards & Licensing, is the organization responsible for managing Philips' intellectual property. The activities of IP&S include the creation of all intellectual property rights, including patents, trademarks, designs, domain names and copyrights, as well as the commercialization of these rights. In addition, IP&S plays a leading role in establishing standards in specific technical fields, such as optical storage, in cooperation with Philips Research and third parties. IP&S also exploits Philips' technologies through the transfer of know-how and licensing of the associated intellectual property rights to third parties.

In 2002 the number of patent filings was about 3,000, the same high level as in the record year 2001. As a result of the increased filings over the last two years, the total worldwide patent portfolio grew by more than 10% in 2002 and now comprises some 85,000 patent rights. The aim is to extract maximum value from this portfolio through a structured process of identification and verification of valuable patents.

Philips' Centre for Industrial Technology (CFT) is a renowned center of competence supporting the product divisions and a number of external high-tech companies in all aspects of technology and production, particularly in the fields of mechatronics, electronics, process technology, assembly and industrial support.

In 2002 CFT made a number of key contributions to the manufacture of innovative new products. For example, it greatly simplified the production process for PolyLED displays, as used in Philips' new Sensotec shaver, eliminating the problem of water vapor ingress, which caused rapid degeneration of the PolyLED material.

REPORT ON THE PERFORMANCE OF THE PHILIPS GROUP

         The following discussion is based on the consolidated financial statements and should be read in conjunction with the other financial information.

         Starting January 1, 2002 the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP). All previous periods have been restated according to US GAAP.

         This section of the Annual Report represents a summary of the Operating and Financial Review and Prospects as included in the separate booklet entitled 'Financial Statements and Analysis'.

         In order to facilitate a better understanding of the underlying business performance of our segments, we have analyzed the results of operations with a discussion of special items. Special items, as presented in the Report on the performance of the Philips Group, relate to income and expenses resulting from business operations, which, because of their nature, are disclosed separately to give a better understanding of the underlying result for the period. These include items such as restructuring and impairment charges, acquisition-related charges and gains and/or losses on the disposal of businesses or participations and real estate. This is consistent with how business performance is evaluated by management. However, the reader should note that net income excluding special items is not a measure of financial performance as defined by US GAAP or Dutch GAAP. The reader is encouraged to give equal attention to the reported GAAP measures and the analysis excluding special items.

[PICTURE]

TIGHTENED FOCUS

[Sales per sector (as a % of total)]

[GRAPH CHART]

[Net operating capital per sector (as a % of total)]

[GRAPH CHART]

[Headcount per sector (as a % of total)]

[GRAPH CHART]

         TIGHTENED FOCUS
         Over the last five years, Philips has become a more focused, leaner and more agile organization, better able to react to the continual changes we are confronted with in today's business environment. In particular, we have:

-        invested in businesses that are established or potential world leaders;

- reduced our exposure to more volatile and unprofitable businesses and industries;

- limited our exposure to market fluctuations by outsourcing production, reducing overcapacity and expanding partnering;

-        reduced our cost structure;

- rationalized our portfolio by divesting businesses that were unprofitable or did not fit with our long-term strategy;

- further enhanced our strong position in two cash-generating businesses, Lighting and DAP.

         As a result of both significant acquisitions and organic growth, Medical Systems now represents 22% of our total sales, compared with 6% only five years ago. It accounts for 45% of our net operating capital
         (NOC), compared with 9% in 1998. With our integration program on track, Medical Systems is expected to deliver strong results going forward.

         Semiconductors has closed old manufacturing facilities and built capacity through expanded partnering (e.g. STM, Motorola,TSMC), while positioning itself to participate in the future economic recovery by increasing R&D on improved platform designs.

         Increased outsourcing and more effective asset management have enabled Consumer Electronics to reduce its net operating capital from EUR 1.5 billion in 1998 to virtually nil today.

         Our exposure to volatile and often unprofitable industries has been reduced by increasing partnering (e.g. in display, semiconductors), closing unprofitable businesses and changing business models (e.g. for set-top boxes, mobile phones, optical data storage). Over the last 5 years productivity per employee has improved through headcount reductions and divestments, sales per employee increasing by 44%.

         During the boom in the stock markets in the late 1990s we benefited by selling parts of our non-strategic public holdings such as PolyGram, ASML, JDS Uniphase and Origin, realizing book gains totaling almost EUR 11 billion, of which about EUR 9 billion was received in cash. When the stock markets subsequently came down, we had to take non-cash impairment charges of about EUR 3.5 billion on our remaining shareholdings.

The year 2002

-        Income from operations of EUR 420 million

- Net income: a loss of EUR 3,206 million; excluding special items a profit of EUR 208 million

- Further rationalization of manufacturing and cost base and progress in overall cost-reduction programs

- Components division dissolved January 1, 2003; a number of non-strategic businesses sold

- Positive cash flow from operating activities amounting to EUR 2,228 million, driven by tight working capital management

-        Net debt to group equity ratio 27:73

Impairments/value adjustments of shareholdings and securities

in millions of euros                      2000    2001    2002
                                          -----   -----  -------
Vivendi/Seagram                           1,115   (440)  (1,855)
JDS Uniphase                              1,207      -      (73)
Great Nordic                                  -    (86)     (27)
                                          -----   ----   ------
                                          2,322   (526)  (1,955)

LG.Philips Displays                            -     -     (275)
Atos Origin                               1,072      -     (921)
Various unconsolidated companies              -   (119)    (109)
                                          -----   ----   ------
                                          1,072   (119)  (1,305)
                                          -----   ----   ------
Total                                     3,394   (645)  (3,260)
                                          -----   ----   ------

Net income excluding special items

in millions of euros
                                                   2000     2001      2002
                                                   -----   ------    ------
As published                                       9,662   (2,475)   (3,206)

Special items:

    affecting income from operations               1,070   (1,235)      (40)

    affecting financial income and expenses        2,322     (526)   (1,888)

    affecting results relating to

      unconsolidated companies                     3,397     (248)   (1,613)

    income taxes related to special items            (18)     313       127
                                                   -----     ----    ------
Excluding special items                            2,891     (779)      208
                                                   -----     ----    ------

         SUMMARY
         Markets in 2002 were a repeat of the markets in 2001. The telecommunications and PC-related markets and business investments in IT products and services in general continued to suffer during 2002. These markets seemed to be starting to recover in the first quarter, but the improvements did not follow through during the rest of the year. Philips' management focused its attention on managing those activities it can control: costs, cash flow, tight asset control, strengthening its innovation and other operational processes, and reducing debt. As a result, margins in all our divisions improved compared with 2001. Furthermore, 2002 net income was positively impacted by savings resulting from our overhead cost reduction program (EUR 257 million) and lower goodwill amortization (EUR 413 million), and was adversely affected by a significant increase in pension costs (EUR 541 million). Philips was able to generate a EUR 2,228 million positive cash flow from operating activities. Gross capital expenditures were scaled back compared with 2001, to EUR 1,161 million.

         Special items
         Main financial markets around the world closed with negative results for the third year in a row, impacting the valuation of the Company's financial assets. During 2002 the Company took charges of EUR 1,955 million for writing down the valuation of its securities (mainly Vivendi Universal). Also, the Company took impairment charges totaling EUR 1,305 million for its shareholdings in unconsolidated companies (mainly Atos Origin and LG.Philips Displays). Other special items that impacted the Company's income from operations were:

- restructuring expenses and asset impairments of EUR 513 million in our divisions and EUR 301 million with respect to our unconsolidated companies;

- acquisition-related charges of EUR 96 million, mainly at Philips Medical Systems; and

- gains from the sale of businesses or assets, which made a positive contribution of EUR 569 million, reflecting the successful continuation of the low-growth low-return divestment program.

         Excluding all special items, net income would have been EUR 208 million.

Continued weak markets in 2002

                                                        2000       2001      2002*
                                                        ----       ----      -----
PCs                     millions of units               136        130         132
                        % growth                         16         (4)          1

Cellular phones         millions of units               416        400         410
                        % growth                         49         (4)          2

Cons. electronics       value in billions of euros       96         91          87
                        % growth                         20         (5)         (4)

Semiconductors          value in billions of euros      222        156         149
                        % growth                         58        (30)         (5)

* provisional data

Quarterly sales volume growth 2001-2002

[GRAPH CHART]

Income (loss) from operations

[GRAPH CHART]

GROUP SALES AND INCOME FROM OPERATIONS
Sales
Sales in 2002 totaled EUR 31,820 million, 2% lower than in 2001. Changes in consolidation had a net positive effect of 3%, while the weakening of the dollar and related currencies had a 4% negative effect, particularly in the second half of the year. Sales volume grew by 6%, in contrast to a 6% decline in 2001. The year-over-year growth trend improved every quarter in 2002. Price erosion eased somewhat in 2002: 7% compared with 8% in 2001.

Growth was achieved in the sectors DAP, Components (predominantly in Mobile Display Systems) and Medical Systems (42% growth, of which 5% was organic growth). Sales were somewhat lower at Lighting and Semiconductors. The lower sales in the Consumer Electronics sector were caused by lower volumes for mobile phones and set-top box products (as a consequence of the changed business models in 2001), which were not offset by solid growth in TV and DVD products in particular.

Income from operations
Income from operations improved by EUR 1,815 million to a profit of EUR 420 million; excluding special items and goodwill amortization (the latter totaling EUR 180 million in 2001), income improved by EUR 440 million to EUR 460 million notwithstanding an increase of pension costs of EUR 541 million. The strong improvement of margins in all sectors can be attributed to the close attention the Company gave to margin and cost management during 2002. We announced cost-saving programs intended to deliver a EUR 1 billion run-rate saving by the end of 2003. With regard to the EUR 300 million overhead cost reduction program, we realized savings of EUR 257 million in 2002 and achieved a run-rate saving of EUR 324 million in the last quarter of 2002. Medical Systems already realized savings of EUR 173 million in 2002. Detailed programs are in place to realize the remainder of the EUR 350 million savings in 2003.

Income increased by more than EUR 425 million due to the effects of the 2001 restructuring program.

Income (loss) from operations per sector 2001-2002

[GRAPH CHART]

Income (loss) from operations

in millions of euros
                                        2001       2002
                                       ------      ----
Income from operations

   excluding special items

   and amortization of goodwill            20       460

Special items                          (1,235)      (40)

Amortization of goodwill                 (180)        -

                                       ------       ----
Income (loss) from operations          (1,395)      420
                                       ------       ----

Special items affecting income (loss) from operations

in millions of euros
                                        2001       2002
                                       -------     -----
Sale of businesses and real estate        295       569

Restructuring and impairment charges   (1,093)     (513)

Acquisition-related charges              (331)      (84)

Write-off of acquired in-process R&D     (106)      (12)
                                       ------       ---
Total                                  (1,235)      (40)
                                       ------       ---

Net gains resulting from the sale of businesses and real estate amounted to EUR 569 million. The ongoing divestment program led to special gains of EUR 311 million, of which the gains from the sale of Analytical (EUR 85 million), Philips Broadband Networks (EUR 49 million) and PCMS (EUR 83 million) were the most significant. Other special gains related to the sale of real estate (EUR 65 million), an earn-out of JDS Uniphase shares ( EUR 113 million), the sale of Components' glass activities: (EUR 40 million) and a currency translation gain from the liquidation of certain Components activities in Japan (EUR 40 million).

Restructuring and impairment charges, net of releases, in 2001 totaled EUR 513 million; this included restructuring charges of EUR 96 million for the PCMS factories. Prior to the sale of Health Care Products (HCP), an impairment charge of EUR 47 million was taken in order to bring the value of the assets in line with the sale price.

The major restructuring projects were at Components (dissolving the division and reorganizing the optical storage activities) and Semiconductors (closure of the Albuquerque plant). The future annual savings generated by the restructuring projects, once fully implemented, are estimated at approximately EUR 325 million.

         The Marconi and Agilent acquisitions and the integration of those businesses into our Medical Systems division led to special charges of EUR 84 million, far below the integration savings already realized in 2002.

[SALES PER GEOGRAPHIC AREA 2001-2002]

[BAR CHART]

Income (loss) from operations per geographic area

---------------------------------------------------------
in millions of euros               2000     2001    2002
                                  ------  -------  ------
Europe                            3,246     (487)    881

North America                       186     (851)   (521)

Latin America                        59      (13)     23

Asia Pacific                        764      (34)     30

Africa                                3      (10)      7

                                  -----   ------   -----
Total                             4,258   (1,395)    420
                                  -----   ------   -----

Results relating to unconsolidated companies

------------------------------------------------------------------
in millions of euros                       2000    2001     2002
                                          ------   -----   -------
Income (loss) excluding special items
  and amortization of goodwill              683    (103)      291

Special items:

  impairment charges                          -    (119)   (1,305)

  other                                   3,397    (129)     (308)

Amortization of goodwill                   (124)   (257)      (24)

                                          -----    ----    ------
Total                                     3,956    (608)   (1,346)
                                          -----    ----    ------

SALES AND INCOME FROM OPERATIONS BY GEOGRAPHIC AREA
Sales
Sales in Europe declined by 5%, partly due to the unfavorable effect of consolidation changes. Additionally, the weak economy in Germany had a downward effect on sales. Sales in North America increased by 5%, lifted by the new consolidations at Medical Systems, partly offset by a weaker US dollar and weak semiconductor demand. Sales in Latin America were 21% lower, due, in particular, to the economic downturn in Argentina and Venezuela. Sales growth in Asia Pacific, at 1%, was hampered by the negative effect of deconsolidations and weaker currencies. On a comparable basis, sales expanded by 8%. Strong growth was posted in China (26%) and South Korea (22%), while sales declined in Japan.

Income from operations
The improvement in income from operations on a global level was also visible in the performance of the various regions. All regions improved their profitability, especially Europe and North America. However, despite the considerable improvement in North America, this region was still loss-making, mainly due to Semiconductors, Components, Consumer Electronics and acquisition-related charges at Medical Systems.

RESULTS RELATING TO UNCONSOLIDATED COMPANIES
In general, the operating results excluding amortization of goodwill improved compared to 2001. The operational performance of LG. Philips LCD improved due to a strong overall LCD market with increased price levels, particularly in the first half of 2002, and much higher volumes.

Taiwan Semiconductor Manufacturing Company (TSMC) maintained profitability but suffered from declining markets in the second half of 2002. Its utitilization rate slipped to 61% in the last quarter. TSMC still outperforms the semiconductor industry as a whole, because of the increased outsourcing by electronics companies.

LG.Philips Displays' operational performance improved compared to 2001. Restructurings were carried out to relocate to lower cost regions and to dispose of or shut down manufacturing sites, and lower operating costs were realized. The restructuring

Results relating to unconsolidated companies
(EXCLUDING SPECIAL ITEMS AND AMORTIZATION OF GOODWILL)

------------------------------------------------
in millions of euros
                            2000    2001    2002
                            -----   -----   -----
SSMC                         (31)    (84)    (54)

LG.Philips LCD               207    (125)    169

LG.Philips Displays            -     (86)     18

Others                       507     192     158

                            ----    ----     ---
Total                        683    (103)    291
                            ----    ----     ---

Estimated annualized future savings

-----------------------------------------------------------------------------
in millions of euros
                                           2001                       2002
                          -------------   -------    -------------   --------
                          Restructuring   Savings    RESTRUCTURING   SAVINGS
                          -------------   -------    -------------   --------
Lighting                        18           13            13           10

Cons. Electronics              503          127           100           58

DAP                              4            -            9             6

Components                     156           93           165          127

Semiconductors                 204          101           169           87

Medical Systems                 75           22            43            -

Miscellaneous                   96           75            14           33

Unallocated                     37           6             -             -
                          -------------   -------    -------------   --------
Philips Group               1,093          437           513          321
                          -------------   -------    -------------   --------

FINANCIAL INCOME AND EXPENSES

-----------------------------------------------------
in millions of euros
                               2000    2001     2002
                              ------   -----   -------
Interest expenses (net)        (167)   (391)     (384)

Impairment of securities          -    (526)   (1,955)

Sale of securities            2,173       -        67

Other                           (13)      2        45

                              -----    ----    ------
Total                         1,993    (915)   (2,227)
                              -----    ----    ------

         and asset impairment charges negatively impacted net income by EUR 301 million.

         Additionally, impairment charges of EUR 275 million were recognized in connection with our investment in LG.Philips Displays; a EUR 921 million write-down of our investment in Atos Origin to its lower market value was also recognized.

         RESTRUCTURING AND ASSET IMPAIRMENT
         In 2002 we made further progress in aligning our portfolio, and we took measures to develop a more flexible cost base and to further improve efficiency. This led to restructuring and impairment charges of EUR 513 million for various projects, net of releases of EUR 78 million. The most significant restructuring and impairment charges in 2002 related to:

-        the dissolution of Components (EUR 78 million);

- rationalization of the product portfolio of Optical Storage (EUR 104 million);

-        reduction of excess capacity at Semiconductors (EUR 180 million);

- reduction of PCMS manufacturing capacity at Louviers, Juarez and Hasselt (EUR 96 million);

-        several programs at Lighting in the Netherlands (EUR 20 million);

-        closure of Monitors' production facilities in Mexico (EUR 11 million);

-        reduction of Research activities (EUR 12 million);

-        HCP asset and goodwill impairment (EUR 47 million).

         The future annual savings from the above restructurings are estimated at around EUR 325 million.

         FINANCIAL INCOME AND EXPENSES
         Net interest expenses were slightly lower in 2002 than in the previous year due to lower interest rates.

         Due to the lower share prices of some security investments, a value adjustment of EUR 1,955 million was recognized, mainly in respect of Vivendi Universal. The partial sale of our stake in ASML resulted in a gain of EUR 67 million.

         INCOME TAXES
         Income taxes represented a charge of EUR 27 million in 2002, compared to a benefit of EUR 428 million in

[EBITDA / NET INTEREST COVERAGE RATIO]

[LINE CHART]

[CASH FLOWS FROM OPERATING ACTIVITIES VERSUS NET CAPITAL EXPENDITURES]

[BAR CHART]

[CASH FLOWS FROM DIVESTMENTS AND ACQUISITIONS (EXCLUDING CAPITAL EXPENDITURES)]

[BAR CHART]

         2001. For the coming year, the Company expects an effective tax rate of approximately 25%.

         MINORITY INTERESTS
         In 2002 the share of third-party minority interests in the income of group companies amounted to EUR 26 million, compared with a share in the loss of EUR 15 million in 2001. The change is mainly attributable to excess dividends received in 2001, relating to minority shareholdings, which did not occur in 2002.

         CASH FLOWS
         Philips was able to generate an improved operating cash flow of EUR 2,228 million in 2002, compared to EUR 1,248 million in 2001. Our cash conversion cycle improvement program continued to bear fruit and led (excluding currency and consolidation effects) to lower inventories, higher payables and lower receivables. Inventories at the end of 2002 reached an all-time low of 11.1% of sales, compared to 13.3% a year earlier. Consumer Electronics in particular drastically reduced its cash conversion cycle to a level close to nil.

         Cash used for investing activities in 2002 mainly comprised:

- net capital expenditures of EUR 940 million, which were scaled back by approximately half compared to 2001 as we aligned our Components and Semiconductors manufacturing facilities to the lower level of market demand;

- EUR 641 million that was used for acquisitions, of which the most important were the settlement and capital injection in the joint venture LG.Philips Displays of EUR 250 million, a final payment to Agilent of EUR 90 million and a capital injection of EUR 69 million to SSMC;

- EUR 1,333 million cash proceeds. The sale of businesses, of which Philips Contract Manufacturing Services (PCMS), Analytical and Communication, Security and Imaging (CSI) were the most important, generated EUR 813 million. In addition, EUR 422 million was received from the resetting of currency swap transactions, while proceeds from the sale of shares amounted to EUR 98 million (of which ASML shares of EUR 72 million).

[NET DEBT TO GROUP EQUITY]

[BAR CHART]

[HEADCOUNT PER SECTOR AT YEAR-END 2002]

[PIE CHART]

[COMPOSITION OF CHANGES IN HEADCOUNT]

[BAR CHART]

         In 2002, net cash used for financing activities amounted to EUR 897 million. Repayment of short-term debt was offset by EUR 300 million of newly issued long-term debt. In 2002 a distribution in cash of EUR 459 million was made to Philips shareholders (2001: EUR 458 million).

         FINANCING
         At the end of 2002, Philips had a net debt position of EUR 5,251 million, which was EUR 1,725 million down from 2001. The net debt to group equity ratio was 27:73, compared to 26:74 in 2001.

         Stockholders' equity decreased by EUR 5,241 million to EUR 13,919 million at year-end 2002. This decrease was mainly due to the net loss of EUR 3,206 million in 2002, negative currency translation effects, unrealized losses related to available-for-sale securities and adjustments for pension liabilities charged against equity. Furthermore, EUR 459 million was paid to shareholders from retained earnings.

         EMPLOYMENT
         The number of employees at the end of December 2002 totaled 170,087, a decline of 18,556 from December 31, 2001. Part of the reduction (9,514) was caused by consolidation changes. Excluding these changes, the headcount reduction came to 9,042, mainly centered on Consumer Electronics, Semiconductors and Corporate Investments. The headcount at Medical Systems increased by 846 employees as a result of expansion of the business. In geographical terms, Europe and Asia Pacific accounted for most of the decrease. The headcount reduction was most significant in the production and general administrative areas, while the R&D area was less affected.

[MARKET CAPITALIZATION]

[BAR CHART]

[5-YEAR RELATIVE PERFORMANCE: PHILIPS, S&P 100, SOXX]

[LINE CHART]

DUTCH GAAP
The Group financial statements have been prepared in accordance with US GAAP (Generally Accepted Accounting Principles in the United States), which differ in certain respects from Dutch GAAP. As of January 1, 2002 the most important difference relates to goodwill, which under Dutch GAAP is amortized, whereas under US GAAP it is tested for impairment. Net income determined in accordance with Dutch GAAP came to a loss of EUR 3,602 million in 2002, compared with a loss of EUR 2,608 million in 2001. These aggregate amounts result in basic earnings per common share of a loss of EUR 2.83 in 2002 and a loss of EUR 2.04 in 2001. For both years no dilution effects are taken into consideration. Please refer to the specific section of the consolidated financial statements for a description of the primary differences between US GAAP and Dutch GAAP.

PROPOSED DISTRIBUTION TO SHAREHOLDERS
Pursuant to article 38 of the Articles of Association, and with the approval of the Supervisory Board and the Meeting of Priority Shareholders, a proposal will be submitted to the General Meeting of Shareholders to make a distribution in cash to shareholders of EUR 0.36 per common share, the same as last year.

LIGHTING

-        Best Q4 results ever:income from operations of 14.1%

- Quality of income improved due to tight cost control and better product mix

-        Strong cash contribution

-        Sales growth hampered by soft markets worldwide

-        Continued market leadership

[LIGHTING SALES AND NET OPERATING CAPITAL (NOC)]

[BAR CHART]

[LIGHTING INCOME FROM OPERATIONS (IFO)]

[BAR CHART]

Sales
Sales at Lighting totaled EUR 4,845 million and were 5% lower than in 2001. Sales volume increased by 1%, while average prices were 3% lower. Luminaires in particular suffered from difficult market conditions, while Automotive & Special Lighting continued to show growth. Sales growth in Asia Pacific continued; Latin American sales levels remained weak. The market slowdown in Europe and North America adversely affected turnover.

Income from operations
Income from operations totaled EUR 602 million, or 12.4% of sales, and was above the 11.4% of 2001, mainly due to focused marketing management, tight cost control and more volume in high-end products. The 2002 result included net restructuring charges of EUR 13 million for various activities in the Netherlands, compared with EUR 16 million the year before.

Net operating capital
Lighting showed decreased net operating capital at the end of 2002, mainly due to lower receivables and inventories.

Unconsolidated companies
In the LumiLeds Lighting 50/50 joint venture, Philips and Agilent have continued to strengthen the product portfolio of light-emitting diodes (LEDs), one of the key technologies which will drive the lighting business in the future.

CONSUMER ELECTRONICS

-        DVD+RW sales doubled and standard continues to gain market share

- Improved earnings in television and audio; monitor markets still highly competitive

-        USA situation improved, not yet profitable

-        Lower licensing income

-        Refocused strategy for Digital Networks led to cost reductions

-        PCMS divested

[CONSUMER ELECTRONICS SALES AND NET OPERATING CAPITAL (NOC)]

[BAR CHART]

[CONSUMER ELECTRONICS INCOME FROM OPERATIONS (IFO)]

[BAR CHART]

Sales
Sales in the Consumer Electronics sector (CE) decreased by 13% compared with 2001. A large part of the reduction (5%) is due to the shift of former CE activities to the sector Miscellaneous. In addition, weaker currencies (3%) and price erosion (10%) put pressure on sales. Sales volume grew by 5%. In Europe, CE performed very well, while the performance in the USA improved compared with 2001. Television improved, driven by the introduction of PixelPlus and the extension of the Flat TV product range. DVD, including DVD+RW, showed double-digit growth, taking share from the VCR business. The monitor markets experienced a severe price decline, especially in the second half of 2002. The measures taken in 2001 to rescale both GSM and Digital Networks had a negative effect on sales. For the second year in a row, the market for set-top boxes showed a decline (33% in 2002, compared with 9% in 2001).

Income from operations
Income from operations at Consumer Electronics increased dramatically compared with 2001, returning to the black. The main improvements came from TV, audio, VCR and set-top boxes. The latter, however, was not yet profitable. The sale of our PCMS activities resulted in a gain of EUR 83 million. Net restructuring charges in 2002 amounted to EUR 100 million, of which EUR 96 million related to PCMS. License income in 2002 decreased to EUR 188 million, a decline of EUR 163 million compared to 2001. The 2001 figure included an amount of EUR 82 million of one-time payments for past use, considerably higher than the past-use payments received in 2002. The decline was also attributable to the expiration of basic CD patents in certain regions, which was only partly offset by increased income from our DVD and CD-R/RW licensing programs. The lower US dollar had a negative impact on income.

Net operating capital
CE is continually reducing the asset base required to support its business operations through optimized supply chain management, an ODM (Original Design Manufacturing) business model philosophy and outsourcing. In the year under review this resulted in net operating capital of virtually zero.

DOMESTIC APPLIANCES AND PERSONAL CARE

-        Another record-breaking year for sales and income

-        Increased profitability driven by cost management and product mix

-        Strong position for Sonicare in the USA;starting to grow in Europe

[DAP SALES AND NET OPERATING CAPITAL (NOC)]

[BAR CHART]

[DAP INCOME FROM OPERATIONS (IFO)]

[BAR CHART]

Sales
Sales increased by 2%. After adjustment for currency effects, sales increased by 6%, comprising 8% volume growth offset by 2% lower prices. The expansion was above the market growth, due to a number of exciting innovations in the various markets coupled with successful regional market penetration (Senseo, Sonicare toothbrush, the new Sensotec shaver). Repositioning of the shaver range in North America had a positive effect on market share. The Senseo attained the number one position in all countries where it is available.

Income from operations
Income from operations increased strongly by 20% to a new record high level of EUR 401 million, compared with EUR 334 million in 2001. The improvement was driven by sales expansion, margin improvement due to a better product mix and successful cost reduction programs. The profitability improvement was particularly visible in the businesses Oral Healthcare and Food & Beverage. Restructuring charges in 2002 amounted to EUR 9 million.

Net operating capital
Net operating capital decreased considerably on a comparable basis. Strong focus on efficient utilization of capital reduced working capital by 13% in 2002 compared to 2001. With increasing sales, the turnover rate came to 4.3 at the end of 2002, up from 3.5 in 2001.

COMPONENTS

- Components division dissolved January 1, 2003 to realign businesses and enhance synergies

- Restructuring charges of EUR 165 million; Optical Storage (Data) strongly downsized

- Sales growth driven by Mobile Display Systems; market share increased by 7%

-        Improvement over 2001; not yet profitable

[COMPONENTS SALES AND NET OPERATING CAPITAL (NOC)]

[BAR CHART]

[COMPONENTS INCOME FROM OPERATIONS (IFO)]

[BAR CHART]

Sales
Components' sales totaled EUR 2,212 million for the year 2002, a decline of 20% in nominal terms largely due to the deconsolidation of Display Components, which was transferred to the LG.Philips Displays joint venture in mid-2001. Sales volume increased by 21%, while average prices declined by 11%. On a comparable basis, sales increased by 10% from 2001.

Mobile Display Systems recorded strong growth, attributable to an expanding display market and leading to a 7% increase in market share. Sales volume grew by more than 10%. The transition to color screens is being executed successfully, and revenues from color displays were reaching close to 45% by the end of the year. Optical Storage recorded positive sales growth in spite of overcapacity in the industry caused by disappointing PC markets. Price erosion intensified, especially in the commoditized data segment. Philips took the decision to restructure and to remodel this business. The Audio/Video and Automotive business lines will be continued. In Emerging Electronic Solutions, sales grew marginally from 2001, mainly in Sound Solutions. However, performance was weaker in the tuners and remote controls businesses.

Income from operations
Income from operations in 2002 came to a loss of EUR 329 million, which included special charges amounting to EUR 85 million for the full year. Income from operations, excluding special items, increased by EUR 266 million from 2001 and was mainly visible in Mobile Display Systems. The improved product mix and shift towards integrated modules had a positive effect on margins as well. Most of the innovative businesses in the Digital Displays cluster are in the early stage of the life cycle, with high R&D and capital expenditures impacting the profitability of this segment. The most significant special items were the charges taken for Optical Storage to exit the data segment (EUR 104 million) and the charges related to the dissolution of the product division (EUR 78 million).

Net operating capital
Net operating capital was reduced due to inventory reduction, several asset write-downs and restructuring provisions.

SEMICONDUCTORS

- Another weak year for the industry, following a dramatic 2001; channel inventories cleared

-        Distribution restocking in first half of 2002

-        PC and mobile phone markets still depressed; continued overcapacity

- Rationalization of manufacturing capacity by closing of production lines

[SEMICONDUCTORS SALES AND NET OPERATING CAPITAL (NOC)]

[BAR CHART]

[SEMICONDUCTORS INCOME FROM OPERATIONS (IFO)]

[BAR CHART]

Sales
After experiencing the worst downturn in semiconductor history in 2001, markets more or less stabilized in 2002. For the second year in a row Semiconductors showed a nominal sales decline in 2002, this time by 7%. The decline was experienced across all businesses and consisted of a 7% increase in sales volume, a 3% decline due to currency movements and an 11% decrease due to price erosion. On a total available market (TAM) basis, market share declined by 0.1% to 3.1% (Source: WSTS). Saturation in the PC and handset markets and a weak financial position of telecom operators and service providers had an adverse effect on semiconductor industry growth. Semiconductors maintained its position in the profitable analog markets.

Income from operations
The year 2002 was yet another weak year for the industry. An initial improvement in the first half of the year due to reloading of the inventory channels was not sustained in the second half of the year. Coupled with inventory reductions by our own organization, this resulted in a still loss-making 54% wafer fab utilization.

Expressed as a percentage of segment revenues, income from operations was a loss of 11.6%. Losses were incurred in growth areas such as digital consumer and networking as a result of continued substantial R&D efforts. Excluding net special charges of EUR 162 million, income from operations was a negative EUR 375 million. To reduce overcapacity, it was decided to further downscale production capacity by closing the fab in Albuquerque; this closure will be completed towards the end of 2003. R&D activities and overheads were further streamlined. The total cost of these measures was EUR 169 million in 2002. A further EUR 66 million will be recognized in 2003. The wafer capacity restructurings announced over the last two years will reduce capacity by 15%.

Net operating capital
Capital expenditures were reduced as much as possible. To further limit our exposure to capital commitments, cooperation with TSMC, SSMC and STMicroelectronics will be continued, including a joint 12-inch pilot fab that is being built with STM and Motorola, which is expected to be operational in 2003.

Medical Systems

-        Sales growth of 5% excluding acquisitions

-        Market position reinforced

-        Savings through integration synergies on track despite IT setbacks

- Improved performance of X-ray, Customer Service and Computed Tomography/Magnetic Resonance (CT/MR)

[MEDICAL SYSTEMS SALES AND NET OPERATING CAPITAL (NOC)]

[BAR CHART]

[MEDICAL SYSTEMS INCOME FROM OPERATIONS (IFO)]

[BAR CHART]

Sales
Sales at Medical Systems in 2002 totaled EUR 6,844 million, representing 42% growth, mainly attributable to the effect of the acquisitions (41%). Currency movements had a negative impact of 4%. Sales volume increased by 8%, while average prices declined by 3%. X-ray, Computed Tomography, Nuclear Medicine, Cardiac and Monitoring Systems and Customer Support drove the sales increase. From a regional perspective, sales growth was strongest in North America.

Income from operations
Income from operations in 2002 included special charges of EUR 126 million, including acquisition-related costs of EUR 84 million and impairment charges for Health Care Products (HCP) amounting to EUR 47 million. Excluding these special items and 2001 amortization of goodwill, income from operations in 2002 improved by EUR 40 million to a record EUR 435 million. This increase mainly came from the improved sales and performance of X-ray, Customer Service and CT/MR.

There were also a number of non-recurring charges totaling EUR 73 million, mainly following the Marconi and Agilent acquisitions, and charges taken for the exposure related to Argentina. In addition, IT costs were EUR 58 million higher than in 2001, due to the new IT configuration in the acquired companies. Despite a delay and the relatively high cost of integrating IT systems, the integration of the new acquisitions and the related restructuring program are on schedule. Positive synergy effects in 2002 amounted to EUR 173 million. The integration is expected to yield significant savings of EUR 350 million during the full year 2003.

Net operating capital
Net operating capital was significantly lower due to the weaker dollar and the sale of HCP.

MISCELLANEOUS

[MISCELLANEOUS SALES AND NET OPERATING CAPITAL (NOC)]

[BAR CHART]

[MISCELLANEOUS INCOME FROM OPERATIONS (IFO)]

[BAR CHART]

CORPORATE & REGIONAL OVERHEADS: KEY DATA

in millions of euros
                                             2000     2001     2002
                                            -------------------------
Corporate and regional overheads             (495)    (411)    (332)

Pensions / post-retirement benefit costs      393      290        2
                                            -------------------------

Income from operations                       (102)    (121)    (330)
---------------------------------------------------------------------

Number of employees (FTEs)                  6,388    5,463    4,315
---------------------------------------------------------------------

CORPORATE INVESTMENTS
Our low-growth low-return divestment program continued successfully despite poor M&A markets. Income from operations was positively impacted by the sale of TechnoFusion, SMATV, Heat and Surface Treatment, Philips Broadband Networks, Analytical and CSI, resulting in a gain of EUR 245 million. Furthermore, an earn-out of JDS Uniphase shares lifted income by EUR 113 million. Moreover, income improvements were recorded at Assembleon.

INTELLECTUAL PROPERTY & STANDARDS

In 2002 the slowdown of the world economy, currency effects and the expiration of patents negatively impacted revenues. However, this was partly offset by revenues from new licensing programs, e.g. in respect of digital audio and video compression technologies. Moreover, the increased efforts to enforce our intellectual property rights against companies that use our technology and to force companies to comply with existing licenses started to bear fruit. Significant efforts are being devoted to establishing the standards for the next generation of high-density optical storage technology and to launching systems for protecting and securing the distribution of digital audio and video content.

RESEARCH
In 2002, expenditures for R&D activities, which are mainly concentrated in Semiconductors followed by Medical Systems, amounted to EUR 3,043 million, representing 9.6 % of Group sales, compared to EUR 3,312 million, or 10.2% of Group sales, in 2001.

CORPORATE & REGIONAL OVERHEADS

The costs of the corporate center - including the Company's initial funding of e-business and global brand management programs - as well as country and regional overhead costs are not attributable to the product sectors, but are reported separately under the sector Unallocated. Income from operations amounted to a loss of EUR 330 million, compared to a loss of EUR 121 million in 2001.

A sharp decrease in group overheads in 2002 was more than offset by significantly higher pension costs.

OUTLOOK

Through operational and marketing excellence, we expect that the DAP and Lighting divisions will again outperform their industries in 2003, whilst Consumer Electronics is continuing to improve its overall performance, especially in the USA, through a marketing focused approach and innovative product mix. The integration of our Medical Systems division is on track to achieve the targeted EUR 350 million in savings by year-end. Semiconductors is lowering the break-even point as a result of capacity reduction and restructuring savings. Restructuring programs undertaken by Philips during the past two years are starting to pay off with more profitable, efficient and less capital-intensive operations.

The Company will continue cost reduction initiatives, including the reduction in overhead costs, which is on track, and ongoing supply-chain management, which has reached best-in-class in a number of businesses, especially Consumer Electronics.

Continued weakness of the US dollar would negatively impact sales and to a lesser extent net income, whilst volatile stock markets can significantly impact pension expense and the value of financial assets of the Company.

On the basis of the current economic and political uncertainties, Philips does not anticipate any short-term improvement in economic conditions. As such, the Company will continue its cautious stand on costs, capital spending, working capital and employment, whilst maintaining a strong balance sheet and remaining ready for any upturn in its markets.

February 7, 2003

Board of Management

GOVERNANCE

BUSINESS PRINCIPLES
The Philips General Business Principles govern the Company's business decisions and actions throughout the world, applying equally to corporate actions as well as the behavior of individual employees when on company business. They incorporate the fundamental principles on which all Philips activity is or should be based: integrity, fair trade, non-discrimination and equal opportunities. The General Business Principles have been translated into the local language in almost all countries. In most countries they are now an integral part of the labor contract. In the countries where this is not the case, the employees sign a document confirming that they have received a copy of the General Business Principles. In order to further heighten awareness of the issue of business ethics, our casebook for dilemma training has been updated and expanded.

The responsibility for compliance with the Principles rests first and foremost with the management of the business. In every product division and country organization a Compliance Officer has been appointed. The Philips Intranet provides information on how to contact the Compliance Officer. Our program - building upon long-standing practice in the USA - to introduce guaranteed-anonymity hotlines for reporting of suspected contraventions of the General Business Principles passed a new milestone with the roll-out to the entire Latin American region.

With a view to ensuring maximum transparency for shareholders and other interested parties, a section of our Internet site (www.investor.philips.com) is devoted to specific issues of business ethics, such as political payments, military and defense contracts, and child labor. With regard to the latter, an extensive inventory of group companies has confirmed that Philips does not employ child labor. In 2002 this inventory was extended to major sub-contractors and suppliers in high-risk regions. We have asked Nyenrode University of the Netherlands to assist us in developing a blueprint for an improvement plan that could be imposed upon suppliers or sub-contractors who do not fulfill the criteria laid down in ILO Conventions 138 and 182. To ensure full awareness of and compliance with the highest standards of transparency and accountability by all employees performing important financial functions, and in view of the recent US legislation in respect thereof, Philips is preparing a financial code that will contain, among other things, standards to promote honest and ethical conduct and full, accurate and timely disclosure procedures to avoid conflicts of interest, as well as a procedure for whistleblowers to report potential issues. All employees performing important financial functions will have to confirm adherence to the financial code, which is expected to be introduced in the first half of 2003.

SUSTAINABILITY
Philips is committed to sustainable growth. We recognize the need to perform not only against a single financial bottom line, but also against the triple bottom line. This involves the simultaneous pursuit not only of economic prosperity and environmental quality, but of social equity as well. It's about living up to our brand promise Let's make things better.

At Philips, we view sustainability in terms of overall corporate responsibility
- economic responsibility, environmental responsibility, personal responsibility (to our employees) and social responsibility (to our customers, the local communities in which we operate and society at large).

The newly created Sustainability Board - chaired by a member of the Board of Management and comprising representatives of the relevant functional disciplines
- provides governance on the issue of sustainability and acts as an advisory body to the Group Management Committee.

In addition to the environmental reporting already in place, we have begun measuring and reporting on our health & safety performance around the world. Both sets of results are presented in the separately published Philips Sustainability Report 2002 - the next step towards comprehensive sustainability reporting and an indication of our commitment to extend the dialogue with our stakeholders.

CORPORATE GOVERNANCE
Being a global company and player in the international capital markets, Philips has, over the last decades, continuously improved its corporate governance as one of its most important policy items in line with US, Netherlands and international codes of best practises. The governance of the Company and the Philips Group was improved substantially, in particular by simplifying its corporate structure and making it more transparent and by strengthening the accountability of the Board of Management as its executive management and the Supervisory Board as its board of independent supervisory directors, as well as by increasing the rights and powers of its shareholders and communication with investors. In this respect, the consequences for the Company of the US Sarbanes-Oxley Act and the proposed amendments to the listing rules of the New York Stock Exchange were discussed and existing procedures reviewed and, where appropriate in response to these regulations currently effective, changes effected and formalized. The Company also disclosed its Policy on Auditor Independence, aligned with the new regulations to the extent currently effective. Furthermore, the Company made necessary preparations in view of the CEO and CFO certifications for the 2002 Annual Report on Form 20-F with the US Securities and Exchange Commission. This certification process for Form 20-F (which incorporates parts of this Annual Report) under US law is in addition to the Dutch legal provisions according to which each member of the Supervisory Board and the Board of Management has signed the 2002 financial statements for approval.

PROXY SOLICITATION
Philips attaches great value to its relations with its shareholders. For instance, Philips was one of the key companies in the establishment of the Shareholders' Communication Channel - a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and its shareholders.

Philips will use the Shareholders' Communication Channel to distribute the Management Report booklet of its Annual Report and the Agenda for this year's General Meeting of Shareholders as well as an instruction form to enable proxy voting at said Meeting.

For the General Meeting of Shareholders on March 27, 2003, a record date (being March 20, 2003,) will apply: those persons who on March 20, 2003, hold shares in the Company and are registered as such in one of the registers designated by the Board of Management for the General Meeting of Shareholders will be entitled to participate and vote at the Meeting.

BOARD OF MANAGEMENT

[PICTURE]

GERARD KLEISTERLEE 1946, Dutch

President/CEO and Chairman of the Board of Management and the Group Management Committee President/CEO and Chairman of the Board of Management since April 2001; member of the Board of Management since April 2000; member of the Group Management Committee since January 1999

After graduating in electronic engineering at Eindhoven University of Technology, Gerard Kleisterlee started his career with Philips in 1974 at Medical Systems. In 1981 he became general manager of Professional Audio Systems. In 1986 he joined Philips Components, and after becoming general manager of Philips Display Components for Europe, he was appointed managing director of Philips Display Components worldwide in 1994. He became president of Philips Taiwan and regional manager for Philips Components in Asia Pacific in 1996. He was also responsible for the activities of the Philips Group in China from September 1997 to June 1998. From January 1999 to September 2000 he was President/CEO of Philips Components.

[PICTURE]

AD HUIJSER 1946, Dutch

Executive Vice-President and Chief Technology Officer Member of the Board of Management since April 2002; Chief Technology Officer since May 2001; member of the Group Management Committee since April 1999 and CEO of Philips Research since 1998

After graduating from Eindhoven University of Technology, Ad Huijser gained a Ph.D. in applied physics from the University of Twente. He joined Philips in 1970 and held various positions in the Research Laboratories before becoming chief technology officer for the Consumer Electronics division in 1991. A year later he became managing director of R&D for the Television business group. In 1994 he returned to the Research Laboratories as managing director and chairman of the management committee, and in 1996 he was appointed senior adviser and director of Philips Multimedia Center in California.

[PICTURE]

JAN HOMMEN 1943, Dutch

Vice-Chairman of the Board of Management and Chief Financial Officer Vice-Chairman of the Board of Management since April 2002; member of the Board of Management and the Group Management Committee and Chief Financial Officer since March 1997

Jan Hommen studied business economics at Tilburg University, before beginning his career as controller at Lips Aluminium in Drunen (The Netherlands) in 1970. This company was taken over by Alcoa in 1975, where-upon he became financial director of Alcoa Nederland. In 1978, Jan Hommen moved to Alcoa's head office in Pittsburgh, USA, as assistant-treasurer, becoming vice-president and treasurer in 1986 and executive vice-president and chief financial officer in 1991.

[PICTURE]

GOTTFRIED DUTINE 1952, German

Executive Vice-President
President/CEO of the Consumer Electronics division since January 2003; member of the Board of Management since April 2002; member of the Group Management Committee since February 2002

Gottfried Dutine holds a degree in electrical engineering and a Ph.D. in communications technology from the University of Darmstadt, Germany. He began his career at Rockwell-Collins in Frankfurt, where he was appointed director of engineering. In 1984 he joined Motorola, and in 1989 he went to Robert Bosch, where he held several positions before leaving for Alcatel in Paris at the end of 1997. At Alcatel he was appointed vice-president of the Telecom Board Committee and area president for Central & Eastern Europe and Russia.

[PICTURE]

ARTHUR VAN DER POEL 1948, Dutch

Executive Vice-President
Member of the Board of Management since May 1998; member of the Group Management Committee since May 1996

Arthur van der Poel graduated in telecommunications engineering at Eindhoven University of Technology and began his career with the Dutch PTT. He joined Philips in 1984 and became a director of the Semiconductors division (responsible for the Consumer ICs business group) in 1991. Three years later he was appointed managing director of the Consumer ICs business group. He was CEO of Philips Semiconductors from 1996 until 2001.

GROUP MANAGEMENT COMMITTEE

The Group Management Committee (GMC) is composed of the Board of Management and the following senior officers:

[PICTURE]

AD VEENHOF 1945, Dutch

Member of the GMC since January 1996 and President/CEO of the Domestic Appliances and Personal Care division since 1996

Ad Veenhof studied business administration at Nyenrode University and economics at Groningen University. He joined Philips in 1971. Having held various positions in the Netherlands, he moved to the Video division in 1983, becoming corporate project leader for LCD products in 1986 and, three years later, also for high-definition television within Consumer Electronics. In 1992 he was appointed a managing director of the division, with responsibility for the Video Equipment business. From September 1992 he was also chairman of iR3 Video International, the Philips/Grundig joint venture.

[PICTURE]

TJERK HOOGHIEMSTRA 1956, Dutch

Member of the GMC since April 2000; responsible for Human Resources Management since 2000

Tjerk Hooghiemstra graduated in economics from Erasmus University in Rotterdam in 1982. He spent three years with the Amro Bank before joining the Hay Group in 1986, becoming a member of its European Executive Board and a partner of the Hay Group Exempted Partnership. Joining Philips in 1996, he was appointed managing director of HRM for the Consumer Electronics division.

[PICTURE]

SCOTT MCGREGOR 1956, American

Member of the GMC since January 2002 and president/CEO of the Semiconductors division since 2001

Scott McGregor holds a B.A. in psychology and an M.Sc. in computer science and computer engineering from Stanford University. He joined Philips Semiconductors in 1998 with responsibility for the newly created unit Emerging Businesses, focusing on creating fast-growing markets such as smart cards, networking, digital media processing and computing. Prior to joining Philips, he held senior management positions at the Xerox Palo Alto Research Center, Microsoft, Digital Equipment and SCO.

[PICTURE]

GUY DEMUYNCK 1951, Belgian*

Member of the GMC since April 2000 and President/CEO of the Consumer Electronics division since 2000

Guy Demuynck obtained degrees in applied economics and marketing from the Universities of Antwerp and Gent respectively. He joined Philips Audio in 1976, holding a number of positions within the division up to January 1992. He then became chief executive officer of Philips Korea, but returned to Audio 18 months later to head its global Portable Audio activities. The Hi-Fi business, Marantz and a number of related businesses were added in 1997 to form the Audio business group within Consumer Electronics.

* Mr Demuynck left the Company as of January 1, 2003.

[PICTURE]

ARIE WESTERLAKEN 1946, Dutch

Member of the GMC since May 1998, Secretary to the Board of Management since 1997 and Chief Legal Officer since 1996

Arie Westerlaken graduated in law from the University of Utrecht. He joined Philips' legal department in the Netherlands in 1973 and was appointed general counsel to Philips Japan in 1979. After six years in Japan and five years with the Corporate Legal Department in Eindhoven, he left Philips in 1990 to become director of legal affairs at DAF Trucks. Returning to Philips in 1994, he was appointed director of legal affairs.

[PICTURE]

JOUKO KARVINEN 1957, Finnish

Member of the GMC since October 2002 and President/CEO of the Medical Systems division since 2002

Jouko Karvinen holds an M.Sc. in electronics and industrial economics from Tampere University of Technology in Finland.Before joining Philips in 2002, he was responsible for the Automation Division of ABB Group Ltd. and was a member of the ABB Group Executive Committee. Jouko Karvinen also served ABB Group in several international positions, with business responsibilities in marketing and sales, project management and operations. He has extensive experience in integrating businesses after acquisitions.

[PICTURE]

JAN OOSTERVELD 1944, Dutch

Member of the GMC since May 1998; responsible for Corporate Strategy since 1997

Jan Oosterveld studied mechanical engineering and factory automation at Eindhoven University of Technology and achieved an MBA at the Instituto de Estudios Superiors de la Empresa in Barcelona. He joined Philips in 1972 and held a variety of senior management positions in Spain and the Netherlands, before becoming R&D and industrial director of the VCR business in 1983. Appointed a director in 1984, Jan Oosterveld founded Philips Key Modules in 1989. He was appointed a managing director in 1995.

[PICTURE]

DAVID HAMILL 1957, British

Member of the GMC since May 2001 and President/CEO of the Lighting division since 2001

David Hamill graduated from Strathclyde University with an honors degree in production engineering and management. After working for Honeywell, General Instruments and STC, he joined Philips Semiconductors in 1986. In 1993 he was appointed senior vice-president of Philips Lighting Asia Pacific (responsible for its activities in China/Hong Kong), becoming president in 1996. David Hamill was appointed executive vice-president of Philips Lighting and CEO of the Lamps business group in 1998 and chairman of the LumiLeds Board in 1999.

SUPERVISORY BOARD

[PICTURE]

L.C. VAN WACHEM 1931, Dutch** ***

Chairman
Member of the Supervisory Board since 1993; third term expires in 2005

Former Chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group and former Chairman of the Supervisory Board of Royal Dutch Petroleum Company. Former member of the Supervisory Boards of Akzo Nobel, Bayer and BMW and of the Board of IBM. Currently chairman of the Board of Directors of Zurich Financial Services and member of the Board of Directors of ATCO

[PICTURE]

PROF.K.A.L.M. VAN MIERT 1942, Belgian*

Member of the Supervisory Board since 2000; first term expires in 2004

Former Vice-President of the European Commission and currently President of Nyenrode University, member of the Supervisory Boards of Wolters Kluwer, RWE, DHV, Agfa Gevaert, De Persgroep, Fraport, Munich and Anglo American

[PICTURE]

W. DE KLEUVER 1936, Dutch* ***

Vice-Chairman and Secretary
Member of the Supervisory Board since 1998; second term expires in 2006

Former Executive Vice-President of Royal Philips Electronics

[PICTURE]

L. SCHWEITZER 1942, French

Member of the Supervisory Board since 1997; second term expires in 2005

Chairman and Chief Executive Officer of Renault, President of Renault-Nissan and member of the Boards of BNP Paribas, Electricite de France and Volvo

[PICTURE]

J.M. HESSELS 1942, Dutch*

Member of the Supervisory Board since 1999; first term expires in 2003

Former Chief Executive Officer of Royal Vendex KBB and currently Chairman of the Supervisory Board of Euronext and member of the Supervisory Boards of Laurus, Amsterdam Schiphol Group, Royal Vopak, Heineken, Barnesandnoble.com and Fortis

[PICTURE]

SIR RICHARD GREENBURY 1936, British**

Member of the Supervisory Board since 1998; second term expires in 2006

Former Chairman and Chief Executive Officer of Marks & Spencer and former director of Lloyds TSB, British Gas, ICI and Zeneca, and currently member of the Board of Electronics Boutique Plc.

*        Member of the Audit Committee

**       Member of the Remuneration Committee

***      Member of the Corporate Governance and Nomination & Selection Committee

SUPERVISORY BOARD REPORT

General
The oversight of the policies and actions of the executive management (the Board of Management) of the Company is entrusted to the Supervisory Board, which, in the applicable two-tier structure of Netherlands law, is a separate body and completely independent from the Board of Management. This independency is also reflected in the requirement that members of the Supervisory Board be neither a member of the Board of Management, nor an employee of the Company.

The Supervisory Board, acting in the interests of the Company and the Philips Group, supervises and advises the Board of Management in performing its management tasks and setting the direction of the Group's business.

The Supervisory Board is empowered to recommend persons to be appointed as members of the Supervisory Board or the Board of Management to the General Meeting of Shareholders. Major management decisions, including the Group strategy, require the approval of the Supervisory Board. The Supervisory Board determines the remuneration of the members of the Board of Management.

Regarding the worldwide developments in the field of corporate governance, in 2002 the Supervisory Board discussed the possible consequences for the Company of the US Sarbanes-Oxley Act and the proposed amendments to the listing rules of the New York Stock Exchange several times. The Company has reviewed its existing system of internal business controls and, where appropriate, formalized or modified some procedures previously adhered to. The Supervisory Board has also updated its 'Rules of Procedure', containing its own governance rules and the charters of the three permanent committees that advise the full Board on certain matters. The Rules of Procedure have been published on the Company's Internet website. The same is true of the Policy on Auditor Independence, which has been aligned to the new regulations. In light of the proposed changes to the NYSE listing rules, the Supervisory Board has also decided to designate the existing Nomination and Selection Committee as a corporate governance committee (under the new name 'Corporate Governance and Nomination & Selection Committee'). The Corporate Governance and Nomination & Selection Committee will review the corporate governance principles applicable to the Company at least once a year, and will advise the Supervisory Board on any changes to these principles as it deems appropriate.

The other permanent Supervisory Board Committees are the Remuneration Committee and the Audit Committee.

Meetings of the Supervisory Board
The Supervisory Board met six times in the course of 2002, including a two-day meeting on strategy. The members of the Board of Management were present at the meetings of the Supervisory Board except in matters regarding the composition of the Supervisory Board, the Board of Management and the Group Management Committee, as well as the remuneration and performance of members of the Board of Management and the Group Management Committee. During the course of the year the Supervisory Board was informed and consulted by the Board of Management on the course of business, important decisions and the Philips Group strategy. In addition to the scheduled meetings, the Chairman of the Supervisory Board had regular contact with the President/CEO throughout the year.

Composition and Remuneration of the Supervisory Board
Members of the Supervisory Board are appointed by the General Meeting of Shareholders on the joint recommendation of the Supervisory Board and the Meeting of Priority Shareholders. The Supervisory Board aims for an appropriate combination of knowledge and experience among its members in relation to the global and multi-product character of the Company's businesses. Consequently the Board aims for an appropriate level of experience in marketing, manufacturing, financial, economic, social and legal aspects of international business and government and public administration. The Supervisory Board further aims to have available appropriate experience within Philips by having one or two former Philips executives as members on its Board. Members are appointed for fixed terms of four years and may be re-elected for two additional four-year terms.

The Supervisory Board currently consists of six members. At the General Meeting of Shareholders held on March 28, 2002 Messrs W. de Kleuver and Sir Richard Greenbury were re-elected. At the 2003 General Meeting of Shareholders the present term of Mr J.M. Hessels shall end. In view of the knowledge, experience and contribution he brings to the Board and in particular given his role as Chairman of the Audit Committee, we, in agreement with the Meeting of Priority Shareholders, will make a proposal at the General Meeting of Shareholders to be held on March 27, 2003 to re-elect Mr Hessels.

In agreement with the Meeting of Priority Shareholders, we will also make a proposal at the 2003 General Meeting of Shareholders to elect Messrs J.M. Thompson and

C.J.A. van Lede to the Supervisory Board as from April 1, 2003. Mr Thompson
(1942) held a variety of management positions in IBM from 1966. Until September 2002 he was Vice-Chairman of the Board of Directors, in which capacity he oversaw IBM's worldwide strategy, with specific focus on developing IBM's leadership in important emerging marketplaces. Considering Mr Thompson's knowledge and experience of the business the Company is in, as well as his international experience, the Supervisory Board recommends to the General Meeting of Shareholders to adopt the proposed appointment. The same applies to the proposed appointment to the Supervisory Board of Mr Van Lede (1942). He is currently Chairman of the Board of Management of Akzo Nobel, which company he joined in 1991; Mr Van Lede will retire from this position on May 1, 2003. He has held management positions in various companies and is the former Chairman of the Federation of Netherlands Industries. Besides his managerial business experience, the Supervisory Board bases its recommendation to the General Meeting of Shareholders to appoint Mr Van Lede as a member of the Supervisory Board on his experience with international business organizations.

In 2002 the statutory age limit for members of the Supervisory Board was abolished under Dutch law. As a consequence, the age limit of 72 years as provided for in the Articles of Association of the Company no longer applies. We are pleased that our Chairman, Mr Van Wachem, will thus be able to continue his membership of our Board and also is willing to do so.

The remuneration of the members of the Supervisory Board is determined by the General Meeting of Shareholders of the Company. The Supervisory Board determines the additional remuneration for its Chairman and the members of its committees. Since 1998 the remuneration has been EUR 40,840 per year for members of the Supervisory Board and EUR 74,874 for the Chairman. For each committee membership the remuneration is EUR 4,538 per year; details are disclosed on pages 98 and 99 of the separate booklet entitled 'Financial Statements and Analysis'.

Selection and Nomination of Members of the Supervisory Board, the Board of Management and the Group Management Committee
The Supervisory Board and the Meeting of Priority Shareholders jointly recommend individuals to be elected by the General Meeting of Shareholders as members of the Supervisory Board and of the Board of Management. Under its Rules of Procedure, the Supervisory Board appoints members of the Group Management Committee who are not members of the Board of Management. All such resolutions are adopted upon the advice of the Corporate Governance and Nomination & Selection Committee consisting of the Chairman, Vice-Chairman and Secretary of the Supervisory Board (ex officio).

Mr J.W. Whybrow retired as Executive Vice-President and member of the Board of Management on April 1, 2002. At the General Meeting of Shareholders on March 28, 2002 Messrs A. Huijser and G.H. Dutine were appointed as members of the Board of Management and Executive Vice-Presidents effective April 1, 2002. In addition to his responsibilities as Chief Financial Officer, the Supervisory Board has appointed Mr J.H.M. Hommen as Vice-Chairman of the Board of Management effective April 1, 2002.

Messrs S. McGregor, J. Karvinen and A. Ragnetti have been appointed as members of the Group Management Committee and Senior Vice-Presidents effective January 1, 2002, October 1, 2002 and January 1, 2003 respectively.

Mr J.M. Barella retired as a member of the Group Management Committee and Senior Vice-President as of October 1, 2002. With effect from November 1, 2002, Mr M.T. Medeiros, and effective January 1, 2003, Mr G.J.M. Demuynck resigned as members of the Group Management Committee to take up other interests outside the Company.

Remuneration of the Board of Management
The remuneration of the members of the Board of Management is determined by the Supervisory Board on the advice of the Remuneration Committee of the Supervisory Board. The members of the Remuneration Committee are listed on page 58. The President is responsible for providing necessary benchmark information and proposals, except regarding his own remuneration, to the Remuneration Committee.

General remuneration policies
The objective of the remuneration policy for members of the Board of Management is in line with that for Philips Executives throughout the Philips Group: to focus them on improving the performance of the Company and enhancing the value of the Group, to motivate and retain them, and to be able to attract other highly qualified executives to enter into Philips' service, when required.

In determining the remuneration policy, the Remuneration Committee ensures that a competitive remuneration package for Board-level executive talent is maintained and benchmarked with other multinational companies operating in global markets. For that purpose, benchmark research is carried out each year with Dutch and other European companies in the general industry of comparable size, complexity and international scope.

Additional market data is provided by a number of independent external advisers. In the case of the appointment of non-European members of the Board of Management, the Remuneration Committee may apply a broader benchmark with non-European data.

In order to link executive remuneration to the Company's performance, the remuneration package includes a significant variable part in the form of an annual cash bonus incentive and a long-term incentive in the form of stock options. The total cash pay-out in any year is the sum of the received base salary in the year concerned and the bonus pay-out related to the previous year. For those current Board members who were also Board members on April 1, 2001, the total cash pay-out in 2002 decreased by 28% with regard to the year 2001.

Base salary
Base salaries are based on a function-related salary system. When first appointed, an individual Board member's base salary will usually be below the maximum function-related salary. Normally (and subject to the decision by the Supervisory Board) the base salary will reach the maximum function-related salary level over a 3-year period from appointment. In line with market developments shown by benchmark studies, the maximum function-related salary levels in 2002 have been increased by 2.5% compared with those of 2001. In 2002, the (maximum) function-related salary of the President/CEO was EUR 1,012,000 and that of the Vice-Chairman/CFO EUR 835,000; the (maximum) function-related salary of the other Board members was EUR 651,000. In 2002, the annual salary review period was brought in line with that of the Philips Executives. As a consequence of this decision, the annual review date for the base salary is set at April 1. Adjustment of individual salaries is influenced by the (annual) adjustment, if any, of the function-related salary levels and the progress to the (maximum) function-related salary level if this level has not yet been reached. The individual salary levels are shown in the table on page 96 of the separate booklet entitled 'Financial Statements and Analysis'.

Annual Incentive (bonus)
Each year, a variable cash bonus can be earned, based on the achievement of specific targets. Bonus targets are set at a challenging level, taking into account general trends in the relevant markets, and are partly (70%) linked to the financial result of the Philips Group and partly (30%) to the areas of responsibility monitored by the individual member of the Board of Management as a derivative of the set team targets. The bonus criteria are 1) the financial indicators of the Company: Cash Flow and Economic Profit Realized, and 2) team goals. The related targets for the members of the Board of Management are determined annually at the beginning of the year by the Remuneration Committee on behalf of the Supervisory Board and hence are linked to the Company's financial performance, as well as to the team targets.

In principle, the maximum cash bonus achievable is 90% of the annual base salary. The Remuneration Committee may decide to grant a higher bonus percentage if exceptional targets are met. The bonus pay-out in any year relates to the achievements of the preceding financial year versus agreed targets. As a result, bonuses paid in 2002 relate to the salary levels and the performance in the year 2001. Similarly, the bonuses payable in 2003 will be calculated on the basis of the 2003 annual results.

The Board of Management decided not to take the bonus pay-out in 2002. This decision was respected and accepted by the Supervisory Board with one exception. Mr J.W. Whybrow left the Company on April 1, 2002, and taking into account the considerable contribution he made to the Company, the Supervisory Board, on the advice of the President, granted a discretionary bonus for the year 2001 to Mr J.W. Whybrow in 2002.

Long-Term Incentive Plan (LTIP)
Subject to the approval of the Supervisory Board, Royal Philips Electronics equity-based incentive plans may be introduced for the Board of Management, Philips Executives, high-performing employees and other employees in key positions. The Supervisory Board also approves the plan-related maximum pool-size of the underlying equity as well as the respective terms and conditions. In 2002, stock options were granted to the members of the Board of Management under the approved Philips Stock Option Plan 2002 applicable to Philips Executives in general.

The number of stock options granted was dependent on the long-term performance of the Company relative to a defined group of peer companies throughout the preceding three years, as explained in our report in 2001. The Supervisory Board decided to grant the maximum number of stock options, given the relative Total Shareholder Return performance (position in the upper quintile of the list) during the period December 31, 1998 to December 31, 2001, as stated in the terms & conditions of the 2002 plan. For details of the 2002 plan, see pages 91-94 of the separate booklet entitled 'Financial Statements and Analysis'.

In 2000 and 2001, 50% of the granted stock options were awarded as fixed options and 50% as performance-related options, linked to the long-term Company performance relative to a defined group of peer companies. The Supervisory Board has decided to fix vesting (as of February 17, 2003) at 75% of the performance-related stock options 2000 given Philips' performance vis-a-vis the defined peer group (positioned in second top quintile of the list) during the observation period November 30, 1999 to November 30, 2002, as stated in the terms & conditions of the 2000 plan.

For 2003 the LTIP will be a combination of stock options and restricted shares. The introduction of restricted shares (vesting in three equal instalments over a period of three years), and hence the combination of stock options and restricted shares, is designed to lead to a compensation for Board of Management members, Philips Executives and high-performing professionals which remains linked to the change of the share price, but is less volatile than one that relies exclusively on stock options. To stimulate the holding of shares among the participants in the LTIP including (top) management of Philips, additional premium shares will be awarded if the shares are kept for a period of three years after each vesting date. The annual grant to members of the Board of Management and the Group Management Committee will be brought in line with those of the other grantees and therefore will shift to April 15, 2003 (i.e. Series
2). Although it is not a legal requirement to request shareholder approval for the proposed LTIP, against the background of the continuous endeavors to improve the Company's corporate govenance the LTIP will be submitted to the General Meeting of Shareholders on March 27, 2003 for approval.

According to Philips' Rules of Conduct with respect to Inside Information, members of the Board of Management (and the other members of the Group Management Committee) are only allowed to trade in Philips securities (including the exercise of stock options) during 'windows' of ten business days following the publication dates of annual and quarterly results (provided the person involved has no 'inside information' regarding Philips at that time).

Pensions
The pensions of members of the Board of Management are funded by the Stichting Philips Pensioenfonds (the 'Philips Pension Fund') of the Netherlands. The conditions contained in the by-laws of the Philips Pension Fund apply, with the proviso that the pensionable age - from the point of view of pension accrual - has been set at 60. If the employment agreement of members of the Board of Management continues after the age of 60, the pension payments are postponed accordingly, as provided for in the Philips Pension Fund by-laws. As the retirement age is different from the date of commencement of the state pension, the pension scheme provides for a bridging payment in order to compensate for the adverse effect. The Board of Management members' own contribution comprises 4% of EUR 61,116 and 6% of the difference between the gross pensionable salary minus the franchise and the above-mentioned amount of EUR 61,116. A different arrangement resulting in additional pension benefits may apply in some cases as a result of past policies.

Additional arrangements
In addition to the main conditions of employment, a number of additional arrangements apply to members of the Board of Management. These additional arrangements, such as expense allowances and medical cost insurance, accident insurance and company car arrangements, are broadly in line with those for Philips Executives in the Netherlands.

The Company's policy forbids personal loans to members of the Board of Management, and no loans have been granted to such members in 2002, nor are outstanding as of December 31, 2002.

Contracts of employment
Members of the Board of Management have a contract of employment with the Company. The form of contract used for members of the Board of Management is in line with the standard form used for other Philips Executives.

In the event of disablement, members of the Board of Management are entitled to benefits in line with those for other Philips Executives in the Netherlands.

REVIEW OF FINANCIAL STATEMENTS; AUDIT COMMITTEE
The Supervisory Board reviews the annual financial statements as presented by the Board of Management and, upon approval, all individual members of the Supervisory Board (together with the members of the Board of Management) will sign these documents.

The Audit Committee, currently consisting of three members of the Supervisory Board, assists the Supervisory Board in fulfilling its oversight responsibilities for the integrity of the Company's financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor's qualifications, independence and performance, as well as the Company's process for monitoring compliance with laws and regulations and the General Business Principles. The Audit Committee reports its findings to the Supervisory Board.

It reviews the Company's annual and interim financial statements, including non-financial information, prior to publication and assesses the adequacy and appropriateness of internal control policies and internal audit programs and their findings. It reviews matters relating to accounting policies and compliance with accounting standards, compliance with statutory and legal requirements and regulations particularly in the financial domain. Important findings and identified risks are examined thoroughly in order to allow appropriate measures to be taken. With regard to internal audit, the Audit Committee reviews the internal audit charter, audit plan, audit scope and its coverage in relation to the scope of the external audit, as well as the staffing, independence and organizational structure of the internal audit function. With regard to the external audit, the Committee reviews the proposed audit scope, approach and fees (refer to page 37 of the separate booklet entitled 'Financial Statements and Analysis' for a summary of aggregate audit fees), the independence of the external auditors, their performance and their (re-)appointment, non-audit services provided by the external auditors in conformity with the Philips Policy on Auditor Independence, as well as any changes to this Policy. The Committee also considers the report of the external auditors with respect to the annual financial statements. It also gives advice about the Supervisory Board's statement to shareholders in the annual accounts. The Audit Committee periodically discusses the Company's policy on business controls, the General Business Principles including the deployment thereof, and the Company's major areas of risk, including the internal auditor's reporting thereon. The Company's internal and external auditors attended all Committee meetings in 2002, and the Committee met separately on a quarterly basis with the President/Chief Executive Officer, the Chief Financial Officer, the Internal Auditor and the External Auditors.

2002 FINANCIAL STATEMENTS
The financial statements of Koninklijke Philips Electronics N.V. for 2002, as presented by the Board of Management, have been audited by KPMG Accountants N.V., independent auditors. Their report appears on page 127 of the separate booklet entitled 'Financial Statements and Analysis'. We have approved these financial statements.

We recommend to shareholders to adopt the 2002 financial statements as presented in the full Annual Report for the year 2002. We likewise recommend to shareholders to adopt the proposal of the Board of Management, approved by the Supervisory Board and the Meeting of Priority Shareholders, to make a distribution to shareholders of EUR 0.36 per common share from the other reserves.

February 7, 2003

The Supervisory Board

Selected Financial Information

INTRODUCTION
This Management Report and the separate booklet entitled 'Financial Statements and Analysis' together comprise the full Annual Report 2002 of Royal Philips Electronics. Selected Financial Information is derived from the Philips Group's full annual financial statements including notes as reported in the separate booklet entitled 'Financial Statements and Analysis'. That separate booklet also contains a comprehensive Operating and Financial Review and Prospects, additional financial information and further statutory and other information. For a full understanding of the results of the Group and the state of affairs, both booklets should be consulted.

The following Selected Financial Information should be read in conjunction with the Report on the performance of the Philips Group set out earlier in this Management Report.

AUDITORS' REPORT
We have audited, in accordance with auditing standards generally accepted in the United States of America and the Netherlands, the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 (not presented separately herein); and in our report dated February 7, 2003, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements, appearing on pages 66 through 71, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Eindhoven, February 7, 2003

KPMG Accountants N.V.

ACCOUNTING POLICIES
The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States ('US GAAP').

         Condensed consolidated statements of income of the Philips Group for the years ended December 31

         in millions of euros unless otherwise stated

                                                                                    2002                      2001
SALES                                                                               31,820                    32,339
Cost of sales                                                                      (21,906)                  (23,240)
                                                                                 ---------                 ---------
GROSS MARGIN                                                                         9,914                     9,099
Selling expenses                                                       (5,017)                   (5,027)
General and administrative expenses                                    (1,404)                   (1,249)
Research and development expenses                                      (3,043)                   (3,312)
Write-off of acquired in-process R&D                                      (12)                     (106)
Impairment of goodwill                                                    (19)                        -
Restructuring and impairment charges                                     (484)                     (786)
                                                                    ---------                 ---------
                                                                                    (9,979)                  (10,480)
Other business income (expense)                                                        485                       (14)
                                                                                 ---------                 ---------
INCOME (LOSS) FROM OPERATIONS                                                          420                    (1,395)
Financial income and expenses:
- interest                                                               (384)                     (391)
- impairment charges                                                   (1,955)                     (526)
- other                                                                   112                         2
                                                                    ---------                 ---------
                                                                                    (2,227)                     (915)
                                                                                 ---------                 ---------
INCOME (LOSS) BEFORE TAXES                                                          (1,807)                   (2,310)
Income tax (expense) benefit                                                           (27)                      428
                                                                                 ---------                 ---------
INCOME (LOSS) AFTER TAXES                                                           (1,834)                   (1,882)
Results relating to unconsolidated companies:
- income (loss) excluding impairment charges and amortization of
  goodwill                                                                (17)                     (232)
- impairment charges                                                   (1,305)                     (119)
- amortization of goodwill                                                (24)                     (257)
                                                                    ---------                 ---------
                                                                                    (1,346)                     (608)
                                                                                 ---------                 ---------

GROUP INCOME (LOSS)                                                                 (3,180)                   (2,490)
Minority interests                                                                     (26)                       15
                                                                                 ---------                 ---------
NET INCOME (LOSS)                                                                   (3,206)                   (2,475)

Weighted average number of common shares outstanding
(after deduction of treasury stock) during the year
(in thousands)                                                                   1,274,950                 1,278,077

BASIC EARNINGS PER COMMON SHARE IN EUROS:
Net income (loss)                                                                    (2.51)                    (1.94)

DILUTED EARNINGS PER COMMON SHARE IN EUROS:*
Net income (loss)                                                                    (2.51)                    (1.94)

Dividend paid per common share in euros
(related to prior financial year)                                                     0.36                      0.36

         * The dilution effects on EPS are only taken into consideration if this does not result in an improvement in income per share or in a reduction in loss per share, as is the case in 2002 and 2001.

         Condensed consolidated balance sheets of the Philips Group as of December 31 in millions of euros

                                                           2002             2001
CURRENT ASSETS

Cash and cash equivalents                         1,858               890
Receivables                                       5,068             5,812
Inventories                                       3,522             4,290
Other current assets                                603               858
                                                 ------            ------
Total current assets                                      11,051           11,850

NON-CURRENT ASSETS

Unconsolidated companies                          6,089             7,552
Other non-current financial assets                1,306             3,481
Non-current receivables                             219               306
Other non-current assets                          2,553             2,774
Property, plant and equipment - net               6,137             7,718
Intangible assets excl. goodwill - net            1,742             1,964
Goodwill - net                                    3,192             3,557
                                                 ------            ------
Total non-current assets                                  21,238           27,352
                                                          ------           ------
TOTAL                                                     32,289           39,202

CURRENT LIABILITIES

Accounts and notes payable                        3,228             3,243
Accrued liabilities                               3,314             3,966
Short-term provisions                             1,276             1,443
Other current liabilities                           691               813
Short-term debt                                     617             1,271
                                                 ------            ------
Total current liabilities                                  9,126           10,736

NON-CURRENT LIABILITIES

Long-term debt                                    6,492             6,595
Long-term provisions                              1,970             2,297
Other non-current liabilities                       603               212
                                                 ------            ------
Total non-current liabilities                              9,065            9,104

GROUP EQUITY
Minority interests                                           179              202
Stockholders' equity                                      13,919           19,160
                                                          ------           ------
TOTAL                                                     32,289           39,202

         Condensed consolidated statements of cash flows of the Philips Group for the years ended December 31 in millions of euros

                                                                                       2002        2001
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)                                                                     (3,206)     (2,475)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization                                                          2,184       2,671
Impairment of equity investments                                                       3,260         645
Net gain on sale of assets                                                              (643)       (337)
Loss from unconsolidated companies (net of dividends received)                            54         501
Minority interests (net of dividends paid)                                                26         (21)
Decrease in working capital                                                              815         752
Decrease (increase) in non-current receivables/other assets                               86        (888)
(Decrease) increase in provisions                                                       (336)        313
Other items                                                                              (12)         87
                                                                                      ------      ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                              2,228       1,248

Cash flows from investing activities:
Purchase of intangible assets (software)                                                (149)       (234)
Capital expenditures on property, plant and equipment                                 (1,161)     (2,143)
Proceeds from disposals of property, plant and equipment                                 370         221
Cash from derivatives                                                                    422           -
Purchase of other non-current financial assets                                           (15)        (77)
Proceeds from other non-current financial assets                                          98         550
Purchase of businesses, net of cash acquired                                            (626)     (3,636)
Proceeds from sale of interests in businesses                                            813         755
                                                                                      ------      ------
NET CASH USED FOR INVESTING ACTIVITIES                                                  (248)     (4,564)
                                                                                      ------      ------
CASH FLOWS BEFORE FINANCING ACTIVITIES                                                 1,980      (3,316)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in short-term debt                                                             (548)        (73)
Principal payments on long-term debt                                                    (276)       (554)
Proceeds from issuance of long-term debt                                                 405       4,580
Treasury stock transactions                                                              (19)       (336)
Dividends paid                                                                          (459)       (458)
                                                                                      ------      ------
NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES                                    (897)      3,159
                                                                                      ------      ------
CASH PROVIDED BY (USED FOR) CONTINUING OPERATIONS                                      1,083        (157)
Effect of changes in exchange rates and consolidations on cash positions                (115)        (42)
Cash and cash equivalents at beginning of year                                           890       1,089
                                                                                      ------      ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                               1,858         890

         Condensed consolidated statements of changes in stockholders' equity of the Philips Group in millions of euros

                                                                                 ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
                                                                        ------------------------------------------------------
                                    COMMON   CAPITAL IN               currency     available      minimum
                                     STOCK    EXCESS OF   RETAINED   translation    for sale      pension   cash flow
                                              PAR VALUE   EARNINGS   differences   securities    liability   hedges      TOTAL
                                    ------   ----------   ---------  ------------  -----------   ---------- ----------  -------
BALANCE AS OF DECEMBER 31, 2000        263            7     23,336          (868)         972          (13)       (29)      62

Net income (loss)                                           (2,475)

Net current period change                                                    102         (932)         (18)       (18)    (866)

Reclassifications into income                                                             526           13         40      579
                                                                     -----------   ----------    ---------  ---------   ------

Total comprehensive income (loss),
net of tax                                                                   102         (406)          (5)        22     (287)

Dividend paid                                                 (458)

Purchase of treasury stock

Re-issuance of treasury stock

Stock options accrual                                 6
                                    ------   ----------   --------   -----------   ----------    ---------  ---------   ------

BALANCE AS OF DECEMBER 31, 2001        263           13     20,403          (766)         566          (18)        (7)    (225)

Net income (loss)                                           (3,206)

Net current period change                                                   (906)      (2,189)        (335)       (28)  (3,458)

Reclassifications into income                                                (40)       1,888                      46    1,894
                                                                     -----------   ----------    ---------  ---------   ------

Total comprehensive income (loss),
net of tax                                                                  (946)        (301)        (335)        18   (1,564)

Dividend paid                                                 (459)

Purchase of treasury stock

Re-issuance of treasury stock

Stock options accrual                                 1
                                    ------   ----------   --------   -----------   ----------    ---------  ---------   ------

BALANCE AS OF DECEMBER 31, 2002        263           14     16,738        (1,712)         265         (353)        11   (1,789)
                                    ------   ----------   --------   -----------   ----------    ---------  ---------   ------

                                    TREASURY     TOTAL
                                    SHARES AT    STOCK-
                                      COST      HOLDERS'
                                                 EQUITY
                                    ----------  ---------
BALANCE AS OF DECEMBER 31, 2000          (961)    22,707

Net income (loss)                                 (2,475)

Net current period change                           (866)

Reclassifications into income                        579
                                                --------

Total comprehensive income (loss),
net of tax                                        (2,762)

Dividend paid                                       (458)

Purchase of treasury stock               (379)      (379)

Re-issuance of treasury stock              46         46

Stock options accrual                                  6
                                    ---------   --------

BALANCE AS OF DECEMBER 31, 2001        (1,294)    19,160

Net income (loss)                                 (3,206)

Net current period change                         (3,458)

Reclassifications into income                      1,894
                                                --------

Total comprehensive income (loss),
net of tax                                        (4,770)

Dividend paid                                       (459)

Purchase of treasury stock               (103)      (103)

Re-issuance of treasury stock              90         90

Stock options accrual                                  1
                                    ---------   --------

BALANCE AS OF DECEMBER 31, 2002       (1,307)     13,919
                                    ---------   --------

         The Philips Group in the last nine years all amounts in millions of euros unless otherwise stated

         Due to factors such as consolidations and divestments, the amounts, percentages and ratios are not directly comparable.

General data

                                                     US GAAP                                      Dutch GAAP
                                    ------------------------------------------   ------------------------------------------
                                      2002     2001     2000     1999    1998*    1998*     1997     1996     1995     1994
Sales                               31,820   32,339   37,862   31,459   30,459   30,459   29,658   27,094   25,259   23,768
Percentage increase over previous
year                                    (2)     (15)      20        3        3        3        9        7        6        2

Income (loss) from continuing
operations(1)                       (3,206)  (2,475)   9,577    1,595    1,025      541    1,231      126      971      683

Discontinued operations(2)               -        -        -        -    4,891    5,054      263      202      247      281

Cumulative effect of change in
accounting principle                     -        -       85        -        -        -        -        -        -        -

Net income (loss)                   (3,206)  (2,475)   9,662    1,590    5,900    6,053    2,602     (268)   1,143      964

Turnover rate of net operating
capital                               2.43     2.15     3.12     3.20     2.95     2.91     2.84     2.70     2.88     2.95
Total employees at year-end
(in thousands)                         170      189      219      227      234      234      252      250      253      241
Salaries, wages and social
costs paid                           8,183    8,119    8,479    8,111    8,117    8,209    8,261    8,083    7,363    7,031

                                    ------   ------   ------   ------   ------   ------    -----    -----    -----    -----
Income
Income (loss) from operations          420   (1,395)   4,258    1,553    1,289      685    1,714      422    1,350    1,227
As a % of sales                        1.3     (4.3)    11.2      4.9      4.2      2.2      5.8      1.6      5.3      5.2
As a % of net operating capital
(RONA)                                 3.2     (9.3)    35.1     15.8     12.5      6.5     16.4      4.2     15.4     15.2

Income taxes                           (27)     428     (563)    (208)    (162)     (41)    (276)       7      (74)    (135)
As a % of income before taxes           (1)      19        9       14       17       11       20      (40)       7       16

Income (loss) after taxes           (1,834)  (1,882)   5,688    1,238      816      332    1,119       25      964      696
As a % of sales                       (5.8)    (5.8)    15.0      3.9      2.7      1.1      3.8      0.1      3.8      2.9

Income (loss) from continuing
operations                          (3,206)  (2,475)   9,577    1,595    1,025      541    1,231      126      971      683
As a % of stockholders' equity
(ROE)                                (19.2)   (11.9)    48.5     10.9      9.7      5.1     15.9      1.9     15.8     12.5
Per common share in euros            (2.51)   (1.94)    7.30     1.16     0.71     0.38     0.88     0.09     0.71     0.51

Net income (loss)                   (3,206)  (2,475)   9,662    1,590    5,900    6,053    2,602     (268)   1,143      964
Per common share in euros            (2.51)   (1.94)    7.36     1.15     4.10     4.20     1.86    (0.20)    0.84     0.72

Dividend paid per common share
in euros (related to prior
financial year)                       0.36     0.36     0.30     0.25     0.23     0.23     0.18     0.18     0.14     0.06

       * The Company adopted application of US GAAP as from January 1, 2002. The years from 1998 onwards have been restated accordingly. Previous years have not been restated. For the convenience of the reader the 1998 figures are presented on the basis of both US and Dutch GAAP.

       (1) Under Dutch GAAP, prior to 1999, certain material transactions, such as disposals of lines of activities, were accounted for as extraordinary items, whereas under US GAAP these would have been recorded in income (loss) from (continuing) operations.

       (2) Discontinued operations reflect the effect of the sale of PolyGram N.V. in 1998 in order to present the Philips Group accounts on a continuing basis.

                         DEFINITIONS
Net operating capital:   intangible assets, property, plant and equipment, non-current receivables and current assets excl. cash and cash equivalents, securities and deferred tax positions, after deduction of provisions and other liabilities
RONA:                    income from operations as a % of average net operating capital
ROE:                     income from continuing operations as a % of average stockholders'
Net debt:                long-term and short-term debt net of cash and cash equivalents
Net debt:group equity
ratio:                   the % distribution of net debt over group equity plus net debt
Average number of
outstanding shares:      weighted average number of outstanding common shares based on monthly positions during the reporting year

                         The financial statements have been prepared in euros. Amounts previously reported in Dutch guilders are reported in euros using the irrevocably fixed conversion rate which became effective on January 1, 1999
                         (EUR 1 = NLG 2.20371).

Capital employed

                                                               US GAAP                              Dutch GAAP
                                                --------------------------------------  --------------------------------------
                                                  2002    2001    2000    1999   1998*   1998*    1997    1996    1995    1994
Cash and cash equivalents                        1,858     890   1,089   2,331   6,553   6,553   1,397     785     932     940
Receivables                                      5,671   6,670   6,806   6,453   5,442   5,442   5,464   5,369   4,890   4,567
Inventories                                      3,522   4,290   5,279   4,268   4,017   4,274   4,522   4,334   5,083   4,330
                                                ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Current assets                                  11,051  11,850  13,174  13,052  16,012  16,269  11,383  10,488  10,905   9,837
                                                ------  ------  ------  ------  ------  ------  ------  ------  ------  ------

Non-current financial assets                     7,395  11,033  11,306   7,400   2,871   2,836   1,451   1,618   1,358   1,257
Net assets discontinued operations                   -       -       -       -       -       -   1,482   1,198   1,013     901
Non-current receivables                          2,772   3,080   2,713   2,326   1,920   1,920   1,858   1,662   1,413   1,397
Property, plant and equipment (book value)       6,137   7,718   9,041   7,332   6,597   6,574   6,935   6,719   6,094   5,599
Intangible assets (book value)                   4,934   5,521   3,290   1,563     609     554     213     222     198     105
                                                ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Non-current assets                              21,238  27,352  26,350  18,621  11,997  11,884  11,939  11,419  10,076   9,259

Total assets                                    32,289  39,202  39,524  31,673  28,009  28,153  23,322  21,907  20,981  19,096

Property, plant and equipment:
Capital expenditures for the year                1,161   2,143   3,170   1,662   1,634   1,634   1,627   2,185   2,127   1,535
Depreciation for the year                        1,782   1,969   1,789   1,548   1,615   1,615   1,492   1,437   1,218   1,270
Capital expenditures : depreciation                0.7     1.1     1.8     1.1     1.0     1.0     1.1     1.5     1.7     1.2

Inventories as a % of sales                       11.1    13.3    13.9    13.6    13.2    14.0    15.2    16.0    20.1    18.2
Outstanding trade receivables, in months'
sales                                              1.3     1.5     1.5     1.4     1.3     1.3     1.3     1.3     1.5     1.5

                                                ------  -------  -----  ------  ------  ------  ------   -----   ------  -----
Financial structure
Other liabilities                                7,836   8,234   8,764   8,262   6,751   6,779   6,328   5,768   5,643   5,373
Debt                                             7,109   7,866   4,027   3,314   3,587   3,587   4,030   5,855   4,756   3,875
Provisions                                       3,246   3,740   3,557   3,056   2,973   2,985   3,251   3,420   3,460   3,566

                                                ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Total provisions and liabilities                18,191  19,840  16,348  14,632  13,311  13,351  13,609  15,043  13,859  12,814
                                                ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Issued, paid-up capital                            263     263     263     339   1,672   1,672   1,655   1,600   1,566   1,536
Surplus and reserves                            13,656  18,897  22,444  16,369  12,784  12,888   7,499   4,985   5,060   4,410
                                                ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Stockholders' equity                            13,919  19,160  22,707  16,708  14,456  14,560   9,154   6,585   6,626   5,946

Minority interests                                 179     202     469     333     242     242     559     279     496     336
                                                ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Group equity                                    14,098  19,362  23,176  17,041  14,698  14,802   9,713   6,864   7,122   6,282

Total equity and liabilities                    32,289  39,202  39,524  31,673  28,009  28,153  23,322  21,907  20,981  19,096

Net debt : group equity ratio                    27:73   26:74   11:89    5:95      **      **   21:79   42:58   35:65   32:68

Stockholders' equity per common share in
euros                                            10.91   15.04   17.69   12.55   10.02   10.09    6.39    4.74    4.85    4.41
Market price per common share at year-end        16.70   33.38   39.02   33.75   14.30   14.30   13.80    7.94    6.58    5.83

         ** Not meaningful: net cash in 1998 exceeded the debt level

SHAREHOLDER INFORMATION

         Detailed information for shareholders is available on our website WWW.INVESTOR.PHILIPS.COM. As well as financial reports and presentations, the site also provides information on related issues, such as governance, business ethics and sustainability.

[PICTURE]

PAYMENT OF DISTRIBUTION TO SHAREHOLDERS                        IMPORTANT DATES
Shares of Koninklijke Philips Electronics N.V. ('Royal         Record date Annual General
Philips Electronics') will be listed ex-dividend as of March   Meeting of Shareholders        March 20,2003
28, 2003. In compliance with the listing requirements of the   Annual General Meeting
New York Stock Exchange and the stock market of Euronext       of Shareholders                March 27,2003
Amsterdam, the record dates will be April 1, 2003 for          First quarterly report 2003    April 15,2003
holders of American shares of New York Registry, and March     Second quarterly report 2003   July 15,2003
27, 2003 for other Philips shares.                             Third quarterly report 2003    October 14,2003
The distribution in cash as proposed to the General Meeting    Publication of 2003 results    February 10,2004*
of Shareholders will be payable as of April 7, 2003 to all     Publication of the Annual
shareholders. The USD distribution to holders of American      Report 2003                    February 10,2004*
shares will be made in at the USD/EUR rate fixed by the        Annual General Meeting
European Central Bank on April 2, 2003.                        of Shareholders                March 25,2004*
                                                               First quarterly report 2004    April 13,2004*
                                                               Second quarterly report 2004   July 13,2004*
                                                               Third quarterly report 2004    October 12,2004*

* These dates are subject to final confirmation.

[PICTURE]

Annual Report 2002
Financial Statements and Analysis

                                                                         PHILIPS

'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items (including, but not limited to, cost savings), in particular the outlook paragraph of the 'Operating and Financial Review and Prospects' in this 'Financial Statements and Analysis' booklet.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, levels of consumer and business spending in major economies, changes in consumer tastes and preferences, changes in law, the performance of the financial markets, pension costs, the levels of marketing and promotional expenditures by Philips and its competitors, raw materials and employee costs, changes in future exchange and interest rates (in particular changes in the euro and the US dollar can materially affect results), changes in tax rates and future business combinations, acquisitions or dispositions and the rate of technological changes.

Market share estimates contained in this report are based on outside sources such as specialized research institutes, industry and dealer panels, etc. in combination with management estimates. Rankings are based on sales unless otherwise stated.

                     Contents
                     Financial Statements and Analysis

  2                  Financial highlights

  3                  Operating and Financial Review and Prospects

 41                  Auditors' Report

 42                  Consolidated statements of income of the Philips Group

 44                  Consolidated balance sheets of the Philips Group

 46                  Consolidated statements of cash flows of the Philips Group

 48 Consolidated statements of changes in stockholders' equity of the Philips Group

 49                  Accounting policies

 58 Notes to the consolidated financial statements of the Philips Group

                     Dutch GAAP information

110                  Accounting principles

110                  Presentation of financial statements

110                  Changes in accounting principles and presentation

111                  Application Dutch GAAP

112                  Consolidated financial statements of the Philips Group

117 Notes to the consolidated financial statements of the Philips Group

121                  Balance sheets and statements of income of Koninklijke
                     Philips Electronics N.V. ('Royal Philips Electronics')

122                  Notes to the financial statements of
                     Royal Philips Electronics

                     Other information

127                  Auditors' Report

129                  Proposed distribution to shareholders of Royal Philips
                     Electronics

129                  Corporate governance of the Philips Group

132                  The Philips Group in the last nine years

This Financial Statements and Analysis booklet and the separate booklet entitled 'Management Report' together comprise the full Annual Report for the year 2002 of Koninklijke Philips Electronics N.V. ('Royal Philips Electronics'). For a full understanding of the results of the Philips Group and the state of affairs, both booklets should be consulted.

         Financial highlights

         all amounts in millions of euros unless otherwise stated

                                                 2002            2001           2000
                                               --------        --------        -------
Sales                                           31,820          32,339          37,862

Income (loss) from operations                      420          (1,395)          4,258
As a % of sales                                    1.3            (4.3)           11.2
As a % of net operating capital (RONA)             3.2            (9.3)           35.6

Net income (loss)                               (3,206)         (2,475)          9,662
Per common share - basic                         (2.51)          (1.94)           7.36
                 - diluted                       (2.51)          (1.94)           7.28

Dividend paid per common share in euros
(related to prior financial year)                 0.36            0.36            0.30

Cash flows before financing activities           1,980          (3,316)            592

Stockholders' equity                            13,919          19,160          22,707
Per common share                                 10.91           15.04           17.69

Net debt: group equity ratio                     27:73           26:74           11:89

Employees                                      170,087         188,643         219,429

Excluding special items*:

  Income (loss) from operations                    460            (160)          3,188
  As a % of sales                                  1.4            (0.5)            8.4
  As a % of net operating capital (RONA)           3.5            (1.1)           26.6

Net income (loss)                                  208            (779)          2,891

Philips has applied US GAAP in its reporting from January 1, 2002 onwards. Previous periods have been restated accordingly.

   * Special items relate to income and expenses resulting from business operations, which, because of their nature, are disclosed separately to give a better understanding of the underlying result for the period. Special items include items such as restructuring and impairment charges, acquisition-related charges and gains and losses on the disposal of businesses or participations and real estate. However, the reader should note that net income excluding special items is not a measure of financial performance as defined by US GAAP or Dutch GAAP.

         Operating and Financial Review and Prospects

         The following discussion is based on the consolidated financial statements and should be read in conjunction with those statements and the other financial information.

         Starting January 1, 2002 the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). These accounting principles differ in some respects from generally accepted accounting principles in the Netherlands (Dutch GAAP), which differences are explained in the notes to the Dutch GAAP financial statements. All relevant reporting periods have been restated according to US GAAP.

         In order to facilitate a better understanding of the underlying business performance of our segments, we have analyzed results of operations with a discussion of special items. Special items, as presented in the Operating and Financial Review and Prospects, relate to income and expenses resulting from business operations which, because of their nature, are disclosed separately to give a better understanding of the underlying result for the period. These include items such as restructuring and impairment charges, acquisition-related charges and gains and losses on the disposal of businesses or participations and real estate. This is consistent with how business performance is evaluated by Management. However, the reader should note that net income excluding special items is not a measure of financial performance as defined by US GAAP or Dutch GAAP.

         The reader is encouraged to give equal attention to the reported GAAP measures and the analysis excluding special items.

         THE YEAR 2002

         SUMMARY

         The Company's performance in 2002 was heavily impacted by poor worldwide economic conditions and a continued decline in the main financial markets around the world. Despite the challenging economy, each of our sectors improved their operating performance compared to 2001. Lighting, Domestic Appliances and Personal Care (DAP) and Medical Systems, which operate in less cyclical markets, delivered solid results, with DAP recording its best year ever. Additionally, Consumer Electronics returned to profitability. Semiconductors and Components were significantly affected by the depressed telecommunications and PC-related markets. Despite improving their performance compared to 2001, both sectors incurred losses for the year. The decline in the financial markets had a significant negative effect on the value of some of the Company's investments, causing significant write-downs.

         In contrast to 2001, when the Company acquired several large businesses, 2002 was characterized by the continued integration of the recently acquired medical activities and a refinement of the portfolio during the year, with the Company making only a few relatively minor acquisitions. A number of businesses that were either low-growth low-return or did not fit strategically were divested. Cash of EUR 187 million was generated from the divestments, net of acquisitions. Additionally, during the year, the Company continued its focus on cost control, asset management and cash flow. We introduced 'Transforming into One Philips' (TOP), a program designed to streamline various support functions by standardizing services and introducing a shared way of working. This has resulted in significant cost savings. Additionally, we continued to focus on optimizing asset management, increasing the use of outsourcing, reducing working capital, shortening the cash conversion cycle and reducing debt. In part aided by the enhanced focus on these areas, the Company generated a positive cash flow from operations of EUR 2,228 million in 2002, compared with EUR 1,248 million in 2001 and EUR 2,996 million in 2000.

         Sales in 2002 totaled EUR 31,820 million, which is 2% lower than in 2001. Medical Systems recorded a 42% increase in sales (of which 5% was organic growth), largely due to the effect of the 2001 acquisitions. Further growth was achieved in the sectors DAP and Components (predominantly in Mobile Display Systems). All other sectors registered decreases, reflecting the softness in their markets. In particular, Consumer Electronics' sales were significantly below 2001. The decline was attributable not only to the general softness of the markets but also to significantly lower sales of Digital Networks and GSM phones, in part reflecting the strategy to change business models.

         A net loss of EUR 3,206 million was incurred in 2002, compared with a loss of EUR 2,475 million in 2001 and net income of EUR 9,662 in 2000. A number of special items impacted the Company's financial performance during 2002.

         The major financial markets around the world declined for the third year in a row. This had a significant negative effect on the value of the Company's financial assets. During 2002, the Company recorded non-cash impairment charges of EUR 1,955 million to recognize other-than-temporary declines in the value of certain security investments, the most significant of which was Vivendi Universal (EUR 1,855 million). Additionally, the Company recorded other non-cash charges of EUR 1,305 million to write down its investment in certain unconsolidated companies, mainly Atos Origin (EUR 921 million) and LG. Philips Displays (EUR 275 million).

         The non-cash impairment charges and value adjustments related to securities and shareholdings included in income over the last three years are summarized below:

amounts in millions of euros          2002       2001      2000
                                     -------    ------     -----
Vivendi/Seagram                      (1,855)     (440)     1,115
JDS Uniphase                            (73)        -      1,207
Great Nordic                            (27)      (86)         -
                                     ------     -----      -----
                                     (1,955)     (526)     2,322
LG.Philips Displays                    (275)        -          -
ATOS Origin                            (921)        -      1,072
Various unconsolidated companies       (109)     (119)         -
                                     ------     -----      -----
                                     (1,305)     (119)     1,072
                                     ------     -----      -----
Total                                (3,260)     (645)     3,394

         In 2002 the Company realized net gains of EUR 569 million from the sale of certain businesses and fixed assets. However, the impact on income from operations was offset by restructuring, impairment and acquisition-related charges of EUR 609 million.

         Presented below is a table that summarizes the special items affecting net income for the years 2000 through 2002.

         Net income (loss) excluding special items:

amounts in millions of euros
                                                             2002        2001        2000
                                                           --------    --------    --------
As published                                                (3,206)     (2,475)      9,662
Affecting income from operations:
  Write-down of inventories in connection with
  restructuring (cost of sales)                                (10)       (307)        (10)
  Restructuring and impairment charges                        (503)       (786)       (187)
  Acquisition-related costs incl. in-process R&D               (96)       (437)       (114)
  Gain on sale of participations/fixed assets                  569         295         309
  Atos Origin merger gain                                                            1,072
Affecting financial income and expenses:
  Gain on sale of JDS Uniphase shares                                                1,207
  Gain on sale of ASML shares                                   67
  Seagram/Vivendi share exchange gain, net                                           1,115
  Impairment Vivendi/Great Nordic/Uniphase                  (1,955)       (526)
Income taxes related to special items                          127         313         (18)
Affecting results relating to unconsolidated companies:
  Gain on sale of shares and participations                      5          20       2,717
  Restructuring and impairment charges                        (301)        (89)
  Dilution (losses) gains related to TSMC's equity
  transactions                                                 (12)        (60)        680
  Impairment charges recorded by the Company                (1,305)       (119)
                                                           -------     -------     -------
Excluding special items                                        208        (779)      2,891

         Net cash provided by operating activities totaled EUR 2,228 million in 2002, compared with EUR 1,248 million in 2001 and EUR 2,996 million in 2000. The improvement compared to 2001 is primarily attributable to the significant improvement in operating performance (excluding the non-cash charges) and a decrease in working capital. The decrease in working capital reflects a reduction of inventories, due in part to supply chain improvement programs, as well as the success of the cash conversion cycle program that was started three years ago. Consumer Electronics in particular lowered its asset base to almost zero at year-end 2002.

         Net cash used for investing activities totaled EUR 248 million for the year. EUR 626 million was used for the purchase of businesses and investments in unconsolidated companies. The most significant related to a settlement associated with the establishment of the joint venture LG.Philips Displays and a subsequent cash injection (EUR 250 million), a final payment to Agilent in respect of the business acquired in 2001 (EUR 90 million) and a capital injection of EUR 69 million to SSMC. In 2001, cash used for investing activities amounted to EUR 4,564 million, of which EUR 3,636 million was for the purchase of businesses, particularly for Medical Systems. In 2000, EUR 3,209 million was related to the purchase of businesses.

         Proceeds from the sale of businesses in 2002 totaled EUR 813 million, of which the sale of Philips Contract Manufacturing Services (PCMS), Analytical and Communication, Security and Imaging (CSI) were the most significant. In 2001 the proceeds from the sale of businesses totaled EUR 755 million. Of these, the most significant were the Glass activities of Components, together with part of the shareholding in FEI and Philips Broadcast.

         Gross capital expenditures were scaled back by approximately half, compared to 2001, to EUR 1,161 million as Philips aligned its component and semiconductor manufacturing facilities to the lower level of market demand. In 2001, cash requirements for capital expenditures totaled EUR 2,143 million, significantly below the level of EUR 3,170 million in 2000.

         Net cash used for financing activities in 2002 amounted to EUR 897 million. EUR 300 million received from the issuance of long-term debt in August was subsequently used to retire short-term debt. Philips shareholders received distributions in cash totaling EUR 459 million.

         In 2001 net cash provided by financing activities totaled EUR 3,159 million, compared to EUR 2,038 million of net cash used in 2000. The financing needs in 2001 were met by the issuance of two tranches of two eurobonds each, totaling EUR 4,250 million. The cash requirements for financing activities in 2000 included capital repayments to shareholders of EUR 1,673 million from the share reduction program.

         At the end of 2002, Philips had a net debt position (debt, net of cash and cash equivalents) of EUR 5,251 million, which was EUR 1,725 million lower than the year before. The net debt to group equity ratio was 27:73 at the end of 2002, compared to 26:74 at year-end 2001.

         Stockholders' equity decreased by EUR 5,241 million to EUR 13,919 million at year-end 2002. This decrease was mainly due to the net loss of EUR 3,206 million in 2002, currency translation effects, declines in the fair value of available-for-sale securities and increases in pension liabilities in other comprehensive income. Furthermore, EUR 459 million was distributed in cash to shareholders from retained earnings.

         GROUP SALES AND INCOME FROM OPERATIONS

amounts in millions of euros                           2002        2001         2000
                                                     --------    --------     --------
Sales                                                 31,820      32,339       37,862
  % nominal (decrease) increase                           (2)        (15)          20
Income (loss) from operations*                           420      (1,395)       4,258
  as a % of sales                                        1.3        (4.3)        11.2
Income (loss) from operations excl. special items*       460        (160)       3,188
  as a % of sales                                        1.4        (0.5)         8.4
Net operating capital                                 10,539      14,309       14,370
Employees                                            170,087     188,643      219,429
                                                     -------     -------      -------
*) Incl. amortization of goodwill                          -        (180)        (173)

         In percentage terms the composition of the change in sales over 2001 and 2000 was as follows:

                                                      2002 versus   2001 versus
                                                         2001          2000
                                                      -----------   -----------
Consolidation changes                                     2.6           (0.7)
Currency effects                                         (3.5)           0.1
Prices                                                   (6.5)          (8.2)
Volume                                                    5.8           (5.8)
Nominal change                                           (1.6)         (14.6)

         Sales
         Sales in 2002 totaled EUR 31,820 million, 2% lower than the year before. Consolidation changes had a positive effect of 3%, primarily resulting from the 2001 medical acquisitions, partially offset by the effect of various divestments as well as the deconsolidation of Display Components mid-2001. Weaker currencies impacted nominal sales by 4%, particularly as a result of the weaker US dollar and the weaker Asian currencies. Sales volume increased by 6%, while average prices were 7% lower than in the year before.

         Excluding the effect of consolidations and currencies, increased sales were achieved in the sectors DAP, Components and Medical Systems. On the downside, comparable sales were lower in Lighting, Consumer Electronics and Semiconductors. The sector Consumer Electronics was particularly affected by lower sales of Digital Networks and GSM phones, in part reflecting the strategy to change the business models.

         Sales in 2001 totaled EUR 32,339 million, 15% lower than in 2000. Changes in consolidations had a 1% negative effect. Sales volume decreased by 6%, while average prices declined by 8%. Sales at Semiconductors, Components and Consumer Electronics were affected by the downturn in the respective markets. Sales at Lighting remained virtually flat, while sales at DAP and Medical Systems increased strongly, both organically and as a result of acquisitions.

         Income from operations
         Income from operations in 2002, a EUR 420 million profit, improved considerably compared with the 2001 loss of EUR 1,395 million. All sectors contributed to the improvement. Consumer Electronics returned to profitability, with a significant improvement in income from operations over 2001. Additionally, Medical Systems, whose performance in 2001 was impacted by significant acquisition-related charges, also returned to profitability.

         Lighting and DAP once again delivered strong results. Although Semiconductors and Components achieved improved results compared to 2001, both sectors incurred losses for the year. The results of both sectors were influenced by restructuring charges. The year 2002 included lower amortization charges as a result of the change-over to US GAAP. Excluding special items and goodwill amortization, income from operations improved by EUR 440 million due to strong margin improvements in all sectors as well as savings on overhead costs and positive synergy effects at Medical Systems. These improvements were achieved despite an increase in pension costs of EUR 541 million over 2001, which is primarily attributable to a decline in the value of pension plan assets due to the major downturn experienced in the financial markets. As a consequence of a continued decline in stock markets, it is anticipated that pension expense will increase further in 2003.

         During the year 2002 the business portfolio was scrutinized and rationalized as part of the low-growth low-return divestment program. A number of businesses were sold in 2002, including the Fax business, TechnoFusion, SMATV, Heat and Surface Treatment, Philips Broadband Networks, Analytical, CSI, Philips Contract Manufacturing Services, Health Care Products Group of Medical Systems and Payer. Together these divestments resulted in cash proceeds totaling EUR 720 million and a gain of EUR 311 million.

         A gain of EUR 40 million related to the sale of the CRT glass activities was recorded and a EUR 40 million currency translation gain resulted from the liquidation of certain Components activities in Japan. Furthermore, an earn-out of JDS Uniphase shares, received from the sale of Philips Optoelectronics in 1998, resulted in a gain of EUR 113 million. Sale of real estate resulted in a EUR 65 million gain.

         Other special items in 2002 related to EUR 96 million acquisition-related charges in the Medical Systems and Semiconductors sectors and major restructuring projects in PCMS (related to the aforementioned sale, at various sites), Components, Semiconductors (old CMOS lines), Consumer Electronics (Monitors site at Juarez) and DAP (Hoogeveen site) for a total of EUR 513 million. This amount includes impairment charges totaling EUR 47 million related to the sale of Medical Systems' HCP.

         Excluding all special items, 2002 income from operations came to a positive EUR 460 million. Income from operations in 2001, excluding special items, amounted to a EUR 160 million loss but included EUR 180 million amortization of goodwill. Major special items in 2001 were the sale of FEI, charges related to the acquisition of Agilent and Marconi at Medical Systems, several restructurings (among others at Consumer Electronics' Le Mans site, Components, Semiconductors and Miscellaneous) and non-recurring write-offs of inventories (mainly Consumer Electronics).

         SALES AND INCOME FROM OPERATIONS PER SECTOR

amounts in millions of euros          2002                   2001                    2000
                               -------------------   --------------------    --------------------
                                          income                 income                  income
                                          (loss)                 (loss)                  (loss)
                                           from                   from                    from
                                sales   operations    sales    operations     sales    operations
Lighting                        4,845       602       5,083        582        5,052        668
Consumer Electronics            9,600       230      11,052       (649)      13,060        410
DAP                             2,273       401       2,224        334        2,107        287
Components                      2,212      (329)      2,772       (667)       5,042        608
Semiconductors                  4,089      (537)      4,389       (607)       5,879      1,346
Medical Systems                 6,844       309       4,834       (163)       3,031        169
Miscellaneous                   1,957        74       1,985       (104)       2,974       (191)
Unallocated                         -      (330)          -       (121)           -       (102)
Origin                              -         -           -          -          717      1,063
                               ------   -------      ------    -------       ------    -------
                               31,820       420      32,339     (1,395)      37,862      4,258

         LIGHTING

amounts in millions of euros                       2002        2001         2000
                                                  -------     -------     --------
Sales                                              4,845       5,083        5,052
  % nominal (decrease) increase                       (5)          1           11
Income from operations*                              602         582          668
  as a % of sales                                   12.4        11.4         13.2
Income from operations excl. special items*          616         600          685
  as a % of sales                                   12.7        11.8         13.6
Net operating capital                              1,723       1,979        1,903
Employees                                         46,870      47,922       47,124
                                                  ------      ------       ------
*) Incl. amortization of goodwill                      -          (8)          (9)

         Sales
         Sales at Lighting in 2002 totaled EUR 4,845 million and were on a nominal basis 5% and on a comparable basis 2% lower than in 2001. Sales volume increased by 1%, while average prices were 3% lower. This was mainly due to the general softness of the market. Luminaires in particular had to contend with difficult market conditions, while Automotive & Special Lighting continued to show growth through innovation. Sales growth in Asia Pacific continued, while Latin American sales levels remained weak. The market slowdown in Europe and North America had a negative impact on sales.

         Sales at Lighting in 2001 totaled EUR 5,083 million, slightly higher than in the year before. The level of the increase was affected by the economic slowdown, particularly in USA/Canada, and the energy crisis in Brazil. Adjusted for the divestment of the Batteries business, sales growth was 2%. Sales growth was particularly strong at Automotive & Special Lighting. Geographically, sales growth was strongest in Asia Pacific. All businesses contributed to a slight improvement in overall market share, reinforcing global market leadership.

         Income from operations
         Income from operations in 2002 totaled EUR 602 million, or 12.4% of sales, and was above last year's 11.4%, mainly due to focused marketing management, tight cost control and more volume in high-end products. The 2002 result included net restructuring charges of EUR 13 million for the discontinuation of various activities in the Netherlands.

         Income from operations in 2001 totaled EUR 582 million, or 11.4% of sales, and included restructuring charges of EUR 16 million. Income from operations in 2001 was impacted by an unfavorable margin mix. In addition, the stronger Polish currency put pressure on margins, as Poland is an important supply base.

         Net operating capital
         Lighting showed decreased net operating capital at the end of 2002, mainly due to lower receivables and inventories.

         Unconsolidated companies
         In the LumiLeds Lighting 50/50 joint venture, Philips and Agilent have continued to strengthen the product portfolio of LED-based lighting, one of the key technologies that will drive the lighting business in the future.

         CONSUMER ELECTRONICS

amounts in millions of euros                           2002        2001         2000
                                                      -------     -------      -------
Sales                                                  9,600      11,052       13,060
  % nominal (decrease) increase                          (13)        (15)          17
Income (loss) from operations*                           230        (649)         410
  as a % of sales                                        2.4        (5.9)         3.1
Income (loss) from operations excl. special items*       250        (146)         427
  as a % of sales                                        2.6        (1.3)         3.3
Net operating capital                                     28         672        1,486
Employees                                             20,080      31,525       38,726
                                                      ------      ------       ------
*) Incl. amortization of goodwill                          -          (1)           -

         Sales
         Sales in the Consumer Electronics sector (CE) decreased in 2002 by 13% compared with 2001. A large part of the reduction was due to the shift of former CE activities to the Miscellaneous sector. Sales volume increased by 5%, while price erosion was 10%. The monitor markets experienced a severe price decline, especially in the second half of 2002. The total value of the combined DVD and VCR market declined, DVD (including DVD+RW) showing double-digit growth rates and VCR suffering from being displaced by DVD. Television improved steadily, driven by the introduction of PixelPlus and the extension of the Flat TV product range. The GSM mobile phones business faced challenges in the sell-through of the new product range. Sales at Digital Networks decreased in 2002 by 59% compared to 2001, caused by refocusing the business on a limited number of key accounts as well as poor market conditions.

         Sales at Consumer Electronics in 2001 totaled EUR 11,052 million, a decrease of 15% compared with 2000. Sales at Digital Networks dropped by 37% compared to the previous year. The refocus on key customers, combined with a sharply declining market growth rate for set-top boxes, accounted for most of this decrease. The sharp fall in Consumer Communications' Sales reflected the scaling-down strategy for GSM mobile phones, which particularly affected sales in Europe.

         Income from operations
         Income from operations at Consumer Electronics improved considerably in 2002 compared with 2001 and reached a positive level of EUR 230 million.

         The total loss of Digital Networks amounted to EUR 71 million, a substantial improvement compared to the loss of EUR 329 million in 2001. Although income from operations of Set-top Boxes showed a major improvement, profitability was not achieved in 2002. The loss-making Philips Broadband Networks was sold in 2002. Digital Transmission Systems was transferred to Miscellaneous. The positive effects of these portfolio changes were about EUR 50 million.

         Net restructuring charges in 2002 amounted to EUR 100 million, compared with EUR 503 million in 2001. Restructurings in 2002 included the closure of Monitors' production facilities in Juarez, Mexico (EUR 11 million) and some sites of PCMS (EUR 96 million). The sale of our PCMS activities resulted in a gain of EUR 83 million.

         License income in 2002 decreased to EUR 188 million, a reduction of EUR 163 million compared to 2001. Included in 2001 was an amount of EUR 82 million of one-time payments for past use, considerably higher that the past-use payments received in 2002. The decline can be further attributed to the expiration of basic CD patents in certain countries and regions, which was only partly offset by increased income from our DVD and CD-R/RW licensing programs. The lower US dollar had a negative impact on income.

         Income from operations in 2001 decreased to a loss of EUR 649 million, down from a profit of EUR 410 million in 2000. Other than Licenses, which registered higher income due to receipt of prior-year royalties on CD-R licenses, all businesses contributed to the significant decline in income. Restructuring charges of EUR 503 million were recorded during the year 2001. EUR 64 million related to the closure of the VCR factory in Vienna, Austria, in conjunction with the Company's decision to outsource production and to transfer monitor production from Taiwan to China. The loss at Consumer Communications originated mainly from the restructuring charges resulting from the refocusing of the mobile handset business. Income in 2001 was positively impacted by a EUR 41 million insurance payment to compensate for business interruption damage caused by a fire in the semiconductor factory in Albuquerque, USA in 2000. The lower income at Digital Networks included special items for the downsizing and write-off of the Internet and Personal TV business in the USA, as well as restructuring charges at Broadband Networks and Digital Transmission Systems and the cost of development of new technologies at MP4Net, Softworks and CryptoTec.

         Net operating capital
         Consumer Electronics is continuously reducing the asset base needed for its business operations through optimized supply chain management, an Original Design Manufacturing (ODM) business model philosophy and outsourcing. In the year under review this resulted in a turnover rate of net operating capital of around 20, double the level of three years ago. Inventories were reduced significantly.

         DOMESTIC APPLIANCES AND PERSONAL CARE

amounts in millions of euros                         2002        2001        2000
                                                    ------     --------    --------
Sales                                                2,273       2,224       2,107
  % nominal increase                                     2           6          18
Income from operations*                                401         334         287
  as a % of sales                                     17.6        15.0        13.6
Income from operations excl. special items*            413         338         300
  as a % of sales                                     18.2        15.2        14.2
Net operating capital                                  529         652         752
Employees                                            8,766       9,257      10,111
                                                     -----     -------      ------
*) Incl. amortization of goodwill                        -         (12)         (3)

         Sales

         Nominal sales increased by 2% in 2002. After adjusting for currency movements, sales increased by 6%, comprising 8% volume growth offset by 2% lower prices. The expansion was above the market growth, due to new product introductions in the various markets coupled with successful regional market penetration (Senseo, Sonicare toothbrush and the new Sensotec shaver). Repositioning of the shaver range in North America had a positive impact on market share. The Senseo has attained the number one position in all countries where it is available.

         DAP sales in 2001 grew by 6%, mainly driven by Oral Healthcare in the USA. Lower sales of Male Shaving & Grooming in the USA were offset by a good performance in Europe and steep increases in China. The Food & Beverage business was strongly affected by the adverse market conditions in Latin America.

         Income from operations
         Income from operations in 2002 increased by 20% to another record level. The improvement was driven by sales expansion, margin improvement due to a better product mix and successful cost-reduction programs. The improvement in profitability was particularly visible in the businesses Oral Healthcare and Food & Beverage. In 2002, the subsidiary Payer was sold. Payer had approximately 650 employees and production facilities in Austria and Hungary. The effect on income was a loss of EUR 3 million for the transaction.

         Restructuring charges in 2002 amounted to EUR 9 million, compared with EUR 4 million in 2001.

         Income from operations in 2001 increased by 16% to EUR 334 million, continuing the growth pattern of previous years and defying the adverse market conditions. The successful integration of Optiva, which yielded positive income in the first year after acquisition, contributed to the increased profitability. The launch of Senseo, together with ongoing portfolio rationalization and tight cost control, also contributed to the improvement.

         Net operating capital
         Net operating capital decreased considerably on a comparable basis. Lower fixed assets as well as a decline in working capital (currently at 40% of the 2000 level) contributed the most to the lower capital base. With increasing sales, the turnover rate came to 4.3 at the end of 2002, up from 3.5 last year.

         COMPONENTS

amounts in millions of euros                            2002        2001(1)     2000
                                                      -------      ---------   -------
Sales                                                  2,212        2,772       5,042
  % nominal (decrease) increase                          (20)         (45)         23
Segment revenues                                       2,450        3,705       6,920
Income (loss) from operations*                          (329)        (667)        608
  as a % of sales                                      (14.9)       (24.1)       12.1
  as a % of segment revenues                           (13.4)       (18.0)        8.8
Income (loss) from operations excl. special items*      (244)        (510)        382
  as a % of sales                                      (11.0)       (18.4)        7.6
  as a % of segment revenues                           (10.0)       (13.8)        5.5
Net operating capital                                    118          397       2,158
Employees                                             13,005       15,107      43,546
                                                      ------       ------      ------
*) Incl. amortization of goodwill                          -           (1)         (1)

As a result of the high level of sales of products and services to other Philips product sectors, income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

(1) The Display Components business has been deconsolidated effective July 1, 2001, due to the transfer to a joint venture with LG Electronics of Korea.

         The performance of Components over the past three years, excluding Display Components, is presented in the following table:

amounts in millions of euros                      2002        2001        2000
                                                 ------      ------      ------
Sales                                            2,212       2,086       3,048
Segment revenues                                 2,450       2,458       3,757
Income (loss) from operations                     (329)       (529)        448
  as a % of sales                                (14.9)      (25.4)       14.7
  as a % of segment revenues                     (13.4)      (21.5)       11.9
                                                 -----       -----       -----

         Sales
         Components' sales totaled EUR 2,212 million for the year 2002. In nominal terms sales decreased by 20% from 2001, largely due to the deconsolidation of Display Components. On a comparable basis, sales increased by 10%. Sales volume increased by 21%, while average prices declined by 11%.

         Mobile Display Systems (MDS) recorded strong growth and gained market share (increased by 7%). The transition to color screens was successfully executed as planned, and revenues from color displays reached close to 45% of total sales by the end of the year. Optical Storage also recorded growth in sales, in spite of overcapacity in the industry as a result of disappointing PC markets. Price erosion intensified and more than offset the volume growth, especially in the commoditized data segment, which led to the decision to downsize this activity. The Audio/Video and Automotive business lines will be continued. Digital Displays had a stable 2002. Creative Display Solutions strengthened its position in the market with expansion of its product portfolio. Sales at Emerging Electronic Solutions grew marginally from the level in 2001, mainly in Sound Solutions. However the performance was weaker in tuners and remote controls.

         Sales in 2001 were down at Optical Storage and Mobile Display Systems as a result of the depressed telecommunication and PC-related markets. Sales were negatively impacted by a volume reduction of 19% and price erosion of 10%, as a result of the slowdown in key markets such as personal computers and cellular phones. Sales at Mobile Display Systems declined significantly due to an excess inventory build-up by customers in 2000, which only started to improve in the third quarter of 2001. The optical storage market experienced a severe decline of 32% in 2001.

         Income from operations
         Income from operations in 2002 came to a loss of EUR 329 million. Special items amounted to a loss of EUR 85 million for the year. Income from operations, excluding all special items, improved by EUR 266 million from the 2001 loss of EUR 510 million, mainly due to a better performance by Mobile Display Systems. Most of the innovative businesses in the Digital Displays cluster are in the early stage of the life cycle, which requires high levels of R&D spending.

         The most significant special item related to the charges taken for Optical Storage to exit the data segment, which amounted to EUR 104 million. The decision to dissolve the product division resulted in additional charges of EUR 78 million. Special items earlier in the year were a gain of EUR 40 million relating to the sale of the Glass activities of Display Components and a EUR 40 million currency translation gain from the liquidation of certain activities in Japan.

         The results in 2001 were impacted by special items comprising restructuring costs (EUR 156 million), disentanglement costs related to the transfer of Display Components to the joint venture with LG Electronics (EUR 42 million) and a partial release of EUR 41 million of the provision related to the sale of the Advanced Ceramics & Modules (AC&M) activities in 2000. Restructuring actions at Mobile Display Systems and Optical Storage were taken to realign the cost levels of the organizations to the prevailing market conditions.

         Excluding special items, income from operations amounted to a loss of EUR 510 million in 2001, compared to a profit of EUR 382 million in 2000.

         Net operating capital
         Net operating capital was reduced due to inventory reduction, several asset write-downs and restructuring provisions.

         SEMICONDUCTORS

amounts in millions of euros                            2002        2001         2000
                                                      -------      -------     -------
Sales                                                  4,089        4,389       5,879
  % nominal (decrease) increase                           (7)         (25)         55
Segment revenues                                       4,613        4,940       6,812
Income (loss) from operations*                          (537)        (607)      1,346
  as a % of sales                                      (13.1)       (13.8)       22.9
  as a % of segment revenues                           (11.6)       (12.3)       19.8
Income (loss) from operations excl. special items*      (375)        (403)      1,344
  as a % of sales                                       (9.2)        (9.2)       22.9
  as a % of segment revenues                            (8.1)        (8.2)       19.7
Net operating capital                                  3,606        4,742       4,572
Employees                                             31,185       32,740      35,304
                                                      ------       ------      ------
*) Incl. amortization of goodwill                          -          (49)        (55)

As a result of the high level of sales of products and services to other Philips product sectors, income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

         Sales
         After experiencing the worst downturn in the history of the semiconductor industry in 2001, markets more or less stabilized, although at very depressed levels, in 2002. For the second year in a row, Semiconductors experienced a sales decline, amounting to a nominal 7% in 2002. The decline was experienced across all businesses and consisted of a 7% increase in sales volume, a 3% decline due to currency movements and an 11% decline due to price erosion. On a total available market (TAM) basis, market share declined by 0.1% to 3.1% (Source WSTS). Saturation in the PC and handset markets and a weak financial position of telecom operators and service providers had an adverse effect on semiconductor industry growth. Semiconductors maintained its strong position in the profitable analog markets.

         Sales in the Semiconductors sector in 2001 totaled EUR 4,389 million, down 25% compared to the year 2000, despite the 3% positive effect of the acquisition of MiCRUS as of June 1, 2000. Sales volume decreased by 18%, while average prices declined by 10%. The significant decline, which occurred in all business lines and geographic regions, was caused by the slowdown of the world's economies and the PC and telecom markets.

         Income from operations
         The year 2002 was yet another weak year for the industry. An initial improvement in the first half of the year due to reloading of the inventory channels was not sustained in the second half of the year. Coupled with inventory reductions by our own organizations, this resulted in a still loss-making 54% wafer fab utilization. Expressed as a percentage of segment revenues, income from operations was a loss of 11.6%. Losses were incurred in growth areas such as digital consumer and networking as a result of continued substantial R&D efforts. Excluding net special charges of EUR 162 million, income from operations was a negative EUR 375 million. To reduce overcapacity, it was decided to further downscale production capacity by closing the fab in Albuquerque; this closure will be completed towards the end of 2003. R&D activities and overheads were further streamlined. The total cost of these measures was EUR 169 million in 2002, and a further EUR 66 million will be recognized in 2003. The wafer capacity restructurings announced over the last two years will reduce capacity by 15%.

         Income from operations in 2001 included special items of EUR 204 million, consisting of restructuring charges related to the closure of a wafer fab in Albuquerque, USA, the closure of a fab in Caen, France, the reduction of inventory levels and the streamlining of operational costs. Factory utilization was at 40%. Income in 2001 also included EUR 39 million for the settlement of insurance claims for the Albuquerque fire in 2000.

         Net operating capital
         Capital expenditures were reduced as much as possible. To further limit our exposure to capital commitments, cooperation with TSMC, SSMC and STMicroelectronics will be continued, including a joint 12-inch pilot fab that is being built with STM and Motorola, which is expected to be operational in 2003. Furthermore, net operating capital was reduced mainly due to inventory reduction and several asset write-downs.

         MEDICAL SYSTEMS

amounts in millions of euros                           2002         2001        2000
                                                      ------       -------     -------
Sales                                                  6,844        4,834       3,031
  % nominal increase                                      42           59          22
Income (loss) from operations*                           309         (163)        169
  as a % of sales                                        4.5         (3.4)        5.6
Income from operations excl. special items*              435          291         213
  as a % of sales                                        6.4          6.0         7.0
Net operating capital                                  4,849        5,418       2,821
Employees                                             31,027       30,993      19,358
                                                      ------       ------      ------
*) Incl. amortization of goodwill                          -         (104)        (54)

         Sales
         Sales at Medical Systems in 2002 totaled EUR 6,844 million, representing 42% nominal growth. Excluding the effects of acquisitions and exchange rate movements, sales increased by 5%. Sales volume increased by 8%, while average prices declined by 3%. X-ray, Computed Tomography, Nuclear Medicine, Cardiac and Monitoring Systems and Customer Support drove the sales increase. From a regional perspective, sales growth was strongest in North America, with modest increases in Asia Pacific and Europe, led by higher sales in Eastern Europe.

         Sales in the Medical Systems sector in 2001 totaled EUR 4,834 million, representing 59% growth. Excluding the effects of acquisitions, sales increased by 10%. This was made up of volume growth of 12%, partially offset by price erosion of 3% and positive currency effects of 1%.

         All regions achieved positive sales growth, most significantly North America and Europe. In product terms, the main growth areas were Magnetic Resonance, Computed Tomography, X-ray and the Customer Support business.

         Income from operations
         Income from operations in 2002 amounted to EUR 309 million and included special charges of EUR 126 million, including acquisition-related costs of EUR 84 million and an asset and goodwill impairment charge for Health Care Products (HCP) amounting to EUR 47 million. Excluding these special items and 2001 amortization of goodwill, income from operations in 2002 improved by EUR 40 million to a record EUR 435 million. This increase mainly came from improved sales and performance at X-ray, Customer Service and CT/MR.

         Additionally, there were a number of non-recurring charges totaling EUR 73 million, mainly following the Marconi and Agilent acquisitions, and charges taken for the exposure related to Argentina. In addition, IT costs excluding special items were EUR 58 million higher than in 2001, due to the new IT configuration in the acquired companies. Despite a delay and the relatively high cost of integrating IT systems, the integration of the new acquisitions and the related restructuring program are on schedule. Positive synergy effects in 2002 amounted to EUR 173 million. The integration is expected to yield significant savings of EUR 350 million during the full year 2003.

         EBITA, excluding special items, non-recurring charges and the HCP activities, came to 9.9% of sales. This equates to 8.1% income from operations as a % of sales excluding special items and non-recurring charges.

         Income from operations in 2001 included acquisition-related costs of EUR 379 million, of which in-process R&D write-offs of EUR 106 million and net restructuring charges of EUR 75 million. After the 2001 acquisitions, income included amortization costs for goodwill and other intangibles for an amount of EUR 104 million. Excluding special items and amortization charges, income from operations improved by EUR 128 million. This improvement mainly came from the increase in sales and the success of the product ranges of the Magnetic Resonance and X-ray businesses. MedQuist also contributed to the improvement.

         Net operating capital
         Net operating capital was significantly lower due to the weaker dollar and the sale of HCP.

         MISCELLANEOUS

amounts in millions of euros                           2002         2001         2000
                                                      -------      -------      -------
Sales                                                  1,957        1,985        2,974
  % nominal (decrease) increase                           (1)         (33)          18
Income (loss) from operations*                            74         (104)        (191)
  as a % of sales                                        3.8         (5.2)        (6.4)
Income (loss) from operations excl. special items*      (304)        (246)         (56)
  as a % of sales                                      (15.5)       (12.4)        (1.9)
Net operating capital                                    (73)         314          819
Employees                                             14,839       15,366       18,872
                                                      ------       ------       ------
*) Incl. amortization of goodwill                          -           (3)         (47)

         This sector mainly comprises two groups of activities: the central research and technology centers (such as Philips Research, Intellectual Property & Standards, Philips Centre for Industrial Technology and Philips Design) and Corporate Investments (such as Assembleon and Philips Enabling Technologies Group). In addition, there are activities that are being redesigned, or disentangled and readied for sale.

         Sales
         Sales in the Miscellaneous sector in 2002 came to EUR 1,957 million, a 1% decrease compared to last year. After adjustment for the effects of deconsolidations and currencies, sales were 4% lower than the year before.

         Sales in 2001 came to EUR 1,985 million, a 33% decrease on 2000, mainly due to the deconsolidation of FEI, Broadcast and Marantz.

         Income from operations
         Income from operations in 2002 amounted to EUR 74 million, compared to a loss of EUR 104 million in the previous year. As a consequence of the portfolio rationalization program, the following divestments were effectuated in 2002:

         TechnoFusion, SMATV, Heat and Surface Treatment, Philips Broadband Networks, Analytical and CSI. The divestments had a positive effect of EUR 245 million on income from operations and a positive effect of EUR 454 million on cash flow. Furthermore, an earn-out of JDS Uniphase shares, related to the sale of Optoelectronics in 1998, resulted in a gain of EUR 113 million.

         Excluding special items, income deteriorated by EUR 58 million, mainly due to a lower level of contract research commissioned by the product divisions, while the long-term corporate funded research remained unaffected. These higher losses were partly offset by improvements at Assembleon and Navigation Technologies. In 2002, total expenditures for R&D activities included in income of the product sectors, mainly Semiconductors followed by Medical Systems, amounted to EUR 3,043 million, representing 9.6% of Group sales, compared to EUR 3,312 million, or 10.2% of Group sales, in 2001 and EUR 2,766 million, or 7.3% of Group sales in 2000.

         Income in 2001 benefited from gains on the sale of part of the investment in FEI (EUR 185 million) and the divestment of Philips Broadcast to Thomson Multimedia (EUR 57 million), partly offset by restructuring charges, mainly for PETG and Assembleon, and acquisition-related costs. Excluding special items, income decreased significantly due to operational losses at PETG and Assembleon, which suffered from the downturn in the semiconductor equipment market.

         UNALLOCATED
         This product sector comprises the costs of the corporate center - including the initial funding of e-business and global brand management programs - as well as country and regional overhead costs. Income from operations amounted to a loss of EUR 330 million in 2002, compared to a loss of EUR 121 million in 2001.

         A steep decrease in group overheads in 2002 was offset by significantly higher pension and postretirement benefit costs of EUR 288 million.

         Income from operations in 2001 amounted to a loss of EUR 121 million, compared to a loss of EUR 102 million in 2000. A decline in group overheads in 2001 was offset by higher pension and postretirement benefit costs of almost EUR 103 million.

         ORIGIN

amounts in millions of euros                                            2000
                                                                       -------
Sales                                                                     717
  % nominal (decrease) increase                                           (32)
Segment revenues                                                        1,164
Income from operations                                                  1,063
  as a % of sales                                                           .
  as a % of segment revenues                                             91.3
Income (loss) from operations excl. special items                          (9)
  as a % of sales                                                        (1.3)
                                                                       ------

As a result of the high level of sales of products and services to other product sectors, income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

         In 2000, Origin was merged with Atos. Income in 2000 included a gain of EUR 1,072 million related to this merger.

         SALES AND INCOME FROM OPERATIONS BY GEOGRAPHIC AREA

amounts in millions of           2002                   2001                   2000
euros                    -------------------   --------------------   --------------------
                                    income                 income                 income
                                 (loss) from            (loss) from                from
                          sales   operations    sales    operations    sales    operations
Europe                   13,250       881      13,920        (487)    16,967       3,246
North America             9,804      (521)      9,296        (851)     9,565         186
Latin America             1,513        23       1,918         (13)     2,285          59
Africa                      206         7         237         (10)       271           3
Asia Pacific              7,047        30       6,968         (34)     8,774         764
                         ------    ------      ------      ------     ------      ------
                         31,820       420      32,339      (1,395)    37,862       4,258

         Sales

         Sales in Europe declined by 5%, partly due to the effect of divestments. Additionally, sales were affected by the weak economy in Germany and by the downsizing of GSM and Digital Networks activities. Semiconductors' sales decreased following weak market demand. DAP and Medical Systems recorded strong sales growth in Europe.

         Sales in USA/Canada increased by 5%, attributable to the effect of new consolidations. On the downside, sales suffered from the weaker US dollar and the unfavorable semiconductor market. On a comparable basis, sales developed positively at DAP, Components and Medical Systems.

         Sales in Latin America were 21% lower, following the collapse of the Argentinian and Venezuelan economies and the impact thereof on the region. All sectors were affected. Sales in Asia Pacific increased by 1%, hampered by the negative effect of deconsolidations (2%) and weaker currencies (5%). On a comparable basis, sales expanded by 8%, headed by strong growth in China and South Korea of 26% and 22% respectively. Excluding the effects of changes in consolidations and currencies, sales developed positively at Lighting, Components, Semiconductors and Medical Systems. Lower sales were posted in the Consumer Electronics sector, especially in GSM and Licenses.

         Income from operations
         The improvement in income from operations on a global level was also visible in the performance of the various regions. All regions improved their profitability, especially Europe and North America.

         Despite the considerable improvement in North America, this region is still loss-making, due to restructuring charges at Semiconductors, Components and CE and acquisition-related charges at Medical Systems. All other regions were profitable.

         RESTRUCTURING AND IMPAIRMENT CHARGES
         The ongoing difficult operating environment in 2002, together with overcapacity in certain business areas, required a number of restructuring measures. In 2002 further progress was made in bringing our portfolio into line with our ambitions and we took measures to develop a more flexible cost base. This, combined with the ongoing process of efficiency improvement, has led to restructuring and impairment charges, for various projects, of EUR 513 million, net of releases.

         The most significant new projects in 2002 were:

         - Dissolution of the Components division (EUR 78 million) in order to reduce costs and simplify the organizational structure. This will further streamline innovation and create more value through better alignment of related businesses currently positioned in different divisions.

         - Rationalization of the product portfolio of Optical Storage (EUR 104 million) to restore profitability by concentrating on the areas where it can add most value, e.g. innovating, defining and establishing new standards for data storage.

         - Reduction of excess capacity at Semiconductors (EUR 180 million) in order to lower the break-even level and bring capacity into line with demand.

         - Reduction of manufacturing capacity of PCMS at Louviers, Juarez and Hasselt (EUR 96 million).

         - Closure of Consumer Electronics' monitor production facilities in Mexico (EUR 11 million) and their transfer to Asia due to continued price pressures in OEM and branded markets and a rapidly declining CRT monitor market in North America and Europe.

         -        Reduction of Research activities in France (EUR 12 million).

         -        Several programs at Lighting (EUR 20 million).

         -        HCP asset and goodwill impairment (EUR 47 million).

         Restructuring and impairment charges in 2001 amounted to EUR 1,093 million, consisting of EUR 1,120 million for projects at Consumer Electronics, Semiconductors, Components, Digital Networks, Medical Systems and Miscellaneous, partly offset by releases of EUR 27 million.

         In 2000, projects were started at Consumer Electronics, Components, Lighting and Miscellaneous, for an amount of EUR 243 million, partly offset by releases of EUR 46 million. Individually, the largest projects in 2000 were the closure of the large-screen operations of Hosiden and Philips Display (HAPD) in Kobe, Japan, and the Components activities in Germany and Taiwan.

         Total gross restructuring and impairment charges in 2002, 2001 and 2000 can be categorized as follows:

amounts in millions of euros                       2002        2001        2000
                                                  ------      ------      ------
Personnel lay-off costs                             245         437         125
Write-down of assets                                214         240          47
Other costs                                         103         136          26
                                                  -----       -----       -----
Restructuring charges                               562         813         198
Impairment goodwill                                  19           -          35
Write-down of inventories (in cost of sales)         10         307          10
                                                  -----       -----       -----
Total restructuring and impairment                  591       1,120         243
Release of restructuring provisions                  78          27          46

         In 2002, releases of surplus provisions amounted to EUR 78 million. They were primarily related to Miscellaneous, Consumer Electronics, Components, Semiconductors and Lighting, and were for the greater part caused by reduced severance payments.

         Releases of surplus restructuring provisions in 2001 totaled EUR 27 million. The releases were primarily related to Lighting and Components.

         In 2000, releases of surplus provisions amounted to EUR 46 million, due to lower expenditures on completed projects, and were related to all sectors except Domestic Appliances and Personal Care and Unallocated.

         Restructuring projects started in 2002 will lead to a headcount reduction of approximately 6,700, of which 3,900 relate to direct labor and 2,800 to indirect labor (total lay-offs in 2001 approximately 10,800 persons, and in 2000 approximately 5,000 persons).

         In general, restructuring plans lead to cash outflows in the year in which they are recognized and in the following years, and are financed from the normal cash flow from operations. Estimated cash outflows relating to projects started in 2002 and previous years can be summarized in the following table:

                                                                of which
                                 total    ---------------------------------------------------------
amounts in millions of euros    charges   non-cash   cash 2000   cash 2001   cash 2002   cash 2003*
                                -------   --------   ---------   ---------   ---------   ----------
Restructuring 2002                562        316                                 21         225
Restructuring 2001                813        267                    124         235         187
Restructuring 2000                198         47        106          45

* Future cash outflows are based on estimates.

         Philips' share in restructuring and impairment charges recognized by unconsolidated companies amounted to EUR 301 million and as such is included in the results relating to unconsolidated companies.

         For further details of restructuring charges, see notes 2 and 5 to the consolidated financial statements.

         FINANCIAL INCOME AND EXPENSES
         Financial income and expenses amounted to a net expense of EUR 2,227 million in 2002, compared to an expense of EUR 915 million in 2001 and income of EUR 1,993 million in 2000. Net interest expenses amounted to EUR 384 million in 2002, compared with EUR 391 million in 2001 and EUR 167 million in 2000. The net interest expenses in 2002 were lower than in 2001, mainly due to lower interest rates. In 2000, net interest expenses were lower, mainly as a result of the lower net debt level of the Group.

         Financial income in 2002 included a gain of EUR 67 million from the partial sale of shares in ASML. During the year 2000 the Company sold a portion of the JDS Uniphase shares that had been received upon the sale of Philips Optoelectronics in 1998. The gain from the sale amounted to EUR 1,207 million. Moreover, in 2000, Seagram shares were exchanged for shares of Vivendi Universal. The gain from the exchange of Seagram shares amounted to EUR 1,115 million in 2000, net of US dollar hedge and taxes.

         In view of the extended period of time over which the market value of security investments in Vivendi Universal, GN Great Nordic and JDS Uniphase was below book value, these shares were written down to fair value. The market value of these securities at year-end 2002 was EUR 589 million, EUR 19 million and EUR 117 million respectively. The related recognized impairment losses were EUR 1,855 million, EUR 27 million and EUR 73 million respectively. In 2001, the impairment losses came to EUR 440 million for Vivendi Universal and EUR 86 million for GN Great Nordic.

         In addition, as in 2001, in 2002 dividends totaling EUR 33 million were received on the Vivendi Universal shares, while in 2000 dividends totaling EUR 32 million were received on the Seagram shares.

         INCOME TAX
         The income tax expense totaled EUR 27 million in 2002, compared with a tax benefit of EUR 428 million in 2001 and an expense of EUR 563 million in 2000. This corresponds to an effective tax rate of negative 1% in 2002, as compared to 18% in 2001 and 9% in 2000. Excluding the non-deductible charges for impairment of securities, the effective tax rate in 2002 would amount to 18%. For the coming year the Company expects an effective tax rate of around 25%. The effective tax rate for 2001 was affected by non-deductible charges for impairment of securities of 6%, whereas the effective tax rate for 2000 was influenced by tax-exempt proceeds from the sale of various securities (tax effect 13%). Please refer to note 4 of the consolidated financial statements.

         RESULTS RELATING TO UNCONSOLIDATED COMPANIES
         Results relating to unconsolidated companies amounted to a loss of EUR 1,346 million in 2002, compared to a loss of EUR 608 million in 2001 and a profit of EUR 3,956 million in 2000. The composition of these results is as follows:

amounts in millions of euros                             2002        2001         2000
                                                        -------     -------      -------
Income (loss) excl. amortization of goodwill and other
intangibles and special items                              291        (103)         683
Amortization of goodwill and other intangibles             (24)       (257)        (124)
Special items:
- restructuring and impairment charges                  (1,606)       (208)           -
- gain on sale of shares                                     5          20        2,717
- equity dilution (losses) gains TSMC                      (12)        (60)         680
                                                        ------      ------       ------
                                                        (1,346)       (608)       3,956

         In general, operational results at unconsolidated companies in 2002 improved compared to 2001. The operational performance of LG.Philips LCD improved due to a strong overall LCD market with significantly better price levels, particularly in the first half of 2002, and much higher volumes.

         Taiwan Semiconductor Manufacturing Company (TSMC) maintained profitability despite suffering from declining markets in the second half of 2002. Its utitilization rate slipped to 61% in the last quarter. TSMC still outperforms the semiconductor industry as a whole, because of the increased outsourcing by electronics companies.

         LG.Philips Displays' income was negatively impacted by restructuring and asset impairment charges of EUR 301 million. These restructurings were carried out to transfer operations to lower cost regions.

         Furthermore, Philips has determined that the present value of the future net cash flows of LG.Philips Displays is not sufficient to cover the carrying value of the Philip's investment in the joint venture. An impairment charge of EUR 275 million was recognized in this respect. The investment in Atos Origin was also written down by EUR 921 million as a consequence of the other-than-temporary decline of the Atos Origin share price.

         The results relating to unconsolidated companies included amortization of goodwill of EUR 24 million that was related to Atos Origin's fourth quarter 2001 due to the fact that their results are reported on a three-month delay basis. Excluding amortization costs and special items, Philips' share in the results of these companies improved by EUR 394 million.

         The unfavorable results in 2001 compared to 2000 were primarily attributable to a deterioration in the performance of virtually all of our major unconsolidated companies. TSMC, LG.Philips LCD and LG.Philips Displays were affected by overcapacity and the severely depressed telecom and PC-related markets, resulting in sharp price erosion and low sales volumes. Results in 2001 also reflect full-year goodwill amortization of Atos Origin. Excluding special items and amortization of goodwill and other intangibles, Philips' share in the 2001 results of TSMC and the two joint ventures with LG Electronics of Korea amounted to a profit of EUR 180 million and a loss of EUR 211 million respectively.

         The 2001 results were affected by several special items. The employee bonus stock option program of TSMC had the effect of diluting Philips' shareholding in the company, resulting in a loss of EUR 60 million. Additionally, the results of TSMC included a charge for impairment of EUR 82 million. Restructuring charges at LG.Philips Displays of EUR 89 million and the write-down of certain Corporate Venturing investments totaling EUR 37 million also impacted earnings. That year's income was positively affected by a gain of EUR 20 million resulting from the sale of the Company's stake in Philips Matsushita Battery Corporation.

         Income in 2000 contained a significant amount of special items, of which the gain on the sale of a portion on ASML shares was the most significant. Excluding these items, income of TSMC and ASML was positively influenced by the favorable semiconductor market. LG.Philips LCD also contributed to income. This was partly offset by losses of SSMC and LumiLeds, both of which incurred high start-up costs.

         COOPERATIVE BUSINESS ACTIVITIES AND UNCONSOLIDATED COMPANIES Philips engages from time to time in cooperative activities with other companies. Philip's principal cooperative business activities and participating interests are set out below.

         Taiwan Semiconductor Manufacturing Company Limited (TSMC) is a semiconductor foundry operation in which Philips currently holds 21.7% of the total number of outstanding common shares. In November 2000 the Company purchased redeemable preferred shares, bringing its total holding in TSMC to approximately 27.0%. These preferred shares are redeemable in the second quarter of 2003. The principal reasons for this shareholding are to secure a strategic supply of wafers, to share and exchange technology and manufacturing knowledge, and to save capital.

         Systems on Silicon Manufacturing Company (SSMC) is a Singapore-based wafer fabrication firm established by Philips (48%), TSMC (32%) and the Economic Development Board of Singapore (20%). The principal reasons for the shareholding are to secure a strategic supply of wafers and to limit loading risks and save capital.

         Atos Origin is a leader in end-to-end business and e-business solutions. The company is operational in 30 countries. Philips currently holds a 48.4% stake in Atos Origin. As from 2002, Philips may reduce its stake in the combined entity to below 35%, subject to market conditions being acceptable. There are no current plans to do so. Philips has also received two tranches of stock warrants, each representing approximately 2.4 million Atos Origin shares, which may be exercised only on certain conditions, subject to the appreciation of the Atos Origin share price to specified levels. The latter is not likely to occur. One tranche of stock warrants expired in 2002.

         LG.Philips LCD Co. is a 50/50 manufacturing joint venture with LG Electronics of South Korea and is one of the top two suppliers of TFT liquid-crystal displays in the world. This joint venture has enabled Philips to become a leading company in the area of active-matrix LCDs, a display technology that is rapidly migrating from notebook displays to desktop monitors, and in the near future to other areas, including television.

         LG.Philips Displays is a 50/50 joint venture with LG Electronics of South Korea and is a leading supplier in its line of business. The joint venture combines the two companies' complementary strengths and creates a strong synergy potential in the mature CRT display market. The joint venture is in the midst of a large restructuring program intended to reduce its operational costs.

         In the LumiLeds Lighting 50/50 joint venture, Philips and Agilent have the complementary strengths and positions to successfully develop the market for LED-based lighting products. Both companies have expanded the scope of their existing activities. Both parties hold equal shares in the venture, whose product portfolio has been extended from LED traffic signal products to a variety of other applications, including automotive, signaling, contour lighting and signs, illumination and LCD backlighting, demonstrating both parties' confidence in the technology. At year-end 2002, the operations were located in the USA, Malaysia and the Netherlands.

         FEI Company is a US-based company in which Philips holds 26% of the outstanding shares. FEI is the leading supplier of Structural Process Management (TM) solutions to the world's technology leaders in the fields of semiconductors, data storage and biological structures.

         Philips Medical Capital is a joint venture with Rabobank Group's subsidiary De Lage Landen International, in which Philips holds a 40% interest. The venture provides financing for the purchase of diagnostic imaging equipment produced by Philips Medical Systems throughout the United States.

         By year-end 2002 the Corporate Venturing portfolio comprised some 25 companies in which Philips has both a minority stake and a business relationship. The Company has stopped acquiring interests in new ventures.

         MINORITY INTERESTS
         In 2002, the share of minority interests in the income of group companies amounted to EUR 26 million, compared with a share in the loss of EUR 15 million in 2001 and a share in income of EUR 67 million in 2000. The change in income in 2002 is mainly attributable to excess dividends received in 2001, relating to minority shareholdings, which did not occur in 2002. The change in 2001 compared to 2000 is mainly attributable to the consolidation of NavTech and deconsolidation of FEI in 2001 and some buy-outs of minority shareholdings.

         NET INCOME
         Income before the cumulative effect of change in accounting principle amounted to a loss of EUR 3,206 million (EUR 2.51 per common share - basic), compared to a loss of EUR 2,475 million in 2001 (EUR 1.94 per common share - basic) and income of EUR 9,577 million (EUR 7.30 per common share - basic) in 2000.

         There were no extraordinary items in the year under review or the previous two years.

         Income of EUR 85 million was recorded in 2000 as a cumulative effect of change in accounting principle for derivative instruments, representing the changes in value of foreign-exchange contracts relating to hedges of securities.

         Net income in 2002 amounted to a loss of EUR 3,206 million (EUR 2.51 per common share - basic), compared to a loss of EUR 2,475 million in 2001 (EUR 1.94 per common share - basic) and income of EUR 9,662 million (EUR 7.36 per common share - basic) in 2000.

         LIQUIDITY AND CAPITAL RESOURCES

         NET OPERATING CAPITAL PER SECTOR

                                            2002        2001         2000
                                           -------     ------       -------
Lighting                                    1,723       1,979        1,903
Consumer Electronics                           28         672        1,486
DAP                                           529         652          752
Components                                    118         397        2,158
Semiconductors                              3,606       4,742        4,572
Medical Systems                             4,849       5,418        2,821
Miscellaneous                                 (73)        314          819
Unallocated                                  (241)        135         (141)
                                           ------      ------       ------
Total                                      10,539      14,309       14,370

         CASH FLOWS
         Cash flows provided by operating activities totaled EUR 2,228 million in 2002, compared with EUR 1,248 million in 2001 and EUR 2,996 million in 2000. The increase in cash provided by operating activities is attributable to the further reduction of working capital in relation to sales. This reflects the success of the cash conversion cycle program and effective supply chain management in most sectors. Expressed as a percentage of sales, inventories ended at an all-time low of 11.1%, compared with 13.3% at the end of 2001 and 13.9% at the end of 2000. Outstanding trade receivables at year-end 2002 were the equivalent of
         1.3 months' sales, compared to 1.5 months at the end of both 2001 and 2000. More standardized credit terms have been agreed with our suppliers.

         Cash flows from investing activities required EUR 248 million in 2002, EUR 4,564 million in 2001 and EUR 2,404 million in 2000.

         In 2002, gross capital expenditures were scaled back to EUR 1,161 million as we aligned our component and semiconductor manufacturing facilities to the lower level of market demand. In 2001, capital expenditures came to EUR 2,143 million and were significantly down from the level of EUR 3,170 million in 2000. In 2002 the ratio of gross investments to depreciation came to 0.7, compared to 1.1 in 2001 and to
         1.8 in 2000.

         During the year 2002, EUR 626 million was used for the purchase of businesses and investment in unconsolidated companies. EUR 250 million was used for a settlement associated with the establishment of the joint venture LG.Philips Displays, including a subsequent cash injection. Additionally, a final payment of EUR 90 million was made to Agilent in respect of the 2001 acquisition of HSG. A capital injection in Systems on Silicon Manufacturing Company (SSMC) of EUR 69 million and also a number of smaller investments were made. These outflows were fully offset by proceeds from the sale of various businesses in 2002 totaling EUR 813 million; primarily the sale of Philips Contract Manufacturing Services (PCMS), Analytical, Communication, Security and Imaging (CSI), the HCP group of Medical Systems, Philips Broadband Networks and TechnoFusion. Furthermore, the final instalment of the 2001 sale of Philips Broadcast of EUR 63 million was collected. In addition, EUR 422 million was received from the resetting of currency swap transactions, while proceeds from the sale of shares (of which ASML shares of EUR 72 million) amounted to EUR 98 million.

         During the year 2001, Philips invested EUR 3,636 million in businesses operating in strategic areas to further strengthen its global market position. The investments included the purchase of the assets of the Healthcare Solutions Group of Agilent (EUR 1,943 million) and the acquisition of the medical systems activities of Marconi for EUR 1,245 million. In 2001, LG Electronics redeemed its 7.5% redeemable preferred shares. This redemption resulted in a cash inflow of EUR 486 million. In addition, EUR 200 million was generated by the sale of a portion of the shares in FEI and the repayment by FEI of loans from Philips. Furthermore, EUR 295 million was generated by the sale of the Glass business to LG.Philips Displays.

         During the year 2000, Philips invested EUR 3,209 million in businesses. The investments included the purchase of a 71% majority interest in MedQuist (EUR 1,339 million), the acquisition of Optiva Corporation (EUR 291 million), payments for the acquisition of MiCRUS (EUR 228 million), the purchase of ADAC (EUR 437 million), the purchase of 3.5% redeemable preferred shares in TSMC (EUR 458 million) and investments in a number of smaller Corporate Venturing and other businesses (EUR 126 million and EUR 330 million respectively). Moreover, Philips invested EUR 505 million in the purchase of 7.5% redeemable preferred shares of LG Electronics. The divestment of Philips' AC&M business yielded a net amount of EUR 658 million in cash. A positive cash flow of EUR 2,710 million was generated by the sale of 16.5% of the shares in ASML. Furthermore, an amount of EUR 1,272 million was generated by the sale of a portion of the JDS Uniphase shares.

         As a result of the items mentioned above, cash flows before financing activities were a positive EUR 1,980 million in 2002 compared with a negative EUR 3,316 million in 2001 and a positive EUR 592 million in 2000.

         In 2002 net cash used for financing activities amounted to EUR 897 million. This included the issuance of a EUR 300 million eurobond in August, the proceeds of which were used for repayment of short-term debt. Philips shareholders were paid a distribution in cash totaling EUR 459 million. Treasury stock was purchased for an amount of EUR 19 million.

         In 2001 net cash flows provided by financing activities amounted to EUR 3,159 million. This includes EUR 4,250 million from the issuance of two tranches of two bonds each and EUR 521 million from the issuance of commercial paper. Philips shareholders received dividends of EUR 458 million. Treasury stock transactions totaled EUR 336 million.

         In 2000 the net cash flows used for financing activities amounted to EUR 2,038 million, of which EUR 1,673 million was used for a 3% share reduction program. Additionally, EUR 612 million was used to repay interest-bearing debt and EUR 399 million was used for the payment of dividends to Philips shareholders. Furthermore, treasury stock transactions required EUR 578 million.

         FINANCING
         Total debt outstanding at the end of 2002 was EUR 7,109 million, compared with EUR 7,866 million at the end of 2001 and EUR 4,027 million at the end of 2000.

         Changes in long-term debt are as follows:

amounts in millions of euros                          2002          2001
                                                     -------       -------
- New borrowings                                        405         4,580
- Repayments                                           (276)         (554)
- (Decrease) increase current portion                   (15)          293
- Consolidation and other effects                      (217)           (8)
                                                     ------        ------
                                                       (103)        4,311

         In 2002, long-term debt was reduced by EUR 103 million to EUR 6,492 million. During 2002, Philips issued new long-term debt for EUR 300 million. During 2001, Philips issued four new bonds for a total amount of EUR 4,250 million. Two outstanding bonds matured during 2001 for a total amount of EUR 441 million.

         Philips had two 'putable' USD bonds outstanding at year-end 2002 for a total amount of EUR 256 million. The investors may require repayment in one specific month during the lifetime of the respective bonds. Assuming that investors require repayment at the relevant put dates, the average remaining tenor of the total outstanding long-term debt was
         4.2 years, compared to 5.2 years in 2001. However, assuming that the 'putable' bonds will be repaid at maturity, the average remaining tenor at the end of 2002 was 4.9 years, compared to 6.1 years at the end of 2001. Long-term debt as a proportion of the total debt at the end of 2002 stood at 91%, compared to 84% at the end of 2001.

         Changes in short-term debt are as follows:

amounts in millions of euros                           2002            2001
                                                      ------          ------
- Net borrowings (repayments)                          (548)            (73)
- Increase (decrease) current portion
  long-term debt                                         15            (293)
- Consolidation and other effects                      (121)           (106)
                                                      -----           -----
                                                       (654)           (472)

         In July 2002, Philips closed a USD 3.5 billion revolving credit facility. The facility, which has a five-year maturity, replaces an existing USD 2.5 billion revolving credit facility, which had been in place since July 1996 and was never drawn upon by the Company. The new revolving credit facility also had no drawings in 2002. At the beginning of 2001, Philips established a global commercial paper program totaling USD 2.5 billion. Under this program the outstanding amounts reached a maximum of EUR 734 million during the year, while at year-end EUR 10 million was outstanding. Part of the previously mentioned standby credit facility acts as a back-up for the global commercial paper program.

         Cash and cash equivalents increased by EUR 968 million in 2002 to EUR 1,858 million. Currency impacts and consolidation changes had a negative effect of EUR 115 million. In 2001, cash and cash equivalents declined by EUR 199 million to EUR 890 million at year-end. Currency impacts and consolidation changes accounted for a EUR 42 million decrease.

         The Company had a net debt position (debt, net of cash and cash equivalents) of EUR 5,251 million at the end of 2002. The net debt position at the end of 2001 amounted to EUR 6,976 million and at the end of 2000 to EUR 2,938 million. The net debt to group equity ratio amounted to 27:73 at the end of 2002, compared to 26:74 at the end of 2001 and 11:89 at the end of 2000.

         Stockholders' equity decreased by EUR 5,241 million to EUR 13,919 million at year-end 2002, which was mainly due to the net loss of EUR 3,206 million in 2002. Currency translation differences in equity resulted in a decrease of EUR 946 million, while the deferred results - net of taxes - of financial derivative transactions within equity increased equity by EUR 18 million. Equity was also reduced by treasury stock transactions of EUR 13 million and by payments to shareholders of EUR 459 million from the retained earnings related to prior financial year.

         Insofar as not recognized as impairment charges under income, the lower fair market value of securities available for sale compared to their book value at the beginning of the year was recorded under other comprehensive income and reduced equity by EUR 301 million. Furthermore, the sharp decrease in the stock markets in 2002 resulted in additional liabilities for pensions. A major part of these additional pension liabilities had to be reported within other comprehensive income as a reduction of equity. The charge to other comprehensive income in 2002 (net of taxes) because of these additional pension liabilities amounted to EUR 335 million for pension funds in the USA and UK.

         The EUR 3,547 million decrease in equity in 2001 was mainly due to the 2001 net loss of EUR 2,475 million.

         The number of outstanding common shares of Royal Philips Electronics at December 31, 2002 was 1,276 million (2001: 1,274 million shares).

         At the end of 2002 the Group held 40.1 million shares in treasury to cover the future delivery of shares in conjunction with the 67.0 million conversion and stock option rights outstanding at the end of 2002. At year-end 2001, 41.9 million shares were held in treasury against a 50.1 million rights overhang. It has been the Company's policy to hedge part of its option grants.

         CAPITAL RESOURCES
         Philips is of the opinion that it has adequate financial resources to finance working capital needs. Furthermore, the Company has no material commitments for capital expenditures. Of Philips' USD 2.5 billion commercial paper program, EUR 10 million was outstanding as of December 31, 2002. Short-term bank borrowings, excluding the current portion of long-term debt, totaled EUR 412 million as of that date. In July, Philips closed a USD 3.5 billion revolving credit facility. The facility, which has a five-year maturity, replaces an existing USD 2.5 billion revolving credit facility which had been in place since July 1996 and was never drawn upon by the Company. This syndicated bank facility has not required financial covenants and does not have credit-rating-related acceleration possibilities or any availability restrictions. In June 2002 Philips filed a Shelf Registration Statement (Form F-3) with the Securities and Exchange Commission. This filing gives Philips the flexibility to issue debt securities and/or to set up a US Medium Term Notes program for an amount up to USD 2.5 billion.

         The Company's total debt as of year-end 2002 was EUR 7,109 million, of which EUR 617 million was short-term. With year-end cash balances of EUR 1,858 million, net debt was EUR 5,251 million. In view of the EUR
         6.8 billion shareholdings in affiliates and other companies and the USD
         3.5 billion revolving facility mentioned above, the Company's liquidity position is strong.

         OFF BALANCE SHEET ARRANGEMENTS
         Philips has guaranteed up to USD 200 million debt of its subsidiary LG.Philips Displays (with matching guarantee granted by the other shareholder, LGE). The guarantee, expiring on December 31, 2004 or earlier, is related to loans of LG.Philips Displays, which in turn have provisions for acceleration linked to minimum financial ratio covenants.

         In November 2002, the Company and Jabil Circuit Inc., a global leader in Electronic Manufacturing Services (EMS), agreed on the sale of most of Philips Contract Manufacturing Services (PCMS). Under the terms of the agreement, Jabil acquired the manufacturing operations on three continents, including sites in Austria, Belgium, Brazil, China, Hungary, India, Poland and Singapore. From these locations, Jabil will continue to provide key components for the manufacture of a wide range of Philips products, including televisions, DVD and audio systems, storage and display products and set-top boxes under a four-year, four-billion euro product supply agreement (refer to note 1). Contractual obligations and commercial commitments

         Contractual obligations and commercial commitments

Contractual cash obligations                                      payments due to period
                               ---------------------------------------------------------
                                       less than
(in millions of euros)         total     1 year    2-3 years    4-5 years  after 5 years
                               -----   ---------   ---------    ---------  -------------
Long-term debt                 6,679      193        2,994        397         3,095
Capital lease obligations          8        2            4          1             1
Short-term debt                  422      422            -          -             -
Operating leases                 879      166          277        205           231
                               -----      ---        -----        ---         -----
Total contractual cash
obligations                    7,988      783        3,275        603         3,327

         N.B. Unconditional purchase obligations incurred in the normal course of business have not been quantified.

Other commercial commitments                                        expiration per period
                                  -------------------------------------------------------
                                  total amounts   less than 1
(in millions of euros)              committed        year       2-5 years   after 5 years
                                  -------------   -----------   ---------   -------------
Stand-by letters of credit *          3,339             -         3,339           -
Guarantees**                            906           278           577          51
                                      -----           ---         -----          --
Total commercial commitments          4,245           278         3,916          51

 *       No amounts drawn
**       Refer to note 25

         PROPOSED DISTRIBUTION TO SHAREHOLDERS OF ROYAL PHILIPS ELECTRONICS Pursuant to article 38 of the Articles of Association, and with the approval of the Supervisory Board and the Meeting of Priority Shareholders, a proposal will be submitted to the General Meeting of Shareholders to make a distribution in cash to shareholders of EUR 0.36 per common share from the other reserves as indicated in the balance sheet under Dutch GAAP (retained earnings under US GAAP) (2001: a distribution was made of EUR 0.36 per common share).

         The balance sheet presented in this report, as part of the consolidated financial statements for the period ended December 31, 2002, is before distribution, which is subject to shareholder approval after year-end. Adoption of the proposal by the General Meeting of Shareholders will result in a total cash payment in the year 2003 and a reduction of the retained earnings by EUR 459 million (compared with EUR 459 million in 2002).

         EMPLOYMENT
         The number of employees at the end of December 2002 totaled 170,087, a decline of 18,556 from December 31, 2001. Part of the reduction of 9,514 was caused by various consolidations changes. The largest ones were PCMS (4,460), HCP (927), CSI (1,311), Analytical (790) and Broadband Networks (438). On a comparable basis, the reduction was 9,042 employees, mainly centered on Consumer Electronics, Semiconductors and Corporate Investments. The headcount at Medical Systems increased by 846 persons as a result of expanding activities.

         In geographic terms, Europe and Asia Pacific accounted for most of the decrease. The headcount reduction was most significant in the production and general administrative areas, while the R&D area was affected to a lesser extent.

thousands of employees
                                      2002         2001        2000
                                      ----         ----        ----
Nominal position, at year-end        170.1        188.6        219.4
Consolidation changes:
- new consolidations                   0.4         15.5         10.0
- deconsolidations                    (9.9)       (27.7)       (20.7)
Comparable changes                    (9.0)       (18.6)         3.2

         OTHER ISSUES
         New accounting standards becoming effective in 2003 are described in detail on page 57.

         RISK FACTORS
         Philips is a global company, which means that it is affected by economic developments in all regions of the world. In addition to the risks inherent to its operations, Philips is exposed to specific market and financial risks. In the following paragraphs, a summary of Philips' approach towards risk management and a brief description of the nature and the extent of its exposure to risks are given. The risk overview provided is not exhaustive. Some risks, not yet known to Philips or currently believed not to be material, could later turn out to have a major impact on Philips' businesses, revenues, income, assets, liquidity or capital resources.

         The risk factors should be considered in connection with any forward-looking statements.

         Risk management approach
         Risk management forms an integral part of business management. The Company's risk and control policy is designed to provide reasonable assurance that strategic objectives are met by creating focus, by integrating management control over the Company's operations, by ensuring compliance with legal requirements and by safeguarding the reliability of the financial reporting. It makes management responsible for identifying the critical business risks and the implementation of fit-for-purpose risk responses. Structured self-assessments are used company-wide to identify, assess and effectively respond to business risks and to monitor compliance with minimum control standards in order to ensure reliable financial reporting. In addition, internal and external auditors, as part of their annual financial statements audit, review the quality of the control system and adherence to the Company's risk and control policy.

         Accountability is enforced through the formal issuance of a Statement on Business Controls and a Letter of Representation by each business unit, resulting, via a cascade process, in a statement by each product division. The outcome of the self-assessment process and the reviews by internal and external auditors, and the Statement on Business Controls and Letter of Representation, are subject to review by the Board of Management. From 2003 onwards, the existing internal assurance process for business risk assessment will be further strengthened and the review frequency will be upgraded to a quarterly review cycle, in line with emerging best practices in this area.

         Internal audit committees at product division and business level meet on a regular basis to address weaknesses in the business control infrastructure as reported by the internal and external auditors and to take corrective action where necessary. They are also involved in determining the desired internal audit coverage.

         The Company's CEO and CFO personally review the establishment and maintenance of proper internal controls in the product divisions and major staff and service functions. The quality of the Company's system of internal controls and the results of internal and external audits are reported to and discussed in the Audit Committee of the Supervisory Board.

         Standard norms and values for `doing business' applicable to all our employees and business partners are laid down in the Philips General Business Principles and enforced by a global system of Compliance Officers.

         Market risks
         Philips is active in more than 60 different businesses with different risk profiles, which are geared to the business environment in which they operate and the competitive advantage they aim to achieve.

         Depending on the nature of the activity, the risk profile of Philips' businesses is diverse. Some, like Lighting and Domestic Appliances and Personal Care, are active in more stable markets. Others, like Semiconductors, operate in highly cyclical markets and may experience substantial period-to-period fluctuations in their results as a consequence of changes in industry conditions, economic conditions or other factors.

         During 2002, Semiconductors continued to suffer from adverse economic conditions, characterized by reduced product demand, high price erosion and overcapacity in manufacturing. In line with the development of the demand patterns, Semiconductors has undertaken considerable initiatives to reduce capacity and to reduce operational costs in order to restore profitability. These restructurings and cost-reduction targets will continue to require management attention. To achieve sustainable growth, in particular in the digital markets, effective and controlled R&D is critical to the success of this business.

         From 2003 onwards Components ceases to exist as a separate product division. The former Components businesses will be partly integrated in Consumer Electronics and Semiconductors and partly allocated to Miscellaneous for redesign, redevelopment and/or sale. The complex restructuring, integration and divestment process will require substantial management attention in 2003.

         The consumer electronics businesses in which Philips is engaged are intensely competitive. Accordingly, Philips continually faces competitive challenges such as rapid technological change, evolving standards, shortening product life cycles and price erosion. Initiatives to reduce assets through outsourcing will require increased management focus with respect to the supply base. The realization of a world-class performance in supply chain management is critical for success in the global consumer electronics industry.

         During 2002, Medical Systems undertook major efforts to integrate its recent acquisitions into the existing businesses and reap the benefits. Although we are seeing encouraging progress, the integration and the alignment of business processes, systems, procedures and internal controls will continue to require substantial management attention, also during 2003. Continuous improvement of the delivery performance for both system deliveries and customer services is a critical success factor in meeting the challenges of competition.

         Philips operates in high-tech markets with rapid technological development which require the Company to make large financial investments. Philips continues to utilize partnerships in order to share the risks associated with large investments. These partnerships take place through minority shareholdings, joint ventures and majority shareholdings. Managing this growing number of strategic alliances, and in particular bridging the international, legal and cultural differences, is a growing risk in itself. In addition, Philips may face conflicts of interests, loss of control over cash flows and loss of proprietary technologies by participating in joint ventures.

         Philips' longer-term success depends on technological innovation, global standards and its ability to obtain and retain licenses and other intellectual property rights covering its products and its design and manufacturing processes. The process of seeking intellectual property protection can be long and expensive. Competitors and other third parties may also develop technologies that are protected by patents and other intellectual property rights. These technologies may therefore not be available to Philips or may be made available to Philips only on unfavorable terms and conditions.

         Further globalization and concentration of our customer and supply base makes Philips increasingly dependent on a limited number of business partners, posing challenges to existing management and control structures in many of our businesses.

         A critical risk area that has our attention is human resources. The retention of highly specialized technical personnel as well as talented employees in sales and marketing, research and development, finance and general management, is critical for the success of the Company.

         Being a global company, Philips has established subsidiaries in over 60 countries. The subsidiaries are exposed to changes in governmental regulations and unfavorable political developments, which may limit the realization of business opportunities or impair local Philips investment.

         Financial risks
         Currency fluctuations may impact Philips' financial results. Furthermore, Philips is exposed to interest rate risk, commodity price risk, equity price risk and credit risk. For qualitative and quantitative disclosure about financial risks, please refer to note 30 of the consolidated financial statements.

         CRITICAL ACCOUNTING POLICIES
         The preparation of Philips' financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. The policies that management considers both to be most important to the presentation of Philips' financial condition and results of operations and to place the most significant demands on management's judgments and estimates about matters that are inherently uncertain are discussed below. Management cautions that future events often vary from forecasts and that estimates routinely require adjustment. A complete description of Philips' accounting policies appears on pages 49 through 57.

         Intangible assets acquired in business combinations
         Over the past few years the Company has acquired several other entities in business combinations that have been accounted for by the purchase method, resulting in recognition of substantial amounts of in-process research and development, goodwill and other intangible assets. The amounts assigned to the acquired assets and liabilities are based on assumptions and estimates about their fair values. In making these estimates, management typically consults independent qualified appraisers. A change in assumptions and estimates would change the purchase price allocation, which could affect the amount or timing of charges to the income statement, such as write-offs of in-process research and development and amortization of intangible assets. In-process research and development is written off immediately upon acquisition, whereas intangible assets (and prior to 2002 also goodwill) are amortized over their economic lives. As a result of Philips' adoption of US GAAP as of January 1, 2002, goodwill is no longer amortized but instead is tested for impairment.

         Changes in assumptions and estimates included in the purchase price allocation could result in significantly different results than those recorded in the financial statements.

         Impairment
         Philips reviews long-lived assets for impairment when events or circumstances indicate that carrying amounts may not be recoverable. Assets subject to this review include equity and security investments and intangible and tangible fixed assets.

         Impairment of equity and security investments results in a charge to income when a loss in the value of an investment is deemed to be other than temporary. Management regularly reviews each equity and security investment for impairment based on the extent to which cost exceeds market value, the duration of decline in market value and the financial condition of the issuer.

         In determining impairments of intangible and tangible fixed assets, management must make significant judgments and estimates to determine whether the undiscounted cash flows generated by those assets are less than their carrying value. Determining undiscounted cash flows requires the use of judgments and estimates that have been included in the Company's strategic plans and long-range forecasts. The data necessary for the execution of the impairment tests are based on management estimates of future cash flows, which require estimating revenue growth rates and profit margins.

         Assets are written down to their fair value when the undiscounted cash flows are less than the carrying value of the assets. The fair value of impaired assets is determined by taking into account these estimated cash flows and using a net present value technique based on discounting these cash flows with the Business-specific Weighted Average Cost of Capital (WACC), which ranged between 7.8% and 14.0% in 2002.

         Changes in assumptions and estimates included within the impairment reviews could result in significantly different results than those recorded in the financial statements.

         Valuation allowances for certain assets
         The Company records its inventories at cost and provides for the risk of obsolescence using the lower of cost or market principle. The expected future use of inventory is based on estimates about future demand and past experience with similar inventories and their usage.

         The risk of uncollectibility of accounts receivable is primarily estimated based on prior experience with, and the past due status of, doubtful debtors, while large accounts are assessed individually based on factors that include ability to pay, bankruptcy and payment history. In addition, debtors in certain countries are subject to a higher collectibility risk that is taken into account for assessing the overall risk of uncollectibility. Should the outcome differ from the assumptions and estimates, revisions to the estimated valuation accounts would be required.

         Accounting for income taxes
         As part of the process of preparing consolidated financial statements, the Company is required to estimate income taxes in each of the jurisdictions. This process involves estimating actual current tax expense and temporary differences between tax and financial reporting. Temporary differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet. The Company must assess the likelihood that deferred tax assets will be recovered from future taxable income. A valuation allowance is recognized to reduce deferred tax assets if, and to the extent that, it is more likely than not that all or some portion of the deferred tax assets will not be realized. The Company has recorded a valuation allowance of EUR 1,249 million as of December 31, 2002, based on estimates of taxable income by jurisdiction in which the Company operates and the period over which deferred tax assets are recoverable. In the event that actual results differ from these estimates in future periods, and depending on the tax strategies that the Company may be able to implement, changes to the valuation allowance could be required, which could impact our financial position and net income.

         Restructuring and other provisions
         Contingent liabilities related to restructurings are dependent upon estimates and assessments of whether the criteria for recognition of exit costs have been met, including estimates as to the amount of the potential costs for the employee termination packages and contract terminations. The Company has implemented strict rules for identification and recognition of such restructuring provisions in accordance with US GAAP. These contingent liabilities are recognized by charges against income when the Board of Management has approved a restructuring project and changes are highly unlikely, the employee benefit arrangement has been properly communicated in sufficient detail and the number, functions and locations of employees that will be terminated have been identified. The Company may consider other restructuring projects that do not yet meet all these conditions and which accordingly are not reflected in the financial statements.

         Furthermore, the Company consults with legal counsel on matters related to litigation and other experts both within and outside the Company with respect to matters in the ordinary course of business. A liability is accrued if an adverse outcome is probable and the amount can be reasonably estimated. If either the likelihood of an adverse outcome is only reasonably possible or an estimate is not determinable, the matter is disclosed provided that it is material.

         Warranty costs
         The Company provides for warranty costs based on historical trends in product return rates and the expected material and labor costs to provide warranty services. If it were to experience an increase in warranty claims compared with historical experience, or costs of servicing warranty claims were greater than the expectations on which the accrual had been based, gross income could be adversely affected.

         Accounting for pensions and other postretirement benefits
         Retirement benefits represent obligations that will be settled in the future and require assumptions to project benefit obligations and fair values of plan assets. Retirement benefit accounting is intended to reflect the recognition of future benefit costs over the employee's approximate service period, based on the terms of the plans and the investment and funding decisions made by the Company. The accounting requires management to make assumptions regarding variables such as discount rate, rate of compensation increase, return on assets, and future healthcare costs. Management consults with outside actuaries regarding these assumptions at least annually. Changes in these key assumptions can have a significant impact on the projected benefit obligations, funding requirements and periodic cost incurred.

         DUTCH GAAP
         On March 28, 2002, Philips announced the transition to the application of full US GAAP to its financial reporting as from 2002. The change to US GAAP is in line with the Company's commitment to ensuring a fair and suitable basis for comparison against its industry peers. In addition to the US GAAP consolidated financial statements, Dutch GAAP financial statements on a consolidated and single company basis are also provided. A reconciliation of material differences between the two is provided in the separate section entitled `Dutch GAAP information' on page 110. For purposes of Dutch corporate law, the Company's balance sheet under Dutch GAAP is determinative of the amount available for distribution to shareholders.

         The Group financial statements have been prepared on the basis of US GAAP, which differs in certain respects from Dutch GAAP. From January 1, 2002, the most important difference represents goodwill amortization, which is required under Dutch GAAP, whereas under US GAAP goodwill is tested for impairment. Net income determined in accordance with Dutch GAAP amounted to a loss of EUR 3,602 million in 2002, compared with a loss of EUR 2,608 million in 2001. These aggregate amounts result in basic earnings per common share of a loss of EUR 2.83 in 2002 and a loss of EUR 2.04 in 2001. Diluted earnings per common share also amounted to a loss of EUR 2.83 in 2002 and a loss of EUR
         2.04 in 2001.

         Please refer to the Dutch GAAP section for a description of the primary differences between Dutch GAAP and US GAAP and the Dutch GAAP earnings per common share.

         OUTLOOK
         Through operational and marketing excellence, we expect that the DAP and Lighting divisions will again outperform their industries in 2003, whilst Consumer Electronics is continuing to improve its overall performance, especially in the USA, through a marketing focused approach and innovative product mix. The integration of our Medical Systems division is on track to achieve the targeted EUR 350 million in savings by year-end. Semiconductors is lowering the break-even point as a result of capacity reduction and restructuring savings. Restructuring programs undertaken by Philips during the past two years are starting to pay off with more profitable, efficient and less capital-intensive operations.

         The Company will continue cost reduction initiatives, including the reduction in overhead costs, which is on track, and ongoing supply-chain management, which has reached best in class in a number of businesses, especially Consumer Electronics.

         Continued weakness of the US dollar would negatively impact sales and to a lesser extent net income, whilst volatile stock markets can significantly impact pension expense and the value of financial assets of the Company.

         On the basis of the current economic and political uncertainties, Philips does not anticipate any short-term improvement in economic conditions. As such, the Company will continue its cautious stand on costs, capital spending, working capital and employment, whilst maintaining a strong balance sheet and remaining ready for any upturn in its markets.

         February 7, 2003
         Board of Management

         CORPORATE GOVERNANCE
         Being a global company and player in the international capital markets, Philips, over the last decades, has continuously improved its corporate governance as one of its most important policy items in line with US, Netherlands and international best practises. The governance of the Company and the Philips Group has been improved substantially, in particular by simplifying, and making more transparent, its corporate structure and by strengthening the accountability of the Board of Management as its executive management and the Supervisory Board as its board of independent supervisory directors, as well as by increasing the rights and powers of its shareholders and communication with investors. In this respect, the consequences for the Company of the US Sarbanes-Oxley Act and the proposed amendments to the listing rules of the New York Stock Exchange were discussed and existing procedures reviewed and, where appropriate in response to these regulations currently effective, changes were effected and formalized. The Company also disclosed its Policy on Auditor Independence, aligned with the new regulations to the extent currently effective. Furthermore, the Company made necessary preparations in view of the CEO and CFO certifications for the 2002 Annual Report on Form 20-F with the US Securities and Exchange Commission. This certification process of the Form 20-F, which incorporates part of this Annual Report, under US law is in addition to the Dutch law provisions according to which each member of the Supervisory Board and the Board of Management has signed the 2002 financial statements for approval.

         AUDIT FEES
         The aggregate fees billed by KPMG for professional services rendered for the fiscal years 2002 and 2001 were as follows:

in millions of euros       2002        2001
                           ----        ----
Audit fees                  7.0         6.3
Audit-related fees         14.8        15.8
Tax fees                    3.3         2.3
Other fees                  0.8        11.9
                           ----        ----
                           25.9        36.3

         Audit fees consist of fees for the examination of the consolidated financial statements. Audit-related fees primarily consist of fees for statutory audits (EUR 4.8 million), fees in relation to audits of acquisitions and divestments (EUR 5.4 million) and EDP audits (EUR 1.5 million). Tax fees mainly relate to tax compliance and expatriate tax services. Other fees comprise consultancy fees. Meanwhile KPMG has divested its consultancy business.

         PROXY SOLICITATION
         Philips attaches great value to its relations with its shareholders. For instance, Philips was one of the key companies in the establishment of the Shareholders' Communication Channel a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and its shareholders.

         Philips will use the Shareholders' Communication Channel to distribute the Management Report booklet of its Annual Report and the Agenda for this year's General Meeting of Shareholders as well as an instruction form to enable proxy voting at said Meeting. For the General Meeting of Shareholders on March 27, 2003 a record date (being March 20, 2003) will apply: those persons who on March 20, 2003 hold shares in the Company and are registered as such in one of the registers designated by the Board of Management for the General Meeting of Shareholders will be entitled to participate and vote at the meeting.

         ENVIRONMENT
         For results of the environmental performance of the Philips Group please refer to the Philips Sustainability Report 2002, which will be available before the Annual General Meeting of Shareholders 2003.

         INFORMATION TECHNOLOGY
         Philips is seeking to gain competitive advantage by leveraging the synergy between its businesses. One contribution to this has been the introduction of a comprehensive and consistent IT strategy at corporate level. Consolidation of IT strategies across both product divisions and the corporate functions has made the total portfolio of IT activities across the Philips Group more transparent, led to the identification of cross-organizational opportunities and promoted shared solutions.

         In the field of IT, TOP (Transforming into One Philips) has already delivered significant, lasting savings. A number of global task forces have been set up to deliver sustainable structural change to the cost base. In telecommunications this is already being realized through improved vendor/contract management. In IT purchasing, results have been delivered through contract renegotiation.

         Philips is adopting a shared services model for corporate core processes. An IT shared services organization has been set up and commenced operations in January 2003. It offers a portfolio of `best in class' IT services to support the non-business-specific IT requirements of Philips organizations. Service tariffs will be market-competitive and set at a level that contributes to structural cost savings at corporate level.

         Philips operates in a highly competitive industry. It recognizes that loss, unauthorized disclosure or unavailability of information or IT systems could impact not only cash flow and profitability, but also legal compliance and Philips' respected company image. In 2002 Philips continued to strengthen its IT security facilities.

         HUMAN RESOURCES MANAGEMENT
         In 2002 the labor markets slowed down further. In general, Philips held back in its recruitment efforts. On a selective basis, however, recruitment was continued in order to maintain the necessary inflow of talent. The Company continues to hold a strong position on the labor market: the international scope and the exciting and varied business activities provide attractive opportunities for personal growth and career progression.

         The worldwide program HR Excellence 2002, which was launched in 2000, was completed in September, resulting in a set of coherent policies, processes and tools for Management Development across the Company. The next program - World Class HR 2004 - was started in 2002. A key element of this effort is the establishment of a company-wide open job market on the Philips Intranet called the Philips Career Center. The Philips Career Center provides employees with easy access to the internal labor market across the Company. Another important improvement to HR in Philips is the top-down roll-out of People Performance Management
         (PPM). The PPM process strengthens the performance culture in the Company, reinforces the implementation of the company values and supports employee development.

         In the context of the company-wide TOP program, a redesign of the HR function was initiated in 2002. Following this redesign, Philips People Services (PPS) will be established to provide HR support to employees and managers based on the concept of shared services and self-service over the Intranet. The objective of this multi-year program is to offer enhanced levels of service on a more cost-effective footing.

         Leadership development remains a high priority in HR management in Philips. Across the organization a top-down 360(degree)-degree assessment program combined with intensive coaching has been rolled-out further into the executive population and beyond.

         BUSINESS EXCELLENCE In 2002 we made further progress in implementing BEST (Business Excellence through Speed and Teamwork). This initiative is aimed at achieving world-class excellence in every aspect of the business. Some 50,000 employees at all levels of the organization are engaged - via cross-functional teams - in process and performance improvements in a wide range of business areas, major objectives being to increase customer satisfaction and operating efficiency, reduce cycle time and improve working conditions and environmental performance. In the course of 2002 the Board of Management stressed the need to embed the Business Balanced Scorecard better in our management processes and to use it as a key tool to focus improvement efforts. Virtually 100% of our operations have been ISO 9000 certified, which provides a solid foundation for our continued journey to excellence. The use of the EFQM excellence model in annual assessments of our global businesses and operations is effectively supplemented by regular surveys of the key processes using dedicated tools.

         Auditors' Report

         We have audited the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, appearing on pages 42 through 109. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America and the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in accordance with accounting principles generally accepted in the United States of America.

         As discussed in the accounting policies section of these consolidated financial statements, during 2002, the Company has given retroactive effect to the change in its comprehensive accounting principles from accounting principles generally accepted in the Netherlands to accounting principles generally accepted in the United States of America.

         Eindhoven, February 7, 2003

         KPMG Accountants N.V.

         Consolidated statements of income of the Philips Group for the years ended December 31

         in millions of euros unless otherwise stated

                                                                    2002                     2001                     2000
     Sales                                                         31,820                   32,339                   37,862
     Cost of sales                                                (21,906)                 (23,240)                 (25,803)
                                                                  -------                  -------                  -------
    GROSS MARGIN                                                    9,914                    9,099                   12,059
    Selling expenses                                  (5,017)                    (5,027)                  (4,960)
    General and administrative expenses               (1,404)                    (1,249)                  (1,321)
    Research and development expenses                 (3,043)                    (3,312)                  (2,766)
    Write-off of acquired in-process R&D                 (12)                      (106)                     (44)
    Impairment of goodwill                               (19)                         -                      (35)
    Restructuring and impairment charges                (484)                      (786)                    (152)
                                                      ------                     ------                   ------
                                                                   (9,979)                 (10,480)                  (9,278)
    Other business income (expense)                                   485                      (14)                   1,477
                                                                  -------                  -------                  -------
(2) INCOME (LOSS) FROM OPERATIONS                                     420                   (1,395)                   4,258
(3) Financial income and expenses:
    - interest                                          (384)                      (391)                    (167)
    - impairment charges                              (1,955)                      (526)                       -
    - other                                              112                          2                    2,160
                                                      ------                      -----                   ------
                                                                   (2,227)                    (915)                   1,993
                                                                  -------                  -------                  -------
    INCOME (LOSS) BEFORE TAXES                                     (1,807)                  (2,310)                   6,251
(4) Income tax (expense) benefit                                      (27)                     428                     (563)
                                                                  -------                  -------                  -------
    INCOME (LOSS) AFTER TAXES                                      (1,834)                  (1,882)                   5,688
(5) Results relating to unconsolidated companies:
    - income (loss) excluding impairment charges and
      amortization of goodwill                           (17)                      (232)                   4,080
    - impairment charges                              (1,305)                      (119)                       -
    - amortization of goodwill                           (24)                      (257)                    (124)
                                                      ------                      -----                   ------
                                                                   (1,346)                    (608)                   3,956
                                                                  -------                  -------                  -------

    GROUP INCOME (LOSS)                                            (3,180)                  (2,490)                   9,644
(6) Minority interests                                                (26)                      15                      (67)
                                                                  -------                  -------                  -------
    INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE
                                                                   (3,206)                  (2,475)                   9,577
(7) Cumulative effect of change in accounting principle                 -                        -                       85
                                                                  -------                  -------                  -------
(8) NET INCOME (LOSS)                                              (3,206)                  (2,475)                   9,662

    The accompanying notes are an integral part of these consolidated financial statements.

Earnings per share

                                                                                        2002             2001            2000
Weighted average number of common shares outstanding (after deduction
of treasury stock) during the year (in thousands)                                     1,274,950        1,278,077       1,312,859

BASIC EARNINGS PER COMMON SHARE IN EUROS:
Income (loss) before cumulative effect of change in accounting principle                  (2.51)           (1.94)           7.30
Net income (loss)                                                                         (2.51)           (1.94)           7.36

DILUTED EARNINGS PER COMMON SHARE IN EUROS: *
Income (loss) before cumulative effect of change in accounting principle                  (2.51)           (1.94)           7.22
Net income (loss)                                                                         (2.51)           (1.94)           7.28

Dividend paid per common share in euros (related to prior financial year)                  0.36             0.36            0.30

* The dilution effects on EPS are only taken into consideration if this does not result in an improvement in income per share or in a reduction in loss per share, as is the case in 2002 and 2001.

  The following table shows the comparable effects of adoption of SFAS No. 142 for the three years ended December 31, 2002, 2001 and 2000.

                                                                                     2002             2001            2000
REPORTED NET INCOME                                                                 (3,206)          (2,475)         9,662
Add back: Goodwill amortization                                                          -              180            138
          Intangible amortization                                                        -               22             17
          Amortization of excess of Company's investment over its
          underlying equity in unconsolidated companies                                 24              257            124
                                                                                    ------           ------          -----

ADJUSTED NET INCOME                                                                 (3,182)          (2,016)         9,941
Basic earnings per share:
          As reported                                                                (2.51)           (1.94)          7.36
          As adjusted                                                                (2.50)           (1.58)          7.57
Diluted earnings per share:
          As reported                                                                (2.51)           (1.94)          7.28
          As adjusted                                                                (2.50)           (1.58)          7.49

  The accompanying notes are an integral part of these consolidated financial statements.

         Consolidated balance sheets of the Philips Group as of December 31

         in millions of euros unless otherwise stated

                          ASSETS

                                                                                  2002                          2001
     CURRENT ASSETS
     Cash and cash equivalents                                                    1,858                           890
(9)  Receivables:
     - Accounts receivable - net                                4,517                           5,298
     - Accounts receivable from unconsolidated companies           63                             122
     - Other receivables                                          488                             392
                                                               ------                         -------
                                                                                  5,068                         5,812
(10) Inventories                                                                  3,522                         4,290
(11) Other current assets                                                           603                           858
                                                                                 ------                        ------

     Total current assets                                                        11,051                        11,850

     NON-CURRENT ASSETS
(5)  Unconsolidated companies:
     - Investments                                              5,694                           7,090
     - Loans                                                      395                             462
                                                               ------                         -------
                                                                                  6,089                         7,552
(12) Other non-current financial assets                                           1,306                         3,481
(13) Non-current receivables:
     - Accounts receivable - net                                  123                             149
     - Accounts receivable from unconsolidated companies            -                               1
     - Other receivables                                           96                             156
                                                               ------                         -------
                                                                                    219                           306
(14) Other non-current assets                                                     2,553                         2,774
(15) Property, plant and equipment:
     - At cost                                                 16,015                          18,069
     - Less accumulated depreciation                           (9,878)                        (10,351)
                                                               ------                         -------
                                                                                  6,137                         7,718
(16) Intangible assets excluding goodwill:
     - At cost                                                  2,529                           2,585
     - Less accumulated amortization                             (787)                           (621)
                                                               ------                         -------
                                                                                  1,742                         1,964
(17) Goodwill                                                                     3,192                         3,557
                                                                                 ------                        ------
     Total non-current assets                                                    21,238                        27,352
                                                                                 ------                        ------
     TOTAL                                                                       32,289                        39,202

   The accompanying notes are an integral part of these consolidated financial statements.

                                Liabilities and stockholders' equity

                                                                                         2002                       2001
            CURRENT LIABILITIES
            Accounts and notes
            payable:
            - Trade creditors                                       3,138                           3,240
            - Unconsolidated companies                                 90                               3
                                                                   ------                          ------
                                                                                         3,228                      3,243
      (18)  Accrued liabilities                                                          3,314                      3,966
(19)  (20)  Short-term provisions                                                        1,276                      1,443
      (21)  Other current liabilities                                                      691                        813
(22)  (23)  Short-term debt                                                                617                      1,271
                                                                                        ------                     ------
            Total current liabilities                                                    9,126                     10,736

            NON-CURRENT LIABILITIES
(22)  (23)  Long-term debt                                                               6,492                      6,595
(19)  (20)  Long-term provisions                                                         1,970                      2,297
      (24)  Other non-current liabilities                                                  603                        212
                                                                                        ------                     ------
            Total non-current liabilities                                                9,065                      9,104
      (25)  Commitments and contingent liabilities                                           -                          -
            GROUP EQUITY
       (6)  Minority interests                                                             179                        202
      (26)  Stockholders' equity:
            Priority shares, par value EUR 500 per share:
            Authorized and issued: 10 shares
            Preference shares, par value EUR 0.20 per share:
            Authorized: 3,249,975,000 shares
            Issued: none
            Common shares, par value EUR 0.20 per share:
            Authorized: 3,250,000,000 shares
            Issued: 1,316,070,392 shares
                    (1,316,070,392 shares in 2001)                    263                             263
            Capital in excess of par value                             14                              13
            Retained earnings                                      16,738                          20,403
            Accumulated other comprehensive income (loss)          (1,789)                           (225)
            Treasury shares, at cost: 40,092,469 shares
                                     (41,897, 949 shares in 2001)  (1,307)                         (1,294)
                                                                   ------                          ------
                                                                                        13,919                     19,160
                                                                                        ------                     ------
            TOTAL                                                                       32,289                     39,202

   The accompanying notes are an integral part of these consolidated financial statements.

         Consolidated statements of cash flows of the Philips Group for the years ended December 31

         in millions of euros unless otherwise stated

                                                                              2002        2001        2000
Cash flows from operating activities:
NET INCOME (LOSS)                                                            (3,206)     (2,475)      9,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization                                                 2,184       2,671       2,320
Impairment of equity investments                                              3,260         645           -
Net gain on sale of assets                                                     (643)       (337)     (6,384)
Loss (income) from unconsolidated companies (net of dividends received)          54         501      (1,173)
Minority interests (net of dividends paid)                                       26         (21)         56
Decrease (increase) in working capital                                          815         752      (1,063)
Decrease (increase) in non-current receivables/other assets                      86        (888)       (510)
(Decrease) increase in provisions                                              (336)        313         396
Other items                                                                     (12)         87        (308)
                                                                             ------      ------      ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     2,228       1,248       2,996

Cash flows from investing activities:
Purchase of intangible assets (software)                                       (149)       (234)       (140)
Capital expenditures on property, plant and equipment                        (1,161)     (2,143)     (3,170)
Proceeds from disposals of property, plant and equipment                        370         221         178
Cash from derivatives                                                           422           -           -
Purchase of other non-current financial assets                                  (15)        (77)       (560)
Proceeds from other non-current financial assets                                 98         550         911
Purchase of businesses - net of cash acquired                                  (626)     (3,636)     (3,209)
Proceeds from sale of interests in businesses                                   813         755       3,586
                                                                             ------      ------      ------
NET CASH USED FOR INVESTING ACTIVITIES                                         (248)     (4,564)     (2,404)
                                                                             ------      ------      ------
CASH FLOWS BEFORE FINANCING ACTIVITIES                                        1,980      (3,316)        592

Cash flows from financing activities:
(Decrease) increase in short-term debt                                         (548)        (73)        734
Principal payments on long-term debt                                           (276)       (554)       (325)
Proceeds from issuance of long-term debt                                        405       4,580         203
Treasury stock transactions                                                     (19)       (336)       (578)
Capital repayment to shareholders                                                 -           -      (1,673)
Dividends paid                                                                 (459)       (458)       (399)
                                                                             ------      ------      ------
NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES                           (897)      3,159      (2,038)
                                                                             ------      ------      ------
CASH PROVIDED BY (USED FOR) CONTINUING OPERATIONS                             1,083        (157)     (1,446)
Effect of changes in exchange rates and consolidations on cash positions       (115)        (42)        204
Cash and cash equivalents at beginning of year                                  890       1,089       2,331
                                                                             ------      ------      ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                      1,858         890       1,089

  The accompanying notes are an integral part of these consolidated financial statements.

Supplemental disclosures to consolidated statements of cash flows:

                                                                                     2002       2001        2000
DECREASE (INCREASE) IN WORKING CAPITAL:
Decrease (increase) in accounts receivable and prepaid expenses                        97       1,207        (513)
Decrease (increase) in inventories                                                    173         790        (979)
Increase (decrease) in accounts payable and accrued expenses                          545      (1,245)        429
                                                                                    -----      ------      ------
                                                                                      815         752      (1,063)
Net cash paid during the year for:
Interest                                                                              384         391         167
Income taxes                                                                          313         355         266

Net gain on sale of assets:
Cash proceeds from the sale of assets                                               1,281       1,526       4,675
Book value of these assets                                                           (625)     (1,190)       (875)
Deferred results sale-and lease-back transactions                                     (95)        (41)          -
Non-cash gain or losses                                                                82          42       2,584
                                                                                    -----      ------      ------
                                                                                      643         337       6,384
Non-cash investing and financing information:
Assets received in lieu of cash:
Securities/shares                                                                     113           -       2,584
Receivables                                                                             -          63           5

Treasury stock transactions:
Shares acquired                                                                      (103)       (379)       (682)
Exercise stock options/warrants/convertible
personnel debentures                                                                   84          43         104

         For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences between the balance sheet amounts for the respective items.

         The accompanying notes are an integral part of these consolidated financial statements.

         Consolidated statements of changes in stockholders' equity of the Philips Group

         in millions of euros unless otherwise stated

                                               ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
                                               ---------------------------------------------
                                                                                         Unrealized
                                                                                            gain
                                 Outstanding                                             (loss) on
                                  number of           CAPITAL IN             Currency     available
                                  shares in   COMMON  EXCESS OF   RETAINED  translation   for sale
                                  thousands   STOCK   PAR VALUE   EARNINGS  differences  securities
                                 ----------   -----   ----------  --------  -----------  ----------
BALANCE AS OF DECEMBER 31, 1999   1,331,601    339      1,631      14,073      (962)        2,163

Net income                                                          9,662
Net current period change                                                        94           982
Reclassifications into income                                                              (2,173)
                                                                               ----        ------
Total comprehensive income
(loss), net of tax                                                               94        (1,191)
Dividend paid                                                        (399)
Issued upon exercise of:
- Convertible debentures                458                 6
Purchase of treasury stock          (15,028)
Re-issuance of treasury stock         6,574
3% share reduction                  (39,710)   (76)    (1,630)
                                  ---------    ---     ------      ------      ----        ------
BALANCE AS OF DECEMBER 31, 2000   1,283,895    263          7      23,336      (868)          972

Net income (loss)                                                  (2,475)
Net current period change                                                       102          (932)
Reclassifications into income                                                                 526
                                                                               ----        ------
Total comprehensive income
(loss), net of tax                                                              102          (406)
Dividend paid                                                        (458)
Purchase of treasury stock          (12,678)
Re-issuance of treasury stock         2,955
Stock options accrual                                       6
                                  ---------    ---     ------      ------      ----        ------
BALANCE AS OF DECEMBER 31, 2001   1,274,172    263         13      20,403      (766)          566

Net income (loss)                                                  (3,206)
Net current period change                                                      (906)       (2,189)
Reclassifications into income                                                   (40)        1,888
                                                                               ----        ------
Total comprehensive income
(loss), net of tax                                                             (946)         (301)
Dividend paid                                                        (459)
Purchase of treasury stock           (3,128)
Re-issuance of treasury stock         4,934
Stock options accrual                                       1
                                  ---------    ---     ------      ------      ------      ------
BALANCE AS OF DECEMBER 31, 2002   1,275,978    263         14      16,738      (1,712)        265
                                  ---------    ---     ------      ------      ------      ------

                                           ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
                                           ---------------------------------------------
                                                  Change
                                    Additional    in fair                            TOTAL
                                     minimum     value of            TREASURY       STOCK-
                                     pension    cash flow             SHARES       HOLDERS'
                                    liability     hedges    TOTAL     AT COST       EQUITY
                                    ---------   ---------   -----    --------      -------
BALANCE AS OF DECEMBER 31, 1999         -          (113)    1,088      (423)        16,708

Net income                                                                           9,662
Net current period change                            84     1,160                    1,160
Reclassifications into income         (13)                 (2,186)                  (2,186)
                                     ----          ----    ------      ----        -------
Total comprehensive income
(loss), net of tax                    (13)           84    (1,026)                   8,636
Dividend paid                                                                         (399)
Issued upon exercise of:
- Convertible debentures                                                                 6
Purchase of treasury stock                                             (682)          (682)
Re-issuance of treasury stock                                           111            111
3% share reduction                                                       33         (1,673)
                                     ----          ----    ------      ----        -------
BALANCE AS OF DECEMBER 31, 2000       (13)          (29)       62      (961)        22,707

Net income (loss)                                                                   (2,475)
Net current period change             (18)          (18)     (866)                    (866)
Reclassifications into income          13            40       579                      579
                                     ----          ----    ------      ----        -------
Total comprehensive income
(loss), net of tax                     (5)           22      (287)                  (2,762)
Dividend paid                                                                         (458)
Purchase of treasury stock                                             (379)          (379)
Re-issuance of treasury stock                                            46             46
Stock options accrual                                                                    6
                                     ----          ----    ------      ----        -------
BALANCE AS OF DECEMBER 31, 2001       (18)           (7)     (225)   (1,294)        19,160

Net income (loss)                                                                   (3,206)
Net current period change            (335)          (28)   (3,458)                  (3,458)
Reclassifications into income                        46     1,894                    1,894
                                     ----          ----    ------      ----        -------
Total comprehensive income
(loss), net of tax                   (335)           18    (1,564)                  (4,770)
Dividend paid                                                                         (459)
Purchase of treasury stock                                             (103)          (103)
Re-issuance of treasury stock                                            90             90
Stock options accrual                                                                    1
                                     ----          ----    ------      ----        -------
BALANCE AS OF DECEMBER 31, 2002      (353)           11    (1,789)   (1,307)        13,919
                                     ----          ----    ------    ------        -------

For the tax effect on the changes in stockholders' equity, refer to note 4.

        The accompanying notes are an integral part of these consolidated financial statements.

         Accounting Policies

         The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ('US GAAP'). The Company adopted application of US GAAP as of January 1, 2002. All previous statements have been restated for this effect, with recognition of the effect in stockholders' equity as of the beginning of the earliest period presented. Historical cost is used as the measurement basis unless otherwise indicated.

         CONSOLIDATION PRINCIPLES

         The consolidated financial statements include the accounts of Koninklijke Philips Electronics N.V. ('Royal Philips Electronics') and all of its subsidiaries in which a direct or indirect controlling interest is maintained. All intercompany balances and transactions have been eliminated in consolidation. Net income is reduced by the portion of the earnings of subsidiaries applicable to minority interests. The minority interests are disclosed separately in the consolidated statements of income and in the consolidated balance sheets.

         Investments in companies in which Royal Philips Electronics does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exert significant influence, are accounted for by the equity method. Generally, significant influence is presumed to exist if at least 20% of the voting stock is owned. The Company's share of the net income of these companies is included in results relating to unconsolidated companies in the consolidated statements of income. The Company recognizes an impairment loss when an other-than-temporary decline in the value of an investment occurs.

         Foreign currencies
         The financial statements of foreign operations are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Income and expense items are translated at weighted average exchange rates during the year. The resulting translation adjustments are recorded as a separate component of other comprehensive income (loss) within stockholders' equity. Cumulative translation adjustments are recognized as income or expense upon disposal or liquidation of a foreign operation.

         The functional currency of foreign operations is generally the local currency, unless the primary economic environment requires the use of another currency. However, when foreign operations conduct their business in economies considered to be highly inflationary, they record transactions in a designated functional currency instead of their local currency.

         Gains and losses arising from the translation or settlement of foreign currency-denominated monetary assets and liabilities into the local currency are recognized in income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income
         (loss) within stockholders' equity.

         Derivative financial instruments
         The Company uses derivative financial instruments principally in the management of its foreign currency risks and to a more limited extent for interest rate and commodity price risks. Applying Statement of Financial Accounting Standards (SFAS) No. 133, 'Accounting for Derivative Instruments and Hedging Activities', and SFAS No. 138, 'Accounting for Certain Derivative Instruments and Certain Hedging Activities', the Company measures all derivative financial instruments based on fair values derived from market prices of the instruments or from option pricing models, as appropriate. Gains or losses arising from changes in the fair value of the instruments are recognized in the income statement during the period in which they arise to the extent that the derivatives have been designated as a hedge of recognized assets or liabilities, or to the extent that the derivatives have no hedging designation or are ineffective. The gains and losses on the designated derivatives substantially offset the changes in the values of the recognized hedged items, which are also recognized as gains and losses in the income statement.

         Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in the income statement.

         Changes in the fair value, resulting from the risk being hedged, of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, are recorded in accumulated other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign currency hedges are recorded in either earnings or accumulated other comprehensive income, depending on whether the hedge transaction is a fair value hedge or a cash flow hedge.

         The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur within a period of two months from the originally forecasted transaction date, the Company continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in earnings.

         For interest rate swaps that are unwound, the gain or loss upon unwinding is released to income over the remaining life of the underlying financial instruments, based on the recalculated effective yield.

         Cash and cash equivalents
         Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash. They are stated at face value.

         Investments
         The Company classifies its investments in equity securities that have readily determinable fair values as either available-for-sale or for trading purposes and investment in debt securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the short term. Held-to-maturity securities are those debt securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

         Trading and available-for-sale securities are recorded at fair value. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts using the effective interest method. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income within stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

         A decline in the market value of any available-for-sale security or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend and interest income are recognized when earned. Gains or losses, if any, are recorded in financial income and expenses.

         For available-for-sale securities hedged under a fair value hedge, the changes in the fair value that are attributable to the risk which is being hedged are recognized in earnings rather than in other comprehensive income.

         Investments in privately-held companies are carried at cost, or estimated fair value if an other-than-temporary decline in value exists.

         Receivables
         Receivables are carried at face value, net of allowances for doubtful accounts.

         Inventories
         Inventories are stated at the lower of cost or market, less advance payments on work in process. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, taking into account the stage of completion. The cost of inventories is determined using the first-in, first-out (FIFO) method. An allowance is made for the estimated cost of obsolescence.

         Other non-current financial assets
         Loans receivable are stated at amortized cost, less the related allowance for impaired loans receivable. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired loans receivable are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

         Property, plant and equipment
         Property, plant and equipment are stated at cost, less accumulated depreciation. Assets manufactured by the Company include direct manufacturing costs, production overheads and interest charges incurred during the construction period. Government grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Depreciation of special tooling is based either on the straight-line method or on the expected future economic benefit of these tools. Gains and losses on the sale of property, plant and equipment are included in other business income. Costs related to major maintenance activities are expensed in the period in which they are incurred. Plant and equipment under capital leases are stated at the present value of minimum lease payments. These assets and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

         Goodwill
         The Company adopted the provisions of SFAS No. 141 as of July 1, 2001 and SFAS No. 142 as of January 1, 2002. Consequently, goodwill is no longer amortized but instead tested for impairment annually or whenever impairment indicators require so. Prior to adoption of SFAS No. 142, the Company applied the straight-line method for amortization of goodwill over the period expected to benefit, not exceeding 20 years.

         SFAS No. 142 requires the Company to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company re-assessed the useful lives and residual values of all intangible assets acquired. No amortization period adjustments were necessary.

         In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. Furthermore, the Company was required to determine the fair value of each reporting unit and to compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company was required to perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which would be measured as of the date of adoption. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

         The Company identified its reporting units and performed the transitional goodwill impairment test for each of those reporting units in the first quarter of 2002. No impairment arose from these tests.

         In addition to the transitional goodwill impairment test the Company performs its annual impairment tests in the second quarter. Fair value of the reporting units was determined using expected discounted future cash flows.

         Intangible assets
         Intangible assets arising from acquisitions are amortized using the straight-line method over their estimated economic lives, unless the revenues generated by these intangibles have a deviating pattern. In that case, the revenue pattern dictates the amortization scheme. Economic lives are evaluated every year.

         In-process Research and Development (R&D) with no alternative use is written off immediately upon acquisition.

         Patents and trademarks acquired from third parties are capitalized and amortized over their remaining lives.

         Certain costs relating to the development and purchase of software for internal use are capitalized and subsequently amortized over the estimated useful life of the software in conformity with Statement of Position 98-1, 'Accounting for the Costs of Computer Software Developed or Obtained for Internal Use'.

         Research and development
         All costs of research and development are expensed in the period in which they are incurred, in conformity with SFAS No. 2, `Accounting for Research and Development Costs'.

         Advertising
         Advertising costs are expensed when incurred.

         Impairment or disposal of intangible assets other than goodwill and tangible fixed assets
         The Company accounts for intangible and tangible fixed assets in accordance with the provisions of SFAS No. 144, `Accounting for the Impairment or Disposal of Long-Lived Assets'. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell.

         Provisions
         The Company recognizes provisions for liabilities and probable losses that have been incurred as of the balance sheet date and for which the amount is uncertain but can be reasonably estimated.

         The provision for restructuring relates to the estimated costs of planned reorganizations that have been approved by the Board of Management and publicly announced before the year-end, and which involve the realignment of certain parts of the industrial and commercial organization. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions.

         Provisions for environmental liabilities resulting from past operations or events are recognized when it is probable that a liability has been incurred and the amount can be reasonably estimated. Measurement of liabilities is based on current legal requirements and existing technology. Liabilities and expected insurance recoveries, if any, are recorded separately. The carrying amount of liabilities is regularly reviewed and adjusted for new facts or changes in law or technology.

         Provisions are stated at face value, with the exception of certain long-term provisions, such as provisions for postretirement benefits (including pensions) and severance payments in certain countries where such payments are made in lieu of pension benefits; those provisions are stated at the present value of the future obligations.

         Debt and other liabilities
         Debt and liabilities other than provisions are stated at amortized costs. However, loans that are hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk that is being hedged.

         Revenue recognition
         The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, these criteria are met at the time the product is shipped or services are rendered and acceptance, when required, has been obtained. For products that require substantive installation activities by the Company, revenue recognition occurs when the criteria for revenue recognition have been met and the product is ready to be used by the customer or has been accepted by the customer. Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges. Shipping and handling costs billed to customers are recognized as revenues. Expenses incurred for shipping and handling costs of internal movements of goods are recorded as cost of sales. Those related to sales to third parties are reported as selling expenses and disclosed separately. Service revenue is recognized as services are rendered.

         Provision for estimated contract losses, if any, is made in the period that such losses are determined. Royalty income, which is generally payable based upon a percentage of sales or a fixed amount per product sold, is recognized on an accrual basis. Government grants, other than those relating to assets, are recognized as income as qualified expenditures are made.

         Income taxes
         Income taxes are accounted for under the asset and liability method. Income tax is recognized in the income statement except to the extent that it relates to an item recognized directly within stockholders' equity, including other comprehensive income (loss), in which case the related tax effect is also recognized there. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Measurement of deferred tax assets and liabilities is based upon the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets, including assets arising from loss carryforwards, are recognized if it is more likely than not that the asset will be realized. Deferred tax assets and liabilities are not discounted.

         Deferred tax liabilities for withholding taxes are recognized for subsidiaries, in situations where the income is to be paid out as dividends in the foreseeable future, and for undistributed earnings of minority shareholdings.

         Changes in tax rates are reflected in the period that includes the enactment date.

         Benefit accounting
         The Company accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, 'Employers' Accounting for Pensions', and SFAS No. 106, 'Postretirement Benefits other than Pensions', respectively.

         Most of the Company's defined-benefit plans are funded with plan assets that have been segregated and restricted in a trust to provide for the pension benefits to which the Company has committed itself.

         When plan assets have not been segregated by the Company or in such cases in which the Company is required to make additional pension payments, the Company recognizes a provision for such amounts.

         Pension costs, in respect of defined-benefit pension plans, primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.

         In the event that the accumulated benefit obligation, calculated as the present value of the benefits attributed to employee service rendered and based on current and past compensation levels, exceeds the market value of the plan assets and existing accrued pension liabilities, this difference and the existing prepaid pension asset are recognized as an additional minimum pension liability.

         Obligations for contributions to defined-contribution pension plans are recognized as an expense in the income statement as incurred.

         In certain countries, the Company also provides postretirement benefits other than pensions. The cost relating to such plans consists primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated postretirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation. This transition obligation is being amortized through charges to earnings over a twenty-year period beginning in 1993 in the USA and in 1995 for all other plans.

         Unrecognized prior service costs related to pension plans and postretirement benefits other than pensions are being amortized by assigning a proportional amount to the income statements of a number of years reflecting the average remaining service period of the active employees.

         Stock-based compensation
         The Company accounts for stock-based compensation using the intrinsic value method in accordance with US Accounting Principles Board (APB) Opinion No. 25, 'Accounting for Stock Issued to Employees'. The Company has adopted the pro forma disclosure requirements of SFAS No. 123, 'Accounting for Stock-Based Compensation'. The pro forma net income
         (loss), basic earnings (loss) per share and diluted earnings (loss) per share, calculated as if the fair value of options granted to option holders would have been considered compensation costs, is (EUR 3,358 million), (2.63) and (2.63) respectively for 2002, (EUR 2,566 million), (2.01) and (2.01) respectively for 2001, and EUR 9,570 million, 7.29 and 7.21 respectively for 2000. Please refer to note 28, Stock-based compensation, for a reconciliation of reported and pro forma income
         (loss) of earnings per share, as well as the underlying assumptions.

         Discontinued operations
         The Company has defined its Businesses as components of an entity for the purpose of assessing whether or not operations and cash flows can be clearly distinguished from the rest of the Company, in order to qualify as a discontinued operation in the event of disposal of a Business. Any gain or loss from disposal of a Business, together with the results of these operations until the date of disposal, are reported separately as discontinued operations in accordance with SFAS No. 144. The financial information of a discontinued Business is excluded from the respective captions in the consolidated financial statements and related notes.

         Cash flow statements
         Cash flow statements have been prepared under the indirect method in accordance with the requirements of SFAS No. 95, 'Statement of Cash flows', as amended by SFAS No. 104. Cash flows in foreign currencies have been translated into euros using the weighted average rates of exchange for the periods involved.

         Cash flows from derivative instruments that are accounted for as fair value hedges or cash flow hedges are classified in the same category as the cash flows from the hedged items. Cash flows from derivative instruments for which hedge accounting has been discontinued are classified consistent with the nature of the instrument as from the date of discontinuance.

         Use of estimates
         The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements in order to conform with generally accepted accounting principles. Actual results could differ from those estimates.

         NEW ACCOUNTING STANDARDS
         In June 2001, the FASB issued SFAS No. 143, 'Accounting for Asset Retirement Obligations'. This Statement requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred and that an equal amount be capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over the life of the asset. This Standard will become effective for fiscal years beginning after June 15, 2002. Upon adoption, which is required on January 1, 2003, the Company may be required to record a cumulative effect adjustment related to the recognition of such obligations. The Company made a preliminary investigation into the existence of asset retirement obligations. This has revealed that in several cases such obligations do exist. However, the Company has not yet quantified the impact of the recognition of these obligations on its statements of financial position, nor has it determined or estimated what the cumulative effect adjustment in the income statement will be.

         In June 2002, the FASB issued SFAS No. 146, 'Accounting for Costs Associated with Exit or Disposal Activities'. This statement nullifies EITF Issue No. 94-3, 'Liability Recognition for Certain Employee Termination Benefit and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)'. The principal difference between Statement 146 and Issue 94-3 that will affect the Company relates to the timing of the recognition of a liability for a cost associated with an exit or disposal activity, including restructurings. Statement 146 requires that a liability be recognized for those costs only when the liability is incurred, i.e. when it meets the definition of a liability. In contrast, under Issue 94-3 the Company recognized a liability for an exit cost or recorded a restructuring provision when it committed to an exit plan. Statement 146 also establishes fair value as the objective for initial measurement of the liability. Liabilities related to employee termination benefits must be recognized rateably over the future service period when those employees are required to render services to the Company, if that period exceeds 60 days or a longer legal notification period. The Statement is effective for exit or disposal activities that are initiated after December 31, 2002 and will be adopted by the Company as of January 1, 2003. Consequently, the accounting for exit or disposal activities initiated before January 1, 2003 will continue under Issue 94-3.

         In December 2002, the FASB issued SFAS No. 148 'Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123'. This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, it requires more prominent disclosures in both annual and interim financial statements. The Company adopted the disclosure requirements as from 2002.

         The Company has decided to adopt the fair value recognition provisions of SFAS No. 123 'Accounting for Stock-Based Compensation' as from January 1, 2003 prospectively to all employee awards granted, modified or settled after January 1, 2003. Under these provisions, the Company will recognize the estimated fair value of equity instruments granted to employees as compensation expense over the vesting period.

         Notes to the consolidated financial statements of the Philips Group all amounts in millions of euros unless otherwise stated

(1)      ACQUISITIONS AND DIVESTMENTS
         During 2002 the Company engaged in a number of transactions, of each which was relatively small. However, in the aggregate the cash flows involved represented a net cash inflow of EUR 187 million. A gain of EUR 504 million was recognized on the divestments. Sales and income from operations related to the divested activities amounted to EUR 1,115 million and a loss of EUR 85 million respectively in 2002 and EUR 997 million and a loss of EUR 17 million respectively in 2001.

         Below a summary is given of the most important acquisitions and divestments during 2002.

         Ishoni Networks
         In February, the Company acquired a 51% majority interest in Ishoni Networks, a company based in Santa Clara, California, USA, at a purchase price of EUR 24 million. Ishoni Networks is a silicon and software solution provider for broadband Customer Premise Equipment
         (CPE) and devices. It employs approximately 160 people. The investment is expected to advance Philips Semiconductors' efforts in Broadband Silicon and Software solutions and to expand a portfolio of silicon system solutions for broadband CPE with advanced networking, voice and security functionality. The investment includes agreements for joint product development, joint sales and marketing activities, and manufacturing. The Company has a call option to acquire the remaining 49% at the current price of EUR 65 million before June 2003.

         Based upon an independent appraisal, EUR 10 million was assigned to specific intangible assets acquired. Of this amount, EUR 4 million, representing the value of in-process R&D that has not yet reached technological feasibility and has no alternative use, was charged to expense as of the date of acquisition. Additionally, EUR 9 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. Ishoni has been consolidated in the Semiconductors segment as from February 2002.

         Medical glassware business of Richardson Electronics
         In February, the Company completed the acquisition of 100% of Richardson Electronics' medical glassware business. Under the terms of the agreement, Philips acquired the net assets and employees of the business, including the reloading and distribution of X-ray, CT and Image Intensifier tubes. The glassware business has operations in Arlington, Texas and Richmond, Virginia and employs approximately 25 people. The investment expands the portfolio of Philips' Dunlee medical tube business, which was acquired in 2001 from Marconi Medical Systems and integrated in the Medical Systems segment. The medical glassware business has been consolidated in this segment as from March 2002.

         Fax business
         In March, Philips sold its Fax business to Groupe SAGEM of France. The main activities of this business were located in Vienna. Approximately 390 employees were involved within Europe. The reason for this disposal is that strategically the fax market and related printing technologies no longer fit within Philips.

         TechnoFusion
         In May, the Company completed the sale of TechnoFusion GmbH, a leading maker of power generation systems for automotive electronics, to International Rectifier (IR) for EUR 60 million in cash.

         TechnoFusion manufactures high-quality integrated regulator micro-electronic modules for the global automotive industry. With 2001 sales of USD 50 million, TechnoFusion employed approximately 375 people worldwide.

         SMATV
         The Company and Fracarro Radioindustrie Spa of Italy agreed on the sale of Philips' business unit Satellite Master Antenna Television (SMATV). The deal closed by the end of May. Philips SMATV has been 100% acquired by Fracarro France, a new company of Gruppo Fracarro. All employees, approximately 50, of Philips SMATV have been taken over by Fracarro.

         Marantz
         Marantz is a leading branded manufacturer of premium home theatre and Audio/Video products in which the Company had a 49% stake. In May, Marantz and DENON, Ltd. merged operations into D&M Holdings, Inc., maintaining the established Marantz and DENON brands. After the merger Philips' share in D&M Holdings, Inc. is 14.7% and accordingly is no longer accounted for under the equity method.

         Heat and Surface Treatment
         The Company sold its Heat and Surface Treatment (H&ST) activities to Aalberts Industries of the Netherlands in July. H&ST, with sales of EUR 10 million, is located in Acht, the Netherlands, and had around 70 employees.

         X-Ray Analytical
         In September, the Company sold the major part of its X-ray Analytical Business to Spectrics plc of Egham, United Kingdom, a precision instrumentation and controls company, for EUR 150 million. Philips Analytical's X-ray activities employed approximately 850 people around the world and had sales of EUR 160 million in 2001.

         Philips Broadband Networks
         In September, C-COR.net of State College, PA, USA, a global provider of broadband communications technology systems and services, acquired Philips Broadband Networks (PBN) for a cash payment of approximately EUR 75 million. Philips Broadband Networks employed approximately 500 people.

         Philips Medical Capital
         Philips Medical Systems and Rabobank Group's subsidiary De Lage Landen International set up a venture to provide financing for the purchase of the full range of diagnostic imaging equipment produced by Philips Medical Systems throughout the United States. The new venture is called Philips Medical Capital and is based in Wayne, Pennsylvania (United States). De Lage Landen owns a majority stake (60%) in the venture and has operational control. The venture became operative in the 4th quarter of 2002 and is accounted for in accordance with the equity method.

         Payer shavers
         At the end of October, the Company concluded the sale of Payer Elektroprodukte to Hui Holding Sdn. Bhd. of Malaysia. Payer Elektroprodukte is an Austria-based leading original equipment manufacturer (OEM) of electric foil shavers and was part of Philips' Domestic Appliance and Personal Care (DAP) division. The business had approximately 650 employees, with production facilities in Austria and Hungary.

         Communication, Security and Imaging business
         In October, the Company and Robert Bosch GmbH concluded the sale of Philips' business unit Communication, Security and Imaging (CSI). Philips CSI is headquartered in Eindhoven, the Netherlands, operating in 35 countries worldwide and employing approximately 1300 people, all of whom have transferred to Bosch. CSI designs, manufactures, sells and supports a broad range of professional communication and security products and systems, including closed-circuit video surveillance
         (CCTV), congress and public address systems. CSI was profitable with sales of over EUR 300 million in 2001.

         Philips Contract Manufacturing Services
         In November, the Company and Jabil Circuit Inc., a global leader in Electronic Manufacturing Services (EMS), agreed on the sale of most of Philips Contract Manufacturing Services (PCMS). In connection with this transaction, the Company has agreed to restructure four manufacturing operations. The transaction has resulted in cash inflows in 2002 of EUR 170 million, while in 2003 cash outflows of EUR 87 million will be involved. A loss of EUR 13 million, including a provision to restructure the above-mentioned operations, was recorded on this transaction.

         PCMS, with Philips Consumer Electronics as its largest customer, has grown from a specialist in printed circuit board assembly into a full service provider addressing both the internal and external EMS markets as a stand-alone Philips business. This agreement is in line with our strategy to focus on selected activities that fully support the long-term ambitions of the Consumer Electronics division, and the industry trend towards outsourcing.

         Under the terms of the agreement, Jabil acquired the manufacturing operations on three continents, including sites in Austria, Belgium, Brazil, China, Hungary, India, Poland and Singapore. From these locations, Jabil will continue to provide key components for the manufacture of a wide range of Philips products, including televisions, DVD and audio systems, storage and display products and set-top boxes under a four-year, four-billion euro product supply agreement.

         Jabil will provide design and engineering services, new product introduction, prototype and test services, procurement, PCB assembly, and final assembly and integration. The agreement also covers outsourcing requirements for additional PCMS customers outside Philips.

         Health Care Products Group
         At the end of November, the sale of the Health Care Products Group to Platinum Equity Holdings was concluded. Final settlement is expected to occur in the first quarter of 2003. The Health Care Products Group
         (HCP), based in Cleveland, Ohio is active in the distribution and sale of consumable medical film and devices to hospitals and healthcare centers.

         HCP, part of Philips Medical Systems, was acquired as part of the Marconi Medical Systems acquisition in 2001. With more than 900 employees and a customer base of over 20,000 healthcare providers in the United States, the company had annual revenues in excess of EUR 600 million.

         Systemonic
         On December 31, the Company completed the acquisition of Systemonic, a leading developer of complete silicon system solutions. This acquisition adds high-speed wireless connectivity technology to the Philips portfolio. Systemonic has operations in the USA and Germany and employs approximately 90 people. Based on a preliminary valuation, a goodwill amount of EUR 28 million has been recognized. In-process R&D that had no alternative future use amounting to EUR 8 million has been charged to income.

         THE MOST SIGNIFICANT ACQUISITIONS AND DIVESTMENTS DURING 2001 AND 2000 WERE AS FOLLOWS:

         Marconi
         In October 2001, Philips acquired all the shares of Marconi's Medical Systems business, which comprised two businesses, the core Medical Imaging Equipment business, a global participant in the medical diagnostic imaging equipment industry, and the Marconi Health Care Products Group (HCP), one of the largest distributors of radiology imaging supplies in the USA. Philips divested HCP in 2002. The acquisition price of Marconi Medical Systems was EUR 1.2 billion in cash. The primary reasons for the acquisition were to enhance Medical Systems' computed tomography (CT) portfolio and to acquire an additional CT installed base whose service and maintenance is the most profitable area of the diagnostic imaging industry. The cost of the acquisition has been allocated on the basis of the fair value of the assets acquired and liabilities assumed. The 2001 preliminary allocation was finalized in 2002.

         Lighting
         In September 2001, Philips acquired the fluorescent lighting ballast operation of Lumisistemas (Mexico) and all lighting ballast activities of Helfont (Brazil). The acquisition price was EUR 72 million. As from the beginning of September 2001, Philips consolidated these newly acquired businesses; EUR 53 million has been recorded as goodwill.

         Agilent
         In August 2001, Philips completed the acquisition of the net assets of Agilent Technologies Inc.'s Healthcare Solutions Group (HSG) for a total purchase price of EUR 2.0 billion in cash. HSG is active in the field of pervasive cardiology and monitoring solutions, and is a leading global provider of medical products and services to hospitals, healthcare clinics, physicians' offices, airlines and others. The primary reason for the acquisition was to enhance our existing business and to provide Medical Systems with a strong position in the cardiac sector. Additionally, the acquisition enables Medical Systems to enter certain new, high-growth segments such as home care technology enabling remote diagnostics. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. The 2001 preliminary allocation was finalized in 2002.

         LG.Philips Displays
         In June 2001, Philips and LG Electronics (LGE) completed a definitive agreement through which the two companies merged their respective cathode ray tube (CRT) businesses into a new joint venture company. LGE and Philips share equal control of the joint venture. The joint venture remitted USD 1.1 billion in cash to LGE and USD 0.3 billion to Philips to close the difference in the valuation of the net assets contributed.

         The investment is accounted for using the equity method. The excess of the Company's investment over its underlying equity in the recognized net assets has been recorded as goodwill in the caption investments in unconsolidated companies. In accordance with the joint venture agreement between Philips and LGE, Philips paid LGE USD 105 million in 2002, which amount has been included under investments in unconsolidated companies.

         Philips Consumer Communications
         In October 2001, Philips announced it had signed a definitive agreement with respect to a transfer of Philips' mobile handset activities to China Electronics Corporation (CEC). Under the agreement, Philips contributed part of the research & development and manufacturing activities of Philips Consumer Communications (PCC) into a partnership with CEC. Philips maintained a focused sales and marketing activity in mobile telephony under the Philips brand name.

         In December 2001, 65% of the shares in the manufacturing company in China were transferred to the CEC group, bringing their ownership to 75%. Therefore this company was deconsolidated at year-end 2001. The transfer of 100% of the shares in the development company in France was completed in the first quarter of 2002.

         Part of the Le Mans manufacturing operations that remained after the restructuring of PCC was sold to European Telecom plc; the transaction was closed on December 31, 2001, therefore the operations were deconsolidated as of December 31, 2001.

         FEI
         In May 2001, Philips reduced its stake in FEI Company to 26% through a public offering of FEI shares and through the sale of approximately 6 million shares owned by Philips. The cash proceeds were EUR 200 million, resulting in a gain of EUR 185 million included in other business income.

         Following the offering, Philips no longer consolidates the financial data of FEI, previously included in the product sector Miscellaneous. The remaining investment is accounted for as an equity investment from May 2001 onwards.

         Philips Broadcast
         In February 2001, Philips sold its Broadcast group to Thomson Multimedia of France for a cash amount of EUR 165 million, of which EUR 63 million was received in 2002. In relation to this sale a gain was recognized, net of cost of disposal, of EUR 57 million, which is included in other business income.

         Other
         In May 2001, Philips sold its investment in Philips Matsushita Battery Corporation to its joint venture partner for EUR 42 million, resulting in a gain of EUR 20 million, which is presented under results relating to unconsolidated companies.

         In May 2001, Marantz Japan Inc. (MJI) bought the Marantz trademark and the European and American sales organizations from Philips. In addition, Philips sold 1.5% of its shareholding in MJI, reducing its share from 50.5% to 49%. As a result, these activities are no longer consolidated in Philips but are accounted for as an equity investment. Cash proceeds amounted to EUR 40 million, and the gain from this transaction was EUR 3 million.

         Early in 2001, Philips became the majority shareholder in NavTech as a result of a conversion of debt into equity. As a consequence, Philips started to consolidate the financial figures of NavTech.

         TSMC preferred stock
         In November 2000, the Company purchased 1.3 billion redeemable preferred shares in Taiwan Semiconductor Manufacturing Company (a publicly listed Taiwanese company in which the Philips Group has a substantial shareholding) for 13 billion Taiwanese dollars (EUR 458 million). The preferred shares are redeemable in 2003. The dividend yield on these preferred shares is 3.5%. The preferred shares carry the same voting rights as TSMC's common shares. The preferred shares are carried at cost (redemption value) in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risks. However, based on historical results, the Company is of the opinion that TSMC will have sufficient means to redeem the shares at the redemption date in 2003.

         ADAC
         In December 2000, Philips acquired substantially all of ADAC Laboratories' common stock for USD 18.50 per share for each outstanding share. The total purchase price was EUR 483 million. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and the liabilities assumed. In 2002, goodwill was increased by EUR 6 million, representing the amount originally recognized for the assembled workforce intangible asset, which is no longer allowed to be recognized separately under SFAS No. 141.

         MedQuist
         During 2000, in a series of transactions, Philips acquired approximately 71% of the outstanding shares in MedQuist, a provider of electronic medical transcription services in the United States, for a total aggregate cash purchase price of EUR 1,339 million. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. In 2002, goodwill was increased by EUR 6 million, representing the amount initially recognized as an intangible asset for an assembled workforce, which is no longer allowed to be recognized separately under SFAS No. 141.

         Optiva
         In October 2000, Philips acquired all of the outstanding shares of Optiva Corporation, the manufacturer of the Sonicare toothbrush, at a cost of EUR 291 million. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. In 2002, goodwill was increased by EUR 3 million, representing the amount initially recognized as an intangible asset for an assembled workforce, which is no longer allowed to be recognized separately under SFAS No. 141.

         MiCRUS
         In June 2000, Philips purchased IBM's MiCRUS 8-inch wafer fab in the USA, a semiconductor activity, for which the results of operations have been included in the consolidated financial statements as from June 1, 2000. The acquisition price was EUR 378 million, of which approximately EUR 340 million was paid through December 31, 2001.

         Atos Origin
         In October 2000, Philips and Atos of France, a leading European IT services provider, merged Atos and Origin, Philips' IT services subsidiary. Under this transaction, Philips received 21.3 million newly issued Atos shares based on Atos' closing price on August 25, 2000 of EUR 122 per share, representing 48.7% of the shares in the combined entity Atos Origin.

         Additionally, Philips received two tranches of warrants, each representing approximately 2.4 million Atos Origin shares. These warrants may be exercised in the event the weighted average share price of Atos Origin exceeds EUR 156 per share for twelve consecutive business days within 20 months following the closing date for the first tranche (which has expired), and EUR 208 per share within 32 months for the second tranche. Due to Atos Origin's different reporting cycle, Philips' share in Atos Orgin's earnings can only be accounted for on a three-month delay basis.

         AC&M
         In May 2000, Philips reached agreement with Yageo Corporation of Taiwan to sell its AC&M (Advanced Ceramics & Modules) business to Yageo Corporation.

         The transaction was completed in August 2000, and the Company received cash proceeds of EUR 658 million.

(2)      INCOME FROM OPERATIONS
         For information on sales and income from operations on a geographical and segmental basis, see note 31.

Salaries and wages

                                                    2002               2001         2000
Salaries and wages                                  6,862              7,292        7,631
Pension costs                                         130               (411)        (422)
Other social security and similar charges:
- Required by law                                     995              1,049        1,009
- Voluntary                                           196                189          261
--------------------------------------------        -----              -----        -----
TOTAL                                               8,183              8,119        8,479

         See note 20 to the financial statements for further information on pension costs.

         Employees
         The average number of employees during 2002 was 183,395 (2001: 205,870, 2000: 231,161). The number of employees by category is summarized as follows:

                                                 2002                   2001       2000
                                    ------------------------------
                                    beginning     end
                                      of year*  of year  average**     average    average
Production                          111,472      97,233   105,897      124,306    124,473
Research & Development               23,218      22,306    22,877       23,661     22,201
Other                                39,062      35,175    37,750       39,345     60,484
----------------------              -------     -------   -------      -------    -------
Permanent employees                 173,752     154,714   166,524      187,312    207,158
Temporary employees                  14,916      15,373    16,871       18,558     24,003
----------------------              -------     -------   -------      -------    -------
TOTAL                               188,668     170,087   183,395      205,870    231,161

*  including changes in consolidation at January 1, 2002

** (de)consolidation changes have not been taken into consideration in determining the average number of employees

         The number of employees at year-end 2002 decreased by 18,581 as compared to the beginning of the year.

         Remuneration of the Board of Management and Supervisory Board

         Please refer to note 29.

         Depreciation and amortization
         Depreciation of property, plant and equipment and amortization of intangibles are as follows:

                                                            2002         2001        2000
Depreciation of property, plant and equipment              1,814        1,994       1,808
Amortization of software                                     174          146          86
Amortization of goodwill and other intangibles:
- Amortization of other intangible assets                    165          155         125
- Impairment of goodwill                                      19            -          35
- Amortization of goodwill relating to consolidated
  companies acquired before July 1, 2001                       -          180         138
Write-off of in-process R&D                                   12          106          44
                                                           -----        -----       -----
                                                           2,184        2,581       2,236

         Depreciation of property, plant and equipment and amortization of software are primarily included in cost of sales.

         Included in the table above is an amount of EUR 233 million (2001: EUR 240 million, 2000: EUR 47 million) that is reported under restructuring and impairment charges.

         Depreciation of property, plant and equipment includes an additional write-off in connection with the retirement of property, plant and equipment amounting to EUR 32 million in 2002 (2001: EUR 25 million, 2000: EUR 19 million).

         Amortization of other intangible assets increased since it includes a full-year of amortization with respect to acquisitions occurring in the second half of 2001, mainly the medical systems businesses of Marconi and Agilent. Goodwill is no longer amortized but is tested for impairment as Philips applies SFAS No. 142 as from January 1, 2002.

         Rent
         Rent expenses amounted to EUR 451 million in 2002 (2001: EUR 388 million).

         Selling expenses
         Advertising and sales promotion costs incurred during 2002 totaled EUR 952 million (2001: EUR 988 million, 2000: EUR 1,039 million) and are included in selling expenses. Moreover, shipping and handling costs of EUR 605 million are also included (2001: EUR 582 million).

         General and administrative expenses
         General and administrative expenses include the costs related to management and staff departments in the corporate center, product divisions and country/regional organizations, amounting to EUR 1,406 million in 2002 (2001: EUR 1,539 million, 2000: EUR 1,714 million). Additionally, the pension costs and costs of other postretirement benefit plans not attributable to product divisions amounted to a net benefit of EUR 2 million in 2002 (2001: benefit of EUR 290 million, 2000: benefit of EUR 393 million). Lower pension costs in the Netherlands and higher pension costs, predominantly in the United States and the United Kingdom, resulted in a lower benefit in 2002 compared to 2001.

         Research and development expenses
         Expenditures for research and development activities amounted to EUR 3,043 million, representing 9.6% of Group sales (2001: EUR 3,312 million, 10.2% of sales, 2000: EUR 2,766 million, 7.3% of Group sales).

         Write-off of acquired in-process Research and Development
         The write-off of acquired in-process R&D in 2002 related to the acquisition of Semiconductors' businesses Ishoni and Systemonic (EUR 12 million); in 2001 it related to the acquisitions of the medical systems businesses of Agilent and Marconi (EUR 106 million); in 2000 it related to the acquisition of ADAC (EUR 44 million).

         Restructuring and impairment charges
         The following table presents the changes in the restructuring provision from December 31, 1999 to December 31, 2002:

                          balance                                                    balance
                        December 31,                                      other    December 31,
                           2001       additions    utilized   releases   changes      2002
Personnel costs             326          245        (235)      (61)        (18)         257
Write-down of assets          6          214        (194)       (7)         (4)          15
Other costs                 110          103         (44)      (10)         (4)         155
                            ---          ---        ----       ---         ---          ---
TOTAL                       442          562        (473)      (78)        (26)*        427

* other changes primarily related to translation differences

                          balance                                                    balance
                        December 31,                                      other    December 31,
                           2000       additions    utilized   releases   changes      2001
Personnel costs             67           437        (166)      (12)                    326
Write-down of assets        22           240        (253)       (3)                      6
Other costs                 11           136         (66)      (12)         41         110
                           ---           ---        ----       ---          --         ---
TOTAL                      100           813        (485)      (27)         41*        442

* relates to transferred provisions to the joint venture LG.Philips Displays and restructuring recorded in conjunction with the acquisition of Marconi

                          balance                                                    balance
                        December 31,                                      other    December 31,
                           1999       additions    utilized   releases   changes     2000
Personnel costs              84          125        (115)      (27)                     67
Write-down of assets         13           47         (28)      (10)                     22
Other costs                  18           26         (24)       (9)                     11
                            ---          ---        ----       ---         ---         ---
Total                       115          198        (167)      (46)         -          100

         In 2002, asset write-downs are mainly related to Consumer Electronics, Components, Semiconductors and Medical Systems, while in 2001 they were primarily related to Digital Networks and Consumer Communications (as part of Consumer Electronics), Components and Semiconductors. In 2000, asset write-downs were recorded primarily in the Components and Miscellaneous sectors.

         Inventory write-downs as part of restructuring projects are recorded in the cost of sales and amount to EUR 10 million (2001: EUR 307 million; 2000: EUR 10 million), which are not included in the tables above.

         The movements in the provision for restructuring costs in 2002 are presented by sector as follows:

                          balance                                                    balance
                        December 31,                                      other    December 31,
                           2001       additions    utilized   releases   changes      2002
Lighting                     16          20          (11)       (7)        (2)         16
Consumer Electronics        137         116         (124)      (16)        (1)        112
DAP                           1           9           (4)                               6
Components                   61         180         (104)      (19)        (5)        113
Semiconductors               41         178         (126)      (11)        (6)         76
Medical Systems             116          28          (93)       (4)        (6)         41
Miscellaneous                67          31          (11)      (21)        (6)         60
                            ---         ---                               ---         ---
TOTAL                       442         562         (473)      (78)       (26)        427

         Additions of EUR 562 million are presented by sector as follows:

                                    write-
                                     down
                         personnel of fixed   other
                           costs    assets    costs     total
Lighting                    20                           20
Consumer Electronics        83        27        6       116
DAP                          7         2                  9
Components                  78        43       59       180
Semiconductors              38       112       28       178
Medical Systems                       28                 28
Miscellaneous               19         2       10        31
                           ---       ---      ---       ---
Total                      245       214      103       562

         The movements in the provision for restructuring costs in 2001 are presented by sector as follows:

                          balance                                                    balance
                        December 31,                                      other    December 31,
                           2001       additions    utilized   releases   changes      2002
Lighting                    25           24          (25)        (8)                    16
Consumer Electronics         5          271         (138)        (1)                   137
DAP                          6            4           (9)                                1
Components                  51          132         (105)       (11)       (6)          61
Semiconductors                          167         (126)                               41
Medical Systems                          79           (6)        (4)       47          116
Miscellaneous                8           99          (37)        (3)                    67
Unallocated                  5           37          (39)                                3
                           ---          ---         ----        ---        --          ---
Total                      100          813         (485)       (27)       41*         442

* relates to transferred provisions to the joint venture LG.Philips
  Displays and restructuring recorded in conjunction with the acquisition of Marconi

         Additions of EUR 813 million are presented by sector as follows:

                                    write-
                                     down
                         personnel of fixed   other
                           costs    assets    costs    total
Lighting                    20                  4        24
Consumer Electronics       147        74       50       271
DAP                          2                  2         4
Components                  51        53       28       132
Semiconductors              53        91       23       167
Medical Systems             70                  9        79
Miscellaneous               71         8       20        99
Unallocated                 23        14                 37
                           ---       ---      ---       ---
Total                      437       240      136       813

         The movements in the provision for restructuring costs in 2000 are presented by sector as follows:

                          balance                                                    balance
                        December 31,                                      other    December 31,
                           1999       additions    utilized   releases   changes      2000
Lighting                    43           31          (35)       (14)                   25
Consumer Electronics        21           27          (33)       (10)                    5
DAP                                      12           (6)                               6
Components                   3           82          (22)       (12)                   51
Semiconductors               6                        (4)        (2)
Miscellaneous               20           38          (42)        (8)                    8
Unallocated                 22            8          (25)                               5
                           ---          ---         ----        ---        ---         ---
Total                      115          198         (167)       (46)        -          100

         Additions of EUR 198 million are presented by sector as follows:

                                    write-
                                     down
                         personnel of fixed   other
                           costs    assets    costs    total
Lighting                    27                  4       31
Consumer Electronics        18        3         6       27
DAP                          7        1         4       12
Components                  53       17        12       82
Miscellaneous               17       21                 38
Unallocated                  3        5                  8
                           ---       --        --      ---
Total                      125       47        26      198

         The projects initiated in 2002 will ultimately reduce direct labor by approximately 3,900 persons and indirect labor by approximately 2,800 persons.

         As in 2001, the release of surplus in 2002 was primarily attributable to reduced severance due to a transfer of employees, who were scheduled to be laid off, to other positions in the Company. The release in 2000 related to a change in severance as well as lower expenditures than originally planned.

         The remaining prior-year provisions available at December 31, 2002 relate primarily to personnel costs. The Company expects to make cash expenditures of EUR 412 million in 2003 under existing restructuring programs.

         Other business income (expense)
         Other business income in 2002 consists of results on disposal of fixed assets, results on disposal of businesses and acquisition-related costs. An amount of EUR 504 million relates to the net gain from the disposal of certain business interests (2001: EUR 287 million, 2000:
         EUR 1,429 million). In 2002, income primarily related to the sale of PCMS, CSI, PBN and Analytical amounting to EUR 83 million, EUR 71 million, EUR 49 million and EUR 85 million respectively. Furthermore, the earn-out of JDS Uniphase shares, related to the sale of Philips Optoelectronics in 1998, resulted in a gain of EUR 113 million. Various other disposals of businesses resulted in a gain of EUR 103 million. In 2001, EUR 185 million arose from the sale of a portion of Philips' share in FEI Company. In 2000, the gain primarily related to the Atos Origin merger (EUR 1,072 million) and the sale of AC&M (EUR 309 million).

         Other business income also includes gains of EUR 65 million from the sale of fixed assets (2001: EUR 30 million, 2000: EUR 48 million) and acquisition-related costs of EUR 84 million primarily related to the integration of the Medical Systems acquisitions in 2001 (EUR 331 million).

(3)      FINANCIAL INCOME AND EXPENSES

                                                           2002          2001         2000
Interest income                                              36            66           99
Interest expense                                           (420)         (457)        (266)
------------------------------------------------         ------          ----        -----
TOTAL INTEREST EXPENSE, NET                                (384)         (391)        (167)

Impairment loss on available for sale securities         (1,955)         (526)           -

Income from non-current financial assets                    107            67        2,230
Foreign exchange results                                     16           (64)         (81)
Miscellaneous financing costs                               (11)           (1)          11
------------------------------------------------         ------          ----        -----
Total other income and expense                              112             2        2,160
------------------------------------------------         ------          ----        -----
TOTAL                                                    (2,227)         (915)       1,993
------------------------------------------------         ------          ----        -----

         Impairment losses in 2002 resulted from the other-than-temporary decline in the value of Vivendi Universal (EUR 1,855 million), GN Great Nordic (EUR 27 million) and JDS Uniphase shares (EUR 73 million) and totaled EUR 1,955 million (see note 12). In 2001, Vivendi Universal and GN Great Nordic shares were impaired for an amount of EUR 440 million and EUR 86 million respectively.

         Income from non-current financial assets in 2002 includes a portion of ASML shares which were sold, resulting in a gain of EUR 67 million. In 2001, no securities were sold. The year 2000 includes the gain on the sale of JDS Uniphase shares of EUR 1,207 million. Additionally, 2000 includes the gain on the exchange of Seagram shares for Vivendi Universal shares, amounting to EUR 1,115 million, net of a US dollar hedge result and taxes.

         Dividends received in 2002 on shares of Vivendi Universal of EUR 33 million (2001: EUR 33 million) are classified under income from non-current financial assets. In 2000, dividends received from Seagram of EUR 32 million were classified under income from non-current financial assets.

         Miscellaneous financing costs in 2002 mainly reflect the commitment fees (EUR 10 million) for the USD 3.5 billion revolving credit facility, which was closed during the year.

(4)      INCOME TAXES
         The tax expense on income before tax amounted to EUR 27 million in 2002 (2001: tax benefit EUR 428 million, 2000: tax expense EUR 563 million).

         The components of income before taxes are as follows:

                                                           2002          2001        2000
Netherlands                                              (1,434)         (646)      4,620
Foreign                                                    (373)       (1,664)      1,631
----------------------------------------------------     ------        ------       -----
INCOME (LOSS) BEFORE TAXES                               (1,807)       (2,310)      6,251
The components of income tax expense are as follows:
Netherlands:
Current taxes                                                14            63        (120)
Deferred taxes                                               48           130        (277)
                                                         ------        ------       -----
                                                             62           193        (397)
Foreign:
Current taxes                                              (244)         (288)       (342)
Deferred taxes                                              155           523         176
                                                         ------        ------       -----
                                                            (89)          235        (166)
----------------------------------------------------     ------        ------       -----
INCOME TAX (EXPENSE) BENEFIT                                (27)          428        (563)

         Philips' operations are subject to income taxes in various foreign jurisdictions with statutory income tax rates varying from 16% to 42%, which causes a difference between the weighted average statutory income tax rate and the Netherlands' statutory income tax rate of 34.5%.

         A reconciliation of the weighted average statutory income tax rate as a percentage of income before taxes and the effective income tax rate is as follows:

                                               2002         2001         2000
Weighted average statutory income tax rate     34.1         31.7         34.2
Tax effect of:
Utilization of previously unrecognized loss
carryforwards                                   3.1          3.9         (2.5)
New loss carryforwards not recognized          (8.0)        (4.8)         1.4
Changes in the valuation allowance             (3.2)        (1.2)        (2.9)
Non-tax deductible impairment charges         (37.3)        (8.0)           -
Non-taxable income                             14.1          7.4        (22.3)
Non-tax deductible expenses                    (2.8)        (7.0)         3.0
Withholding and other taxes                    (1.2)        (2.9)         1.3
Tax incentives and other                       (0.3)        (0.6)        (3.2)
                                               ----         ----        -----
EFFECTIVE TAX RATE                             (1.5)        18.5          9.0

         The tax effects of transactions recorded as other comprehensive income
         (loss) within stockholders' equity are recognized on a net-of-tax basis. The amounts recorded in 2002 include a tax benefit of EUR 179 million related to the minimum pension liability. Additionally, a tax charge relating to the deferred results on hedge transactions of EUR 9 million was recorded (2001: EUR 16 million; 2000: EUR 85 million). Other items affecting other comprehensive income do not have tax consequences.

         Deferred tax assets and liabilities
         Deferred tax assets and deferred tax liabilities are as follows:

                                                     2002                       2001
                                         ---------------------------   ------------------------
                                            assets       liabilities    assets      liabilities
Intangible assets                             140           (250)         70           (480)
Property, plant and equipment                  90           (130)        240           (150)
Inventories                                   150            (30)        220            (40)
Receivables                                   250            (10)         70            (10)
Provisions:
- Pensions                                    100              -         100           (140)
- Restructuring                               140              -         150              -
- Guarantees                                   40              -          10              -
- Other                                       620            (10)        600            (10)
Other assets                                  190           (410)        220           (430)
Other liabilities                             190           (132)        220           (313)
                                            -----           ----       -----         ------
Total deferred tax assets/liabilities       1,910           (972)      1,900         (1,573)
                                            -----           ----       -----         ------

Net deferred tax position                      938                     327

Tax loss carryforwards (including tax
credit carryforwards)                        1,725                   1,927

Valuation allowances                        (1,249)                 (1,258)
                                         ---------                  ------
NET DEFERRED TAX ASSETS                      1,414                     996

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2002.

         The valuation allowance for deferred tax assets as of December 31, 2002 and 2001 was EUR 1,249 million and EUR 1,258 million respectively. The net change in the total valuation allowance for the years ended December 31, 2002 and 2001 was a decrease of EUR 9 million and an increase of EUR 293 million respectively.

         The portion of the valuation allowance relating to deferred tax assets, for which subsequently recognized tax benefits will be allocated to reduce goodwill or other non-current intangible assets of an acquired entity or directly to contributed capital, amounts to EUR 53 million (2001: EUR 52 million).

         At December 31, 2002, operating loss carryforwards expire as follows:

Total  2003   2004    2005    2006  2007   2008/2012   later      unlimited
4,520   140    120     40      40   240       170       480         3,290

         The Company also has tax credit carryforwards of EUR 302 million, which are available to offset future tax, if any, and which expire as follows:

Total  2003   2004    2005    2006  2007   2008/2012   later      unlimited
302     9      3       2       14    7        10        22           235

         Classification of the deferred tax assets and liabilities takes place at a fiscal entity level as follows:

                                                                       2002       2001
Deferred tax assets grouped under other non-current assets             1,152       980
Deferred tax assets grouped under other current assets                   346       516
Deferred tax liabilities grouped under provisions                        (84)     (500)
                                                                       -----      ----
                                                                       1,414       996

         Classification of the income tax payable and receivable is as follows:

                                                                         2002      2001
Income tax receivable grouped under non-current receivables                67       101
Income tax receivable grouped under current receivables                   136        42
Income tax payable grouped under current liabilities                     (268)     (206)
Income tax payable grouped under non-current liabilities                 (114)     (122)

         The amount of the unrecognized deferred income tax liability for temporary differences, EUR 167 million (2001: EUR 145 million), relates to unremitted earnings in foreign Group companies, which are considered to be permanently re-invested. Under current Dutch tax law, no additional taxes are payable. However, in certain jurisdictions, withholding taxes would be payable.

(5)      UNCONSOLIDATED COMPANIES

         Results relating to unconsolidated companies

                                                    2002       2001        2000
Results relating to unconsolidated companies:
- income (loss) excluding impairment charges and
  amortization of goodwill                           (17)     (232)       4,080
- impairment charges                              (1,305)     (119)           -
- amortization of goodwill                           (24)     (257)        (124)
------------------------------------------------  ------      ----        -----
Total                                             (1,346)     (608)       3,956

         The results relating to unconsolidated companies for 2002 are affected by a number of special items. The results include the Company's share (EUR 301 million) of restructuring and impairment charges recorded by LG.Philips Displays, in connection with a structural reduction of fixed costs. Additionally, the Company recognized impairment charges of EUR 1,305 million. These related to the investment in LG.Philips Displays (EUR 275 million), a write-down of the investment in Atos Origin (EUR 921 million) to its lower market value, and write-downs of several smaller investments (EUR 109 million). Philips' share in net income of LG.Philips LCD resulted in a profit of EUR 169 million. Various other unconsolidated companies (primarily TSMC, LG.Philips Displays, SSMC and Atos Origin) contributed on balance a profit of EUR 103 million. The dilution effect of Philips' shareholding in TSMC amounted to a loss of EUR 12 million, reducing Philips' shareholding by 0.12%.

         In 2001, Philips sold its ownership in Philips Matsushita Battery Corporation, resulting in a gain of EUR 20 million. The results of LG.Philips Displays include a restructuring charge of EUR 89 million. The employee stock option program of TSMC had a dilution effect on Philips' shareholding in the company, amounting to a loss of EUR 60 million. Additionally, results of TSMC included a special charge of EUR 82 million for impairment at a TSMC subsidiary, partly offset by a gain of EUR 41 million related to a reduction in the provision for withholding tax.

         The results for 2000 included several special items. A gain of EUR 680 million was recorded in conjunction with issuance of shares by TSMC at a price in excess of the Company's per share carrying value. Additionally, the sale of ASM Lithography shares in June 2000 resulted in a gain of EUR 2,595 million. Furthermore, the exchange of Philips' approximately 33% equity interest in Beltone Electronics Inc. for shares of GN Great Nordic A/S resulted in a gain of EUR 122 million.

         Results relating to unconsolidated companies included the amortization of the excess of the Company's investment over its underlying equity in the net assets of unconsolidated companies (2001: EUR 90 million, 2000:
         EUR 84 million) and the Company's share of amortization recorded by the unconsolidated companies (2001: EUR 167 million, 2000: EUR 40 million). As from January 1, 2002 (from June 30, 2001 for goodwill on business combinations after that date), goodwill recorded by the unconsolidated companies is no longer amortized but instead tested for impairment at least annually. Also, the amortization of the excess of the Company's investment over its underlying equity in the net assets of unconsolidated companies ceased as from January 1, 2002. Instead the Company has tested its investments for impairment whenever there are indications of impairment, which resulted in the above mentioned impairment charges in 2002.

         Included in amortization of goodwill in 2002 is EUR 24 million relating to the fourth quarter of 2001 of Atos Origin, as their results are reported on a three-month delay basis. Income from unconsolidated companies accounted for under the cost method includes EUR 2 million (2001: EUR 1 million) representing dividends received.

         Investments in, and loans to, unconsolidated companies
         The changes during 2002 are as follows:

                                             total      investments   loans
Balance as of January 1, 2002                7,552         7,090       462
Changes:
Acquisitions/additions                         272           256        16
Sales/redemptions                              (68)          (48)      (20)
Goodwill                                       162           162         -
Impairments                                 (1,305)       (1,305)        -
Share in income                                (34)          (34)        -
Dividend received                               (7)           (7)        -
Changes in consolidations                       (1)           (1)        -
Translation and exchange rate differences     (482)         (419)      (63)
-----------------------------------------   ------         -----       ---
BALANCE AS OF DECEMBER 31, 2002              6,089         5,694       395

         Included in investments is EUR 1,761 million (2001: EUR 1,874 million) of goodwill representing the excess of the Company's investment over its underlying equity in the net assets of the unconsolidated companies.

         Loans to unconsolidated companies include redeemable preferred shares of TSMC for an amount of EUR 374 million (2001: EUR 431 million), which will be redeemed in 2003. The investments in unconsolidated companies at December 31, 2002 include EUR 121 million (2001: EUR 204 million) for companies accounted for under the cost method.

         The total carrying value of investments in, and loans to, unconsolidated companies is summarized as follows:

                                                                 2002              2001
                                                      --------------------------   -----
                                                      shareholding %     amount
Philips' joint ventures with LGE (Korea)                    50            2,918    3,062
Taiwan Semiconductor Manufacturing Co. (Taiwan)           21.7            2,228    2,476
Atos Origin (France)                                      48.4              495    1,388
Other                                                                       448      626
----------------------------------------------                            -----    -----
TOTAL                                                                     6,089    7,552

         The fair values of Philips' shareholdings in TSMC and Atos Origin, based on quoted market prices at December 31, 2002, were EUR 4,738 million and EUR 495 million respectively.

         Summarized financial information for the Company's equity investments in unconsolidated companies on a combined basis is presented below:

                                                                   January-December
                                                           -------------------------------
                                                            2002         2001         2000
Net sales                                                  16,742       12,697       9,039
Income before taxes                                           667         (911)      2,572
Income taxes                                                 (274)          38          (4)
                                                           ------       ------       -----
Income after taxes                                            393         (873)      2,568
Net income                                                    140       (1,091)      2,594

Total share in net income of unconsolidated companies
recognized in the consolidated statements of income           (36)        (482)        648

                                                                              December 31,
                                                                          -----------------
                                                                           2002       2001
Current assets                                                             7,714      7,740
Non-current assets                                                        18,546     18,882
                                                                          ------     ------
                                                                          26,260     26,622
Current liabilities                                                       (5,671)    (6,397)
Non-current liabilities                                                   (5,406)    (4,924)
                                                                          ------     ------
Net asset value                                                           15,183     15,301

Investment in and loans to unconsolidated companies, excl. goodwill        4,328      5,678
Goodwill related to unconsolidated companies                               1,761      1,874
                                                                          ------     ------
Investments in and loans to unconsolidated companies included in the
consolidated balance sheet                                                 6,089      7,552

(6)      MINORITY INTERESTS
         The share of minority interests in the income of Group companies in 2002 amounted to EUR 26 million, compared with their share in the loss in 2001 of EUR 15 million and their share in income of EUR 67 million in 2000.

         Minority interests in consolidated companies, totaling EUR 179 million (2001: EUR 202 million), are based on the third-party shareholding in the underlying net assets. The change in 2002 is mainly attributable to translation differences.

(7)      CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
         In 2000, the Company adopted SFAS No. 133. The cumulative effect of this change in accounting principle for derivative instruments resulted in a gain of EUR 85 million, representing the changes in the value of foreign exchange contracts relating to hedges of securities.

(8)      EARNINGS PER SHARE
         The earnings per share data have been calculated in accordance with SFAS No. 128, `Earnings per Share', as per the following schedule:

                                                               2002               2001               2000
WEIGHTED AVERAGE NUMBER OF SHARES                         1,274,950,373      1,278,076,537      1,312,859,102
Basic EPS computation
Income (loss) before cumulative effect of change in
accounting principle available to holders of common
shares                                                           (3,206)            (2,475)             9,577
Cumulative effect of change in accounting principles                  -                  -                 85
----------------------------------------------------      -------------      -------------      -------------
NET INCOME (LOSS) AVAILABLE TO HOLDERS OF
COMMON SHARES                                                    (3,206)            (2,475)             9,662
Diluted EPS computation
Income (loss) before cumulative effect of change in
accounting principle available to holders of common
shares                                                           (3,206)            (2,475)             9,577
Plus interest on assumed conversion of convertible
debentures, net of taxes                                              -                  1                  1
                                                          -------------      -------------      -------------
Income available to holders of common shares                     (3,206)            (2,474)             9,578
Cumulative effect of change in accounting principle                   -                  -                 85
---------------------------------------------------       -------------      -------------      -------------
NET INCOME (LOSS) AVAILABLE TO HOLDERS OF COMMON
SHARES PLUS EFFECT OF ASSUMED CONVERSIONS                        (3,206)            (2,474)             9,663

WEIGHTED AVERAGE NUMBER OF SHARES                         1,274,950,373      1,278,076,537      1,312,859,102
Plus shares applicable to:
Options                                                       2,628,259          6,420,978          9,961,410
Convertible debentures                                        1,423,643          2,046,122          3,717,651
                                                          -------------      -------------      -------------
Dilutive potential common shares                              4,051,902          8,467,100         13,679,061
                                                          -------------      -------------      -------------
ADJUSTED WEIGHTED AVERAGE NUMBER OF SHARES                1,279,002,275      1,286,543,637      1,326,538,163
EARNINGS PER SHARE:
- Basic earnings                                                  (2.51)             (1.94)              7.36
- Diluted earnings *                                              (2.51)             (1.94)              7.28

* The dilution effects on EPS are only taken into consideration if this does not result in an improvement in income per share or in a reduction in loss per share, as is the case in 2002 and 2001.

(9)      RECEIVABLES
         Trade accounts receivable include instalment accounts receivable EUR 60 million (2001: EUR 69 million).

         Income taxes receivable (current portion) totaling EUR 136 million (2001: EUR 42 million) are included under other receivables.

         The changes in the allowance for doubtful accounts are as follows:

                                2002     2001     2000
Balance as of January 1,        281      181      278
Additions charged to income      72       43       59
Deductions from allowance *     (89)     (37)    (182)
Other movements **              (39)      94       26
---------------------------     ---      ---      ---
BALANCE AS OF DECEMBER 31,      225      281      181

 *       Write-offs for which an allowance was previously provided

** Including the effect of translation differences and consolidation changes

(10)      INVENTORIES
          Inventories are summarized as follows:

                                        2002      2001
Raw materials and supplies             1,164     1,507
Work in process                          565       762
Finished goods                         1,881     2,187
Advance payments on work in process      (88)     (166)
-----------------------------------    -----     -----
TOTAL                                  3,522     4,290

         The amounts recorded above are net of the reserve for obsolescence. The changes in the reserve for obsolescence of inventories are as follows:

                              2002    2001    2000
Balance as of January 1,       909     754     630
Additions charged to income    229     397     302
Deductions from reserve       (363)   (351)   (243)
Other movements *              (74)    109      65
---------------------------   ----    ----    ----
BALANCE AS OF DECEMBER 31,     701     909     754

* Including the effect of translation differences and consolidation changes

(11)     OTHER CURRENT ASSETS
         Other current assets primarily consist of a current deferred tax asset of EUR 346 million (2001: EUR 516 million) and prepaid expenses.

(12)     OTHER NON-CURRENT FINANCIAL ASSETS
         The changes during 2002 are as follows:

                                                                            RESTRICTED
                                                    SECURITY                  LIQUID
                                          TOTAL    INVESTMENTS     LOANS      ASSETS
Balance as of January 1, 2002             3,481       3,088          95        298
Changes:
Acquisitions/additions                      226         113          21         92
Sales/redemptions                          (127)         (5)        (12)      (110)
Value adjustments                        (2,257)     (2,254)         (1)        (2)
Translation and exchange differences        (17)          -         (11)        (6)
------------------------------------     ------      ------         ---       ----
BALANCE AS OF DECEMBER 31, 2002           1,306         942          92        272

         Security investments at December 31 consisted of the following available-for-sale securities:

                           2002      2001
Total cost                  680     2,527
Net unrealized gains        262       561
Net unrealized losses         -         -
                            ---     -----
Total fair value            942     3,088

         Included in security investments are shares in Vivendi Universal (38,265,561 in 2002 and 2001), ASML (2002: 27,250,000, 2001:
         30,000,000), JDS Uniphase (2002: 49,715,996, 2001: 10,477,168) and GN
         Great Nordic (6,830,687 in 2002 and 2001).

         During 2002, the number of JDS Uniphase shares increased by 39,238,828 million as a result of the earn-out arising from the sale of Philips Optoelectronics in 1998. A net gain of EUR 113 million was recorded under other business income, which is in accordance with the original classification of the gain on the divestment of Philips Optoelectronics. Additionally, the Company sold 2,750,000 shares in ASML at a gain of EUR 67 million (refer to note 3), which has been recorded under financial income and expenses.

         During the year, the Company recognized impairment losses totaling EUR 1,955 million in financial income and expenses related to investments in Vivendi Universal (EUR 1,855 million), JDS Uniphase (EUR 73 million) and GN Great Nordic (EUR 27 million).

(13)     NON-CURRENT RECEIVABLES
         Non-current receivables include receivables with a remaining term of more than one year, and the non-current portion of income taxes receivable amounting to EUR 67 million (2001: EUR 101 million).

(14)     OTHER NON-CURRENT ASSETS
         Other non-current assets in 2002 are primarily comprised of prepaid pension costs of EUR 1,384 million (2001: EUR 1,740 million) and deferred tax assets of EUR 1,152 million (2001: EUR 980 million).

(15)     PROPERTY, PLANT AND EQUIPMENT
         The components of property, plant and equipment and the changes during 2002 were as follows:

Property, plant and equipment

                                                                                                       prepayments
                                                   land        machinery                                   and        no longer
                                                    and           and                       other     construction   productively
                                      total       buildings  installations  lease assets  equipment    in progress     employed
Balance as of January 1, 2002:
Cost                                  18,069        3,732       10,297          159        2,796          1,048           37
Accumulated depreciation             (10,351)      (1,708)      (6,486)        (109)      (2,016)             -          (32)
-----------------------------        -------       ------       ------         ----       ------          -----          ---
Book value                             7,718        2,024        3,811           50          780          1,048            5

Changes in book value:
Capital expenditures                   1,161          152          721           27          295            (40)           6
Retirements and sales                   (213)         (58)        (121)          (2)         (13)           (18)          (1)
Depreciation                          (1,753)        (153)      (1,203)         (23)        (373)             -           (1)
Write-downs and impairments              (29)          (2)         (20)          (6)          (1)             -            -
Translation differences                 (645)        (187)        (313)          (6)         (68)           (68)          (3)
Changes in consolidation                (102)         (16)         (43)           -          (41)            (2)           -
-----------------------------        -------       ------       ------         ----       ------          -----          ---
Total changes                         (1,581)        (264)        (979)         (10)        (201)          (128)           1

Balance as of December 31, 2002:
Cost                                  16,015        3,328        9,237          155        2,343            920           32
Accumulated depreciation              (9,878)      (1,568)      (6,405)        (115)      (1,764)             -          (26)
-----------------------------        -------       ------       ------         ----       ------          -----          ---
BOOK VALUE                             6,137        1,760        2,832           40          579            920            6

         Land (with a book value of EUR 194 million) is not depreciated.

         The expected service lives as of December 31, 2002 were as follows:

Buildings                      from 14 to 50 years
Machinery and installations    from 5 to 10 years
Lease assets                   from 3 to 5 years
Other equipment                from 3 to 5 years

         Property, plant and equipment includes EUR 8 million (2001: EUR 15 million) for capital leases and other beneficial rights of use, such as building rights and hire purchase agreements. The financial obligations arising from these contractual agreements are reflected in long-term debt. Capital expenditures includes capitalized interest related to the construction in progress amounting to EUR 8 million.

(16)     INTANGIBLE ASSETS EXCLUDING GOODWILL
         The changes during 2002 were as follows:

                                                                         other
                                                                       intangible
                                                        total           assets                software
Balance as of January 1, 2002:
Acquisition cost                                        2,585               1,909                676
Accumulated amortization                                 (621)               (359)              (262)
--------------------------------                        -----               -----               ----
Book value                                              1,964               1,550                414

Changes in book value:
Reclassifications                                         (32)                (32)                 -
Acquisitions/additions                                    403                 254                149
Amortization                                             (351)               (177)              (174)
Impairments                                                 -                   -                  -
Translation differences                                  (239)               (208)               (31)
Changes in consolidation                                   (3)                 (1)                (2)
--------------------------------                        -----               -----               ----
Total changes                                            (222)               (164)               (58)

Balance as of December 31, 2002:
Acquisition cost                                        2,529               1,813                716
Accumulated amortization                                 (787)               (427)              (360)
--------------------------------                        -----               -----               ----
BOOK VALUE                                              1,742               1,386                356

         At December 31, 2002, other intangible assets included EUR 181 million which was recorded in conjunction with the recognition of a minimum pension liability. Also included are other intangible assets consisting of:

                                                                      accumulated
                                                        gross        amortization               net
Marketing-related                                          63                 (50)                13
Customer-related                                          546                 (72)               474
Contract-based                                             14                  (3)                11
Technology-based                                          848                (261)               587
Patents and trademarks                                    161                 (41)               120
--------------------------------                        -----               -----              -----
Total                                                   1,632                (427)             1,205

         The estimated amortization expense for these other intangible assets for each of the five succeeding years are:

2003                           131
2004                           130
2005                           129
2006                            98
2007                            86

         The final appraisal value of other intangible assets related to certain acquisitions in 2001, resulted in an adjustment to the amount originally assigned on a provisional basis. The reallocation of the purchase price to other intangibles is reflected under 'reclassifications' (see note 17).

         Additionally, amounts previously recognized as intangible assets with respect to acquired assembled workforces, which are no longer allowed to be recognized separately under SFAS No. 141, have been included under reclassifications.

(17)     GOODWILL
         The changes during 2002 were as follows:

Book value as of January 1, 2002:                                                              3,557

Changes in book value:
Reclassifications                                                                                (16)
Acquisitions                                                                                      80
Impairment losses                                                                                (19)
Translation differences                                                                         (409)
Changes in consolidation                                                                          (1)
--------------------------------                                                               -----
BOOK VALUE AS OF DECEMBER 31, 2002:                                                            3,192

         The final appraisal value of goodwill, with respect to certain acquisitions in 2001, resulted in an adjustment to the amount originally assigned on a provisional basis. The reallocation of the purchase price to goodwill is reflected under 'reclassifications'. Additionally, amounts previously recognized as intangible assets with respect to acquired assembled workforce, which are no longer allowed to be recognized separately under SFAS No. 141, have been included under reclassifications (see also note 16).

         The sale of the Health Care Products Group, a former Marconi entity in the Medical Systems sector, resulted in a write-off of previously allocated goodwill for an amount of EUR 19 million.

         Refer to note 31 for a specification of goodwill by product sector.

(18)     ACCRUED LIABILITIES
         Accrued liabilities are summarized as follows:

                                                                             2002              2001
Personnel-related costs:
-  Salaries and wages payable                                                 610                493
-  Accrued holiday rights                                                     219                215
-  Other                                                                      123                 90
Taxes:
-  Income tax payable                                                         268                206
-  Other taxes payable                                                         16                 30
Commission, freight, interest and rent payable                                475                531
Deferred income                                                               402                294
Advertising costs payable                                                     118                110
IT costs payable                                                              111                 47
Warranties                                                                      5                 30
Other liabilities                                                             967              1,920
----------------------------------------------                              -----              -----
Total                                                                       3,314              3,966

(19)     PROVISIONS
         Provisions are summarized as follows:

                                                                2002                         2001
                                                       -----------------------     ------------------------
                                                       long-term    short-term     long-term     short-term
Pensions for defined-benefit plans (see note 20)             730            77           699             87
Other postretirement benefits (see note 20)                  405            50           417             56
Post-employment benefits                                      93            36            85             26
Deferred tax liabilities (see note 4)                         45            39           418             82
Restructuring (see note 2)                                    33           394            58            384
Obligatory severance payments                                112            57           100             55
Replacement and guarantees                                    58           319            83            359
Other provisions                                             494           304           437            394
------------------------------------------------           -----         -----         -----          -----
TOTAL                                                      1,970         1,276         2,297          1,443

         Obligatory severance payments
         The provision for obligatory severance payments cover the Company's commitment to pay employees a lump sum upon reaching retirement age, or upon the employees' dismissal or resignation. In the event that a former employee has passed away, the Company may have a commitment to pay a lump sum to the deceased employee's relatives.

         Post-employment benefits
         The provision for post-employment benefits covers benefits provided to former or inactive employees after employment but before retirement, including salary continuation, supplemental unemployment benefits and disability related benefits.

         Replacement and guarantees
         The provision for replacement and guarantees reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to products sold. The changes in the provision for replacement and guarantees are as follows:

                                                                          2002          2001           2000
Balance as of January 1,                                                   442           428            413
Changes:
Additions                                                                  382           349            322
Utilizations                                                              (447)         (335)          (307)
                                                                          ----          ----           ----
Balance as of December 31,                                                 377           442            428

         Other provisions
         Other provisions include provisions for expected losses on existing projects/orders totaling EUR 35 million (2001: EUR 32 million), for employee jubilee funds totaling EUR 104 million (2001: EUR 107 million) and environmental provisions of EUR 225 million (2001: EUR 238 million).

         Certain of the Company's subsidiaries are parties to proceedings in connection with the clean-up of environmental matters, mostly related to closure of plants of the discontinued chemical operations.

         Philips does not believe, based upon the information available at this time, that the outcome of these matters will result in additional liability which would have a material adverse effect upon the Company's consolidated financial position.

         The changes in the provisions for post-employment benefits, obligatory severance payments and other provisions are as follows:

Balance as of January 1, 2002                                            1,097
Changes:
Additions                                                                  251
Utilization                                                               (252)
------------------------------------------------                         -----
BALANCE AS OF DECEMBER 31, 2002                                          1,096

(20)     PENSIONS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
         Employee pension plans have been established in many countries in accordance with the legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined-benefit plans. The benefits provided by these plans are based primarily on employees' years of service and compensation near retirement.

         In addition to providing pension benefits, the Company provides other postretirement benefits, primarily retiree healthcare benefits, in certain countries.

         Contributions are made by the Company, as necessary, to provide assets sufficient to meet the benefits payable to defined-benefit pension plan participants. These contributions are determined based upon various factors, including funded status, legal and tax considerations as well as local customs. The Company funds certain defined-benefit pension plans and other postretirement benefit plans as claims are incurred. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for both funded and unfunded defined-benefit pension plans with accumulated benefit obligations in excess of plan assets were EUR 5,769 million, EUR 5,353 million and EUR 4,233 million respectively as of December 31, 2002 (2001: EUR 1,063 million, EUR 970 million and EUR 179 million respectively).

         Provided below is a table with a summary of the changes in the pension benefit obligations and defined pension plan assets for 2002 and 2001, and a reconciliation of the funded status of these plans to the amounts recognized in the consolidated balance sheets.

         Also provided below is a table with a summary of the changes in the accumulated postretirement benefit obligations and plan assets for 2002 and 2001, and a reconciliation of the obligations to the amounts recognized in the consolidated balance sheets.

                                                2002        2001        2002           2001
                                              ------------------    -----------------------
                                                pension benefits    postretirement benefits
BENEFIT OBLIGATION
Benefit obligation at beginning of year       19,064      18,523         657            632
Service cost                                     387         351          16             12
Interest cost                                  1,158       1,105          48             43
Employee contributions                            27          28           -              -
Actuarial (gains) and losses                    (110)        (51)        168             34
Plan amendments                                   33           6           -              -
Settlements                                      (41)         (8)         (2)             -
Changes in consolidations                        518           3          10            (29)
Benefits paid                                 (1,070)     (1,015)        (46)           (47)
Exchange rate differences                       (731)        125         (87)            14
Miscellaneous                                      2          (3)          -             (2)
-----------------------------------------     ------      ------         ---            ---
BENEFIT OBLIGATION AT END OF YEAR             19,237      19,064         764            657

PLAN ASSETS
Fair value of plan assets at beginning of
year                                          20,594      22,505           -             17
Actual return on plan assets                  (2,112)       (996)          -              1
Employee contributions                            27          28           -              -
Employer contributions (refunds)                  88        (205)          -              2
Settlements                                      (36)        (11)          -              -
Changes in consolidations                        493          54           -            (15)
Benefits paid                                 (1,001)       (923)          -             (3)
Exchange rate differences                       (651)        143           -             (2)
Miscellaneous                                      -          (1)          -              -
-----------------------------------------     ------      ------         ---            ---
FAIR VALUE OF PLAN ASSETS AT END OF YEAR      17,402      20,594           -              -

Funded status                                 (1,835)      1,530        (764)          (657)
Unrecognized net transition (asset)
obligation                                       (15)        (82)        103            122
Unrecognized prior service cost                  169         161           3              6
Unrecognized net (gain) loss                   2,619        (688)        203             56
-----------------------------------------     ------      ------         ---            ---
NET BALANCES                                     938         921        (455)          (473)

CLASSIFICATION OF THE NET BALANCES IS AS
FOLLOWS:
-  Prepaid pension costs under other
   non-current assets                          1,384       1,740
-  Accrued pension costs under other
   non-current liabilities                      (352)        (52)
-  Provisions for pensions under
   provisions                                   (807)       (786)
-  Intangible assets                             181           1
-  Accumulated other comprehensive
   income                                        532          18
                                               -----       -----
                                                 938         921

         The weighted average assumptions underlying the pension computation were as follows:

                                                                    2002         2001
Discount rate                                                        5.7%         6.1%
Rate of compensation increase                                        2.9%         3.4%
Expected return on plan assets                                       6.5%         7.2%

         The components of net periodic pension costs of major defined-benefit plans were as follows:

                                                        2002        2001         2000
Service cost-benefits earned during the period           387         351          366
Interest cost on the projected benefit obligation      1,158       1,105        1,090
Expected return on plan assets                        (1,341)     (1,625)      (1,535)
Net amortization of unrecognized net transition assets   (67)        (68)         (98)
Net actuarial gain recognized                           (133)       (265)        (231)
Amortization of prior service cost                        32          31           21
Settlement (gain) loss                                     4           4         (106)
Curtailment loss                                           1           1            1
-----------------------------------------------------  -----       -----          ---
NET PERIODIC PENSION COST                                 41        (466)        (492)

         The Company also sponsors defined-contribution and similar-type plans for a significant number of salaried employees. The total cost of these plans amounted to EUR 89 million in 2002 (2001: EUR 55 million, 2000:
         EUR 70 million).

         The components of the net periodic cost of postretirement benefits other than pensions are:

                                                        2002        2001         2000
Service cost-benefits earned during the period           16          12           13
Interest cost on accumulated postretirement benefit
obligation                                               48          43           43
Expected return on plan assets                            -          (1)          (2)
Amortization of unrecognized transition obligation       11          11           13
Net actuarial loss recognized                             7           1            1
Curtailment loss                                          -           -           22
                                                         --          --           --
NET PERIODIC COST                                        82          66           90

         The accumulated postretirement benefit obligation was determined using a weighted average discount rate of 6.4% (2001: 7.0%) and an assumed compensation increase, where applicable, of 4.6% (2001: 4.6%). For measurement purposes, the rate of increase in per capita healthcare costs is assumed to be on average 7.8% for 2003, reaching 5.5% by the year 2006. Healthcare cost trend assumptions have a significant effect on the amounts reported for other postretirement benefits. Increasing the assumed healthcare cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation as of December 31, 2002 by approximately 81 million and increase the net periodic postretirement benefit cost for 2002 by EUR 10 million. Conversely, decreasing the assumed healthcare cost trend by 1 percentage point would decrease the accumulated postretirement benefit obligation as of December 31, 2002 by approximately EUR 66 million and decrease the net periodic postretirement benefit cost for 2002 by EUR 9 million.

(21)     OTHER CURRENT LIABILITIES
         Other current liabilities are summarized as follows:

                                                                        2002       2001
Advances received from customers on orders not covered by work in
process                                                                  116        192
Other taxes including social security premiums payable                   290        381
Other short-term liabilities                                             285        240
-----------------------------------------------------------------        ---        ---
TOTAL                                                                    691        813

(22)     SHORT-TERM DEBT

                                                                        2002       2001
Short-term bank borrowings                                               352        552
Commercial paper                                                          10        521
Other short-term loans                                                    60        18
Current portion of long-term debt                                        195        180
---------------------------------                                        ---      -----
TOTAL                                                                    617      1,271

         During 2002 the weighted average interest rate on the bank borrowings was 4.2% (2001: 5.5% and 2000: 5.7%), and on commercial paper 3.5%
         (2001 : 3.9%).

         In July 2002, Philips entered into a USD 3.5 billion revolving credit facility with a consortium of banks; no drawings have been made under this facility. The facility, which has a five-year maturity, replaces an existing USD 2.5 billion revolving credit facility which had been in place since July 1996 and was never drawn upon by the Company. The commitment fees amounted to EUR 10 million and were charged to financial income and expenses.

(23)     LONG-TERM DEBT

                                                                                                                 average     amount
                                         range of        average                                               remaining      out-
                                         interest         rate       amount      due in  due after  due after   term       standing
                                           rates     of interest  outstanding      2003      2003       2007   in years)      2001
Convertible debentures                        1.1           1.1          145          -        145          -        3.0       134
Other debentures                          4.2-8.8           5.9        6,219        139      6,080      2,973        5.0     6,253
Private financing                         2.5-3.0           2.8            2          1          1          -        4.0         2
Bank borrowings                          1.3-14.0           7.5          156         46        110         91        4.4       200
Liabilities arising from capital lease
transactions                             1.8-10.4           6.5            8          2          6          -        2.5        15
Other long-term debt                     2.0-10.2           5.1          157          7        150         32        3.8       171
--------------------------------------                                 -----        ---      -----      -----                -----
TOTAL                                                       5.8        6,687        195      6,492      3,096                6,775

Corresponding data previous year                            6.0        6,775        180      6,595      3,197

         The following amounts of long-term debt as of December 31, 2002 are due in the next five years:

2003                                    195
2004                                  2,386
2005                                    612
2006                                    325
2007                                     73
                                      -----
                                      3,591
Corresponding amount previous year    3,578

         In the Netherlands, Philips issues personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. Personnel debentures which were issued after December 31, 1998 may not be converted within a period of 3 years after the date of issue. These personnel debentures are available to most employees and are purchased by them with their own funds. The personnel debentures are redeemable on demand, but in practice are considered to be a form of long-term financing. The personnel debentures become non-convertible debentures at the end of the conversion period. At such time, they will be reported as other long-term debt.

         At December 31, 2002 an amount of EUR 145 million (2001: EUR 134 million) of personnel debentures was outstanding, with an average conversion price of EUR 29.21 and an average interest rate of 1.1%. The conversion price varies between EUR 13.84 and EUR 49.50, with various conversion periods ending between January 1, 2003 and December 31, 2007.

         Philips had two 'putable' USD bonds outstanding at year-end 2002 for a total amount of EUR 256 million. The investors may require repayment in one specific month during the lifetime of the respective bonds. Assuming that investors require repayment at the relevant put dates, the average remaining tenor of the total outstanding long-term debt was
         4.2 years, compared to 5.2 years in 2001. However, assuming that the 'putable' bonds will be repaid at maturity, the average remaining tenor at the end of 2002 was 4.9 years, compared to 6.1 years at the end of 2001. Long-term debt as a proportion of the total debt at the end of 2002 stood at 91%, compared to 84% at the end of 2001.

         During 2002, Philips placed a eurobond issue for a total amount of EUR 300 million, maturing in August 2005.

         Secured liabilities
         Certain portions of long-term and short-term debt have been secured by collateral as follows:

                                                     amount of
                                                      the debt                     collateral
                                                                -----------------------------
                                                                    tangible     other assets
                                                                fixed assets
Institutional financing                                   17          35               13
Other debts                                                3           5                -
-----------------------                                   --          --               --
TOTAL                                                     20          40               13
Previous year                                             37          65               90

(24)     OTHER NON-CURRENT LIABILITIES

         Other non-current liabilities are summarized as follows:

                                                                        2002             2001
Accrued pension costs                                                    352               52
Sale and lease-back deferred income                                      108               38
Income tax payable                                                       114              122
Other liabilities                                                         29                -
                                                                         ---              ---
                                                                         603              212

(25)     COMMITMENTS AND CONTINGENT LIABILITIES

         Long-term operating lease commitments totaled EUR 879 million in 2002 (2001: EUR 768 million). These leases expire at various dates during the next 20 years. The payments that fall due in connection with these obligations during the coming five years are:

2003              166
2004              140
2005              137
2006              125
2007               80
Later             231

         The long-term operating leases are mainly related to the rental of buildings. A number of these leases originate from sale-and-lease-back arrangements. In 2002 the Company entered into two sale and operational lease-back arrangements in the Netherlands for office buildings. These buildings were sold for an aggregate amount of EUR 166 million. In 2001 there were two sale and operational lease-back arrangements for an aggregate amount of EUR 89 million in the Netherlands and the USA. The rental periods are 8 and 5 years for those in 2002 and 10 and 20 years for those in 2001 but can be prolonged for all contracts. The rental payments are fixed. The rental payments for 2002 totaled EUR 26 million (2001: EUR 0.2 million, as both transactions took place in the second half of December 2001).

         The remaining minimum payments in millions of euros are as follows:

2003              27
2004              24
2005              22
2006              18
2007              13
Later             70

         The Company has subleases with total expected revenues of EUR 52 million during the coming five years as follows:

2003               9
2004               9
2005               8
2006               7
2007               7
Later             12

         Philips has no commitment or involvement with previously owned property other than the lease agreements.

         In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 'Consolidation of Variable Interest Entities'. Based on this Interpretation it is reasonably possible that the entity which is being used for the first phase of the High Tech Campus will qualify as a Variable Interest Entity to be consolidated under this Interpretation. This Interpretation requires that such entity be consolidated, if the Company is the primary beneficiary of the expected residual returns if they occur, as from the third quarter of 2003.

         GUARANTEES
         During 1999 the Company entered into agreements for the construction of the first phase of the High Tech Campus in the Netherlands. Upon completion of the first phase, the buildings will be leased to Philips until 2007. Commitments have been entered into, and a guarantee has been issued, for all present and future monetary payment obligations of the lessee, Philips Electronics Nederland B.V., with a maximum amount of EUR 130 million. The actual contingent liability outstanding at year-end from this guarantee is EUR 115 million (2001: EUR 99 million), which is the amount spent so far. The first lease payments were due in 2001, when the first premises became available for use.

         Guarantees given with regard to unconsolidated companies and third parties amounted to EUR 906 million (2001: EUR 792 million). The amount of conditional liabilities was EUR 127 million (2001: EUR 8 million). The guarantees expire as follows:

In 2003                 278
In 2004-2007            577
After 2007               51

         A guarantee amounting to USD 200 million issued to the financing parties for the facility agreement they issued to our unconsolidated joint venture LG.Philips Displays in the amount of USD 2 billion. The guarantee has been issued in May 2002 and expires on December 31, 2004 or earlier if the joint venture meets the covenants of the facility agreement. Under the guarantee the Company guarantees and shall pay, upon failure to pay by the joint venture, all principal, interest and fees payable by the joint venture for an amount of USD 100 million, and agrees to indemnify and hold harmless the financing parties on demand from any loss in respect of principal, interest and fees payable by the joint venture under the facility agreement for an amount of USD 100 million. The guaranteed amount of USD 200 million will be reduced by an amount of USD 50 million, maximum, for the sum of (a) any subordinated debt that has been advanced by the Company to the joint venture, and
         (b) the amount by which an equity injection in the joint venture paid by the Company exceeds USD 125 million.

         A guarantee in the amount of USD 80 million is related to a loan by the European Investment Bank to Philips Semiconductor Philippines Incorporated, a Philips' subsidiary incorporated in the Philippines. The guarantee is for commercial risk only and is to be amortized in 10 equal semi-annual payments, commencing in January 2005. The guarantee further requires the Company to provide a bank guarantee from an A2-rated bank, to replace the Company's commercial guarantee, in the event of downgrading to BBB+ (or equivalent Baa1) by any of S&P, Moody's or Fitch IBCA rating agencies for the most recent Koninklijke Philips Electronics N.V. unsecured and unsubordinated medium or long-term capital market securities, provided only that the downgrading is simultaneous with a negative outlook statement from the same agency, or, in another case, if the Company's securities cease to be rated by all of S&P, Moody's and Fitch IBCA rating agencies.

         LITIGATION

         Royal Philips Electronics and certain of its Group companies are involved as plaintiff. or defendant in litigation relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. One pending litigation includes claims by Volumetrics, Inc. relating to the decision of a Philips Ultrasound business not to collaborate with or acquire Volumetrics in view of Philips Medical Systems' acquisition of Agilent Technologies, Inc.'s Healthcare Solutions Group. On January 22, 2003, a jury in Raleigh, North Carolina delivered a verdict of approximately USD 152 million against a Philips subsidiary. The judgment is subject to review by the trial judge, which is expected in March 2003. Philips believes that the facts of the case do not support the verdict.

         While an ultimate unfavorable judgment could have a material effect on the Company's consolidated results of operations in the period of resolution, Management does not believe that an ultimate unfavorable judgment will have a material adverse effect on the Company's consolidated financial position.

         Further judicial proceedings are pending in the United States, relating primarily to the activities of a Philips' subsidiary prior to 1981, involving allegations of personal injury relating to alleged asbestos exposure. The claims generally relate to asbestos used in the manufacture of unrelated companies' products in the United States and frequently involve claims for substantial general and punitive damages. The number of pending claims involving the Company's subsidiary increased from approximately 50 at the end of 2001 to approximately 500 at the end of January 2003. While management believes there are meritorious defenses to these claims, certain of these cases have been settled for amounts management considered reasonable given the facts and circumstances of each case. Further, although the final outcome of matters in litigation cannot be determined due to a number of variables, after reviewing the proceedings that are currently pending (including the provisions made, number of claims, estimated probable outcomes, reasonably anticipated costs and expenses, and uncertainties regarding the availability and limits of insurance), management believes that the final outcome of any of the pending proceedings, or all of them combined, will not have a material adverse effect on the consolidated financial position or results of operations of the Company. If the general trends towards (i) higher costs of resolving individual asbestos personal injury cases, (ii) increasing numbers of cases, or (iii) the naming of more peripheral defendants, such as the Company's subsidiary in such cases continue, or if insurance coverage is ultimately less than anticipated, the Company's consolidated financial position and results of operations could be materially and adversely affected.

(26)     STOCKHOLDERS' EQUITY

         Priority shares
         There are ten priority shares. During 2002, Messrs. F.J. Philips and H.A.C. van Riemsdijk each sold one priority share to the Dr. A.F. Philips Stichting, as a result of which it now holds all ten priority shares.

         The issuance of shares or rights to shares, cancellation of shares, amendments to the Articles of Association and the liquidation of the Company need approval of the priority shareholders, who also make a binding recommendation for the appointment of members of the Board of Management and the Supervisory Board.

         Preference shares
         The 'Stichting Preferente Aandelen Philips' has been granted the right to acquire preference shares in the Company. Such right has not been exercised.

         Option rights
         The Company has granted stock options on shares of Royal Philips Electronics at original exercise prices equal to market prices of the shares at the date of grant (see note 28).

         Treasury shares
         Royal Philips Electronics' shares which have been repurchased and are held in treasury for delivery upon exercise of options and convertible personnel debentures are accounted for in stockholders' equity. Treasury shares are recorded at cost, representing the market price on the acquisition date. When issued, shares are removed from treasury stock on a FIFO basis. In order to reduce potential dilution effects, a total of 3,128,353 shares were acquired during 2002 at an average market price of EUR 32.97 per share, totaling EUR 103 million, and a total of 4,933,833 shares were delivered at an average exercise price of EUR 18.11, totaling EUR 90 million.

         A total of 40,092,469 shares were being held by Group companies at December 31, 2002 (2001: 41,897,949 shares), acquired at an aggregate cost of EUR 1,307 million.

         Retained earnings
         A cash distribution of EUR 0.36 per common share will be proposed to the General Meeting of Shareholders, which will result in a reduction of retained earnings by EUR 459 million.

(27)     RELATED PARTY TRANSACTIONS
         In the normal course of business, Philips purchases and sells goods and services to various related parties in which Philips holds a 50% or less equity interest. These transactions are generally conducted on an arm's length basis with terms comparable to transactions with third parties. In 2002, purchases of goods and services from related parties totaled EUR 559 million, whereas sales of goods and services to related parties totaled EUR 209 million. At December 31, 2002, receivables from related parties were EUR 63 million; payables to related parties were EUR 109 million.

         As of December 31, 2002, Philips held redeemable preferred shares of TSMC for an amount of EUR 374 million or 1.3 billion shares. These will be redeemed in the second quarter of 2003.

         In November 2002, Picker Financial Group, an affiliate acquired in the Marconi acquisition in 2001, sold approximately EUR 140 million receivables to Philips Medical Capital, in which the Company has a 40% equity interest.

(28)     STOCK-BASED COMPENSATION
         The Company has granted stock options on its common shares to members of the Group Management Committee, Philips Executives and certain non-executives. The purpose of the stock option plans is to align the interests of management with those of shareholders by providing additional incentives to improve the Company's performance on a long-term basis, thereby increasing shareholder value. Under the Company's plans, options are granted at fair market value on the date of grant. Exercise of all options is restricted by the Company's rules on insider trading.

         In 2002, the Company granted fixed stock options that expire after 10 years. Generally, the options vest after 3 years; however, a limited number of options granted to certain employees of acquired businesses contain accelerated vesting.

         In prior years, fixed and variable (performance) options were issued with terms of five or ten years, vesting one to three years after grant.

         The actual number of variable (performance) stock options granted in 2000 and 2001 that are ultimately eligible to vest is dependent upon Total Shareholder Return of Philips, as defined, in comparison with a peer group of multinationals over a three-year period. During the year it was determined that 25% of the variable (performance) options that were issued in 2000 will not be eligible for vesting in 2003.

         In contrast to the years 2000 and 2001, when variable (performance) stock options were issued, the number of options granted in 2002, already consider the performance of the Company versus a peer group of multinationals.

         USD-denominated stock options are granted to employees in the USA only.

         Under the terms of employee stock purchase plans established by the Company in various countries, substantially all employees in those countries are eligible to purchase a limited number of shares of Philips stock at discounted prices through payroll withholdings, of which the maximum ranges from 8.5% to 10% of total salary. Generally, the discount provided to the employees is 15%. In the USA, the purchase price equals the lower of 85% of the closing price at the beginning or end of quarterly stock purchase periods. A total of 1,722,575 shares were sold in 2002 under the plan at an average price of EUR 23.69 (2001: 955,668 shares, at a price of EUR 24.29, 2000: 54,034 shares, at a price of EUR 39.23).

         In the Netherlands, Philips issued personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. In 2002, 515,309 shares were issued in conjunction with conversions at an average price of EUR 14.52 (2001: 415,038 shares at an average price of EUR 9.08, 2000: 949,312 shares at an average price of EUR 11.44).

         The shares subject to the stock option and stock purchase plans are partly covered by shares held in treasury.

         The Company accounts for stock-based compensation using the intrinsic value method. Accordingly, no compensation has been recorded for the fixed stock options granted, nor for the US stock purchase plan. Compensation income of EUR 5 million in 2002 (2001: expense of EUR 5 million, 2000: nil) was recognized for the performance stock options granted based on the market value of the shares at December 31, 2002.

         Additionally, approximately EUR 1 million was recorded as an expense for shares purchased through certain compensatory stock purchase plans.

         The pro forma net income and earnings per share data, calculated as if the fair value of the options granted to option holders would have been considered as compensation costs, is as follows:

                                                              2002        2001         2000
Net income(loss):
    As reported                                             (3,206)     (2,475)       9,662
    Add: Stock-based compensation expense included in
    reported net income, net of related tax                     (5)          5            -
    Deduct: Stock-based compensation expense
    determined under the fair-value-based method, net of
    related tax                                               (147)        (96)         (92)
                                                            ------      ------        -----
    Pro forma                                               (3,358)     (2,566)       9,570

Basic earnings per share:
    As reported                                              (2.51)      (1.94)        7.36
    Pro forma                                                (2.63)      (2.01)        7.29

Diluted earnings per share:
    As reported                                              (2.51)      (1.94)        7.28
    Pro forma                                                (2.63)      (2.01)        7.21

         As noted above, the actual number of performance stock options (granted in 2000 and 2001) that are ultimately eligible to vest is dependent upon Total Shareholder Return of Philips, as defined in comparison with a peer group of multinationals over a three-year period. To the extent that the number of stock options that ultimately vest differs from the assumptions underlying the pro forma results presented above, future pro forma net income will be adjusted. Pro forma net income may not be representative of that to be expected in future years.

         In accordance with SFAS No. 123, the fair value of stock options granted is required to be based upon a statistical option valuation model. Since the Company's stock options are not traded on any exchange, employees can receive no value nor derive any benefit from holding these stock options without an increase in the market price of Philips' stock. Such an increase in stock price would benefit all shareholders commensurately.

         The fair value of the Company's 2002, 2001 and 2000 option grants was estimated using a Black-Scholes option pricing model and the following assumptions:

                                                       2002        2001                2000
                                                       ------------------------------------
                                                                          (EUR -denominated)
Risk-free interest rate                                4.70%       4.66%               5.06%
Expected dividend yield                                 1.2%        1.2%                0.7%
Expected option life                                   5 yrs       5 yrs               4 yrs
Expected stock price volatility                          53%         49%                 46%

                                                       2002        2001               2000
                                                       ------------------------------------
                                                                           (USD-denominated)
Risk-free interest rate                                4.65%       4.77%              6.26%
Expected dividend yield                                 1.2%        1.2%               0.9%
Expected option life                                   5 yrs       5 yrs              5 yrs
Expected stock price volatility                          49%         49%                43%

         The assumptions were used for these calculations only and do not necessarily represent an indication of Management's expectations of future developments.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

         The following table summarizes information about the stock options outstanding at December 31, 2002:

Fixed option plans

                               options outstanding                         options exercisable
                    ------------------------------------------       ------------------------------
                                                   weighted
                        number                     average             number         weighted
                    outstanding     exercise       remaining        exercisable   average exercise
                    at Dec. 31,    price per       contractual       at Dec. 31,      price per
                       2002          share         life (years)         2002            share
                                   (price in EUR)                                     (price in EUR)

1998                  1,753,800    11.57 - 21.02           0.2         1,753,800              16.49

1999                  2,863,800    15.76 - 23.01           1.2         2,863,800              16.12

2000                  3,284,700    42.03 - 53.75           7.3                 -

2001                  5,147,197    24.35 - 37.60           8.3                 -

2002                 10,242,613    17.19 - 34.78           9.2                 -

                                   (price in USD)                                     (price in USD)

1998                  1,261,211    12.94 - 23.59           5.3         1,261,211              17.38

1999                  1,952,943    22.24 - 35.34           6.4         1,952,010              23.10

2000                  2,930,660    36.65 - 49.71           7.4                 -

2001                  5,359,487    22.12 - 34.50           8.4           931,605              34.50

2002                 11,098,230    16.88 - 30.70           9.3                 -
                     ----------                                        ---------
                     45,894,641                                        8,762,426

Variable plans

                                   (price in EUR)                                     (price in EUR)

2000                  2,461,575    42.03 - 53.75           7.3                 -

2001                  4,749,847    24.35 - 37.60           8.2                 -

                                   (price in USD)                                     (price in USD)

1995-1997             1,151,004     7.50 - 14.20           2.0         1,151,004               7.81

2000                  2,172,495    36.65 - 49.71           7.4                 -

2001                  3,451,187    22.12 - 34.50           8.3                 -
                     ----------                                        ---------
                     13,986,108                                        1,151,004

         A summary of the status of the Company's stock option plans as of December 31, 2002, 2001 and 2000 and changes during the years then ended is presented below:

Fixed option plans

                                                                  2002                           2001                          2000
                                            --------------------------    ---------------------------    --------------------------
                                                              weighted                      weighted                      weighted
                                                              average                        average                      average
                                                              exercise                      exercise                      exercise
                                                             (price in                      (price in                     (price in
                                              shares            EUR)       shares              EUR)      shares              EUR)
Outstanding at the beginning of the year    16,091,485           27.20    12,305,150            22.75    13,261,600           14.27
Granted                                     10,511,828           31.95     5,282,385            33.22     3,445,850           43.52
Exercised                                   (2,172,300)          12.86    (1,330,000)            9.82    (4,172,484)          13.56
Forfeited                                   (1,138,903)          25.67      (166,050)           27.46      (229,816)          11.61
                                            ----------                    ----------                     ----------
Outstanding at the end of the year          23,292,110           30.76    16,091,485            27.20    12,305,150           22.75
Weighted average fair value of options
granted during the year in EUR                   14.90                         14.75                          17.42

                                                         (price in USD)                 (price in USD)                (price in USD)

Outstanding at the beginning of the year    13,009,155           29.14     7,865,003            31.17     4,996,988           20.66
Granted                                     11,697,253           29.58     6,261,103            26.99     4,015,797           42.25
Exercised                                     (325,688)          19.58      (183,325)           19.21      (665,900)          19.06
Forfeited                                   (1,778,189)          31.26      (933,626)           33.71      (481,882)          32.76
                                            ----------                    ----------                      ----------
Outstanding at the end of the year          22,602,531           29.34    13,009,155            29.14     7,865,003           31.17
Weighted average fair value of options
granted during the year in USD                   13.01                         11.90                          18.38

Variable plans

                                                              weighted                       weighted                      weighted
                                                              average                        average                       average
                                                              exercise                       exercise                      exercise
                                                             (price in                      (price in                     (price in
                                               shares           EUR)        shares             EUR)        shares            EUR)

Outstanding at the beginning of the year     8,256,085           37.87     3,426,350            43.53             -               -
Granted                                              -               -     4,899,485            33.91     3,445,850           43.52
Exercised                                            -               -             -                -             -               -
Forfeited                                     (224,138)          38.67       (69,750)           37.55       (19,500)          42.92
Canceled *                                    (820,525)
                                             ---------                     ---------                      ---------
Outstanding at the end of the year           7,211,422           37.20     8,256,085            37.87     3,426,350           43.53
Weighted average fair value of options
granted during the year in EUR                    N.A.                         14.75                          17.42

                                                         (price in USD)                 (price in USD)               (price in USD)

Outstanding at the beginning of the year     8,784,189           29.48     5,363,954            31.97     2,787,200           7.14
Granted                                              -               -     4,225,903            26.97     4,015,797          42.25
Exercised                                     (328,348)           4.47       (72,262)            6.54    (1,174,348)           7.28
Forfeited                                     (956,990)          34.43      (733,406)           35.36      (264,695)          36.09
Canceled *                                    (724,165)
                                             ---------                     ---------                      ---------
Outstanding at the end of the year           6,774,686           33.15     8,784,189            29.48     5,363,954          31.97
Weighted average fair value of options
granted during the year in USD                    N.A.                         11.90                          18.38

* During the year it was determined that 75% of the 2000 performance stock options will be eligible for vesting in 2003.

(29) INFORMATION ON REMUNERATION OF THE INDIVIDUAL MEMBERS OF THE BOARD OF MANAGEMENT AND THE SUPERVISORY BOARD

         Remuneration
         BOARD OF MANAGEMENT
         Remuneration and pension charges relating to the members of the Board of Management amounted to EUR 3,984,436 (2001: EUR 3,043,533, 2000: EUR 4,442,733). An additional amount of EUR 298,258 was paid in the form of special allowances in 2002. When pension rights are granted to (former) members of the Board of Management, necessary payments (if insured) and all necessary provisions are made (also for the self-administered pensions) in accordance with the applicable accounting principles.

         In 2002, no (additional) pension benefits were granted to former members of the Board of Management.

         In 2002, the present members of the Board of Management were granted 489,600 stock option rights (2001: 360,000 stock option rights, 2000:
         500,000 stock option rights). At year-end 2002, the members of the Board of Management held 1,410,940 stock option rights (year-end 2001:
         1,564,000) at a weighted average exercise price of EUR 30.06
         (year-end 2001: EUR 24.20).

         The remuneration in euros of the individual members of the Board of Management was as follows:

                                                    2002
                              ----------------------------------------------------
                                                                         other
                                                                      compensation
                                salary       bonus*     total cash         (6)
                              ---------     -------     ----------    ------------
G.J. Kleisterlee                807,069           -        807,069          25,576
J.H.M. Hommen                   672,573           -        672,573          28,643
G.H.A. Dutine (4), (7)          375,000           -        375,000         208,686
A. Huijser (4)                  337,500           -        337,500          12,692
A.P.M. van der Poel             642,439           -        642,439          17,231
J.W. Whybrow (5)                158,823     149,802        308,625           5,430

                              ---------     -------      ---------         -------
TOTAL                         2,993,404     149,802      3,143,206         298,258

                                                            2001
                                          ----------------------------------------
                                            salary        bonus*        total cash
                                          ---------      ---------      ----------
G.J. Kleisterlee (1)                        721,775        248,520         970,295
J.H.M. Hommen                               635,292        370,625       1,005,917
A.P.M. van der Poel                         635,292        355,310         990,602
J.W. Whybrow                                635,292        354,927         990,219
C. Boonstra (2)                             313,826        562,687         876,513
A. Baan (3)                                 153,349         79,638         232,987

                                          ---------      ---------       ---------
TOTAL                                     3,094,826      1,971,707       5,066,533

                                                            2000
                                          ----------------------------------------
                                             salary          bonus*     total cash
                                          ---------      ----------     ----------
G.J. Kleisterlee(1)                         400,839             -          400,839
J.H.M. Hommen                               612,603        432,906       1,045,509
A.P.M. van der Poel                         612,603        318,327         930,930
J.W. Whybrow                                612,603        302,671         915,274
C. Boonstra                                 907,560        900,300       1,807,860
A. Baan                                     612,603        218,382         830,985

                                          ---------      ---------       ---------
Subtotal                                  3,758,811      2,172,586       5,931,397
                                          ---------      ---------       ---------

Former member                                     -         70,336          70,336

                                          ---------      ---------       ---------
TOTAL                                     3,758,811      2,242,922       6,001,733

* The bonuses paid are related to the level of performance achieved in the previous year.
(1) Bonus figures 2001 relate to period April-December 2000; salary figure 2000 related to period April-December 2000.

(2)  Salary figures 2001 relate to period January-April 2001.

(3)  Salary figures 2001 relate to period January-March 2001.

(4)  Salary figures 2002 relate to period April-December 2002.

(5)  Salary figures 2002 relate to period January-March 2002.

(6) The Company paid social security premiums totaling EUR 18,716 (EUR 3,940 per person per year).
     The stated amounts concern (share of) allowances to members of the Board of Management that can be considered as remuneration. In a situation where such a share of an allowance can be considered as (indirect) remuneration (for example, private use of the company car), then this share is both valued and accounted for here. The method employed by the fiscal authorities in the Netherlands is the starting point for the value stated.

7)   Includes relocation and school costs for Mr Dutine and his family: EUR
     185,237.

         The table below gives an overview of the interests of the members of the Board of Management under the stock option plans of Royal Philips Electronics.

                                               number of options                                       amounts in euros
                       -------------------------------------------------------------         ---------------------------------
                                                                                                          share
                         as of       granted   exercised      cancel-      as of                        price on
                         Jan.1,       during     during        led *      Dec.31,          exercise     exercise      expiry
                          2002         2002       2002                     2002              price         date         date
                       --------      -------   ---------      ------  --------------       --------     --------    ----------
G.J. Kleisterlee        12,000(b)                 12,000                                     9.40        29.35(c)   13.02.2002
                        12,000(b)                                         12,000(b)         16.66                   12.02.2003
                        60,000(b)                                         60,000(b)         15.97                   11.02.2004
                        60,000(a/b)                            7,500      52,500(b)         42.24                   17.02.2010
                       120,000(a)                                        120,000(a)         37.60                   08.02.2011
                             -        115,200                            115,200            30.17                   07.02.2012
J.H.M. Hommen          480,000                   480,000                       -             9.84        29.35(c)   13.02.2002
                        80,000                                            80,000            17.10                   12.02.2003
                        80,000                                            80,000            16.41                   11.02.2004
                        80,000(a)                             10,000      70,000            42.24                   17.02.2010
                        80,000(a)                                         80,000(a)         37.60                   08.02.2011
                             -         96,000                             96,000            30.17                   07.02.2012
G.H.A. Dutine                -(b/d)   124,800                            124,800(b/d)       30.17                   07.02.2012
A. Huijser              21,840(b)                                         21,840(b)          9.87                   21.12.2004
                        16,000(b)                                         16,000(b)         16.45                   12.02.2003
                        24,000(b)                                         24,000(b)         15.76                   11.02.2004
                        40,000(a/b)                            5,000      35,000(b)         42.03                   17.02.2010
                        40,000(a/b)                                       40,000(a/b)       37.60                   08.02.2011
                                       76,800                             76,800            30.17                   07.02.2012
A.P.M. van der Poel     20,000                    20,000                       -            17.10        32.10      12.02.2003
                        80,000                                            80,000            16.41                   11.02.2004
                        80,000(a)                             10,000      70,000            42.24                   17.02.2010
                        80,000(a)                                         80,000(a)         37.60                   08.02.2011
                            -          76,800                             76,800            30.17                   07.02.2012
-------------------  ---------        -------    -------      ------    --------
TOTAL                1,465,840        489,600    512,000      32,500   1,410,940

(a) 50% fixed options and 50% performance-related options

(b) awarded before date of appointment as a member of the Board of Management

(c) shares (partly) not sold but (partly) retained in depot with bank

(d) partly sign-on bonus

     * During the year it was determined that 75% of the 2000 performance related stock options will be eligible for vesting in 2003.

     The Supervisory Board and the Board of Management have decided to adjust upwards the exercise price of all options granted to, but not yet exercised by, members of the Board of Management as of May 29, 1999 by EUR 0.437 and as of July 31, 2000 by EUR 0.21 per common share in connection with the 8% share reduction program and the 3% share reduction program effected mid-1999 and mid-2000 respectively. This increase is incorporated in the above table.

         The total pension charges of the members of the Board of Management in 2002 amount to EUR 841,230 (pension credits in 2001 and 2000 of EUR 2,023,000 and EUR 1,559,000 respectively).

         The vested pension benefits of individual members of the Board of Management are as follows (in euros):

                                                                    accumulated
                                                        increase   annual pension      pension        pension
                          age at         ultimate      in accrued     as at          premium 2002   premium 2002       pension
                         December 31,   retirement      pension     December 31,        paid by        paid by         charges
                           2002           age         during 2002       2002          employer(1)      employee         2002
                         --------    -------------   -----------   -------------     ------------   ------------      ----------
G.J. Kleisterlee            56            62           97,648         414,492              0            44,988         33,942
J.H.M. Hommen               59            62           23,379         118,363              0            24,821        428,460(3)
G.H.A. Dutine               50            62            9,495           9,495              0            28,869        231,794(3)
A. Huijser                  56            62           84,903         248,276              0            22,872          9,479
A.P.M. van der Poel         54            62           16,228         254,307              0            36,540         64,079
                                                                                                                      ---------
TOTAL                                                                                                                 767,754(2)

(1)  Due to pension premium holiday no contribution was made.

(2) Mr J.W. Whybrow for the period January - March 2002 EUR 73,476 not included.

(3) Relatively high pension charges due to unfunded conditional pension rights that were granted at the start of the employment to compensate unvested pension rights with the former employer and the relatively low number of service years. In 2003 these pension liabilities will be transferred to an insurance company.

     See note 28 to the financial statements for further information on stock options.

     SUPERVISORY BOARD
     The remuneration of the members of the Supervisory Board amounted to EUR 315,378 (2001: EUR 331,260, 2000: EUR 376,637); former members received no remuneration.

     The annual remuneration for individual members is EUR 40,840 and for the Chairman EUR 74,874. Additionally, the membership of committees of the Supervisory Board is compensated by an amount of EUR 4,538 per year per committee. At year-end 2002, the present members of the Supervisory Board held no stock options.

     During 2002 the individual members of the Supervisory Board received, by virtue of the positions they held, the following remuneration (in euros):

                                             2002
                             ---------------------------------
                             membership    committees      total
                             ----------    ----------     -------
L.C. van Wachem                74,874         9,076        83,950
W. de Kleuver                  40,840         9,076        49,916
L. Schweitzer                  40,840         4,538        45,378
R. Greenbury                   40,840         4,538        45,378
J.M. Hessels                   40,840         4,538        45,378
K.A.L.M. van Miert             40,840         4,538        45,378
                              -------        ------       -------
                              279,074        36,304       315,378

                                               2001
                                ----------------------------------------
                                membership   committees        total

                                ----------   ----------       ------
L.C. van Wachem                   74,874       9,076           83,950
W. de Kleuver                     40,840       9,076           49,916
W. Hilger (Jan./March)            20,420       2,269           22,689
L. Schweitzer                     40,840           -           40,840
R. Greenbury                      40,840       4,538           45,378
J.M. Hessels                      40,840       4,538           45,378
K.A.L.M. van Miert                40,840       2,269           43,109
                                 -------       ------          -------
                                 299,494       31,766         331,260

                                               2000
                                ----------------------------------------
                                membership      committees          total
                                ---------       ----------        -------
L.C. van Wachem                   74,874           9,076           83,950
W. de Kleuver                     40,840           9,076           49,916
W. Hilger                         40,840           9,076           49,916
L. Schweitzer                     40,840               -           40,840
R. Greenbury                      40,840           4,538           45,378
J.M. Hessels                      40,840           3,403           44,243
K.A.L.M. van Miert                40,840               -           40,840
C.J. Oort (Jan./March)            20,420           1,134           21,554
                                 -------          ------          -------
                                 340,334          36,303          376,637

         Supervisory Board members' And Board of Management members' interests in Philips shares

         Members of the Supervisory Board and of the Board of Management are not allowed to take any interests in derivative Philips securities.

                                                   number of shares
                                           -----------------------------
                                               as of            as of
                                            December 31,     December 31,
                                               2002             2001
                                            -----------      -----------
L.C. van Wachem                                17,848           17,848
W. de Kleuver                                   4,131                -
L. Schweitzer                                   1,070            1,070
G.J. Kleisterlee                               41,137           27,200
J.H.M. Hommen                                 314,131                -
A. Huijser                                     25,227           23,260

         The above statement does not specify ownership of convertible personnel debentures, which are held under a scheme that since 1998 has no longer been applicable to members of the Board of Management.

(30)     FINANCIAL INSTRUMENTS AND RISKS
         Currency fluctuations may impact Philips' financial results. Furthermore, Philips is exposed to interest rate risk, equity price risk, commodity price risk, credit risk and country risk.

         The Company does not purchase or hold derivative financial instruments for trading purposes.

         Currency risk
         The Company has a structural currency mismatch between costs and revenues, as a substantial proportion of its production, administration and research & development costs is denominated in euros, while a substantial proportion of its revenues is denominated in US dollars. Consequently, fluctuations in the exchange rate of the US dollar against the euro can have a material impact on Philips' financial results. In particular, a relatively strong US dollar during any reporting period will improve Philips' income from operations, while a weaker US dollar will worsen it.

         The Company is exposed to currency risk in the following areas:

         - transaction exposures, such as both existing and forecasted sales and purchases and payables/receivables resulting from such transactions;

         - translation exposure of investments in foreign entities (including results);

         - exposure of non-functional-currency-denominated debt;

         - exposure of non-functional-currency-denominated equity investments.

         All businesses must identify and measure their exposures from material transactions denominated in currencies other than their own functional currency. It is Philips' policy that significant transaction exposures are hedged by the businesses. Generally, the maximum tenor of these hedges is 12 months. Translation exposure on investments in consolidated foreign entities is not hedged.

         Financing of subsidiaries is generally done in the functional currency of the borrowing entity. If the financing currency is not the functional currency of the business, then in principle the entity's exposure to foreign exchange risks is hedged, unless it is restricted for regulatory reasons.

         Philips does not currently hedge the foreign exchange exposure arising from equity investments.

         The Company uses foreign exchange derivatives to manage its currency risk. The inherent risk related to the use of these derivatives is outlined below.

         An instantaneous 10% strengthening or weakening of non-euro currencies against the euro from their levels at December 31, 2002, with all other variables held constant, would result in an estimated change in the fair value of the Company's financial instruments of EUR 71 million, compared with EUR 43 million in 2001. For the purpose of this analysis, financial instruments consist of debt, liquid assets and derivative financial instruments, leading to the following sensitivity:

                              Sensitivity to a 10% increase in
                                 the euro versus non-euro
                                        currencies
Debt                                      (329)
Liquid assets                                0
Derivatives                                400
                                           ---
Total                                       71

         The US dollar and the pound sterling account for a significant percentage of the above exposure. An instantaneous 10% increase of the euro against the US dollar from their levels at December 31, 2002, with all other variables held constant, and an instantaneous 10% increase of the euro against the pound sterling from their levels at December 31, 2002, with all other variables held constant, would result in the following changes in the fair value of the Company's financial derivatives.

                                                 Sensitivity to a 10% increase in    Sensitivity to a 10% increase in
                                                   the euro versus the US dollar         the euro versus the pound
                                                                                                 sterling
Derivatives related to debt/liquid assets                     291                                    -
Derivatives related to transactions                            26                                   27
                                                              ---                                   --
Total                                                         317                                   27

         Further, the Company is exposed to movements of the Taiwanese dollar relative to the US dollar. An instantaneous 10% increase of the Taiwanese dollar against the US dollar from their levels at December 31, 2002, with all other variables held constant, would result in the following changes in the fair value of the Company's financial derivatives.

                                                       Sensitivity to a 10%
                                                     increase in the Taiwanese
                                                   dollar versus the US dollar
Derivatives related to debt/liquid assets                    (50)
Derivatives related to transactions                           (1)
                                                             ----
Total                                                        (51)

         The derivatives related to transactions can be further split into hedges of accounts receivable/payable and forecasted sales and purchases. These forecasted transactions are not financial instruments and therefore are not recorded in the accounts of the Company. The hedges related to these forecasted transactions are recorded as cash flow hedges. The results from such hedges are deferred in equity and amounted to a profit of EUR 18 million. This profit will be released to the income statement in 2003 when the related hedged transactions affect the income statement.

         Virtually all transaction hedges that were outstanding at December 31, 2002 were forward foreign exchange contracts that will expire in 2003. During 2002 no results were recorded in the income statement as a result of ineffectiveness of these hedges.

         Changes in fair value of hedges related to accounts payable, receivable, external debt and intercompany loans are recognized in the income statement. The changes in fair value of these hedges are to a large extent offset by changes in fair value of the hedged items in the income statement. All hedges related to debt and liquid assets are forward exchange contracts or cross currency basis swaps.

         Interest rate risk
         At year-end 2002, Philips had a ratio of fixed-rate debt to total outstanding debt of approximately 73%, compared to 69% one year earlier. The Company partially hedges the interest rate risk inherent in the external debt. As of year-end 2002, the Company hedged a notional amount of EUR 300 million compared to outstanding EUR-denominated fixed-rate public debt of EUR 5,103 million.

         The Company also entered into three interest rate swaps, paying fixed interest on EUR 50 million and receiving fixed interest on EUR 14 million for general asset and liability management purposes. The results on these interest rate swaps are recognized in the income statement.

         Interest rate swaps hedge the Company against adverse movements of long-term interest rates. The interest rate hedges related to bonds are fair value hedges; thus profits resulting from the hedges (EUR 7 million in 2002) are offset by equal and opposite losses recorded on the underlying financial instruments in the income statement. Some interest rate hedges related to bonds were unwound during 2002. The fair value adjustments to the bonds will be amortized to the income statement based on the recalculated effective yield. In 2003 we expect to release a gain of EUR 14 million. As the fixed flows of the swaps match exactly the coupons of the underlying financial instruments, the hedges have been effective. No results were released to the income statement as a result of ineffectiveness of interest rate hedges in 2002.

         As of December 31, 2002 the majority of debt consisted of bonds. Of the EUR 6,118 million of outstanding bonds, 4% have a so-called `embedded put' feature, which allows the investor to ask for redemption of the bonds in one specific month prior to their final maturity date.

         A sensitivity analysis shows that if long-term interest rates were to decrease instantaneously by 1% from their level of December 31, 2002, with all other variables (including foreign exchange rates) held constant, the fair value of the long-term debt would increase by EUR 273 million. The fair value of long-term debt plus the fair value of related interest rate swaps would increase by EUR 265 million (compared to EUR 267 million in 2001). This increase is based on the assumption that the `putable' bonds will be repaid at their final maturity date. If the bondholders required payment at their respective put dates and there was an increase in interest rates by 1%, this would reduce the market value of the long-term debt by EUR 249 million. In this case, the fair value of long-term debt plus the fair value related to interest rate swaps would decrease by EUR 241 million (compared to EUR 221 million in 2001).

         If interest rates were to increase instantaneously by 1% from their level of December 31, 2002, with all other variables held constant, the interest expense would increase by EUR 4 million in 2003.

         Other financial risks
         Other financial risks include the equity price risk, commodity price risk, credit risk and country risk.

         The rating of the Company's debt by major rating services may improve or deteriorate. As a result, the Company's borrowing capacity may be influenced and its financing costs may fluctuate.

         Equity price risk
         In 2002, an impairment loss of EUR 1,955 million was recognized on the security investments in Vivendi Universal, GN Great Nordic and JDS Uniphase in view of the extended period of time during which the market value of these shares was below cost. In addition to Vivendi, GN Great Nordic and JDS Uniphase, Philips is a shareholder of other publicly listed companies such as TSMC, Atos Origin, ASML, FEI and MedQuist and therefore is exposed to the equity price risk through movements in the share prices of these companies. The aggregate market value of all these equity investments amounted to EUR 6,798 million at year-end 2002 (2001: EUR 16,201 million).

         In November 2000, Philips purchased 1.3 billion redeemable preferred shares in Taiwan Semiconductor Manufacturing Company (a publicly listed Taiwanese company in which the Philips Group has a substantial shareholding) for 12,999 million Taiwanese dollars (at closing rate December 31, 2002; EUR 374 million). The preferred shares are redeemable in the second quarter of 2003.

         The dividend yield on these preferred shares is 3.5%. The preferred shares confer the same voting rights as TSMC's common shares. The preferred shares are carried at cost in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risks. However, the Company is of the opinion that TSMC will have sufficient means to redeem the preferred shares at the redemption date.

         Commodity price risk
         The Company is a purchaser of certain base metals (such as copper), precious metals and energy. The Company hedges certain commodity price risks using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that the Company enters into are concluded as cash flow hedges to offset forecasted purchases.

         Credit risks
         The Company invests available cash and cash equivalents with various financial institutions. The Company is also exposed to credit risks in the event of non-performance by counterparties with respect to derivative financial instruments. The Company measures on a daily basis the potential loss, should a financial counterparty default. These worst-case scenario losses are monitored and limited by the Company. As of December 31, 2002 the Company had credit risk of over 25 million euro to

         1      AAA/ Aaa-rated bank counterparties
         6      AA/ Aa-rated bank counterparties
         2      A/ A-rated bank counterparties
         2      lower-rated bank counterparties in China.

         The Company does not enter into any derivative financial instruments to protect against default of financial counterparties. However, the Company requires all financial counterparties with whom it deals in derivative transactions to complete legally enforceable set-off agreements prior to trading and, whenever possible, to have a strong credit rating from Standard & Poor's and Moody's Investor Services. It is the Company's policy to conclude financial transactions, where possible, under an ISDA (International Swap Dealers Association) master agreement. Wherever possible, cash is invested and financial transactions are concluded with financial institutions with strong credit ratings.

         Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. As of December 31, 2002, the Company identified 4 customers with significant outstanding receivables. This exposure amounts to EUR 247 million in total and ranges from EUR 53 million to EUR 72 million per customer. To reduce exposure to credit risk, the Company performs ongoing credit evaluations of the financial condition of its customers and adjusts payment terms when appropriate.

         Country risk
         The Company is exposed to country risk by the very nature of running a global business. The country risk per country is defined as the sum of equity of all subsidiaries and associated companies in country cross-border transactions such as intercompany loans, guarantees (unless country risk is explicitly excluded in the guarantee), accounts receivables and intercompany accounts. The country risk is monitored on a regular basis.

         As of December 31, 2002 the Company had country risk exceeding EUR 500 million in each of the following countries:
         the Netherlands, Germany, France, Belgium, USA, Taiwan and Korea. At year-end exposure to Argentina was less than EUR 50 million and exposure to Venezuela less than EUR 20 million.

         The degree of risk of a country is taken into account when new investments are considered. The Company does not, however, enter into derivative financial instruments to hedge country risk.

         Other insurable risks
         The Philips Group is covered for financial losses by global insurance policies. To reduce risks, Philips has a worldwide property damage and business interruption loss prevention program in place.

         Factories are inspected on a regular basis against predefined risk engineering standards. Status information on the existing prevention levels is monitored centrally and presented to financial/industrial product division management.

         Inconsistencies with these standards are reported to product division management, and budgets are made available for further improvement of the loss-prevention levels.

         Fair value of financial assets and liabilities
         The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that will ultimately be realized by the Company upon maturity or disposal. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, 'Disclosures about Fair Value of Financial Instruments', comparisons of fair values between entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

                                            DECEMBER 31, 2002       December 31, 2001
                                          ----------------------   ---------------------
                                          carrying   estimated     carrying   estimated
                                           amount    fair value     amount    fair value
Assets:
Cash and cash equivalents                  1,858       1,858          890         890
Accounts receivable - current              5,068       5,068        5,812       5,812
Other financial assets                     1,306       1,306        3,481       3,481
Accounts receivable - non-current            219         195          306         272
Derivative instruments                       176         176          237         237

Liabilities:
Accounts payable                          (3,228)     (3,228)      (3,243)     (3,243)
Debt                                      (7,109)     (7,443)      (7,866)     (7,945)

         The following methods and assumptions were used to estimate the fair value of financial instruments:

         Cash, accounts receivable and accounts payable
         The carrying amounts approximate fair value because of the short maturity of these instruments.

         Cash equivalents
         The fair value is based on the estimated market value.

         Other financial assets
         For other financial assets, fair value is based upon the estimated market prices.

         Debt
         The fair value is estimated on the basis of the quoted market prices for certain issues, or on the basis of discounted cash flow analyses based upon Philips' incremental borrowing rates for similar types of borrowing arrangements with comparable terms and maturities.

(31)     INFORMATION RELATING TO PRODUCT SECTORS AND MAIN COUNTRIES
         Philips has made significant progress in strategic refocusing of its portfolio of businesses. At present, rather than acquiring businesses in new areas, Philips is focusing on strengthening its existing core activities, including the use of selected acquisitions, and the disposal of activities that are under-performing or not essential from a strategic viewpoint. Philips' internal organization and internal reporting structure is organized in compliance with SFAS No. 131. As a result, the following 8 product sectors are distinguished as reportable segments: Lighting, Consumer Electronics, Domestic Appliances and Personal Care, Components, Semiconductors, Medical Systems, Miscellaneous and Unallocated. On October 9, 2002 it was announced that the Components division will be dissolved as from 2003. Part of the division's activities will be moved to Semiconductors (Mobile Display Systems and the telecom speakers activity). Another part will be moved to Consumer Electronics (LCD TV, multimedia projectors, LCoS TV, wireless connectivity modules and parts of remote control systems). The Optical Storage business will be restructured and transferred to the Miscellaneous sector. The remaining activities will be transferred to the Corporate Investments group (in the Miscellaneous sector) for potential sale or merger.

         Furthermore, the activities belonging to Digital Networks will be relocated within the Consumer Electronics sector and partly to the Miscellaneous sector from 2003 onwards.

         Lighting
         Philips is the leader in the world lighting market. A wide variety of applications are served by a full range of incandescent and halogen lamps, automotive lamps, high-intensity gas-discharge and special lamps, QL induction lamps, fixtures, ballasts and lighting electronics. Philips Lighting, along with LumiLeds Lighting, the joint venture with Agilent Technologies, is spearheading the development of new application segments for the latest LED technology, both in the home and in the wider outside environment.

         Consumer Electronics
         This division markets a wide range of products in the following areas: video products (Consumer TV, VCR, TV-VCR, DVD Video and DVD+RW), audio products (audio systems, portable products), computer monitors (CRT- and LCD-based), consumer communications (mobile phones, cordless digital phones) and set-top boxes.

         Domestic Appliances and Personal Care
         This division markets a wide range of products in the following areas: male shaving and grooming (shavers, trimmers, etc.), beauty, health and suncare (depilators, hair dryers, suncare, skincare, etc.), oral healthcare (electric toothbrushes), food and beverage (mixers, coffee makers, toasters, etc.) and home environment care (vacuum cleaners, air cleaners, steam irons, fans, etc.).

         Components
         Until year-end 2002 Philips Components was a major provider of integrated digital electronic solutions in the areas of displays, storage and connectivity. Its global customer base covered the computing, consumer electronics, telecommunications and automotive industries. It produced modules for optical storage in CD and DVD formats and mobile display systems for use in cellular phones and other handheld devices. It also produced wireless connectivity modules to address the digital, Internet-driven, 24/7 world. It also encompassed speaker systems, multimedia projectors and digital display systems (LCoS panels, LCD TV, etc).

         Semiconductors
         Philips Semiconductors is a major supplier of integrated circuits (ICs) and discrete semiconductors to the consumer electronics, telecommunications, automotive, PC and PC peripherals industries.

         Medical Systems
         Philips Medical Systems is one of the world's leading suppliers of medical imaging modalities and patient monitoring systems. It is a global leader in the product segments X-ray, ultrasound, nuclear medicine and patient monitoring. It holds also strong positions in magnetic resonance, computed tomography medical IT and customer support services.

         Miscellaneous
         This sector comprises various activities and businesses not belonging to a product sector. It consists mainly of two groups of activities: the central research and technology centers (such as Philips Research, Intellectual Property and Standards, Philips Centre for Industrial Technology and Philips Design) and Corporate Investments (such as Assembleon and Philips Enabling Technologies Group (PETG)). It also comprises various (remaining) activities that have been sold, discontinued, phased out or deconsolidated in earlier years. NavTech was consolidated for the first time in 2001 and included in the Miscellaneous sector. Until its deconsolidation in May 2001 FEI Company was included in the consolidated figures of the Miscellaneous sector. Also included are some remaining former businesses from the Consumer Electronics and Components sectors and the equity investment in Atos Origin.

         Unallocated
         The sector Unallocated includes general and administrative expenses in the corporate center and the regional and country organizations.

         The sales volumes of the various business activities and the associated income from operations by product sector and by geographic area are set forth in the following tables. Segment revenues represent the total of sales to third parties ('sales') and sales of products and services between the product sectors ('intersegment revenues').

         Included in segment revenues by geographic area is the total revenue from worldwide sales to third parties and unconsolidated companies by consolidated companies located within that geographic area ('sales'), as well as the total value of sales to consolidated companies in other geographic areas ('interregional revenues'). The transfer prices charged for all intersegment (including interregional) sales are based on the arm's length principle as set forth in internationally accepted transfer pricing policies and guidelines.

         Origin
         Origin is a global IT service company delivering systems and a full range of services that facilitate total business solutions for clients. It is represented in more than 30 countries. In October 2000, Philips sold its 98% interest in Origin to Atos and received a 48.7% interest in Atos Origin. This investment is accounted for under the equity method. As a result of the merger, as from October 1, 2001 Philips no longer consolidates Origin as a separate division but includes its share of Atos Origin's earnings in results relating to unconsolidated companies beginning January 1, 2001, with a delay of three months.

Product sectors

                                                                     2002
                                           ---------------------------------------------------------------
                                                                                               results
                                           sales (to   segment      income      as a % of    relating to
                                             third     revenues   (loss) from    segment    unconsolidated
                                            parties)              operations     revenues     companies
Lighting                                     4,845      4,873         602          12.4          (23)
Consumer Electronics                         9,600      9,669         230           2.4          (23)
DAP                                          2,273      2,294         401          17.5           --
Components                                   2,212      2,450        (329)        (13.4)        (386)
Semiconductors                               4,089      4,613        (537)        (11.6)          75
Medical Systems                              6,844      6,855         309           4.5         (44)
Miscellaneous                                1,957      2,399          74           3.1         (946)
Unallocated                                     --         --        (330)                         1
                                            ------     ------      ------                      -----
TOTAL                                       31,820     33,153         420                     (1,346)
INTERSEGMENT REVENUES                                  (1,333)
                                                       ------
SALES                                                  31,820
INCOME FROM OPERATIONS AS A % OF SALES                                1.3

                                                                       2001
                                           ---------------------------------------------------------------

Lighting                                     5,083      5,122         582          11.4          (13)
Consumer Electronics                        11,052     11,233        (649)         (5.8)          --
DAP                                          2,224      2,246         334          14.9           --
Components                                   2,772      3,705        (667)        (18.0)        (395)
Semiconductors                               4,389      4,940        (607)        (12.3)        (118)
Medical Systems                              4,834      4,836        (163)         (3.4)           1
Miscellaneous                                1,985      2,154        (104)         (4.8)         (79)
Unallocated                                     --         --        (121)                        (4)
                                            ------     ------      ------                      -----
Total                                       32,339     34,236      (1,395)                      (608)
Intersegment revenues                                  (1,897)
                                                       ------
Sales                                                  32,339
Income from operations as a % of sales                               (4.3)

                                                                     2000
                                           ----------------------------------------------------------------

Lighting                                     5,052      5,097         668          13.1          (33)
Consumer Electronics                        13,060     13,277         410           3.1           (4)
DAP                                          2,107      2,130         287          13.5           --
Components                                   5,042      6,920         608           8.8          211
Semiconductors                               5,879      6,812       1,346          19.8        1,137
Medical Systems                              3,031      3,047         169           5.5           (3)
Miscellaneous                                2,974      3,378        (191)         (5.7)       2,647
Unallocated                                     --         --        (102)                         3
Origin                                         717      1,164       1,063          91.3           (2)
                                            ------     ------      ------                      -----
Total                                       37,862     41,825       4,258                      3,956
Intersegment revenues                                  (3,963)
                                                       ------
Sales                                                  37,862
Income from operations as a % of sales                               11.2

Product sectors

                                                                   2002
                             -----------------------------------------------------------------------------
                                           net         total
                              total     operating   liabilities   long-lived      capital
                              assets     capital    excl. debt      assets     expenditures   depreciation
Lighting                      2,608       1,723          866        1,290           183           180
Consumer Electronics          2,553          28        2,489          317            99           160
DAP                             961         529          432          501            83            89
Components                    3,799         118          759          330            87           152
Semiconductors                6,898       3,606          892        3,441           441           954
Medical Systems               6,780       4,849        1,886        4,199            85            84
Miscellaneous                 1,862         (73)       1,296          656           130           125
Unallocated                   6,828        (241)       2,462          337            53            38
                             ------      ------       ------       ------         -----         -----
TOTAL                        32,289      10,539       11,082       11,071         1,161         1,782

                                                                   2001
                             ----------------------------------------------------------------------------

Lighting                      2,936       1,979          929        1,473           224           179
Consumer Electronics          3,429         672        2,660          551           202           265
DAP                           1,084         652          432          571           105            81
Components                    4,193         397          730          485           475           267
Semiconductors                8,329       4,742          927        4,431           956           943
Medical Systems               7,962       5,418        2,471        4,880            86            75
Miscellaneous                 2,734         314          837          427            95            86
Unallocated                   8,535         135        2,988          421            --            73
                             ------      ------       ------       ------         -----         -----
Total                        39,202      14,309       11,974       13,239         2,143         1,969

                                                                   2000
                             ----------------------------------------------------------------------------

Lighting                      2,944       1,903          947        1,367           258           171
Consumer Electronics          4,643       1,486        3,092          644           335           195
DAP                           1,131         752          379          564            96            77
Components                    5,740       2,158        1,499        2,157           639           332
Semiconductors                8,497       4,572        1,283        4,233         1,631           692
Medical Systems               3,982       2,821        1,157        2,429            58            47
Miscellaneous                 3,361         819        1,057          531           153           231
Unallocated                   9,226        (141)       2,907          406            --            44
                             ------      ------       ------       ------         -----         -----
Total                        39,524      14,370       12,321       12,331         3,170         1,789

Goodwill assigned to product sectors

                                                                  2002
                         ------------------------------------------------------------------------------------------
                                                           goodwill
                                                         amortization                  translation
                                                          related to                   differences    carrying value
                         carrying value                    sale of                      and other      at December
                          at January 1    acquisitions     business      impairment      changes           31
Lighting                        116                                                        (30)             86
Consumer Electronics              5                                                         (1)              4
DAP                             166                                                        (25)            141
Semiconductors                  217           37                                            (26)            228
Medical Systems               3,019           31                             (19)          (339)          2,692
Miscellaneous                     3                                                         (3)             --
Unallocated                      31           12                                             (2)             41
                         --------------   ------------   ------------    -------       ---------     --------------
TOTAL                         3,557           80               --            (19)          (426)          3,192

Main countries

                                                                                                     2002
                             ----------------------------------------------------------------------------
                             sales (to               net
                               third      total   operating    long-lived       capital
                              parties)   assets    capital       assets       expenditures   depreciation
Netherlands                    1,507      5,694     2,724         1,596           238             345
United States                  9,409      9,259     5,303         5,633           127             544
Germany                        2,333      1,670       303           664           115             109
France                         1,893      2,194        32           426           214             110
United Kingdom                 1,503        629       251           293            18              32
China                          2,510      1,311      (323)          378           112             157
Other countries               12,665     11,532     2,249         2,081           337             485
                              ------     ------    ------        ------         -----           -----
TOTAL                         31,820     32,289    10,539        11,071         1,161           1,782

                                                                                                    2001
                             ----------------------------------------------------------------------------
Netherlands                    1,555      5,818     2,799         1,767           403             333
United States                  8,901     10,640     6,902         6,838           386             516
Germany                        2,648      1,831       508           711           226             123
France                         1,990      4,794        85           377           157             182
United Kingdom                 1,560        752       448           210            46              48
China                          2,205      1,428       213           523           224             171
Other countries               13,480     13,939     3,354         2,813           701             596
                              ------     ------    ------        ------         -----           -----
Total                         32,339     39,202    14,309        13,239         2,143           1,969

                                                                                                    2000
                             -------------------------------------------------------------------------
Netherlands                    1,696      9,555     2,932         1,885           638             369
United States                  9,126      8,802     5,820         5,051           573             349
Germany                        3,272      1,644       128           672           194             132
France                         2,333      2,749       222           474           205             120
United Kingdom                 2,179        951       526           337            89              61
China                          2,683      2,113       783           814           295             156
Other countries               16,573     13,710     3,959         3,098         1,176             602
                              ------     ------    ------        ------         -----           -----
Total                         37,862     39,524    14,370        12,331         3,170           1,789

         DUTCH GAAP INFORMATION

         ACCOUNTING PRINCIPLES APPLIED FOR DUTCH GAAP PURPOSES
         The financial statements of Koninklijke Philips Electronics N.V. and the consolidated financial statements that are included in this section are prepared on a basis consistent with generally accepted accounting principles in the Netherlands (`Dutch GAAP').

         These accounting principles are largely in conformity with the accounting policies that are applied in the Company's primary consolidated financial statements as prepared under United States Generally Accepted Accounting Principles ('US GAAP'). The reader is referred to these accounting policies on pages 49 through 57 of this report.

         The notes to the consolidated financial statements as prepared under US GAAP are an integral part of the financial statements as prepared under Dutch regulations in this section. Material differences based on deviations between US GAAP and Dutch GAAP are disclosed separately in this section.

         Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, not exceeding 20 years under Dutch GAAP. The Company assesses the recoverability by determining whether the unamortized balance of goodwill can be recovered from future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a business-specific Weighted Average Cost of Capital.

         PRESENTATION OF FINANCIAL STATEMENTS
         The balance sheet presentation in the Dutch GAAP section is different from the one used under Dutch regulations and is more in line with common practice in the United States in order to achieve optimal transparency for Dutch and US shareholders.

         Under this format, the order of presentation of assets and liabilities is based on the degree of liquidity which is common practice in the United States.

         CHANGES IN ACCOUNTING PRINCIPLES AND PRESENTATION
         As of January 1, 2002 the Company adopted US GAAP as accounting principles for its primary accounts. Changes have been made to the Dutch GAAP accounting principles and presentation applied by the Company as from January 1, 2002, for which the primary reason is harmonization to US GAAP.

         Securities that are designated as available-for-sale are classified under other non-current financial assets and are stated at their fair values. Changes in the fair values are recognized in the revaluation reserve within stockholders' equity. Other-than-temporary declines in the fair value below cost price are charged to financial income and expenses.

         Gains or losses resulting from sale and operational lease-back transactions are deferred over the term of the lease in proportion to the rental payments.

         For comparability reasons, the previous-year statements have been restated for this effect, with recognition of the effect in stockholders' equity as of the beginning of the year 2000.

110 DUTCH GAAP INFORMATION

         APPLICATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE NETHERLANDS
         The accounting principles applied in the preparation of the US GAAP consolidated financial statements differ in some respects from those generally accepted in the Netherlands.

         For the determination of net income and stockholders, equity in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP), the following difference with US GAAP has been taken into account:

         Under US GAAP, SFAS No. 142, goodwill is no longer amortized but tested for impairment on an annual basis and whenever indicators of impairment arise. Under Dutch GAAP, goodwill is amortized on a straight-line basis not exceeding 20 years. As a consequence, impairment charges under Dutch GAAP may be different from US GAAP.

         Reconciliation of net income according to Dutch GAAP versus US GAAP

                                                                    2002        2001
Net income (loss) as per the consolidated statements of
income on a US GAAP basis                                          (3,206)     (2,475)

Adjustments to Dutch GAAP:

Goodwill amortization net of taxes                                   (743)       (133)
Lower impairment charges due to amortization of goodwill              347           -

--------------------------------------------------------           ------      ------
NET INCOME (LOSS) IN ACCORDANCE WITH DUTCH GAAP                    (3,602)     (2,608)

BASIC EARNINGS PER COMMON SHARE IN EUR:

Net income (loss)                                                   (2.83)      (2.04)

DILUTED EARNINGS PER COMMON SHARE IN EUR:

Net income (loss)                                                   (2.83)      (2.04)

         Reconciliation of stockholders' equity according to Dutch GAAP versus US GAAP

                                                                    2002        2001
Stockholders' equity as per the consolidated balance
sheets on a US GAAP basis                                          13,919      19,160

Equity adjustments that affect net income:

Goodwill amortization net of taxes                                   (876)       (133)
Lower impairment charges due to amortization of goodwill              347           -

Equity adjustments not affecting net income under Dutch GAAP:

Translation differences                                                17           -
-------------------------------------------------------------      -------     ------
STOCKHOLDERS' EQUITY IN ACCORDANCE WITH DUTCH GAAP                 13,407      19,027

DUTCH GAAP INFORMATION                                                       111

             Consolidated statements of income of the PhilipsGroup for the years ended December 31 in millions of euros unless otherwise stated

                                                                   2002                   2001*
      Sales                                                             31,820                 32,339
      Cost of sales                                                    (22,209)               (23,276)

                                                                       -------                -------
      GROSS MARGIN                                                       9,611                  9,063
      Selling expenses                                      (5,017)                (5,027)
      General and administrative expenses                   (1,404)                (1,249)
      Research and development expenses                     (3,043)                (3,312)
      Write-off of acquired in-process R&D                     (12)                  (106)
      Impairment of goodwill                                   (19)                     -
      Restructuring and impairment charges                    (484)                  (786)
                                                            ------                 ------
                                                                        (9,979)               (10,480)
      Other business income (expense)                                      485                    (14)
                                                                       -------                -------
(32)  INCOME (LOSS) FROM OPERATIONS                                       117                 (1,431)

(3)   Financial income and expenses:
      -  interest                                             (384)                  (391)
      -  impairment charges                                 (1,955)                  (526)
      -  other                                                 112                      2
                                                            ------                 ------
                                                                        (2,227)                  (915)
                                                                       -------                -------

      INCOME (LOSS) BEFORE TAXES                                        (2,110)                (2,346)
(33)  Income taxes benefits                                                  7                    441

                                                                       -------                -------
      INCOME (LOSS) AFTER TAXES                                         (2,103)                (1,905)
(34)  Results relating to unconsolidated companies:
      -  income (loss) excluding impairment charges and
         amortization of goodwill                               (17)                  (232)
      -  impairment charges                                   (958)                  (119)
      -  amortization of goodwill                             (498)                  (367)
                                                            ------                 ------
                                                                        (1,473)                  (718)

                                                                       -------                -------
      GROUP INCOME (LOSS)                                               (3,576)                (2,623)
(6)   Minority interests                                                  (26)                    15

                                                                       -------                -------
      NET INCOME (LOSS)                                                 (3,602)                (2,608)

* Restated

 The accompanying notes are an integral part of these consolidated financial statements.

112 DUTCH GAAP INFORMATION

Earnings per share

                                                                                       2002            2001*
Weighted average number of common shares outstanding (after deduction of
treasury stock) during the year (in thousands)                                       1,274,950       1,278,077

BASIC EARNINGS PER COMMON SHARE IN EUROS:
Net income (loss)                                                                        (2.83)          (2.04)

DILUTED EARNINGS PER COMMON SHARE IN EUROS: **
Net income (loss)                                                                        (2.83)          (2.04)

Dividend paid per common share in euros (related to prior financial year)                 0.36            0.36

 * Restated

** The dilution effects on EPS are only taken into consideration if this does not result in an improvement in income per share or in a reduction in loss per share, as is the case in 2002 and 2001.

DUTCH GAAP INFORMATION                                                       113

                Consolidated balance sheets of the Philips Group as of December 31 in millions of euros unless otherwise stated

  The consolidated balance sheets are presented before appropriation of profit

                                     ASSETS
-------------------------------------------------------------------------------

                                                                            2002                  2001*
      CURRENT ASSETS
      Cash and cash equivalents                                             1,858                    890
(9)   Receivables:
      -  Accounts receivable -- net                              4,517                  5,298
      -  Accounts receivable from unconsolidated companies          63                    122
      -  Other receivables                                         488                    392
                                                                ------                -------
                                                                            5,068                  5,812
(10)   Inventories                                                          3,522                  4,290
(11)   Other current assets                                                   603                    858

                                                                           ------                 -------

      Total current assets                                                 11,051                 11,850

      NON-CURRENT ASSETS

(34)  Unconsolidated companies:
      -  Goodwill                                                1,584                  1,784
      -  Equity investments                                      3,873                  5,196
      -  Loans                                                     395                    462
                                                                ------                -------
                                                                            5,852                  7,442
(12)  Other non-current financial assets                                    1,306                  3,481
(13)  Non-current receivables:
      -  Accounts receivable - net                                 123                    149
      -  Accounts receivable from unconsolidated companies          --                      1
      -  Other receivables                                          96                    156
                                                                ------                -------
                                                                              219                    306
(35)  Other non-current assets                                              2,600                  2,787
(15)  Property, plant and equipment:
      -  At cost                                                16,015                 18,069
      -  Less accumulated depreciation                          (9,878)               (10,351)
                                                                ------                -------
                                                                            6,137                  7,718
(16)  Intangible assets excluding goodwill:
      -  At cost                                                 2,529                  2,585
      -  Less accumulated amortization                            (787)                  (621)
                                                                ------                -------
                                                                            1,742                  1,964
(36)  Goodwill consolidated companies:
      -  At cost                                                 3,602                  3,978
      -  Less accumulated amortization                            (732)                  (457)
                                                                ------                -------
                                                                            2,870                  3,521

                                                                           ------                 ------
      Total non-current assets                                             20,726                 27,219

                                                                           ------                 -------
      TOTAL                                                                31,777                 39,069

* Restated

  The accompanying notes are an integral part of these consolidated financial statements.

114 DUTCH GAAP INFORMATION

                      LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------

                                                                       2002                   2001*
         CURRENT LIABILITIES
         Accounts and notes payable:
         -  Trade creditors                                      3,138                 3,240
         -  Unconsolidated companies                                90                     3
                                                                ------                ------
                                                                            3,228                  3,243

    (18) Accrued liabilities                                                3,314                  3,966
(19)(20) Short-term provisions                                              1,276                  1,443
    (21) Other current liabilities                                            691                    813
(22)(23) Short-term debt                                                      617                  1,271

                                                                           ------                 ------
         Total current liabilities                                          9,126                 10,736

         NON-CURRENT LIABILITIES

(22)(23) Long-term debt                                                     6,492                  6,595
(19)(20) Long-term provisions                                               1,970                  2,297
    (24) Other non-current liabilities                                        603                    212

                                                                           ------                 ------
         Total non-current liabilities                                      9,065                  9,104

    (25) Commitments and contingent liabilities                                 -                      -

         GROUP EQUITY

     (6) Minority interests                                                   179                    202
    (37) Stockholders' equity:
         Common shares, par value EUR 0.20 per share:
         Authorized: 3,250,000,000 shares
         Issued: 1,316,070,392 shares
                (1,316,070,392 shares in 2001)                     263                   263
         Share premium                                              14                    13
         Other reserves                                         17,774                22,087
         Revaluation reserves                                      265                   566
         Net income (loss)                                      (3,602)               (2,608)
         Treasury shares, at cost: 40,092,469 shares
                            (41,897,949 in 2001)                (1,307)               (1,294)
                                                                ------                ------
                                                                           13,407                 19,027

                                                                           ------                 ------
         TOTAL                                                             31,777                 39,069

* Restated

  The accompanying notes are an integral part of these consolidated financial statements.

DUTCH GAAP INFORMATION                                                       115

                  Consolidated statements of changes in
                  stockholders' equity of the Philips Group in millions of euros unless otherwise stated

                                                 number of shares       issued,
                                         -----------------------------  paid-up    share    other    revaluation  treasury
                                          outstanding       issued      capital   premium  reserves    reserve      shares    total
                                         -------------   -------------  -------   ------   -------   ---------    ------     ------
BALANCE AS OF DECEMBER 31, 2000          1,283,894,733   1,316,070,392    263        7      22,427          --      (961)    21,736

Changes in accounting policies                                                                  (1)        972                  971

Net income (loss)                                                                           (2,608)                          (2,608)

Net current period change                                                                                 (406)                (406)

Dividend paid                                                                                 (458)                            (458)

Stock options accrual                                                                6                                            6

Minimum pension liability                                                                       (5)                              (5)

Treasury stock transactions                                                                                         (333)      (333)

Translation differences and other
changes                                                                                        124                              124
                                         -------------   -------------  -----     ----     -------   ---------    ------     ------

BALANCE AS OF DECEMBER 31, 2001          1,274,172,443   1,316,070,392    263       13      19,479         566    (1,294)    19,027

Net income (loss)                                                                           (3,602)                          (3,602)

Net current period change                                                                                 (301)                (301)

Dividend paid                                                                                 (459)                            (459)

Stock options accrual                                                                1                                            1

Minimum pension liability                                                                     (335)                            (335)

Treasury stock transactions                                                                                          (13)       (13)

Translation differences and other
changes                                                                                       (911)                            (911)
                                         -------------   -------------  -----     ----     -------   ---------    ------     ------

BALANCE AS OF DECEMBER 31, 2002          1,275,977,923   1,316,070,392    263       14      14,172         265    (1,307)     13,407

116 DUTCH GAAP INFORMATION

         Notes to the consolidated financial statements of the Philips Group all amounts in millions of euros unless otherwise stated

         The reader is referred to the notes to the consolidated financial statements based on US GAAP. The differences between Dutch GAAP and US GAAP are disclosed in the notes below.

(32)     INCOME FROM OPERATIONS
         See note 2 to the consolidated financial statements based on US GAAP.

         Depreciation and amortization
         The difference of EUR 303 million in 2002 (2001: EUR 36 million) in depreciation and amortization between Dutch and US GAAP is caused by the fact that goodwill is no longer amortized under US GAAP for acquisitions after June 30, 2001 and completely ceased to apply as from January 1, 2002.

         Depreciation of property, plant and equipment and amortization of intangibles are as follows:

                                                                    2002        2001
Depreciation of property, plant and equipment                      1,814       1,994
Amortization of software                                             174         146
Amortization of goodwill and other intangibles:
-  Amortization of other intangible assets                           165         155
-  Amortization of goodwill relating to consolidated companies       303         216
-  Impairment of goodwill                                             19           -
Write-off of in-process R&D                                           12         106
                                                                   -----       -----
                                                                   2,487       2,617

         Amortization of goodwill relating to consolidated companies and other intangible assets increased because of full-year amortization of acquisitions in 2001.

(33)     INCOME TAXES
         See note 4 to the consolidated financial statements based on US GAAP.

         The difference in income taxes based on Dutch GAAP and income taxes based on US GAAP relates to the different accounting treatment under Dutch GAAP of amortization of tax-deductible goodwill, which is charged to income under Dutch GAAP and no longer recognized under US GAAP.

         The effect for 2002 is a tax benefit of EUR 34 million (2001: EUR 13 million).

DUTCH GAAP INFORMATION                                                       117

(34)     UNCONSOLIDATED COMPANIES
         See note 5 to the consolidated financial statements based on US GAAP.

         Results relating to unconsolidated companies

         The difference of EUR 127 million in 2002 (2001: EUR 110 million) in results relating to unconsolidated companies between Dutch and US GAAP is caused by the fact that goodwill is no longer amortized under US GAAP for acquisitions after June 30, 2001 and completely ceased to apply as from January 1, 2002.

         As the results related to Atos Origin are reported on a three-month delay basis, amortization of goodwill of EUR 24 million referring to the fourth quarter of 2001 was included in the year 2002 results for both US and Dutch GAAP.

                                                           2002         2001
Results relating to unconsolidated companies:
-  income (loss) excluding amortization of goodwill
   and impairment charges                                   (17)       (232)
-  impairment charges                                      (958)       (119)
-  amortization of goodwill                                (498)       (367)
                                                         ------        ----
TOTAL                                                    (1,473)       (718)

         For the Company's investment in two unconsolidated companies, LG.Philips Displays and Atos Origin, impairment charges were recognized in the US GAAP accounts. For Dutch GAAP the related impairment charge is reduced by the goodwill amortization recognized in the course of the year and in previous periods amounting to EUR 275 million and EUR 72 million respectively.

         Amortization of goodwill includes the amortization of the excess of the Company's investment over its underlying equity in the net assets of unconsolidated companies of EUR 458 million in 2002 (2001: EUR 180 million) and the Company's share of amortization recorded by the unconsolidated companies of EUR 40 million in 2002 (2001: EUR 187 million).

         Amortization of goodwill in 2002 amounting to EUR 197 million was substantially higher than the previous year because of full-year amortization of goodwill related to LG.Philips Displays (2001: EUR 90 million).

         Investments in, and loans to, unconsolidated companies

         Investments in, and loans to, unconsolidated companies amounted to EUR 5,457 million and EUR 395 million respectively at December 31, 2002 (2001: EUR 6,980 million and EUR 462 million respectively).

         The difference in 2002 between Dutch and US GAAP in investments in unconsolidated companies of EUR 237 million (2001: EUR 110 million) results from the accumulated effect of amortization of goodwill under Dutch GAAP.

118 DUTCH GAAP INFORMATION

         Goodwill relating to unconsolidated companies

                                               goodwill
                                              relating to
                                             unconsolidated
                                               companies
Balance as of January 1, 2002:
Acquisition cost                                 2,095
Accumulated amortization                          (311)
                                                 -----
Book value                                       1,784
Changes in book value:
Acquisitions                                       162
Amortization and write-downs                      (362)
                                                 -----
Total changes                                     (200)
Balance as of December 31, 2002:
Acquisition cost                                 2,257
Accumulated amortization                          (673)
                                                 -----
BOOK VALUE                                       1,584

(35)     OTHER NON-CURRENT ASSETS
         See note 14 to the consolidated financial statements based on US GAAP.

         The difference in other non-current assets between Dutch and US GAAP in 2002 of EUR 47 million (2001: EUR 13 million) results from the tax effect on the amortization of tax-deductible goodwill under Dutch GAAP.

(36)     GOODWILL - CONSOLIDATED COMPANIES
         See note 17 to the consolidated financial statements based on US GAAP.

         The difference in 2002 between Dutch and US GAAP of EUR 322 million (2001: EUR 36 million) results from the accumulated effect of amortization of goodwill under Dutch GAAP.

                                               goodwill
                                              relating to
                                             consolidated
                                               companies

Balance as of January 1, 2002:
Acquisition cost                                3,978
Accumulated amortization                         (457)
                                                -----
Book value                                      3,521
Changes in book value:
Reclassifications                                 (16)
Acquisitions                                       80
Amortization and write-downs                     (303)
Impairment losses                                 (19)
Translation differences                          (392)
Changes in consolidation                           (1)
                                                -----
Total changes                                    (651)
Balance as of December 31, 2002:
Acquisition cost                                3,602
Accumulated amortization                         (732)
                                                -----
BOOK VALUE                                      2,870

DUTCH GAAP INFORMATION                                                       119

(37)     STOCKHOLDERS' EQUITY
         As of January 1, 2002 the opening balance of stockholders' equity was adjusted in connection with the change in accounting principles as referred to on page 110. Stockholders' equity determined in accordance with Dutch GAAP amounted to EUR 13,407 million as of December 31, 2002 (2001: EUR 19,027 million), compared to EUR 13,919 million (2001: EUR 19,160 million) under US GAAP. The deviation is caused by the fact that for both years goodwill under Dutch GAAP has to be amortized and charged to income, whereas under US GAAP it is no longer amortized but instead tested for impairment.

120 DUTCH GAAP INFORMATION

         Balance sheets and statements of income of Koninklijke Philips Electronics N.V.('Royal Philips Electronics') in millions of euros

         * Restated

         The balance sheets are presented before appropriation of profit

Balance sheets as of December 31

                                                                           2002                  2001*
      ASSETS
      Current assets:
      Cash and cash equivalents                                  1,114                    25
(A)   Receivables                                                3,338                 2,186
                                                                ------                ------
                                                                            4,452                 2,211
      Non-current assets:
(B)   Investments in affiliated companies                       18,257                23,580
(C)   Other non-current financial assets                           952                 3,112
(D)   Tangible fixed assets - net                                    1                     1
(E)   Intangible assets - net                                    1,135                 1,196
                                                                ------                ------
                                                                           20,345                27,889
                                                                           ------                ------
      TOTAL                                                                24,797                30,100

      LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities:
(F)   Other liabilities                                            468                   364
(G)   Short-term debt                                            4,489                 4,109
(H)   Short-term provisions                                         48                     7
                                                                ------                ------
                                                                            5,005                 4,480
      Non-current liabilities:
(I)   Long-term debt                                             6,364                 6,368
(H)   Long-term provisions                                          21                   225
                                                                ------                ------
                                                                            6,385                 6,593
(J)   Stockholders' equity:
      Priority shares, par value EUR 500 per share:
      Authorized and issued: 10 shares
      Preference shares, par value EUR 0.20 per share:
      Authorized: 3,249,975,000 shares
      Issued: none
      Common shares, par value EUR 0.20 per share:
      Authorized: 3,250,000,000 shares
      Issued: 1,316,070,392 shares
             (1,316,070,392 shares in 2001)                        263                   263
      Share premium                                                 14                    13
      Other reserves                                            17,774                22,087
      Revaluation reserves                                         265                   566
      Net income (loss)                                         (3,602)               (2,608)
      Treasury shares, at cost: 40,092,469 shares
                               (41,897,949 shares in 2001)      (1,307)               (1,294)
                                                                ------                ------
                                                                           13,407                19,027
                                                                           ------                ------
      TOTAL                                                                24,797                30,100
Statements of income

      Income (loss) after taxes from affiliated companies                  (2,063)               (1,933)
      Other income after taxes                                             (1,539)                 (675)
                                                                           ------                ------
(L)   NET INCOME (LOSS)                                                    (3,602)               (2,608)

DUTCH GAAP INFORMATION                                                       121

         Notes to the financial statements of
         Royal Philips Electronics
         all amounts in millions of euros unless otherwise stated

         INTRODUCTION
         The financial statements of Koninklijke Philips Electronics N.V. ('Royal Philips Electronics'), the parent company of the Philips Group, are included in the consolidated statements of the Philips Group. Therefore the unconsolidated statements of income of Royal Philips Electronics only reflect the net after-tax income of affiliated companies and other income after taxes.

         With respect to the accounting principles, see page 110 of the Dutch GAAP consolidated financial statements, which form part of these notes.

(A)      RECEIVABLES

                                             2002     2001
Trade accounts receivable                      199     250
Group companies                              2,915   1,646
Unconsolidated companies                        14      30
Other receivables                               29      30
Advances and prepaid expenses                    5       3
Deferred tax assets                             81     283
Income tax receivable                            7      10
Derivative instruments                          88     (66)
                                             -----   -----
TOTAL                                        3,338   2,186

         An amount of EUR 63 million included in receivables is due after one year (2001: EUR 185 million).

(B)      INVESTMENTS IN AFFILIATED COMPANIES
         The investments in affiliated companies are included in the balance sheet based on either their net asset value in conformity with the aforementioned accounting principles of the consolidated financial statements or their purchase price. Moreover, goodwill is included for an amount of EUR 1,580 million (2001: EUR 1,781 million).
         The amortization period of goodwill ranges between 5 and 15 years.

                                                       total     investments    loans
Balance as of January 1, 2002                         23,580      15,417       8,163
Changes:
Acquisitions/additions                                 2,592       1,524       1,068
Sales/redemptions                                     (3,050)       (553)     (2,497)
After-tax income (loss) from affiliated companies:
-  Amortization of goodwill                             (665)       (665)          -
-  Impairment losses                                    (958)       (958)          -
-  Remaining income (loss)                              (440)       (440)          -
Dividends received                                      (805)       (805)          -
Translation differences/other changes                 (1,997)     (1,047)       (950)
                                                      ------      ------       -----
BALANCE AS OF DECEMBER 31, 2002                       18,257      12,473       5,784

         A list of affiliated companies, prepared in accordance with the relevant legal requirements, is deposited at the Commercial Register in Eindhoven, the Netherlands.

122 DUTCH GAAP INFORMATION

(C)      OTHER NON-CURRENT FINANCIAL ASSETS

                                             security        other
                                   total    investments   receivables

Balance as of January 1, 2002      3,112       3,088          24
Changes:
Acquisitions/additions               113         113           -
Sales/redemptions                    (18)         (5)        (13)
Value adjustments                 (2,255)     (2,254)         (1)
                                  ------      ------         -----
BALANCE AS OF DECEMBER 31, 2002      952         942          10

         Included in other non-current financial assets are participations and securities that generate income unrelated to the normal business operations.

(D)      TANGIBLE FIXED ASSETS -- NET

Balance as of January 1, 2002:             1
Cost                                       -
Accumulated depreciation                   -
                                         ---
Book value                                 1
Changes in book value:
Capital expenditures                       -
Retirements and sales                      -
Depreciation and write-downs               -
                                         ---
Total changes                              -
Balance as of December 31, 2002:
Cost                                       1
Accumulated depreciation                   -
                                         ---
BOOK VALUE                                 1

         Tangible fixed assets consist of fixed assets other than land and buildings.

(E)      INTANGIBLE FIXED ASSETS - NET

Balance as of January 1, 2002:
Acquisition cost                         1,334
Accumulated amortization                  (138)
                                         -----
Book value                               1,196
Changes in book value:
Acquisitions                                44
Amortization and write-downs              (105)
                                         -----
Total changes                              (61)
Balance as of December 31, 2002:
Acquisition cost                         1,378
Accumulated amortization                  (243)
                                         -----
BOOK VALUE                               1,135

      The intangible fixed assets represent goodwill and other intangibles arising from acquisitions and expenditures for patents and trademarks. Acquisitions comprise various small investments.

      The amortization period ranges between 5 and 15 years.

DUTCH GAAP INFORMATION                                                       123

F        OTHER LIABILITIES

                                           2002     2001
Other short-term liabilities                97       65
Deferred income and accrued expenses       371      299
--------------------------------------------------------
TOTAL                                      468      364

G        SHORT-TERM DEBT
         Short-term debt includes outstanding commercial paper for an amount of EUR 10 million, the current portion of outstanding long-term debt amounting to EUR 145 million (2001: EUR 160 million), debt to other Group companies totaling EUR 4,305 million (2001: EUR 3,206 million) and institutional financing totaling EUR 29 million (2001: EUR 222 million).

H        PROVISIONS

                                  2002         2001
Pensions                           18           19
Deferred tax liabilities            -          191
Other                              51           22
--------------------------------------------------------
TOTAL                              69          232
Of which long-term                 21          225
Of which short-term                48            7

         As almost all obligations in connection with pension plans have been covered by separate pension funds or third parties, the provision for pensions refers to additional payments which the Company intends to make in the future.

I        LONG-TERM DEBT

                                                                                                                 AVERAGE     AMOUNT
                                     RANGE OF    AVERAGE                                                       REMAINING      OUT-
                                    INTEREST       RATE          AMOUNT         DUE     DUE AFTER   DUE AFTER    TERM      STANDING
                                     RATES      OF INTEREST   OUTSTANDING     IN 2003      2003        2007    (IN YEARS)     2001
Convertible debentures                   1.1       1.1             145            -        145           -        3.0        134
Other debentures                     4.2-8.8       5.9           6,218          139      6,079       2,972        5.0      6,249
Intercompany financing               1.3-3.2       2.9           1,475        1,475          -           -          -      1,119
Other long-term debt               4.6-10.20       5.1             146            6        140          29        3.8        145
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                               5.7           7,984        1,620      6,364       3,001                7,647

Corresponding data previous year                    5.5           7,647        1,279      6,368       3,090

         The following amounts of the long-term debt as of December 31, 2002 are due in the next five years:

2003                                      1,620
2004                                      2,371
2005                                        602
2006                                        319
2007                                         71
                                         ------
                                          4,983
Corresponding amount previous year        4,557

         Included in convertible debentures are Philips personnel debentures, for which the reader is referred to the related note in the Group accounts.

124 DUTCH GAAP INFORMATION

J        STOCKHOLDERS' EQUITY
         See the Group financial statements and related notes under Dutch GAAP.

         No legal reserve for undistributed income from affiliated companies is required on the basis of the `collective method', taking into account dividend distributions by affiliated companies, the receipt of which can be effected without restrictions.

         Priority shares
         There are ten priority shares.

         The issuance of shares or rights to shares, cancellation of shares, amendments to the Articles of Association and the liquidation of the Company need approval of the priority shareholders, who also make a binding recommendation for the appointment of members of the Board of Management and the Supervisory Board (see also page 131).

         Preference shares
         The `Stichting Preferente Aandelen Philips' has been granted the right to acquire preference shares in the Company. Such right has not been exercised (see also page 131 ).

         Option rights
         The Company has granted stock options on shares of Royal Philips Electronics at original exercise prices equal to market prices of the shares at the date of grant (see note 28).

         Treasury shares
         Royal Philips Electronics' share which have been repurchased and are held in treasury for delivery upon exercise of options and convertible personnel debentures are accounted for in stockholders' equity. Treasury shares are recorded at cost, representing the market price on the acquisition date.

         In order to reduce potential dilution effects, a total of 3,128,353 shares were acquired during 2002 at an average market price of EUR
         32.97 per share, totaling EUR 103 million, and a total of 4,933,833 shares were delivered at an average exercise price of EUR 18.11, totaling EUR 90 million.

         A total of 40,092,469 shares were being held by Group companies at December 31, 2002 (2001: 41,897,949 shares), acquired at an aggregate cost of EUR 1,307 million.

         Other reserves
         A cash distribution of EUR 0.36 per common share will be proposed to the General Meeting of Shareholders, which will result in a reduction of other reserves by EUR 459 million.

L        NET INCOME
         Net income in 2002 amounted to a loss of 3,602 million (2001: a loss of 2,608 million).

         For the remuneration of past and present members of both the Board of Management and the Supervisory Board, please refer to note 29 of the consolidated financial statements.

M        EMPLOYEES
         The number of persons employed by Royal Philips Electronics at year-end 2002 was 12 (2001: 13) and included the members of the Board of Management and most members of the Group Management Committee.

N        OBLIGATIONS NOT APPEARING IN THE BALANCE SHEET
         General guarantees as defined in Book 2, Section 403 of the Netherlands Civil Code have been given by Royal Philips Electronics on behalf of several Group companies in the Netherlands. The liabilities of these companies to third parties and unconsolidated companies totaled EUR 1,172 million as of year-end 2002 (2001: EUR 1,309 million). Guarantees totaling EUR 621 million (2001: EUR 679 million) have also been given on behalf of other Group companies, and guarantees totaling EUR 667 million (2001: EUR 506 million) on behalf of unconsolidated companies and third parties.

         February 7, 2003

         The Supervisory Board

         The Board of Management

126 DUTCH GAAP INFORMATION

         AUDITORS' REPORT

         Introduction
         We have audited the 2002 financial statements of Koninklijke Philips Electronics N.V. appearing on pages 110 through 126. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         Scope
         We conducted our audit in accordance with auditing standards generally accepted in the Netherlands and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         Opinion
         In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of its operations for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Netherlands Civil Code.

         Eindhoven, February 7, 2003
         KPMG Accountants N.V.

         PROPOSED DISTRIBUTION TO SHAREHOLDERS OF ROYAL PHILIPS
         ELECTRONICS

         Pursuant to article 38 of the Articles of Association, and with the approval of the Supervisory Board and the Meeting of Priority Shareholders, a proposal will be submitted to the General Meeting of Shareholders to make a distribution in cash to shareholders of EUR 0.36 per common share from the other reserves (2001: a distribution was made of EUR 0.36 per common share). This will result in a reduction of other reserves of the Company by EUR 459 million.

         CORPORATE GOVERNANCE OF THE PHILIPS GROUP

         General
         Koninklijke Philips Electronics N.V. (the 'Company') is the parent company of the Philips Group. Its shares are listed on the stock market of Euronext Amsterdam, the New York Stock Exchange, the London Stock Exchange and several other stock exchanges.

         The management of the Company is entrusted to the Board of Management under the supervision of the Supervisory Board. The activities of the Philips Group are organized in product divisions, which are responsible for the worldwide business policy. Philips has more than 150 production sites in 35 countries and sales and service outlets in some 150 countries. It delivers products, systems and services in the fields of lighting, consumer electronics and communications, domestic appliances and personal care, components, semiconductors and medical systems. The statutory seat of the Company is Eindhoven, the Netherlands, and the statutory list of all subsidiaries and affiliated companies, prepared in accordance with the relevant legal requirements (The Netherlands Civil Code, Book 2, Articles 379 and 414), forms part of the notes to the consolidated financial statements and is deposited at the office of the Commercial Register in Eindhoven, the Netherlands (file no. 1910).

         In recent years the governance of the Company and the Philips Group has been improved, in particular in respect of the supervisory function, the rights of shareholders and transparency. These improvements were in response to developments in the international capital markets, such as the United States, where the Company's shares have been traded since 1962 and listed on the New York Stock Exchange since 1987. Philips also generally endorses the recommendations of the Committee of the Amsterdam Exchanges of October 1997 on best practices in corporate governance.

         Board of Management and Supervisory Board
         The Board of Management is responsible for the effective management of the business. It is required to keep the Supervisory Board informed of developments, to consult it on important matters and to submit certain important decisions to it for its prior approval. The Board of Management consists of at least three members (currently five), who are elected for an indefinite period by the General Meeting of Shareholders. Individual data on the members of the Board of Management are printed on page 56 of the separate booklet entitled `Management Report'. The president is appointed by the General Meeting of Shareholders. Members of the Board of Management may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter. The remuneration of the members of the Board of Management is determined by the Supervisory Board upon a proposal from the President and on the advice of the Remuneration Committee of the Supervisory Board.

         The Supervisory Board is independent of the Board of Management and is responsible for supervising both the policies of the Board of Management and the general direction of the Group's business. It is also required to advise the Board of Management. The supervisory Board consists of at least five members (currently six). They elect a Chairman, Vice-Chairman and Secretary from their midst. The Board has three permanent committees: an Audit Committee, a Remuneration Committee and a Corporate Governance and Nomination & Selection Committee. These committees advise the plenary Supervisory Board. The Supervisory Board has adopted Rules of Procedure to consolidate its own governance rules. The profile for the Supervisory Board's composition and additional data on the individual members are given on page 58 of the separate booklet entitled `Management Report'. Member of the supervisory Board are appointed by the General Meeting of Shareholders for fixed terms of four years, and may be re-elected for two additional four-year terms. In exceptional cases, however, the Supervisory Board and the Meeting of Priority Shareholders may deviate from this rule. Members of the Supervisory Board may be suspended or dismissed by the General Meeting of Shareholders. Their remuneration is fixed by the General Meeting of Shareholders.

         The appointment of the members of the Board of Management and the Supervisory Board by the General Meeting of Shareholders is upon a binding recommendation from the Supervisory Board and the Meeting of Priority Shareholders. However, this binding recommendation may be overruled by a resolution of the General Meeting of Shareholders taken by a majority of at least 2/3 of the votes cast and representing more than half of the issued share capital.

         Group Management Committee
         The Group Management Committee consists of the members of the Board of Management, certain Chairmen of product divisions and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board. The task of the Group Management Committee, the highest consultative body within Philips, is to ensure that business issues and practices are shared across the Company and to define and implement common policies.

         General Meeting of Shareholders
         A General Meeting of Shareholders is held at least once a year to discuss and resolve on the report of the Board of Management, the annual accounts with explanation and appendices, the report of the Supervisory Board, any proposal concerning dividends or other distributions, and any other matters proposed by the Supervisory Board, the Board of Management, the Meeting of Priority Shareholders or shareholders in accordance with the provisions of the Company's Amsterdam, Rotterdam or The Hague no later than six months after the end of the financial year. Meetings are convened by public notice and mailed to registered shareholders. Extraordinary General Meetings may be convened by the Supervisory Board or the Board of Management if deemed necessary and must be held if the Meeting of Priority Shareholders or shareholders jointly representing at least 10% of the outstanding capital make a written request to that effect to the Supervisory Board and the Board of Management specifying in detail the business to be dealt with. The agenda of the General Meeting of Shareholders shall contain such business as may be placed thereon by the Board of Management, the Supervisory Board or the Meeting of Priority Shareholders. Requests from shareholders for items to be included on the agenda will be honored, provided that such requests are made to the Board of Management and the Supervisory Board by shareholders representing at least 1% of the Company's outstanding capital at least 60 days before a General Meeting of Shareholders and provided that the Board of Management and the Supervisory Board are of the opinion that such requests are not detrimental to the serious interests of Philips.

         The main powers of the General Meeting of Shareholders are to appoint, suspend and dismiss members of the Board of Management and the Supervisory Board, to adopt the financial statements and to discharge the Board of Management and the Supervisory Board from responsibility for performing their respective duties for the previous financial year, to adopt amendments to the Articles of Association and proposals to dissolve or liquidate the Company, to issue shares or rights to shares, to restrict or pass pre-emptive rights of shareholders and to repurchase or cancel outstanding shares. Following common practice, the Company each year requests limited authorization to issue (rights to) shares, to pass pre-emptive rights and to repurchase shares.

         Meeting of Priority Shareholders and the Dr. A.F. Philips-Stichting There are ten priority shares held by the Dr. A.F. Philips-Stichting. The self-electing Board of the Dr. A.F. Philips-Stichting consists of the Chairman and the Vice-Chairman and Secretary of the Supervisory Board, certain other members of the Supervisory Board, and the President of the Company. At present, the Board consists of Messrs L.C. van Wachem, W. de Kleuver, J.M. Hessels, K.A.L.M. van Miert and G.J. Kleisterlee.

         A Meeting of Priority Shareholders is held at least once a year, at least thirty days before the General Meeting of Shareholders. Approval of the Meeting of Priority Shareholders is required for resolutions of the General Meeting of Shareholders regarding the issue of shares or rights to shares, the cancellation of shares, amendments to the Articles of Association, and the liquidation of the Company. Acting in agreement with the Supervisory Board, the Meeting also makes a binding recommendation to the General Meeting of Shareholders for the appointment of members of the Board of Management and the Supervisory Board, which can be overruled by the General Meeting of Shareholders as set out before.

         Preference shares and the Stichting Preferente Aandelen Philips
         The authorized share capital of the Company consists of ten priority shares, 3,250,000,000 ordinary shares and 3,249,975,000 preference shares. The Stichting Preferente Aandelen Philips (`the Foundation') has been granted the right to acquire preference shares in the Company. The mere notification that the Foundation wishes to exercise its rights, should a third party ever seem likely to gain a controlling interest in the Company, will result in the preference shares being effectively issued. The Foundation may exercise this right for as many preference shares as there are ordinary shares in the Company outstanding at that time. The object of the Foundation is to represent the interests of the Company, the enterprises maintained by the Company and its affiliated companies within the Philips Group, such that the interests of Philips, those enterprises and all parties involved with them are safeguarded as effectively as possible, and that they are afforded maximum protection against influences which, in conflict with those interests, may undermine the autonomy and identity of Philips and those enterprises, and also to do anything related to the above ends or conducive to them.

         The members of the self-electing Board of the Foundation are Messrs J.R. Glasz, S.D. de Bree, W.E. Scherpenhuijsen Rom, L.C. van Wachem and G.J. Kleisterlee. As Chairman of the Supervisory Board and the Board of Management respectively, Messrs Van Wachem and Kleisterlee are members of the Board ex officio. Mr Kleisterlee is not entitled to vote. The Board of Management of the Company and the Board of the Stichting Preferente Aandelen Philips declare that they are jointly of the opinion that the Stichting Preferente Aandelen Philips is independent of the Company as required by the Listing Requirements of Euronext Amsterdam N.V.'s stock market.

         The Philips Group in the last nine years

         all amounts in millions of euros unless otherwise stated

         Due to factors such as consolidations and divestments, the amounts, percentages and ratios are not directly comparable.

General data
                                                                          US GAAP
                                                  ------------------------------------------------------
                                                   2002         2001         2000      1999        1998*
Sales                                             31,820       32,339       37,862    31,459      30,459
Percentage increase over previous year                (2)         (15)          20         3           3

Income (loss) from continuing operations (1)      (3,206)      (2,475)       9,577     1,595       1,025
Discontinued operations (2)                            -            -            -         -       4,891
Cumulative effect of change in accounting
principle                                              -            -           85         -           -

Net income (loss)                                 (3,206)      (2,475)       9,662     1,590       5,900

Turnover rate of net operating capital              2.43         2.15         3.12      3.20        2.95
Total employees at year-end (in thousands)           170          189          219       227         234
Salaries, wages and social costs paid              8,183        8,119        8,479     8,111       8,117

--------------------------------------------------------------------------------------------------------
Income
Income (loss) from operations                        420       (1,395)       4,258     1,553       1,289
As a % of sales                                      1.3         (4.3)        11.2       4.9         4.2
As a % of net operating capital (RONA)               3.2         (9.3)        35.1      15.8        12.5
Income taxes                                         (27)         428         (563)     (208)       (162)
As a % of income before taxes                         (1)          19            9        14          17
Income (loss) after taxes                         (1,834)      (1,882)       5,688     1,238         816
As a % of sales                                     (5.8)        (5.8)        15.0       3.9         2.7
Income (loss) from continuing operations          (3,206)      (2,475)       9,577     1,595       1,025
As a % of stockholders' equity (ROE)               (19.2)       (11.9)        48.5      10.9         9.7
Per common share in euros                          (2.51)       (1.94)        7.30      1.16        0.71
Net income (loss)                                 (3,206)      (2,475)       9,662     1,590       5,900
Per common share in euros                          (2.51)       (1.94)        7.36      1.15        4.10
Dividend paid per common share in euros
(related to prior financial year)                   0.36         0.36         0.30      0.25        0.23

----------------------------------------------------------------------------------------------------
General data
                                                                     Dutch GAAP
                                                  --------------------------------------------------
                                                   1998*      1997       1996       1995       1994
Sales                                             30,459     29,658     27,094     25,259     23,768
Percentage increase over previous year                 3          9          7          6          2

Income (loss) from continuing operations (1)         541      1,231        126        971        683
Discontinued operations (2)                        5,054        263        202        247        281
Cumulative effect of change in accounting
principle                                              -          -          -          -          -

Net income (loss)                                  6,053      2,602       (268)     1,143        964

Turnover rate of net operating capital              2.91       2.84       2.70       2.88       2.95
Total employees at year-end (in thousands)           234        252        250        253        241
Salaries, wages and social costs paid              8,209      8,261      8,083      7,363      7,031

----------------------------------------------------------------------------------------------------
Income
Income (loss) from operations                        685      1,714        422      1,350      1,227
As a % of sales                                      2.2        5.8        1.6        5.3        5.2
As a % of net operating capital (RONA)               6.5       16.4        4.2       15.4       15.2
Income taxes                                         (41)      (276)         7        (74)      (135)
As a % of income before taxes                         11         20        (40)         7         16
Income (loss) after taxes                            332      1,119         25        964        696
As a % of sales                                      1.1        3.8        0.1        3.8        2.9
Income (loss) from continuing operations             541      1,231        126        971        683
As a % of stockholders' equity (ROE)                 5.1       15.9        1.9       15.8       12.5
Per common share in euros                           0.38       0.88       0.09       0.71       0.51
Net income (loss)                                  6,053      2,602       (268)     1,143        964
Per common share in euros                           4.20       1.86      (0.20)      0.84       0.72
Dividend paid per common share in euros
(related to prior financial year)                   0.23       0.18       0.18       0.14       0.06

         * The Company adopted application of US GAAP as from January 1, 2002. The years from 1998 onwards have been restated accordingly. Previous years have not been restated. For the convenience of the reader the 1998 figures are presented on the basis of both US and Dutch GAAP.

        (1) Under Dutch GAAP, prior to 1999, certain material transactions, such as disposals of lines of activities, were accounted for as extraordinary items, whereas under US GAAP these would have been recorded in income (loss) from (continuing) operations.

        (2) Discontinued operations reflect the effect of the sale of PolyGram N.V. in 1998 in order to present the Philips Group accounts on a continuing basis.

                                                                            DEFINITIONS
               Net operating capital:   intangible assets, property, plant and equipment, non-current receivables and current assets excl. cash and cash equivalents, securities and deferred tax positions, after deduction of provisions and other liabilities
                                RONA:   income from operations as a % of average net operating capital
                                 ROE:   income from continuing operations as a % of average stockholders' equity
                            Net debt:   long-term and short-term debt net of cash and cash equivalents
        Net debt: group equity ratio:   the % distribution of net debt over group equity plus net debt
Average number of outstanding shares:   weighted average number of outstanding common shares based on monthly positions during the reporting year

                                        The financial statements have been prepared in euros. Amounts previously reported in
                                        Dutch guilders are reported in euros using the irrevocably fixed conversion rate which became effective on January 1, 1999 (EUR 1 = NLG 2.20371).

Capital employed

                                                                      US GAAP
                                                ---------------------------------------------------
                                                 2002       2001       2000       1999       1998*
Cash and cash equivalents                        1,858        890      1,089      2,331       6,553
Receivables                                      5,671      6,670      6,806      6,453       5,442
Inventories                                      3,522      4,290      5,279      4,268       4,017
                                                ------     ------     ------     ------      -------
Current assets                                  11,051     11,850     13,174     13,052      16,012
                                                ------     ------     ------     ------      ------

Non-current financial assets                     7,395     11,033     11,306      7,400       2,871
Net assets discontinued operations                   -          -          -          -           -
Non-current receivables                          2,772      3,080      2,713      2,326       1,920
Property, plant and equipment (book value)       6,137      7,718      9,041      7,332       6,597
Intangible assets (book value)                   4,934      5,521      3,290      1,563         609
                                                ------     ------     ------     ------      ------
Non-current assets                              21,238     27,352     26,350     18,621      11,997

Total assets                                    32,289     39,202     39,524     31,673      28,009

Property, plant and equipment:
Capital expenditures for the year                1,161      2,143      3,170      1,662       1,634
Depreciation for the year                        1,782      1,969      1,789      1,548       1,615
Capital expenditures:  depreciation                0.7        1.1        1.8        1.1         1.0

Inventories as a % of sales                       11.1       13.3       13.9       13.6        13.2
Outstanding trade receivables, in months' sales    1.3        1.5        1.5        1.4         1.3

Financial structure
Other liabilities                                7,836      8,234      8,764      8,262       6,751
Debt                                             7,109      7,866      4,027      3,314       3,587
Provisions                                       3,246      3,740      3,557      3,056       2,973
                                                ------     ------     ------     ------      ------
Total provisions and liabilities                18,191     19,840     16,348     14,632      13,311
                                                ------     ------     ------     ------      ------
Issued, paid-up capital                            263        263        263       339        1,672
Surplus and reserves                            13,656     18,897     22,444     16,369      12,784
                                                ------     ------     ------     ------      ------
Stockholders' equity                            13,919     19,160     22,707     16,708      14,456

Minority interests                                 179        202        469        333         242
                                                ------     ------     ------    -------      ------
Group equity                                    14,098     19,362     23,176     17,041      14,698

Total equity and liabilities                    32,289     39,202     39,524     31,673      28,009

Net debt: group equity ratio                     27:73      26:74      11:89       5:95          **

Stockholders' equity per common share
 in euros                                        10.91      15.04      17.69      12.55       10.02
Market price per common share at year-end        16.70      33.38      39.02      33.75       14.30

                                                                          Dutch GAAP
                                                 ------------------------------------------------------------------
                                                  1998*          1997           1996           1995           1994
Cash and cash equivalents                         6,553          1,397            785            932            940
Receivables                                       5,442          5,464          5,369          4,890          4,567
Inventories                                       4,274          4,522          4,334          5,083          4,330
                                                 ------        -------         ------         ------         ------
Current assets                                   16,269         11,383         10,488         10,905          9,837
                                                 ------        -------         ------         ------         ------

Non-current financial assets                      2,836          1,451          1,618          1,358          1,257
Net assets discontinued operations                    -          1,482          1,198          1,013            901
Non-current receivables                           1,920          1,858          1,662          1,413          1,397
Property, plant and equipment (book value)        6,574          6,935          6,719          6,094          5,599
Intangible assets (book value)                      554            213            222            198            105
                                                 ------        -------         ------         ------         ------
Non-current assets                               11,884         11,939         11,419         10,076          9,259

Total assets                                     28,153         23,322         21,907         20,981         19,096

Property, plant and equipment:
Capital expenditures for the year                 1,634          1,627          2,185          2,127          1,535
Depreciation for the year                         1,615          1,492          1,437          1,218          1,270
Capital expenditures: depreciation                  1.0            1.1            1.5            1.7            1.2

Inventories as a % of sales                        14.0           15.2           16.0           20.1           18.2
Outstanding trade receivables, in months' sales     1.3            1.3            1.3            1.5            1.5

Financial structure
Other liabilities                                 6,779          6,328          5,768          5,643          5,373
Debt                                              3,587          4,030          5,855          4,756          3,875
Provisions                                        2,985          3,251          3,420          3,460          3,566
                                                 ------        -------         ------         ------         ------
Total provisions and liabilities                 13,351         13,609         15,043         13,859         12,814
                                                 ------        -------         ------         ------         ------
Issued, paid-up capital                           1,672          1,655          1,600          1,566          1,536
Surplus and reserves                             12,888          7,499          4,985          5,060          4,410
                                                 ------        -------         ------         ------         ------
Stockholders' equity                             14,560          9,154          6,585          6,626          5,946

Minority interests                                  242            559            279            496            336
                                                 ------        -------         ------         ------         ------
Group equity                                     14,802          9,713          6,864          7,122          6,282

Total equity and liabilities                     28,153         23,322         21,907         20,981         19,096

Net debt:group equity ratio                          **          21:79          42:58          35:65          32:68

Stockholders' equity per common share
in euros                                          10.09           6.39           4.74           4.85           4.41
Market price per common share at year-end         14.30          13.80           7.94           6.58           5.83

          ** Not meaningful: net cash in 1998 exceeded the debt level